Form 10-K, Exhibit 13
period 1996-12-31
KS BANCORP INC
filed 1997-03-31
CIK 912764

Selected Financial Data              KS Bancorp, Inc. and Subsidiary


                                                   At December 31,
                                    1996      1995      1994      1993      1992
                                ---------------------------------------------------
                                     (In Thousands, Except Per Share Amounts)
Financial Condition Data:
   Total assets                   $100,840   $88,274   $82,310   $82,857   $73,351
   Investment securities (1)        14,658    13,856    14,551    20,274     8,994
   Loans receivable, net            81,511    70,099    63,745    60,377    60,812
   Mortgage-backed securities        1,393     1,876     2,269       438       544
   Deposits                         82,346    70,738    66,363    68,101    66,035
   Advances from the FHLB            4,000     3,000     1,000        --       500
   Stockholders' equity (2)         13,721    13,864    14,533    14,107     6,359
   Book value per common share       20.69     20.29     19.15     17.44        --


                                              Years Ended December 31,
                                    1996     1995     1994      1993      1992
                                ---------------------------------------------------
                                     (In Thousands, Except Per Share Amounts)
Operating Data:
  Interest income                 $ 7,537   $6,843  $  6,160   $6,087    $6,133
  Interest expense                  4,012    3,501     2,735    2,999     3,422
                                ------------------------------------------------
    Net interest income           $ 3,525   $3,342  $  3,425   $3,088    $2,711
  Provision for loan losses            69       10        22       61        15
  Other income                        201       92        64       78        61
  Other expense (4)                 2,329    1,747     1,485    2,244     1,096
                                ------------------------------------------------
  Income before income taxes      $ 1,328   $1,677  $  1,982   $  861    $1,661
  Income tax expense                  503      625       726      311       618
                                ------------------------------------------------
    Net income                    $   825   $1,052  $  1,256   $  550    $1,043
                                ================================================

Earnings per common share (3)     $  1.19   $ 1.41  $   1.57   $ 0.68    $  --

Dividends per common share        $  1.20   $ 1.00  $   0.25   $  --     $  --
Dividend payout ratio                 100%      71%       16%     --        --
Return on average assets (4)          .88%    1.22%     1.51%     .72%     1.48%
Return on average equity (4)         6.01%    7.29%     8.66%    7.83%    17.35%
Average equity to average assets    14.63%   16.70%    17.40%    9.20%     8.54%


(1) Includes interest-bearing deposits, time deposits and investment securities.
(2) In December 1993, Kenly Savings Bank, SSB amended and restated its charter to effect its conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and became a wholly-owned subsidiary of KS Bancorp, Inc.
(3) Earnings per share in 1993 is computed as if the 808,963 shares of stock issued on December 29, 1993 had been outstanding since January 1, 1993.
(4) Includes nonrecurring deposit insurance premium assessment of $436,548 during 1996.

MANAGEMENT'S DISCUSSION AND ANALYIS OF FINANCIAL CONDITON AND RESULTS OF OPERATIONS

GENERAL

KS Bancorp, Inc., (KS Bancorp or the Company) is a savings bank holding company which owns all of the common stock of Kenly Savings Bank, Inc., SSB (Kenly or the Bank) a North Carolina-chartered capital stock savings bank. KS Bancorp's principal business activities consist solely of the ownership of Kenly, a loan to the ESOP for its purchase of common stock and the investment of its portion of the proceeds received from Kenly's mutual to stock conversion. The principal business of Kenly is accepting deposits from the general public and using those deposits and other sources of funds to make mortgage loans secured by residential real estate located in Kenly's primary market area of Johnston, Wilson, Wayne and Wake counties.

Kenly's results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. Kenly's operations are also affected by non-interest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. Kenly's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, and other general and administrative expenses.

The following discussion and analysis is intended to assist readers in understanding the results of operations in 1996, 1995 and 1994, and changes in financial position for the years ended December 31, 1996 and 1995, respectively. The discussion contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Company that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.

CAPITAL RESOURCES AND LIQUIDITY

KS Bancorp currently conducts no business other than holding the capital stock of Kenly and the loan from the ESOP, and investing the portion of the net proceeds of the conversion retained at the Holding Company level in order to provide sufficient funds for future operations, payment of dividends, or repurchases of its stock. KS Bancorp's primary source of funds, other than income from its investments, is dividends from Kenly, which are subject to regulatory restrictions as discussed in Note 17 to the consolidated financial statements. During 1996, Kenly paid a $150,000 dividend to KS Bancorp as a follow-up to its initial distribution since converting to stock form of $750,000 made in 1995. KS Bancorp declared and paid cash dividends of $766,155 and $704,184 and $193,465 during 1996, 1995 and 1994, respectively. Dividends paid by KS Bancorp during 1996 included a special dividend of $.60 a share paid during the fourth quarter. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

KS Bancorp repurchased and retired 20,000 shares of it common stock for a total cost of approximately $370,000 during 1996, bringing the total amount of common stock repurchased since the mutual to stock conversion to 145,700 shares for a total cost of $2.5 million. At December 31, 1996, the Company has not requested or received authorization to repurchase additional shares of stock.

The objective of Kenly's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses Kenly's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise.

A significant liquidity source for Kenly is cash provided by operating activities. These operating activities generated cash of $790,028, $1,210,685 and $1,285,351 for the years ended December 31, 1996, 1995 and 1994, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided Kenly with sources of funds for asset growth and liquidity. For the years ended December 31, 1996 and 1995, deposits grew by $11,608,089 and $4,374,391 respectively. During 1996, 1995 and 1994, Kenly obtained additional advances net of repayments from the FHLB of Atlanta with whom they have a readily available source of credit, amounting to $1,000,000, $2,000,000 and $1,000,000, respectively. Such funds were used primarily to fund increasing loan demand. During 1994 Kenly used the cash provided by operations and cash and short-term interest earning deposits on hand to finance a deposit outflow of $1,737,228, to fund loan demand and to invest in intermediate term investment securities. In the future, liquidity may be supplemented by loan sales and securitization programs which the Bank may use to facilitate the timely liquidation of assets if and when it is deemed desirable. Approximately $52 million of the Bank's certificates of deposit mature in 1997; however, management believes that substantially all of these deposits will be renewed.

Cash provided by operating and financing activities is used by Kenly to originate new loans to customers, to maintain Kenly's and KS Bancorp's liquid investment portfolios, and to meet short term liquidity requirements. During 1996, 1995, and 1994, loans outstanding increased by $11,653,820, $6,419,161 and
$3,566,062, respectively. During 1996 and 1995, proceeds from sales and maturities of investment securities exceeded purchases of such investments by $1,364,862 and $2,528,125, respectively, and were used in part to fund dividends and stock repurchases of KS Bancorp's stock. During 1994, purchases of investment securities exceeded proceeds from sales and maturities by $3,492,269. However, during 1994, these activities were funded principally by cash provided by operating activities and a significant amount of cash on hand accumulated from financing activities in 1994, which was not immediately invested at the time of conversion.

As a North Carolina-chartered savings bank, Kenly is required to maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under North Carolina regulation allows for the inclusion of mortgage-backed securities and other investments with readily marketable values, including investments with maturities in excess of five years. Kenly's liquidity ratio on December 31, 1996, as computed under North Carolina regulations, was approximately 15%. Management believes that the Bank's liquidity and other sources of funds are adequate to fund all outstanding commitments and other anticipated cash needs.

Asset/Liability Management

Kenly's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing the Bank's net interest income given various risk criteria. Factors beyond Kenly's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


Asset/Liability Management (Continued)

In the absence of other factors, Kenly's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Kenly's yields and cost of funds will decrease when market rates decline. Kenly is able to manage these swings to some extent by attempting to control the maturities or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Kenly's gap is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment a negative gap, or a situation where Kenly's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, has a favorable impact on Kenly's net interest income. Conversely, an increase in general market rates will tend to adversely affect Kenly's net interest income. At December 31, 1996, Kenly has a negative gap position.

In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on Kenly's operations, management has implemented an asset/liability program designed to improve Kenly's interest rate gap. The program primarily emphasizes the origination of adjustable rate mortgage loans which are held for investment purposes, the origination of loans which meet secondary market requirements and can therefore be sold if and when management deems such sales advisable, the investment of excess cash in short or intermediate term interest-earning assets, and the solicitation of checking or transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly.

Although Kenly's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Kenly continues to have a negative gap position which will be adversely impacted during prolonged and sustained periods of rising interest rates and positively affected during prolonged and sustained periods of interest rate declines.

Analysis of Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by the difference between yields on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period.

The following table reflects the average yields on assets and average costs of liabilities for the years ended December 31, 1996, 1995 and 1994. Such average yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented.

--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------

                                                                        Year Ended December 31,
                                    ----------------------------------------------------------------------------------------------
                                                   1995                           1994                          1993
                                    ----------------------------------------------------------------------------------------------
                                                            Average                       Average                        Average
                                      Average               Yield/   Average               Yield/   Average               Yield/
                                      Balance    Interest    Rate    Balance    Interest    Rate    Balance    Interest    Rate
                                    ----------------------------------------------------------------------------------------------
                                                               (Dollars in Thousands)
Assets:
Interest-earning assets:
 Interest-earning deposits           $ 2,031     $  108     5.32%    $ 1,521     $   87    5.72%   $ 6,083      $  236     3.88%
 Investments, net, at cost             9,402        557     5.92%     11,201        659    5.88%    11,729         587     5.00%
 Mortgage-backed securities            1,412        102     7.22%      2,176        112    5.15%     2,200          66     3.00%
 Loans receivable                     77,292      6,770     8.76%     68,317      5,985    8.76%    60,775       5,271     8.67%
                                     -------     ------              -------     ------            -------      ------
Total interest-earning assets         90,137     $7,537     8.36%     83,215     $6,843    8.22%    80,787      $6,160     7.62%
                                                 ------                          ------                         ------
Non-interest-earning assets            3,744                           3,207                         2,528
                                     -------                         -------                       -------
   Total                             $93,881                         $86,422                       $83,315
                                     =======                         =======                       =======

Liabilities and equity:
Interest-bearing liabilities:
 Deposit accounts                    $75,998     $3,807     5.01%    $68,082     $3,349    4.92%   $68,222      $2,735     4.01%
 FHLB advances                         3,500        205     5.86%      2,500        152    6.08%     -           -         -
                                     -------     ------              -------     ------            -------      ------
Total interest-bearing liabilities    79,498     $4,012     5.05%     70,582     $3,501    4.96%    68,222      $2,735     4.01%
                                                 ------                          ------                         ------
Non-interest-bearing liabilities         644                           1,405                           594
Equity                                13,739                          14,435                        14,499
                                     -------                         -------                       -------
   Total                             $93,881                         $86,422                       $83,315
                                     =======                         =======                       =======
Net interest income and
 interest rate spread (1)                        $3,525     3.31%                $3,342    3.26%                $3,425     3.61%
                                                 ======                          ======                         ======
Net interest-earning assets
 and net interest margin (2)         $10,639                3.91%    $12,633               4.02%   $12,565                 4.24%
                                     =======                         =======                       =======
Ratio of interest-earning
 assets to interest-
 bearing liabilities                                      113.38%                        117.90%                         118.42%

(1) Interest rate spread represents the difference between the average yield on interest-earnings assets and the average cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.


Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume),
(iii) mixed change (changes in rate multiplied by changes in volume), and (iv) net change (the sum of the previous columns).

--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------

                                          Year ended December 31,                    Year ended December 31,
                                               1996 vs. 1995                              1995 vs. 1994
                                     -----------------------------------         -----------------------------------
                                     Increase (Decrease) Attributable to         Increase (Decrease) Attributable to
                                     -----------------------------------         -----------------------------------
                                                          Rate/                                     Rate/
                                     Volume       Rate    Volume     Net         Volume    Rate     Volume       Net
                                     -----------------------------------         -----------------------------------
                                                                      (In Thousands)
Interest income on:
  Interest-earning deposits          $   29     $  (6)    $  (2)   $  21         $(177)    $ 112    $ (84)    $(149)
  Investments, net, at cost            (106)        5        (1)    (102)          (26)      103       (5)       72
  Mortgage-backed securities            (39)       45       (16)     (10)           (1)       48       (1)       46
  Loans receivable                      786        (1)        -      785           654        53        7       714
                                     -----------------------------------         -----------------------------------
   Total interest income on
    interest-earning assets          $  670     $  43     $ (19)   $ 694         $ 450     $ 316    $ (83)    $ 683
                                     -----------------------------------         -----------------------------------

Interest expense on:
  Deposit accounts                   $  389     $  62     $   7    $ 458         $  (6)    $ 621    $  (1)    $ 614
  FHLB advances                          61        (6)       (2)      53             -         -      152       152
                                     -----------------------------------         -----------------------------------
   Total interest expense on
    interest-bearing
    liabilities                      $  450     $  56     $   5    $ 511         $  (6)    $ 621    $ 151     $ 766
                                     -----------------------------------         -----------------------------------

   Increase (decrease) in net
    interest income                  $  220     $ (13)    $ (24)   $ 183         $ 456     $(305)   $(234)    $ (83)
                                     ===================================         ===================================

--------------------------------------------------------------------------------
Comparison of Financial Condition at December 31, 1996 and 1995
--------------------------------------------------------------------------------

Changes in Financial Condition

Total consolidated assets of KS Bancorp increased by approximately $12.5 million to $100.8 million at December 31, 1996 from $88.3 million at December 31, 1995. Assets at December 31, 1995 increased by approximately $6.0 million from total consolidated assets at December 31, 1994. The increases in assets in 1996 and 1995 were primarily attributable to strong loan demand in Kenly's primary lending markets which was supported by the development and maintenance of deposits within those markets.

Kenly's asset growth has been fueled in part by a series of facilities renovations and replacements which has strengthened its presence in several of its markets. During August, 1995, Kenly completed construction and opened a new branch facility in Wilson, North Carolina which replaced an existing branch. Management of the Bank feels that the replacement branch offers a location which is much more visible and accessable for their customers and has contributed to customer traffic. The old Wilson branch real estate was sold during 1996. In addition, during 1996, Kenly completed the renovations begun in 1995 on a branch facility in Goldsboro. On April 1, 1996, the newly renovated full service branch facility was opened, increasing Kenly's presence in that market from a loan origination office to a full service branch. Also during 1996, Kenly completed the construction of a new branch office facility in Kenly which opened on November 25, 1996. The new Kenly branch location, while in close proximity to the home office, offers an updated and visible location for all banking traffic. The old home office facility will be renovated in 1997 to serve as the corporate and accounting headquarters.

Loans increased by $11.4 million and $6.4 million during 1996 and 1995, respectively. These increases in 1996 and 1995 are attributable to across the board increases in demand for residential mortgage loans, construction loans and equity line loans resulting from the expansion of Kenly's lending area and solidification of its market presence in Clayton, Goldsboro and Wilson.


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND 1995 (CONTINUED)

Total investments and short-term interest earning deposits increased by $802,000 during 1996 after having decreased by $695,000 million during 1995. Investment securities and short-term interest earning deposits amounted to $14.7 million at December 31, 1996. The increase in 1996 supported the additional liquidity necessary to maintain a larger deposit base. The decrease in 1995 was partially attributable to funding needs by KS Bancorp for stock repurchases and dividends to shareholders.

Savings deposits increased by $11.6 million during 1996 to $82.3 million at December 31, 1996 from $70.7 million at December 31, 1995. The increase resulted from management's decision to competively price its deposits in relation to rates being offered in its market areas and was influenced in part by Kenly's increased loan demand and efforts to establish and solidify its market position in 1996. Savings deposits had increased by $4.4 million during 1995 for similar reasons. Kenly had outstanding borrowings from the FHLB of Atlanta of $4,000,000 and $3,000,000 at December 31, 1996 and 1995 respectively. Borrowings were obtained in order to support the increased loan demand.

Stockholder's equity decreased by approximately $143,000 during 1996 to $13.7 million at December 31, 1996 from $13.9 million at December 31, 1995. Net income of $825,000 for 1996 was offset by the payment of approximately $766,000 in cash dividends to stockholders, and the repurchase of $20,000 shares of outstanding common stock at a cost of approximately $370,000. Additionally, during 1996 the Company reported an increase in net unrealized gains, net of tax effect, of approximately $93,000 on its portfolio of available for sale securities. Such gains were not recognized in income and are shown as a separate component of stockholders' equity. Net income of $1.1 million for 1995 was offset by the payment of approximately $704,000 in cash dividends to stockholders, and the repurchase of 75,700 shares of outstanding common stock at a cost of approximately $1.4 million. Additionally, during 1995 the Company also reported an increase in net unrealized gains, net of tax effect, of approximately $302,000 on its portfolio of available for sale securities. At December 31, 1996, Kenly's capital was substantially in excess of the regulatory levels required by the FDIC and the North Carolina Administrator.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NET INCOME

KS Bancorp's net income for the years ended December 31, 1996, 1995, and 1994 was $825,317, $1,051,812 and 1,256,370, respectively. Net income in 1996 would have been approximately $271,000 higher ($.39 a share) than the earnings reported excluding the $437,000 special assessment to recapitalize the Savings Association Insurance Fund (SAIF). Net income in 1995 was lower than the earnings reported in 1994 due to the decrease in Kenly's interest rate spread and an increase in certain noninterest expenses, including compensation.


NET INTEREST INCOME

Net interest income increased $183,108 or 5.5% to $3,525,264 for the year ended December 31, 1996 from $3,342,156 in net interest income reported in 1995. Net interest income decreased $83,305 or 2.4% during 1995 from $3,425,461 reported for 1994. During 1996 Kenly's interest rate spread of 3.31% was a slight improvement over the spread of 3.26% in 1995. As market rates remained stable to slightly lower for short-term rates during 1996, the mix and volume of Kenly's interest-earning assets changed to favor higher yielding loans receivable, creating a higher average yield on interest earning assets.

Although the interest rate sensitivity of Kenly's deposits would typically provide for a positive impact on net interest income in a declining short-term interest rate environment, the Bank's cost of funds actually increased slightly during the year as certain special deposit types were offered to promote deposit activity in conjunction with the Bank's new and relocated branches. However the impact on net interest income of the increase in cost of interest bearing liabilities was more than offset by the increase in the yield on interest earning assets. The decrease in net interest income during 1995 from 1994 was attributable to a decline in Kenly's interest rate spread which amounted to 3.26% in 1995 and 3.61% in 1994. The average balance of interest earning assets increased significantly during 1994 primarily as a result of the stock conversion which occurred in December 1993. The average balance of interest bearing liabilities remained nearly constant because deposit declines, created primarily due to deposit outflows to purchase conversion stock, were offset by increased borrowings from the FHLB of Atlanta.

INTEREST INCOME

Total interest income increased by $695,036 to $7,537,692 for the year ended December 31, 1996 from $6,842,656 in 1995. The 1996 increase followed an increase of $682,349 for the year ended December 31, 1995 from $ 6,160,307 in 1994. During 1996 and 1995, increases in both the average balance of interest earning assets and yields had a positive impact on interest income. KS Bancorp's yield on interest earnings assets was 8.36% in 1996 as compared to 8.22% in 1995, and although a modest increase, its balance of average interest earning assets increased by approximately $6.9 million during 1996. In 1995, the yield on interest earning assets increased more sharply to 8.22% from 7.62% in 1994, while the balance of average interest earning assets outstanding increased by approximately $2.4 million. During both 1996 and 1995, the growth in interest earning assets was due to an increase in Kenly's loan portfolio which typically yields a much higher rate of return than the Bank's other interest-earning assets. During 1994, interest income remained relatively stable as increased levels of interest earning assets were offset by declining yields. The growth in interest earning assets during 1994 was in short-term interest-earning deposits and investment securities which typically yield a lower rate of return than loans.

INTEREST EXPENSE

Total interest expense increased by $511,928 for the year ended December 31, 1996 to $4,012,428 following an increase of $765,654 to $3,500,500 for the year ended December 31, 1995 from $2,734,846 for the year ended December 31, 1994. Kenly's average balance of interest bearing liabilities increased by $8.9 million during 1996 and by $2.4 million during 1995, but remained fairly stable in 1994. Kenly's cost of funds increased slightly to 5.05% in 1996 from 4.96% in 1995. The Bank's cost of funds rose by 95 basis points during 1995 from 4.01% in 1994. During 1996, the increase in Kenly's average interest bearing liabilities contributed more to the increase in interest expense than did the modest increase in the cost of funds, while during 1995, changes in Kenly's cost of funds had a more significant impact on the increase in interest expense. During 1994, the Bank's interest expense declined by $264,899 and was attributable to a 39 basis point drop in its cost of funds. The Bank's cost of funds moved in random with overall fluctuations in short-term market rates over the three year period, with only minor variations due to local marketing considerations in the pricing of deposits.

PROVISION FOR LOAN LOSSES

Kenly's provision for loan losses amounted to $69,000, $10,000, and $21,703 for 1996, 1995 and 1994, respectively. The provision which is charged to operations, and the resulting loan loss allowances are amounts Kenly's management believes will be adequate to absorb losses on existing loans what may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase the provision and resulting allowances is based on factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions.

Kenly's level on non performing assets, defined as loans past due 90 days or more and real estate acquired in foreclosure, have remained at low levels throughout the three year period and amounted to .34%, .23%, and .17% as a percentage of total assets at December 31, 1996, 1995 and 1994, respectively. The larger provision in 1996 was attributable to the overall growth in Bank's loan portfolio. The Bank has adopted policies which it believes provide for prudent and adequate levels of loan loss allowances.

NON INTEREST EXPENSE

Operating expenses increased by $581,701 to $2,328,569 for the year ended December 31, 1996 from $1,746,868 incurred in 1995 KS Bancorp's operating expenses were $1,484,822 in 1994. The special SAIF assessment accounted for $436,548 or 75% of the increase in noninterest expense during 1996. In addition, during 1996 compensation and employee benefits increased by $121,942 primarily due to an increase in the number of employees associated with the Bank's expanded operations. Disregarding compensation and employee benefit expense increases in other noninterest expense categories would have been 10.7% and 12.7% during 1995 and 1994, respectively. Compensation and employee benefits increased by $190,099 in 1995 over amounts expensed in 1994. The majority of such increase was attributable to the bonus compensation plan which is compared based on the number of unexercised stock options and dividends declared during the year as more fully explained in Note 18 to the consolidated financial statements. Compensation and employee benefits increased during 1994 due to the Kenly's opening of a loan origination office in Goldsboro and the need to add staffing in other departmental areas of the Bank as a result of increased customer transaction volume. The increases during the three year period in other noninterest expense also reflect additional data processing, telecommunications, and insurance costs associated with an increased customer base. Excluding the special assessment, federal insurance expense was less in 1996 than such amounts reported in 1995 and 1994 due to a refund of premiums in the fourth quarter of 1996. The refund occurred after the FDIC was able to determine that the special SAIF assessment had sufficiently recapitalized the SAIF insurance fund. In addition, due to the special SAIF assessment, deposit insurance premiums are expected to be less in future years and should have a positive impact on future earnings.

INCOME TAXES

Income tax expense amounted $502,389, $624,860 and $726,432 in 1996, 1995 and
1994, respectively. KS Bancorp's effective income tax rates were 37.8%, 37.3% and 36.6% for the years ended December 31, 1996, 1995, and 1994 respectively.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles (GAAP), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of KS Bancorp are primarily monetary in nature and changes in interest rates have a greater impact on KS Bancorp's performance than do the effects of inflation.

--------------------------------------------------------------------------------
Independent Auditor's Report                     KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

             [LETTERHEAD OF MCGLADREY & PULLEN, LLP APPEARS HERE]

TO THE BOARD OF DIRECTORS
KS BANCORP, INC.
KENLY, NORTH CAROLINA

We have audited the accompanying consolidated statements of financial condition of KS Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KS Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ McGladrey & Pullen, LLP

Raleigh, North Carolina
January 14, 1997

Consolidated Statements of Financial Condition  .  December 31, 1996 and 1995


      ASSETS
                                                         1996            1995
                                                   -------------------------------

Cash and short-term cash investments:
   Interest-earning                                 $  5,680,182     $ 3,707,373
   Noninterest-earning                                   480,054         376,041
Investment securities: (Note 3)
   Held to maturity; market value $2,489,020;
   $2,300,855 in 1995                                  2,501,080       2,302,701
   Available for sale, at market value                 5,751,745       7,093,610
   FHLB  stock and  other nonmarketable equity
   securities                                            724,700         752,200
Mortgage-backed securities, held to maturity,
   market value $1,429,044  in 1996, $1,882,170 in
   1995,  (Note 4)                                     1,392,585       1,876,157
Loans receivable, net (Note  5)                       81,510,872      70,098,830
Accrued interest receivable                              559,305         497,927
Real estate acquired in settlement of loans               65,714         -
Property and equipment, net (Note 6)                   1,925,973       1,254,374
Real estate held for sale (Note 6)                       -               214,647
Refundable income taxes                                  149,558          41,783
Prepaid expenses and other assets                         98,268          58,582
                                                   -------------------------------
          Total assets                              $100,840,036     $88,274,225
                                                   ===============================

      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits (Note 7)                                $ 82,345,925     $70,737,836
   Advances from Federal Home Loan Bank (Note 8)       4,000,000       3,000,000
   Accounts payable and accrued expenses                 189,145         126,738
   Advance payments by borrowers for taxes and
     insurance                                            45,609          51,576
   Deferred income taxes (Note 10)                       538,318         494,357
                                                   -------------------------------
          Total liabilities                         $ 87,118,997     $74,410,507
                                                   ===============================

Commitments and contingencies (Notes 11, 13, 14,
 15 and 18)

Stockholders' equity: (Note 17):
   Preferred stock, authorized 5,000,000 shares;
     none issued                                    $     -          $      -
   Common stock, no par value, authorized
     20,000,000 shares; issued and outstanding
     663,263 shares in 1996 and 683,263 in 1995           -                 -
   Additional paid-in capital                          5,161,212       5,495,371
   Note receivable, ESOP (Note 16)                      (273,000)       (312,000)
   Unrealized gain on securities available
     for sale, net of tax                                454,113         360,795
   Retained earnings, substantially restricted
     (Notes 10 and 17)                                 8,378,714       8,319,552
                                                   -------------------------------
          Total stockholders' equity                $ 13,721,039     $13,863,718
                                                   -------------------------------
                                                    $100,840,036     $88,274,225
                                                   ===============================

See notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
Consolidated Statements of Income . Years Ended December 31, 1996, 1995 and 1994
--------------------------------------------------------------------------------


                                                                                      1996        1995          1994
                                                                                   -------------------------------------
Interest and dividend income:
    Loans                                                                          $6,771,028    5,984,415    $5,271,584
    Investment securities                                                             556,663      659,379       587,156
    Mortgage-backed securities                                                        102,089      111,566       165,869
    Interest-bearing deposits                                                         107,912       87,296       235,698
                                                                                   -------------------------------------
        Total interest income                                                      $7,537,692   $6,842,656    $6,160,307
                                                                                   -------------------------------------
 Interest expense:
    Deposits (Note 7)                                                              $3,807,239   $3,349,121    $2,734,846
    Advances from the FHLB                                                            205,189      151,379       -
                                                                                    -------------------------------------
        Total interest expense                                                     $4,012,428   $3,500,500    $2,734,846
                                                                                    -------------------------------------
        Net interest income                                                        $3,525,264   $3,342,156    $3,425,461
                                                                                   -------------------------------------

Provision for loan losses (Note 5)                                                     69,000       10,000        21,703
                                                                                   -------------------------------------

        Net interest income after provision for loan losses                        $3,456,264   $3,332,156    $3,403,758
                                                                                   -------------------------------------
Noninterest income:
    Gain (Loss) on sale of investment securities                                   $   16,019   $  (20,017)   $  (20,307)
    Other income                                                                      183,992      111,401        84,173
                                                                                   -------------------------------------
                                                                                   $  200,011   $   91,384    $   63,866
                                                                                   -------------------------------------
Noninterest expense:
    Compensation and benefits (Notes 12, 13, 14 and 16)                            $1,123,758   $1,001,816    $  811,717
    Occupancy                                                                          86,865       75,452        63,345
    Special SAIF assessment (Note 9)                                                  436,548       -            -
    Equipment maintenance and expense                                                  72,974      171,841        58,337
    Data processing and outside service fees                                          155,874      137,204       117,691
    Insurance                                                                         156,236      188,721       187,460
    Other                                                                             296,314      271,834       246,272
                                                                                   -------------------------------------
                                                                                   $2,328,569   $1,746,868    $1,484,822
                                                                                   -------------------------------------

        Income before income taxes                                                 $1,327,706   $1,676,672    $1,982,802
                                                                                   -------------------------------------
Income taxes: (Note 10):
    Currently payable                                                              $  515,622   $  559,005    $  623,464
    Deferred                                                                          (13,233)      65,855       102,968
                                                                                   -------------------------------------
                                                                                   $  502,389   $  624,860    $  726,432
                                                                                   -------------------------------------
        Net income                                                                 $  825,317   $1,051,812    $1,256,370
                                                                                   =====================================
Earnings per common share (Note 1)                                                 $     1.19   $     1.41    $     1.57
                                                                                   =====================================
Cash dividends paid per common share                                               $     1.20   $     1.00    $     0.25
                                                                                   =====================================

See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Equity . Years Ended December 31, 1996, 1995 and 1994


                                           Additional                    Note         Net
                                            Paid-in       Retained    Receivable   Unrealized
                                            Capital       Earnings     From ESOP      Gain         Total
                                          -----------------------------------------------------------------


Balance, December 31, 1993                 $ 7,588,381    $6,909,019   $(390,000)  $    -      $ 14,107,400

    Cash dividends paid                        -            (193,465)      -            -          (193,465)
    Repurchase of common stock,
       50,000 shares                          (736,177)        -           -            -          (736,177)
    Additional costs of conversion             (10,059)        -           -            -           (10,059)
    ESOP contribution                           11,700         -           -            -            11,700
    Repayment of ESOP note                     -               -          39,000        -            39,000
    Net unrealized gain on securities
        available for  sale                    -               -           -         58,441          58,441
    Net income                                 -           1,256,370       -            -         1,256,370
                                          -----------------------------------------------------------------
Balance, December 31, 1994                   6,853,845     7,971,924    (351,000)    58,441      14,533,210

    Cash dividends paid                        -            (704,184)      -            -          (704,184)
    Repurchase of common stock,
        75,700 shares (Note 17)             (1,387,358)        -           -            -        (1,387,358)
    ESOP contribution                           28,884         -           -            -            28,884
    Repayment of ESOP note                     -               -          39,000        -            39,000
    Net unrealized gain on securities
        available for sale                     -               -           -        302,354         302,354
    Net income                                 -           1,051,812       -            -         1,051,812
                                          -----------------------------------------------------------------
Balance, December 31, 1995                   5,495,371     8,319,552    (312,000)   360,795      13,863,718

    Cash dividends paid                        -            (766,155)      -            -          (766,155)
    Repurchase of common stock
        20,000 shares (Note 17)               (370,000)        -           -            -          (370,000)
    ESOP contribution                           35,841         -           -            -            35,841
    Repayment of ESOP note                     -               -          39,000        -            39,000
    Net unrealized gain on securities
        available for sale                     -               -           -         93,318          93,318
    Net income                                 -             825,317       -            -           825,317
                                          -----------------------------------------------------------------
Balance, December 31, 1996                 $ 5,161,212    $8,378,714   $(273,000)  $454,113    $ 13,721,039
                                          =================================================================

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows . Years Ended December 31, 1996, 1995 and 1994
--------------------------------------------------------------------------------


                                                                     1996            1995             1994
                                                               -------------------------------------------------
 CASH FLOWS FROM OPERATING  ACTIVITIES
    Net income                                                $    825,317       $ 1,051,812      $ 1,256,370
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation                                                86,756            69,049           56,850
        Amortization of net premiums (discounts)                    (8,157)           13,313              494
        Deferred income taxes                                      (13,233)           65,855          102,968
        Provision for losses on loans                               69,000            10,000           21,703
        Recovery of allowance for losses on REO                     -                 -               (10,000)
        FHLB stock dividends                                        -                 -                (8,900)
        Other gains and losses, net                                (43,046)           (6,675)          (3,938)
        Gain on redemption of nonmarketable security               (23,188)           -                -
        Loss on sale of investment securities                        7,169            20,017           20,307
        ESOP compensation credited to paid-in capital               35,841            28,884           11,700
        Changes in assets and liabilities:
            (Increase) decrease in:
               Prepaid expenses and other assets                   (39,685)           (6,293)           5,393
               Refundable income taxes                            (107,775)          (37,843)         378,178
               Accrued interest receivable                         (61,378)           (9,898)        (158,040)
        Increase (decrease) in:
               Accrued expenses and other liabilities               62,407            12,464         (387,734)
                                                               -------------------------------------------------
        Net cash provided by operating activities             $    790,028       $ 1,210,685      $ 1,285,351
                                                               -------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sales or maturity of available
        for sale securities                                   $  2,997,500       $ 2,230,469      $ 1,984,219
    Proceeds from maturity of held to maturity securities          800,000         1,800,000        1,845,000
    Proceeds from redemption of nonmarketable
        equity securities                                           50,688            -                -
    Purchase of available for sale securities                   (1,496,328)         (502,344)      (5,205,547)
    Purchase of held to maturity securities                       (986,998)       (1,000,000)      (2,115,941)
    Purchase of held to maturity MBS's                              -                 -            (2,187,406)
    Principal repayments on held to maturity MBS's                 464,385           369,584          334,430
    Net change in loans receivable                             (11,653,820)       (6,419,161)      (3,566,062)
    Proceeds from sale of REO                                      112,814            63,325          236,323
    Proceeds from sale of property and equipment                   251,945            10,400           -
    Purchase of property and equipment                            (758,359)         (635,752)        (236,370)
                                                               -------------------------------------------------
        Net cash used in investing activities                 $(10,218,173)       (4,083,479)     $(8,911,354)
                                                               -------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits                       $ 11,608,089       $ 4,374,391      $(1,737,228)
    Increase (decrease) in advance payments
        from borrowers for taxes and insurance                      (5,967)           (4,251)          13,365
    Advances from Federal Home Loan Bank                         2,000,000         2,000,000        1,000,000
    Principal payments for borrowed money                       (1,000,000)           -                -
    Principal payment for ESOP debt                                 39,000            39,000           39,000
    Cash dividends paid                                           (766,155)         (704,184)        (193,465)
    Repurchase of common stock                                    (370,000)       (1,387,358)        (736,177)
    Stock issuance costs incurred                                   -                 -               (10,059)
                                                               -------------------------------------------------
        Net cash provided by (used in) financing activities   $ 11,504,967       $ 4,317,598      $(1,624,564)
                                                               -------------------------------------------------

--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows . Years Ended December 31, 1996, 1995 and 1994
--------------------------------------------------------------------------------

                                     1996             1995              1994
                                 ---------------------------------------------
  Net increase (decrease) in
    cash and short-term
    cash investments             $2,076,822       $1,444,804       $(9,250,567)
Cash and short-term cash
  investments:
    Beginning                     4,083,414        2,638,510        11,889,077
                                 ---------------------------------------------
    Ending                       $6,160,236       $4,083,314       $ 2,638,510
                                 =============================================

Cash and short-term cash
  investments:
    Interest-bearing             $5,680,182       $3,707,373       $ 2,351,701
    Noninterest-bearing             480,054          376,041           286,809
                                 ---------------------------------------------
                                 $6,160,236       $4,083,414       $ 2,638,510
                                 =============================================


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
    Interest                     $4,008,026       $3,484,010       $ 2,734,918
                                 =============================================
    Income taxes                 $  624,995       $  605,203       $   261,741
                                 =============================================

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
Transfer from loans to real
  estate acquired in
  settlement of loans            $  172,778       $   55,396       $   176,555
                                 =============================================
Change in unrealized gain
  on available for sale
  securities                     $   93,318       $  302,354       $    58,441
                                 =============================================

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements        KS Bancorp, Inc.and Subsidiary
--------------------------------------------------------------------------------

Note 1. Nature of Business and Significant Accounting Policies

Conversion and organization of holding company:   In December 1993, pursuant to
a Plan of Conversion approved by its members and regulators, Kenly Savings Bank, Inc., SSB (Kenly or the Bank) amended and restated its charter to effect its conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, and become a wholly-owned subsidiary of KS Bancorp, Inc. (KS Bancorp or the Company) a holding company formed in connection with the conversion. The Company's principal business activities consist solely of the ownership of Kenly, a loan to the ESOP for its purchase of common stock and the investment of its portion of the proceeds received from Kenly's mutual to stock conversion.

The Bank primarily originates one-to-four family residential loans within its primary lending area of Johnston, Wilson, Wayne and Wake counties. The Bank's underwriting policies require such loans to generally be made at 80% loan-to-value based upon appraised values. These loans are secured by the underlying properties.

Principles of consolidation: The consolidated financial statements include the accounts of KS Bancorp, Inc. and its wholly-owned subsidiary, Kenly Savings Bank, Inc., SSB. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of financial statement presentation:   The accounting and reporting
policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

Cash and short-term cash investments: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At times, the Company maintains deposits in correspondent banks in amounts that may be in excess of the FDIC insurance limit.

Investments and mortgage-backed securities:   Debt securities and mortgage-
backed securities (MBS's) classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Such securities will be held until their contractual maturities, and will not be available to be sold even in response to certain conditions such as changes in market interest rate, needs for liquidity, or changes in the availability of and the yield on alternative investments.

Debt securities and marketable equity securities classified as available for sale are carried at market with unrealized holding gains and losses excluded from earnings and reported net of income taxes in a separate component of stockholders' equity until such time as the securities are sold. Such securities may be sold in response to certain conditions such as changes in market interest rates, needs for liquidity, or changes in the availability of and the yield on alternative investments, but are not bought and held principally for the purpose of selling in the near term with the objective of generating profits on short-term differences in price. Gain or loss on sale of these securities is recognized when realized and is based on the cost of specifically identified securities.

Trading securities are held in anticipation of short-term market gains and are carried at fair value with realized and unrealized gains and losses included in earnings. The Company currently has no securities which are classified as trading securities.

Equity securities which are considered nonmarketable are not subject to the above classifications and are carried at cost.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements       KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

Loans receivable: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and discounts.

The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first trust deeds on single-family residences, other residential property, commercial property and land.

Loan fees: The Bank receives fees for originating and servicing loans. The Bank defers all loan fees less certain direct costs as an adjustment to yield with subsequent amortization into income over the life or first repricing period of the related loan. The method of amortization used is the interest method.

Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged off against the allowance when management believes that collectibility is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into account such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make evaluations, future adjustments may be necessary if economic or other conditions differ substantially from the assumptions used.

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, requires that the Bank establish a specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due according to the loan terms will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is primarily collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral. The Bank does not currently have any loans which it considers impaired.

Interest income: The Bank does not accrue interest on loans delinquent 90 days or more as it establishes reserves for uncollected interest. Such interest when ultimately collected is credited to income in the period received. Interest on loans which the Bank considers to be impaired is treated similarly.

Real estate acquired in settlement of loans: Real estate acquired through, or in lieu of, loan foreclosure (REO) is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations of the property are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

Property and equipment: Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed generally by the straight-line method.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements       KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------


Advances from borrowers for taxes and insurance:   Certain borrowers make
monthly payments, in addition to principal and interest, in order to accumulate funds from which the Bank can pay the borrowers' property taxes and insurance premiums.

Earnings per share: Earnings per share is calculated by dividing net income by the weighted average number of shares of common stock and common stock equivalents of dilutive stock options outstanding during the period. For purposes of this computation, the number of shares purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. The earnings per share computation is based on 693,711 and 747,241 and 799,858 weighted average shares of common stock and common stock equivalents assumed outstanding for 1996, 1995 and 1994, respectively.

Retirement plans: The Bank has an employee stock ownership plan (the ESOP) which covers substantially all of its employees. Contributions to the plan are based upon amounts necessary to the fund the amortization requirements of the ESOP's debt to the Company, subject to compensation limitations, and are expensed based on the AICPA's Statement of Position 93-6, Employers Accounting for Employee Stock Ownership Plans. Additionally, the Bank has a defined contribution retirement plan which covers substantially all of its employees. The annual contribution to the plan is based on employee compensation and the Bank's policy is to fund plan costs as they accrue. The plan is fully funded and there are no accrued unfunded amounts.

The Bank also has a 401(k) retirement plan which is available to substantially all employees. The Bank matches voluntary contributions by participating employees.

Customer core deposit base: A customer deposit base was acquired through the purchase of a branch in Wilson. The future net income streams attributable to the customer deposit accounts assumed represent an identifiable customer core deposit base intangible asset. This intangible asset is being amortized on a straight-line basis over a range of 66 to 84 months.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements       KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------


Off-balance-sheet risk: The Bank is a party to financial instruments with off-balance-sheet risk such as commitments to extend credit and equity lines of credit. Management assesses the risk related to these instruments for potential loss.

Fair value of financial instruments:   The estimated fair values required under
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to develop the estimates of fair value. Accordingly, the estimates presented in the accompanying Note 2 for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value estimates presented in Note 2 are based on pertinent information available to management as of December 31, 1996 and 1995, respectively.
Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash, short-term cash investments and accrued interest receivable: The carrying amounts reported in the statement of financial condition for these instruments approximates their fair values due to the short term nature of these instruments.

          Investment securities: Investment securities include stock in the Federal Home Loan Bank of Atlanta, Central Service Corporation, and the USL Savings Insurance Group. No ready market exists for these stocks and they have no quoted market values. For disclosure purposes, such stock is assumed to have a fair value which is equal to cost or redemption value. All other debt, equity and mortgage-backed securities are publicly traded and market values are based on quoted market prices.

          Loans receivable: The fair value for substantially all loans has been estimated by discounting the projected future cash flows at December 31, 1996 and 1995, using the rate on that date at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans. For certain loans which are indexed and adjust with prime, the carrying basis is considered to approximate fair value.

          Deposits: The fair value of deposits with no stated maturities, including transaction accounts and passbook savings accounts is estimated to be equal to the amount payable on demand as of December 31, 1996 and 1995. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using the rates offered on December 31, 1996 and 1995 for deposits of similar remaining maturities.

          Borrowings: Borrowed funds consist of fixed rate FHLB advances. The fair value of these advances is based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

          Off-balance-sheet commitments: Because the Bank's commitments, which consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance-sheet items.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements       KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

Note 2. Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995. See Note 1 for a description of the Company's accounting policies and the limitations of its disclosures in reporting on the fair value of its financial instruments.

                                                          1996                      1995
                                               ---------------------------------------------------
                                                  Carrying      Fair        Carrying      Fair
                                                   Amount       Value        Amount       Value
                                               ---------------------------------------------------
Financial Assets:
  Cash and short-term cash investments          $ 6,160,236  $ 6,160,236  $ 4,083,414  $ 4,083,414
  Accrued interest receivable                       559,305      559,305      497,927      497,927
  Investment securities:
    Held to maturity                              2,501,080    2,489,020    2,302,701    2,300,855
    Available for sale                            5,751,745    5,751,745    7,093,610    7,093,610
    Nonmarketable equity securities                 724,700      724,700      752,200      752,200
  Mortgage-backed securities, held to maturity    1,392,585    1,429,044    1,876,157    1,882,170
  Loans receivable                               81,510,872   81,589,000   70,098,830   70,172,000
Financial Liabilities:
  Deposits                                       82,345,925   82,699,000   70,737,836   71,027,000
  Federal Home Loan Bank advances                 4,000,000    3,994,000    3,000,000    3,005,000

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements       KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

Note 3. Investment Securities

The amortized cost, estimated market value and gross unrealized gains and losses of the Company's investment securities at December 31, 1996 and 1995 are as follows:

                                                            1996
                                    -----------------------------------------------------
                                                     Gross       Gross       Estimated
                                       Amortized   Unrealized  Unrealized     Market
                                         Cost        Gains       Losses       Value
                                    -----------------------------------------------------
Held to maturity:
  Debt securities:
    Federal agency securities          $1,998,521    $    310    $(13,206)   $1,985,625
    Corporate securities                  502,559         836           -       503,395
                                    -----------------------------------------------------
                                        2,501,080       1,146     (13,206)    2,489,020
                                    -----------------------------------------------------
Available for sale:
  Debt securities:
    US Treasury securities              2,992,374      14,012      (1,626)    3,004,760

 Marketable equity securities:
   Adjustable-rate mortgage-
     backed securities fund             2,000,000           -     (11,988)    1,988,012
   Federal Home Loan
     Mortgage Corporation stock            26,931     732,042           -       758,973
                                    -----------------------------------------------------
                                        5,019,305     746,054     (13,614)    5,751,745
                                    -----------------------------------------------------
Nonmarketable equity securities:
  Federal Home Loan Bank stock            721,200           -           -       721,200
  Central Service Corporation stock         3,500           -           -         3,500
                                    -----------------------------------------------------
                                          724,700           -           -       724,700
                                    -----------------------------------------------------
                                       $8,245,085    $747,200    $(26,820)   $8,965,465
                                    =====================================================

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements       KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

                                                             1995
                                     ------------------------------------------------------
                                                      Gross         Gross      Estimated
                                        Amortized   Unrealized    Unrealized    Market
                                          Cost        Gains         Losses      Value
                                     ------------------------------------------------------
Held to maturity:
  Debt securities:
    Federal agency securities          $1,797,828    $  3,400    $ (9,133)   $ 1,792,095
    Corporate securities                  504,873       3,887          -         508,760
                                     ------------------------------------------------------
                                        2,302,701       7,287      (9,133)     2,300,855
                                     ------------------------------------------------------
Available for sale:
  Debt securities:
    US Treasury securities              4,484,750      46,795      (4,089)     4,527,456

  Marketable equity securities:
    Adjustable-rate mortgage-
      backed securities
      mutual fund                       2,000,000          -       (7,992)     1,992,008
    Federal Home Loan
      Mortgage Corporation stock           26,931     547,215          -         574,146
                                     ------------------------------------------------------
                                        6,511,681     594,010     (12,081)     7,093,610
                                     ------------------------------------------------------
Nonmarketable equity securities:
  Federal Home Loan Bank stock            721,200          -           -         721,200
  Central Service Corporation stock         3,500          -           -           3,500
  USL Savings Insurance Group stock        27,500          -           -          27,500
                                     ------------------------------------------------------
                                          752,200          -           -         752,200
                                     ------------------------------------------------------
                                       $9,566,582    $601,297    $(21,214)   $10,146,665
                                     ======================================================

The amortized cost and estimated market value of debt securities at December 31, 1996 by contractual maturity are as shown below:

                                                                          1996
                                                             -------------------------------
                                                                                Estimated
                                                                Amortized         Market
                                                                   Cost           Value
                                                             -------------------------------
Held to maturity:
  Due in one year through five years                            $2,501,080      $2,489,020
                                                             ===============================
Available for sale:
  Due in less than one year                                     $1,995,629      $2,005,310
  Due in one year through five years                               996,745         999,450
                                                             -------------------------------
                                                                $2,992,374      $3,004,760
                                                             ===============================
                                                                $5,493,454      $5,493,780
                                                             ===============================

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements       KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------


Summarized below is the sales activity in available for sale investment securities:

                                             Year Ended December 31,
                                  ----------------------------------------------
                                     1996               1995              1994
                                  ----------------------------------------------
Proceeds from sales of
 available for sale
 securities                       $497,500          $2,230,469        $1,484,219
Realized (gains) losses              7,169              20,017            20,307
                                  ----------------------------------------------
Cost of investment
 securities sold                  $504,669          $2,250,486        $1,504,526
                                  ==============================================

The change in net unrealized gains and losses shown as a separate component of equity for the years ended December 31, 1996, 1995 and 1994 is shown below:

                                              1996        1995       1994
                                           -------------------------------
Balance in equity component, beginning     $360,795   $  58,441   $      -
  Change in net unrealized gains            150,511     487,670     94,259
  Less change in deferred income taxes      (57,193)   (185,316)   (35,818)
                                           -------------------------------
Balance in equity component, ending        $454,113   $ 360,795   $ 58,441
                                           ===============================

The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of one percent of its outstanding residential mortgage loans or one-twentieth of its outstanding advances. No ready market exists for the stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value equal to its cost. The Central Service Corporation stock is also of limited marketability and is assumed to have a market value equal to its cost.

Certain investment securities carried at approximately $1,491,000 at December 31, 1996 were pledged to secure public deposits or were pledged in connection with the Bank's depository relationship with the Federal Reserve.

Note 4. Mortgage-backed Securities

Mortgage-backed securities consist of the following:


                                                          Gross          Gross     Estimated
                                       Amortized        Unrealized    Unrealized     Market
                        December 31,      Cost            Gains         Losses       Value
                        ----------------------------------------------------------------------
FNMA mortgage-
  backed securities         1996      $ 1,392,585        $ 36,459     $   -        $1,429,044
                            1995      $ 1,876,157        $  6,013     $   -        $1,882,170

Mortgage-backed securities in 1996 and 1995 are considered held to maturity.

---------------------------------------------------------------------------
Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary
---------------------------------------------------------------------------


Note 5. Loans Receivable                                        December 31,
                                                      ------------------------------
Loans receivable consist of the following:                 1996              1995
                                                      ------------------------------
Mortgage loans:
    Conventional first mortgage loans                 $70,427,354        $61,240,710
    Construction loans                                  8,104,700          5,224,820
    Equity-line loans                                   7,457,383          6,643,788
Loans on deposit accounts                                 194,225            148,656
                                                      ------------------------------
                                                       86,183,662         73,257,974
                                                      ------------------------------
Less:
    Undisbursed portion of loans in process             4,124,737          2,726,642
    Unamortized loan fees                                 246,186            199,635
    Allowance for loan losses                             301,867            232,867
                                                      ------------------------------
                                                        4,672,790          3,159,144
                                                      ------------------------------

                                                      $81,510,872        $70,098,830
                                                      ==============================

The weighted average yield of loans receivable was 8.62% and 8.64% at December 31, 1996 and 1995, respectively.

The following summarizes transactions in the allowance for loan losses:

                                                             Years Ended December 31,
                                              -----------------------------------------------------
                                                   1996               1995                   1994
                                              -----------------------------------------------------
Balance, beginning                            $   232,867        $   222,867             $  201,164
   Provision for loan losses                       69,000             10,000                 21,703
   Charge-offs                                         --                 --                     --
   Recoveries                                          --                 --                     --
                                              -----------------------------------------------------
Balance, ending                               $   301,867        $   232,867             $  222,867
                                              =====================================================

Loans delinquent more than 90 days amounted to approximately $274,000 and $207,000 at December 31, 1996 and 1995, respectively. These loans are primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans is not required. Interest income that would have been recorded on nonaccrual loans totaled $8,241, $9,157 and $4,484 for the years ended December 31, 1996, 1995 and 1994, respectively.

The following summarizes transactions in the allowance for losses on real estate acquired in settlement of loans:

                                                             Years Ended December 31,
                                              -----------------------------------------------------
                                                   1996               1995                   1994
                                              -----------------------------------------------------
Balance, beginning                            $      --          $     --                $ 10,000
   Provision (recovery) included
     in income                                       --                --                 (10,000)
   Charge-offs                                       --                --                    --
                                              -----------------------------------------------------
Balance, ending                                                                          $ 10,000
                                              =====================================================

Loans outstanding to the Company's officers and directors (including their affiliates) are shown below. Originations in 1996 include existing principal balances of a director appointed during 1996. In the opinion of management, these loans were made at lending terms and rates available to the general public and do not involve more than the normal risks of collectibility.

                                    Years Ended December 31,
                                 -----------------------------
                                        1996        1995
                                 -----------------------------
Balance, beginning                 $  228,000       $312,000
Originations                          839,000              -
Repayments                           (48,000)        (84,000)
                                 -----------------------------
Balance, ending                    $1,019,000       $228,000
                                 =============================

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

Note 6. Property and Equipment

Premises and equipment is summarized as follows:


                                                          December 31,
                                                   -----------------------
                                                       1996         1995
                                                   -----------------------
Land                                               $  363,812   $  345,812
Buildings                                           1,511,380      924,438
Furniture and equipment                               672,722      515,348
Construction in progress                                  685        4,646
                                                   -----------------------
                                                    2,548,599    1,790,244
Accumulated depreciation                             (622,626)    (535,870)
                                                   -----------------------
                                                   $1,925,973   $1,254,374
                                                   =======================

During 1996, the Bank sold its former Wilson branch facility that was reported as real estate held for sale at December 31, 1995. Proceeds from the sale totaled $251,945 and resulted in a gain of $37,296. The Bank also completed renovations to its Goldsboro full service branch facility, begun in 1995, and placed the building in service on April 1, 1996. Additionally, a new full service branch facility was constructed in Kenly which was opened on November 25, 1996. At December 31, 1996, construction in progress related to the planned renovation of the old Kenly full service branch facility for exclusive use as corporate and accounting offices. No contracts have been entered into for this renovation, and the cost is not expected to exceed $25,000.

Note 7. Deposits

Deposits consist of the following at December 31, 1996 and 1995:

                                                            December 31,
                                                   ---------------------------
                                                        1996            1995
                                                   ---------------------------
  Passbook accounts, 3.00% (3.00% in 1995)         $ 3,510,143     $ 3,235,156
  NOW accounts, 2.25% to 2.90% (2.25% to 3.15%
     in 1995)                                        4,489,501       2,911,680
  Money market deposit accounts, 3.05% (3.05% to
     3.30% in 1995)                                  4,868,957       3,726,412
  Noninterest-bearing accounts                       3,389,833       2,611,334
                                                   ---------------------------
                                                    16,258,434      12,484,582
                                                   ---------------------------
  Certificates:
    3.00%-4.50%                                        468,627       1,711,271
    4.51%-6.50%                                     62,618,653      47,699,804
    6.51%-8.50%                                      2,845,214       8,696,567
    8.51%-9.15%                                        137,985         131,563
                                                   ---------------------------
                                                    66,070,479      58,239,205
                                                   ---------------------------
                                                    82,328,913      70,723,787
  Accrued interest payable                              17,012          14,049
                                                   ---------------------------
                                                   $82,345,925     $70,737,836
                                                   ===========================

  Weighted average cost of funds                         5.11%           5.22%
                                                   ===========================

Notes to Consolidated Financial Statements     KS Bancorp, Inc.and Subsidiary

Certificate accounts are summarized by maturity at December 31, 1996 as follows:

                     1997          1998         1999      Thereafter      Total
                 ----------------------------------------------------------------
3.00%--4.50%     $   468,627   $   -         $   -           $  -     $   468,627
4.51%--6.50%      50,464,120    10,858,647    1,243,114      52,772    62,618,653
6.51%--8.50%         813,376     1,709,841      321,997         -       2,845,214
8.51%--9.15%         137,985       -            -               -         137,985
                 ----------------------------------------------------------------
                 $51,884,108   $12,568,488   $1,565,111     $52,772   $66,070,479
                 ================================================================

The aggregate amount of certificates of deposit included in the table above with a denomination of $100,000 or greater is shown below:

Maturity                                                               Amount
--------------------------------------------------------------------------------
Less than 3 months                                                 $  2,770,634
3 to 6 months                                                         3,075,940
6 to 12 months                                                        6,305,876
More than 12 months                                                   1,842,251
                                                                   -------------
                                                                   $ 13,994,701
                                                                   =============

Interest expense on deposits is summarized below:

                                             Years Ended December 31,
                               -------------------------------------------------
                                   1996                  1995          1994
                               -------------------------------------------------
Passbook accounts              $    99,743          $    97,810    $   111,106
NOW and MMDA accounts              210,535              189,343        205,690
Certificate accounts             3,504,973            3,086,523      2,425,410
                               -------------------------------------------------
                                 3,815,251            3,373,676      2,742,206
Forfeitures                         (8,012)             (24,555)        (7,360)
                               -------------------------------------------------
                               $ 3,807,239          $ 3,349,121    $ 2,734,846
                               =================================================

Note 8. Advances From Federal Home Loan Bank

Advances from the Federal Home Loan Bank consist of the following:

                                                    December 31,
               Maturing in    Interest    -------------------------------
  Type         Year Ending      Rate         1996               1995
--------------------------------------    -------------------------------
Fixed             1997         5.74%      $  2,000,000       $    -
Fixed             1998         6.05%         2,000,000            -
Adjustable        1996         5.98%           -                3,000,000
                                          -------------------------------
                                          $  4,000,000       $  3,000,000
                                          ===============================

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by all stock in the FHLB and qualifying first mortgage loans pledged in the form of a blanket floating lien.

--------------------------------------------------------------------------
Notes to Financial Statements              KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------

Note 9. Special SAIF Assessment

On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to its statutory goal of 1.25% of insured deposits. The assessment required the Bank to pay an amount equal to approximately 65.7 basis points of its SAIF assessable deposit base as of March 31, 1995, which resulted in a charge to income during the year ended December 31, 1996 of $436,548.

Note 10. Income Taxes

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. Through 1995, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. The Bank used the percentage of taxable income method to compute its deductions in 1995 and 1994. Legislation passed in 1996 eliminates the percentage of taxable income method as an option for computing bad debt deductions for 1996 and in all future years. The Bank will still be permitted to take deductions for bad debts, but will be required to compute such deductions using an experience method.

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $748,000. The tax associated with the recaptured reserves is approximately $284,000. The recapture is scheduled to begin with the Bank's 1996 year, but can be delayed up to two years if the Bank originates a certain level of residential mortgage loans over the next two years. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings. The Bank was eligible for the deferral in 1996.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements      KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

Deferred taxes have been provided for certain increases in tax bad debt reserves subsequent to December 31, 1987 which are in excess of additions to recorded loan loss allowances. However, at December 31, 1996, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of $1,221,000 for which no deferred taxes have been provided, because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would be increased to the maximum percent under existing law. Unrecorded deferred income taxes on pre 1988 tax bad debt reserves amounted to approximately $465,000 at December 31, 1996.

Deferred income taxes consist of the following:
                                                                     December 31,
                                                             -----------------------------
                                                                 1996            1995
                                                             -----------------------------
Deferred tax assets:
  Deferred loan fees                                          $  18,607        $  27,153
  Allowance for loan losses                                     114,709           88,489
  Deferred compensation and directors' death benefits            32,157           16,791
                                                             -----------------------------
    Total deferred tax assets                                   165,473          132,433
                                                             -----------------------------
Deferred tax liabilities:
  Excess accumulated tax depreciation                            58,062           37,894
  Federal Home Loan Bank stock basis                             83,334           83,334
  Tax bad debt reserves                                         284,068          284,428
  Unrealized net appreciation, investments                      278,327          221,134
                                                             -----------------------------
    Total deferred tax liabilities                              703,791          626,790
                                                             -----------------------------
      Net deferred tax liabilities                            $(538,318)       $(494,357)
                                                             =============================

Income tax expense differs from the federal statutory rate of 35% as follows:

                                                             Years Ended December 31,
                                                        -----------------------------------
                                                           1996        1995        1994
                                                        -----------------------------------
    Income tax expense at statutory federal rate           35.00%      35.00%      35.00%
    Increase (decrease) in income taxes resulting from:
      Nondeductible expenses                                2.62        0.31        0.42
      State income taxes, net of federal benefit            3.17        2.82        2.48
      Other, net                                           (2.95)      (0.86)      (1.26)
                                                        ----------------------------------
                                                           37.84%      37.27%      36.64%
                                                        ==================================

Note 11. Concentration of Credit Risk and Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and equity lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party, to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the contract amount of the Bank's exposure to off-balance-sheet risk, except for undisbursed construction loan funds, is as follows:

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements    KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

                                                             December 31,
                                                      -------------------------
                                                           1996         1995
                                                      -------------------------
  Financial instruments whose contract amounts
    represent credit risk:
      Commitments to extend credit, mortgage loans    $   497,000  $  1,318,000
      Undisbursed equity lines of credit                5,506,000     4,850,000



The Bank evaluates each customer's credit worthiness on a case-by-case basis. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the customer. The collateral held is the underlying real estate.

Note 12. Retirement Plan

The Bank has a 401(k) retirement plan which contains provisions for specified matching contributions by the Bank. The Bank funds contributions as they accrue and 401(k) expense totaled $4,553, $5,949 and $4,166 for the years ended December 31, 1996, 1995 and 1994, respectively.

In addition, the Bank has established a defined contribution retirement plan which covers substantially all employees. Contributions to the plan are discretionary and determined annually by the Bank's Board of Directors. The Bank funds contributions as they accrue and retirement expense amounted to $38,529, $34,496, and $26,974 for the years ended December 31, 1996, 1995 and 1994, respectively.

The accounting and reporting aspects of the Bank's ESOP plan are described in
Note 16.

Note 13. Deferred Compensation for Directors

The Bank has enacted a deferred compensation plan for its directors to be paid in the form of death benefits. The death benefits vest to each director in amounts ranging from $4,000 to a maximum of $20,000 for each year of service to the Bank beginning with the first year of service to the fifth year. At December 31, 1996 and 1995, the Bank had accrued $63,866 and $27,411, respectively, which represents the present value of the death benefits based on directors' life expectancies. Expense associated with the plan amounted to $36,455, $12,000 and $11,324 for 1996, 1995 and 1994, respectively. During 1995 and 1994, the Bank paid benefits of $20,000 and $10,000, respectively, under the plan. No benefits were paid in 1996.

Note 14. Deferred Compensation for Officer

The Bank has entered into a deferred compensation agreement with a key executive officer to ensure a stable and competent management base. The agreement was entered into in 1990 and provides for the monthly payment of $1,250 for a period of ten years commencing with the first business day following the employee's retirement. Without the consent of the Board of Directors, retirement may not occur earlier than the last day of the month preceding the month in which the employee reaches his 65th birthday.

If the officer's employment is terminated without cause prior to reaching retirement age, the employee is entitled to receive a vested percentage of the accrued retirement benefits. Should the employee die prior to receiving the benefits under the agreement, the officer's beneficiary will be entitled to receive the specified benefits. The Plan also allows the Board of Directors the option of accelerating the payments under certain situations. The Bank has purchased a life insurance policy on the officer's life which will ultimately fund the payments. The Bank's deferred compensation expense amounted to $3,982, $3,757 and $3,544 for the years ended December 31, 1996, 1995, and 1994, respectively.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

Note 15. Employment Agreements

The Bank has entered into an employment contract with a key executive officer to ensure a stable and competent management base. The agreement provides for a three-year term, but upon each anniversary, the agreement automatically extends so that the remaining term shall always be three years. In the event the executive covered under the contract is terminated other than for cause or if the officer is terminated in connection with or within twenty-four months after a change in control of the Bank, or if the nature of the officer's compensation or duties is diminished after a change in control of the Bank, the executive is entitled to receive compensation equal to 2.99 times his average annual compensation for income tax purposes for the most recent five tax years. The employment contract may also be terminated by the Board of Directors at their discretion, subject to vested rights.

In addition, the Bank has entered into special termination agreements with other key employees which provide for severance pay benefits in the event of a change in control of the Bank which results in the termination of such employees or diminished compensation, duties or benefits within 2 years of a change in control. The employees covered under the agreements are entitled to a cash payment equal to one and one-half times his or her average annual compensation for income tax purposes for the most recent five tax years prior to the change in control. The agreements were originally scheduled to expire on December 29, 1996, but have been extended for an additional three year term.

Note 16. Employee Stock Ownership Plan

The Bank has established an employee stock ownership plan (the ESOP) to benefit employees with 1,000 hours of annual service and who have attained age 21. The ESOP is funded by contributions made by the Bank.

The ESOP borrowed funds from the Company to partially finance its purchase of 5% of the common stock of the Company sold during the Bank's mutual to stock conversion. The loan bears interest at 7.5% and matures December 29, 2003. The loan will be repaid by the ESOP with contributions made by the Bank and earnings on the ESOP's assets. At December 31, 1996 and 1995, the outstanding balance of the loan receivable from the ESOP was $273,000 and $312,000 respectively, which is presented as a reduction of stockholders' equity. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. The ESOP originally purchased 40,448 shares of common stock. At December 31, 1996 and 1995, 27,300 and 31,200 shares, respectively, had not been allocated. Based upon the market value of the Company's stock at December 31, 1996 and 1995, the fair value of the unallocated shares amounted to approximately $543,000 and $546,000 at December 31, 1996 and 1995, respectively.

Dividends on unallocated shares are used by the ESOP to repay the debt to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements.

Contributions are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

The Bank has charged expense for $74,841, $67,884 and $50,700 for years ended December 31, 1996, 1995 and 1994 respectively in connection with the ESOP. The expense for 1996 and 1995 includes, in addition to the cash contribution necessary to fund the ESOP's annual principal and interest installment on the loan to the Company, $35,841, $28,884 and $11,700, respectively, which represents the difference between the fair market value of the shares which have been committed to be released to participants, and the cost of these shares to the ESOP. The Bank has credited this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements       KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

Note 17. Stockholders' Equity

The Bank is subject to the capital requirements of the FDIC and the Administrator of the North Carolina Savings Institutions Division.

The FDIC requires the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and common stockholders' equity, less any intangible assets) to total assets of 3%. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The North Carolina Administrator requires a net worth equal to at least 5% of total assets. At December 31, 1996, the Bank complied with all the capital requirements as shown below:



                                                                December 31, 1996
                                             ----------------------------------------------------------
                                               Leverage          Tier I                       NC
                                               Ratio of          Risk-         Risk-        Savings
                                               Tier I          Adjusted        Based          Bank
                                               Capital          Capital       Capital       Capital
                                             ----------------------------------------------------------
Consolidated stockholders' equity at
   December 31, 1996                         $ 13,721,039    $13,721,039    $13,721,039    $13,721,039
   Unrealized gain on securities                  454,113        454,113        454,113        454,113
   Holding company's equity
     at December 31, 1996                        (656,535)      (656,535)      (656,535)      (656,535)
   Core deposit intangible                        (10,352)       (10,352)       (10,352)       (10,352)
   Loan loss allowances                            --             --            301,867        301,867
                                             ----------------------------------------------------------
Regulatory capital                             12,600,039     12,600,039     12,901,906     12,901,906
Minimum capital requirement                     2,925,570      1,945,809      3,891,617      5,014,370
                                             ----------------------------------------------------------
                                             $  9,674,469    $10,654,230    $ 9,010,289    $ 7,887,536
                                             ==========================================================

Total tangible Bank only assets
   at December 31, 1996                                                                   $100,287,399
Average tangible Bank only assets
   December 31, 1996 quarter                 $ 97,518,991
Risk-weighted Bank only assets at
   December 31, 1996                                         $ 48,645,214   $48,645,214
Capital as a percentage of assets:
   Actual                                           12.92%          25.90%       26.52%          12.86%
   Required                                          3.00%           4.00%        8.00%           5.00%
                                             ----------------------------------------------------------
   Excess                                            9.92%          21.90%       18.52%           7.86%
                                             ==========================================================

Under the FDIC prompt corrective action regulations, a savings institution is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier I capital to risk-weighted assets is at least 6.0%, and its ratio of Tier I capital to total average assets is at least 5.0%. The Bank meets all of the above requirements at December 31, 1996 and is considered to be well capitalized under the prompt corrective action regulations.

At the time of its conversion from a mutual to a stock charter, the Bank established a liquidation account in an amount equal to its net worth as of September 30, 1993 for the benefit of all holders of deposit accounts with an aggregate balance in excess of $50 on March 31, 1993. In the unlikely event of a complete liquidation of the Bank (and only in such event), each eligible account holder will be entitled to his or her interest in the liquidation account prior to any payments to holders of common stock. An eligible account holder's interest in the liquidation account will be computed on December 31 each year and is reduced by or

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements     KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

will cease to exist if the funds in the related deposit account are withdrawn. The interest of an eligible account holder in the liquidation account will never be increased, even if there is an increase in the related deposit account after March 31, 1993.

Subject to applicable law, the Board of Directors of Kenly and KS Bancorp, Inc. may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement. For a period of five years after its conversion from mutual to stock form, Kenly Savings Bank must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to KS Bancorp on its capital stock in an amount in excess of one-half of the greater of (i) the institution's net income for the most recent fiscal year end or (ii) the average of the institution's net income after dividends for the most recent fiscal year-end and not more than two of the immediately preceding fiscal year ends. In practice, the NC Administrator requires that a savings bank request approval before paying any dividends. During 1996 and 1995, the Bank paid dividends to KS Bancorp of $150,000 and $750,000, respectively.

During 1996 and 1995, KS Bancorp repurchased and retired 20,000 and 75,700 shares, respectively, of its common stock in accordance with a stock repurchase plan. At December 31, 1996, KS Bancorp has not requested or received authorization to repurchase additional shares of stock.

Note 18. Stock Option and Bonus Compensation Plan

The Company has an Employee Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to certain key employees, and a Nonqualified Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to nonemployee directors. An aggregate of 80,896 and 40,446 shares of common stock have been reserved under the plans. The exercise price of the options is not less than 100% of the fair value of the common stock on the date the option was granted and pursuant to the plan, options may not be exercised until specified time restrictions have lapsed and option periods may not exceed ten (10) years. At December 31, 1996, 92,932 options were exercisable. At December 31, 1996, the exercise price of all options was $10, whether exercisable or currently unexercisable.



Stock option activity was as follows               Employee     Nonqualified
                                                 Stock Option   Stock Option
                                                  Plan Shares   Plan Shares
                                                 ---------------------------
     Options outstanding at December 31, 1993       80,896         40,446
     Options granted during 1994                     -              -
     Options expired or forfeited                   (5,177)         -
     Options exercised                               -              -
                                                 ---------------------------
     Options outstanding at December 31, 1994       75,719         40,446
     Options granted during 1995                     -              -
     Options expired or forfeited                    -              -
     Options exercised                               -              -
                                                 ---------------------------
     Options outstanding at December 31, 1995       75,719         40,446
     Options granted during 1996                     -              -
     Options expired or forfeited                    -              -
     Options exercised                               -              -
                                                 ---------------------------
     Options outstanding at December 31, 1996       75,719         40,446
                                                 ===========================

The options are all exercisable at an option price of $10 per share and expire in December, 2003. The Company uses the accounting methods prescribed in APB Opinion No. 25 Accounting for Stock Issued to Employees to value the compensation cost associated with the stock options. The stock options were issued in 1993 at an option price equal to the fair value of the Company's common stock and therefore no compensation expense has been reported in earnings.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

Additionally, the Company has a bonus compensation plan which provides that incentive compensation will be payable annually to those directors and employees who hold unexercised options issued pursuant to the Employee Stock Option Plan and the Nonqualified Stock Option Plan for Directors. Incentive compensation will be paid annually equal to the number of unexercised options granted under the plans times the amount of dividends declared per common share outstanding. Compensation expense amounted to $128,720, $111,716 and $29,041 in connection with the plan during 1996, 1995 and 1994, respectively.

Note 19. Parent Company Financial Data

The following is a summary of the condensed financial statements for KS Bancorp, Inc. as of and for the year ended December 31, 1996:

                           Condensed Balance Sheets
                          December 31, 1996 and 1995

                                                     1996              1995
                                               -----------------------------
Assets:
   Cash                                        $   126,695       $   491,416
   Investment securities available for sale        500,235         1,003,100
   Investment in Kenly Savings Bank, SSB        13,064,504        12,291,621
   Accrued interest receivable                       4,752            28,855
   Other assets                                     42,739            64,709
                                               -----------------------------
                                               $13,738,925       $13,879,701
                                               =============================
Liabilities and Stockholders' Equity:
   Liabilities:
      Other liabilities                        $    17,886       $    15,982
   Stockholders' Equity:
      Common stock, no par value,
        20,000,000 shares authorized,
        issued and outstanding 663,263
        shares (683,263 in 1995)                   --                --
      Additional paid-in capital                12,070,232        12,404,391
      Note receivable--ESOP
      Unrealized gain on securities               (273,000)         (312,000)
       available for sale, net of tax              454,113           360,795
      Retained earnings, substantially
       restricted                                1,469,694         1,410,533
                                               -----------------------------
                                               $13,738,925       $13,879,701
                                               =============================

                         Condensed Statements of Income
                     Years Ended December 31, 1996 and 1995

                                                      1996            1995
                                               ------------------------------
Investment income                                 $ 76,302        $  146,584
Interest expense                                     --              (42,364)
Equity in earnings of Kenly Savings Bank, SSB      791,269           993,009
Amortization of organization costs                  (1,810)           (1,810)
Loss on sale of investment                            -               (7,864)
Other expense                                      (24,114)          (20,635)
Income tax expense                                 (16,330)          (15,108)
                                               ------------------------------
                                                  $825,317        $1,015,812
                                               ==============================

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements     KS Bancorp, Inc. and Subsidiary
--------------------------------------------------------------------------------

Note 19. Parent Company Financial Data (Continued)


                       Condensed Statement of Cash Flows
                    Years Ended December 31, 1996 and 1995

                                                      1996              1995
                                                   -----------------------------
Cash Flows from Operating Activities:
   Net income                                      $   825,317    $   1,051,812
   Noncash items included in net income:
     Amortization of organization costs
       and discounts                                   (11,117)           1,140
     Loss on sale of investment                          -                7,864
     Equity in earnings of Kenly Savings Bank         (791,269)        (993,009)
   Change in assets and liabilities:
     Decrease in accrued interest                       24,103           52,456
     Decrease (increase) in other assets                20,161          (20,218)
     Decrease in net amount due
       from/to Kenly Savings Bank, SSB                   -             (350,000)
     Increase (decrease) in other liabilities            3,410          (26,733)
                                                   -----------------------------
         Net cash provided by (used
           in) operating activities                     70,605          276,688
                                                   -----------------------------
Cash Flows from Investing Activities:
   Purchase of available for sale securities          (501,172)           -
   Purchase of held to maturity securities            (486,998)           -
   Proceeds from sale of available for sale
     securities                                          -            1,742,656
   Proceeds from maturities of available for
     sale securities                                   500,000            -
   Proceeds from maturities of held to maturity
     investment securities                           1,000,000          300,000
   Upstream dividend received from Kenly
     Savings Bank                                      150,000          750,000
                                                   -----------------------------
         Net cash provided by investing activities     661,830        2,792,656
                                                   -----------------------------
Cash Flows from Financing Activities:
  Cash dividends paid                                 (766,156)        (704,184)
  Repayment of ESOP debt                                39,000           39,000
  Purchase of common stock for retirement             (370,000)      (1,387,358)
                                                   -----------------------------
         Net cash used in financing activities      (1,097,156)      (2,052,542)
                                                   -----------------------------
Net increase in cash                               $  (364,721)   $     463,426
  Cash--beginning                                      491,416           27,990
                                                   -----------------------------
  Cash--ending                                     $   126,695    $     491,416
                                                   =============================
Supplemental Disclosures of Cash Flow Information
  Cash Payments for interest                       $     -        $      42,364
  Cash payments for taxes                          $     -        $      49,324


--------------------------------------------------------------------------------
Corporate Information                                           KS Bancorp, Inc.
--------------------------------------------------------------------------------

Board of Directors               Directors and Officers

H. Elwin Watson             R. Harold Hinnant       R. Elton Parrish
Chairman of the Board       President               President
Owner and President         Kenly Motors and        Parrish Funeral Home
Watson Hardware &           Parts, Inc.             Selma, NC
Oil Company                 Kenly, NC
Kenly, NC
                            Harold T. Keen          Ralph Edward Scott, Jr.
J. Hayden Wiggs             President, CEO          Self-employed Farmer
Vice Chairman of the Board  KS BANCORP, INC and     Kenly, NC
Retired                     Kenly Savings Bank,
Owner, Wiggs Dry Cleaners   Inc., SSB               James C. Woodard
Selma, NC                   Kenly, NC               Owner, F. & J.
                                                    Appraisal, Inc.
Robert E. Fields            James C. Parker         Selma, NC
Owner, Fields Appraisal,    Partner, Parker and
Inc.                        Parker PA
Kenly, NC                   Goldsboro, NC


Executive Officers

Harold T. Keen              William C. Clarke       Helen B. Pollock
President and CEO           Senior Vice President   Treasurer and Assistant
                                                    Secretary
                            Kevin J. Jorgenson
                            Senior Vice President

================================================================================

Corporate Office            Independent Certified    Form 10-K
                            Public Accountants
P.O. Box 219                                         A copy of Form 10-K as
207 West Second Street      McGladrey & Pullen, LLP  filed with the Securities
Kenly, NC  27542            2418 Blue Ridge Road     and Exchange Commission
(919) 284-4157              P.O. Box 10366           will be furnished without
                            Raleigh, NC  27605       charge to shareholders
                                                     upon written request to
Stock Transfer Agent        Annual Meeting           Harold T. Keen, President,
                                                     KS Bancorp, P.O. Box 219,
First Citizens Bank &       The 1997 Annual Meeting  Kenly, NC  27542.
Trust                       of shareholders of
Corporate Trust Department  KS Bancorp, Inc., will
P.O. Box 29522              be held at 7:00 p.m. on
Raleigh, NC  27626          May 6, 1997 in the       Common Stock
                            Corporate Office, 207
                            West Second Street,      The Company had 663,263
Special Legal Counsel       Kenly, North Carolina.   shares of Common Stock
                                                     outstanding at February 3,
Brooks, Pierce, McLendon,                            1997 which are held by
Humphrey & Leonard, LLP                              approximately 349 holders
P.O. Box 26000                                       of record (excluding shares
Greensboro, NC  27420                                held in street name).
                                                     Shares are traded on the
                                                     NASDAQ Small Cap Market
                                                     System. Trading began on
                                                     December 29, 1993.

--------------------------------------------------------------------------------
                                                            KS Bancorp, Inc.
--------------------------------------------------------------------------------

The table below reflects the stock trading and dividend payment frequency of the Company for the two-year period ended December 31, 1996. For further information regarding the Company's dividend policy and restrictions on dividends paid by the Bank to the Company, please refer to note 17 of the notes to consolidated financial statements. Stock prices reflect bid prices between broker-dealers, prior to any mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

                      Dividends            Stock Price
                 -------------------   ------------------
                  Regular   Special       High      Low
                 -------------------   ------------------
1996:

First Quarter    $  0.15     $   -     $ 19 1/4  $ 17 1/2

Second Quarter      0.15         -       19 1/4    17 1/4

Third Quarter       0.15         -       20        18

Fourth Quarter      0.15      0.60       21        18 3/4


1995:

First Quarter    $  0.10     $   -     $ 15 7/8  $ 14

Second Quarter      0.10         -       16 1/4    15

Third Quarter       0.15         -       22        16 1/4

Fourth Quarter      0.15      0.50       21        17 1/2


                                  Disclaimer

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.