Form 10-K, Exhibit 13
period 1997-12-31
KS BANCORP INC
filed 1998-03-31
CIK 912764

TABLE OF CONTENTS

Selected Financial Data.........................................     1

Report to Stockholders..........................................     2

Management's Discussion and Analysis............................  3-10

Independent Auditor's Report....................................    11

Consolidated Financial Statements of:

  Financial Condition at December 31, 1997 and 1996.............    12

  Income for Years Ended December 31, 1997, 1996 and 1995.......    13

  Stockholders' Equity for Years Ended December 31, 1997,
    1996 and 1995...............................................    14

  Cash Flow for the Years Ended December 31, 1997, 1996
    and 1995.................................................... 15-16

Notes to Financial Statements................................... 17-35

Directors and Officers..........................................    36

Corporate Information...........................................    36

Common Stock Information........................................ Cover

Selected Financial Data            KS Bancorp, Inc. and Subsidiary


                                                            December 31,
                                          1997       1996      1995      1994       1993
                                       ---------------------------------------------------
                                             (In Thousand, Except Per Share Amounts)
Financial Condition Data:
 Total assets                           $113,978   $100,840   $88,274   $82,310   $82,857
 Investments (1)                          15,104     16,051    15,732    16,820    20,712
 Loans receivable, net                    95,002     81,511    70,099    63,745    60,377
 Deposits                                 90,314     82,346    70,738    66,363    68,101
 Advances from the FHLB                    8,000      4,000     3,000     1,000         -
 Stockholders' equity (2)                 14,606     13,721    13,864    14,533    14,107
 Book value per
   common share (5)                        16.50      15.52     15.22     14.36     13.08

                                                      Years Ended December 31,
                                           1997       1996      1995      1994       1993
                                        ---------------------------------------------------
                                               (In Thousand, Except Per Share Amounts)
Operating Data:
 Interest income                          $8,731      $7,537    $6,843    $6,160    $6,087
 Interest expense                          4,653       4,012     3,501     2,735     2,999
                                        ---------------------------------------------------
  Net interest income                     $4,078      $3,525    $3,342    $3,425    $3,088

Provision for loan losses                 $   24      $   69    $   10    $   22    $   61
Other income                                 158         201        92        64        78
Other expense (4)                          2,240       2,329     1,747     1,485     2,244
                                        ---------------------------------------------------
Income before income taxes                $1,972      $1,328    $1,677    $1,982    $  861
Income tax expense                           751         503       625       726       311
                                        ---------------------------------------------------
  Net income                              $1,221      $  825    $1,052    $1,256    $  550
                                        ===================================================

Basic earnings per share (3) (4) (5)      $ 1.43      $ 0.97    $ 1.13    $ 1.23    $ 0.51
Diluted earnings per share (3) (4) (5)    $ 1.30      $ 0.89    $ 1.06    $ 1.18    $ 0.51
Dividends per common share (5)            $ 0.83      $ 0.90    $ 0.75    $ 0.19    $    -
Dividend payout ratio                         64%        100%       71%       16%        -
Return on average assets (4)                1.15%        .88%     1.22%     1.51%      .72%
Return on average equity (4)                8.33%       6.01%     7.29%     8.66%     7.83%
Average equity to average assets           13.76%      14.63%    16.70%    17.40%     9.20%

(1) Includes interest-bearing deposits, time deposits and investment securities.
(2) In December 1993, Kenly Savings Bank, SSB amended and restated its charter to effect a conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and became a wholly-owned subsidiary of KS Bancorp, Inc.
(3) Earnings per share in 1993 is computed as if the 808,963 shares of stock issued on December 29, 1993 had been outstanding since January 1, 1993.
(4) Includes nonrecurring deposit insurance premium assessment of $436,548 during 1996.
(5)  Restated for 4 for 3 stock split occurring during 1997.

Management's Discussion and Analysis of Financial Condition and Results of Operations

                                    GENERAL

KS Bancorp, Inc. (KS Bancorp or the Company) is a savings bank holding company which owns all of the common stock of Kenly Savings Bank, Inc., SSB, (Kenly or the Bank) a North Carolina-chartered capital stock savings bank. KS Bancorp's principal business activities consist solely of the ownership of Kenly, a loan to the ESOP for its purchase of common stock and the investment of its portion of the proceeds received from Kenly's mutual to stock conversion. The principal business of Kenly is accepting deposits from the general public and using those deposits and other sources of funds to make mortgage loans secured by residential real estate located in Kenly's primary market area of Johnston, Wilson, Wayne and Wake counties.

Kenly's results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. Kenly's operations are also affected by noninterest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. Kenly's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, data processing expenses and other general and administrative expenses.

The following discussion and analysis is intended to assist readers in understanding the results of operations in 1997, 1996 and 1995, and changes in financial position for the years ended December 31, 1997 and 1996, respectively. The discussion contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Company that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.

                        CAPITAL RESOURCES AND LIQUIDITY

KS Bancorp currently conducts no business other than holding the capital stock of Kenly and the loan to the ESOP, and investing the portion of the net proceeds of the conversion retained at the holding company level in order to provide sufficient funds for future operations, payment of dividends, or repurchases of its stock. KS Bancorp's primary source of funds, other than income from its investments, is dividends from Kenly, which are subject to regulatory restrictions as discussed in Note 14 to the consolidated financial statements. During 1997 and 1996, Kenly paid dividends of $300,000 and $150,000 to KS Bancorp as follow-ups to its initial distribution since converting to stock form of $750,000 made in 1995. KS Bancorp declared and paid cash dividends of $701,901, $766,155 and $704,184 during 1997, 1996 and 1995, respectively.
Dividends paid by KS Bancorp during 1997 included a special dividend of $.30 a share paid during the fourth quarter. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

KS Bancorp repurchased and retired 20,000 shares of its common stock for a total cost of approximately $370,000 during 1996, bringing the total amount of common stock repurchased since the mutual to stock conversion to 145,700 shares for a total cost of $2.5 million. No additional shares were repurchased during 1997.

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


                  CAPITAL RESOURCES AND LIQUIDITY (CONTINUED)

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

A significant liquidity source for Kenly is cash provided by operating activities. These operating activities generated cash of $1,470,417, $790,028, and $1,210,685 for the years ended December 31, 1997, 1996 and 1995, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided Kenly with sources of funds for asset growth and liquidity. For the years ended December 31, 1997 and 1996, deposits grew by $7,967,733 and $11,608,089 respectively. During 1997, 1996 and 1995, Kenly obtained additional advances net of repayments from the FHLB of Atlanta with whom they have a readily available source of credit, amounting to $4,000,000, $1,000,000 and $2,000,000, respectively. Such funds were used primarily to fund increasing loan demand. During 1997, Kenly used the cash provided by operations primarily to fund loan demand and to invest in intermediate term investment securities. In the future, liquidity may be supplemented by loan sales and securitization programs which the Bank may use to facilitate the timely liquidation of assets if and when it is deemed desirable. Approximately $62 million of the Bank's certificates of deposit mature in 1998; however, management believes that substantially all of these deposits will be renewed.

Cash provided by operating and financing activities is used by Kenly to originate new loans to customers, to maintain Kenly's and KS Bancorp's liquid investment portfolios, and to meet short term liquidity requirements. During 1997, 1996 and 1995, loans outstanding increased by $13,578,287, $11,653,820 and
$6,419,161, respectively. During 1997 and 1996, proceeds from sales and maturities of investment securities exceeded purchases of such investments by $455,768 and $1,829,247, respectively, and were used in part to fund dividends and loans and, during 1996, repurchases of KS Bancorp's stock.

As a North Carolina-chartered savings bank, Kenly is required to maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under North Carolina regulation allows for the inclusion of mortgage-backed securities and other investments with readily marketable values, including investments with maturities in excess of five years. Kenly's liquidity ratio on December 31, 1997, as computed under North Carolina regulations, was approximately 14%. Management believes that the Bank's liquidity and other sources of funds are adequate to fund all outstanding commitments and other anticipated cash needs.

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

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


Kenly's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment a negative gap, or a situation where Kenly's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, has a favorable impact on Kenly's net interest income. Conversely, an increase in general market rates will tend to adversely affect Kenly's net interest income.

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

The following market risk analysis table reflects maturities of interest rates sensitive assets and liabilities over the next five years.


                             MARKET RISK ANALYSIS

                               DECEMBER 31, 1997

------------------------------------------------------------------------------------------------------------------------------------

                                                      Expected Maturity Date
------------------------------------------------------------------------------------------------------------------------------------

                                                      Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------

                              1998          1999          2000         2001          2002     Thereafter       Total
Assets:
  Loans-fixed:
   Balance              $   821,555    $ 4,613,763      $ 625,376   $ 771,156     $1,270,898  $13,941,410    $22,044,410
   Interest rate               8.90%          9.51%          9.81%      10.03%          9.41%        9.42%          9.45%
  Loans-variable (1):
   Balance               21,380,181     24,488,464     26,430,275   5,076,600              -            -     77,375,520
   Interest rate               9.05%          8.39%          8.58%       8.18%             -            -           8.62%
  Investments (2)
   Balance                6,281,036      1,995,697        500,000     500,000      2,250,000    2,422,142     13,948,875
   Interest rate               5.63%          5.95%          6.40%       6.31%          6.42%        7.26%          6.14%
Liabilities:
  Deposits (3):
   Balance               16,897,058              -              -           -              -            -     16,897,058
   Interest rate               2.33%             -              -           -              -            -           2.33%
  Deposits-certificates:
   Balance               62,120,563      9,596,475      1,493,531     206,031              -            -     73,416,600
   Interest rate               5.55%          5.56%          5.51%       5.51%             -            -           5.55%
  FHLB advances:
   Balance                4,000,000      4,000,000              -           -              -            -      8,000,000
   Interest rate               5.99%          6.30%             -           -              -            -           6.14%

                              Fair Value
Assets:
  Loans-fixed:
   Balance                   $  22,380,210
   Interest rate                         -
  Loans-variable (1):
   Balance                      77,375,520
   Interest rate                         -
  Investments (2)
   Balance                      15,138,019
   Interest rate                         -
Liabilities:
  Deposits (3):
   Balance                      16,897,058
   Interest rate                         -
  Deposits-certificates:
   Balance                      73,707,898
   Interest rate                         -
  FHLB advances:
   Balance                       8,006,752
   Interest rate                         -


(1) Includes Line of Credit loans and Overdraft Protection, which have no stated maturity
(2)  Includes deposits and investment securities at carrying value
(3)  Includes passbook accounts and money market accounts

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

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


The following table reflects the average yields on assets and average costs of liabilities for the years ended December 31, 1997, 1996 and 1995. Such average yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented.

                                                                       Year Ended December 31,
                                                      1997                            1996                        1995
                                                                  Average                       Average                     Average
                                      Average                     Yield/     Average            Yield/   Average            Yield/
                                      Balance         Interest     Rate      Balance  Interest   Rate    Balance  Interest   Rate
                                   -------------------------------------------------------------------------------------------------
                                                                             (Dollars in Thousands)
Assets:
Interest-earning assets:
 Interest-earning
  deposits                            $  2,318        $   124     5.35%     $  2,031   $   108     5.32%  $ 1,521   $   87   5.72%
 Investment securities                  10,575            596     5.64%       10,814       659     6.09%   13,377      771   5.76%
 Loans receivable (3)                   90,192          8,012     8.88%       77,292     6,770     8.76%   68,317    5,985   8.76%
                                      --------        -------               --------   -------                     -------
 Total interest-earning assets         103,085        $ 8,732     8.47%       90,137   $ 7,537     8.36%   83,215  $ 6,843   8.22%
                                      --------        -------               --------   -------                     -------
 Non-interest-earning assets             3,422                                 3,744                        3,207
                                      --------                              --------                      -------
  Total                               $106,507                              $ 93,881                      $86,422
                                      ========                              ========                      =======
Liabilities and equity:
Interest-bearing
 liabilities:
 Deposit accounts                     $ 85,030        $ 4,276     5.03%      $75,998   $ 3,807     5.01%  $68,082  $ 3,349   4.92%
 FHLB advances                           6,333            378     5.97%        3,500       205     5.86%    2,500      152   6.08%
                                                      -------                -------                      -------  -------
Total interest-bearing
  liabilities                           91,363        $ 4,654     5.09%       79,498   $ 4,012     5.05%   70,582  $ 3,501   4.96%
                                                      -------                          -------                     -------
Non-interest-bearing
  liabilities                              494                                   644                        1,405
Equity                                  14,650                                13,739                       14,435
                                      --------                              --------                      -------
  Total                               $106,507                               $93,881                      $86,422
                                      ========                              ========                      =======
Net interest income and
 interest rate spread (1)                             $ 4,078     3.38%                $ 3,525     3.31%           $ 3,342   3.26%
                                                      =======                          =======                     =======
Net interest-earning assets
 and net interest
  margin (2)                          $ 11,722                    3.96%      $10,639               3.91%  $12,633            4.02%
                                      ========                               =======                      =======
Ratio of interest-earning
 assets to interest-bearing
  liabilities                                                   112.83%                          113.38%                   117.90%



(1) Interest rate spread represents the difference between the average yield on interest-earnings assets and the average cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Includes non-accruing loans, which are considered immaterial for average balance purposes.

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

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


                                                Year ended December 31,                      Year ended December 31,
                                                    1997 vs. 1996                                1996 vs. 1995
                                        -------------------------------------        ----------------------------------------
                                         Increase (Decrease) Attributable to          Increase (Decrease) Attributable to
                                        -------------------------------------        ----------------------------------------
                                                              Rate/                                        Rate/
                                         Volume     Rate      Volume     Net          Volume     Rate      Volume    Net
                                        -------------------------------------        ----------------------------------------
                                                                          (In Thousands)
     Interest income on:
      Interest-earning deposits         $   15      $  1    $    -    $    16        $    29    $  (6)     $   (2)    $   21
      Investment securities                (15)      (50)        1        (64)          (148)      44          (8)      (112)
      Loans receivable                   1,130        96        16      1,242            786       (1)          -        785
                                        -------------------------------------        ----------------------------------------
       Total interest income on
              interest-earning assets   $1,130      $ 47    $   17    $ 1,194        $   667    $  37      $  (10)    $  694
                                        -------------------------------------        ----------------------------------------

     Interest expense on:
      Deposit accounts                  $  452      $ 15    $    2    $   469        $   389    $  61      $    7     $   457
      FHLB advances                        166         4         3        173             61       (6)         (2)         53
                                        -------------------------------------        ----------------------------------------
       Total interest expense on
              interest-bearing
              liabilities               $  618      $ 19    $    5       $642        $   450     $ 55      $    5     $   510
                                        -------------------------------------        ----------------------------------------
       Increase (decrease) in net
              interest income           $  512      $ 28    $   12       $552        $   217     $(18)     $  (15)    $   184
                                        =====================================        ========================================


Comparison of Financial Condition at December 31, 1997 and 1996


                        CHANGES IN FINANCIAL CONDITION

Total consolidated assets of KS Bancorp increased by approximately $13.2 million to $114.0 million at December 31, 1997 from $100.8 million at December 31, 1996. Assets at December 31, 1996 increased by approximately $12.5 million from total consolidated assets at December 31, 1995. The increases in assets in 1997 and 1996 were primarily attributable to strong loan demand in Kenly's primary lending markets which was supported by the development and maintenance of deposits within those markets.

Kenly's asset growth has been fueled in part by a series of facilities renovations and replacements which has strengthened its presence in several of its markets. During 1997, Kenly completed renovation of it's home office which now serves as the corporate and accounting headquarters. Continuing the expansion of recent years, Kenly opened its fifth full service branch in Garner on December 15, 1997. Also, during 1997, a Loan Production Office was opened in Knightdale and automated teller machines (ATM's) were placed into service at the Garner and Kenly branch locations. During 1996, Kenly completed renovations on a branch facility in Goldsboro. On April 1, 1996, the newly renovated full service branch facility was opened, increasing Kenly's presence in that market from a loan origination office to a full service branch. During 1996, Kenly completed the construction of a new branch office facility. The new Kenly branch location, while in close proximity to the home office, offers an updated and visible location for all banking traffic. During August, 1995, Kenly completed construction and opened a new branch facility in Wilson, North Carolina replacing an existing branch, which was sold.

Loans increased by $13,491,350 and $11,412,042 during 1997 and 1996, respectively. These increases are attributable to across the board increases in demand for residential mortgage loans, construction loans and equity line loans resulting from the expansion of Kenly's lending area and solidification of its market presence in Clayton, Goldsboro, Wilson and Garner.

Total investments and short-term interest-earning deposits decreased by $946,260 during 1997 after having increased by $802,000 during 1996. Investments securities and short-term interest-earning deposits amounted to $15.1 million at December 31, 1997. The decrease in 1997 was primarily attributable to funding needed to support loan demand and for dividends to shareholders. The increase in 1996 supported the additional liquidity necessary to maintain a larger deposit base.

Savings deposits increased by $7,967,733 during 1997. The increase resulted from management's decision to competively price its deposits in relation to rates being offered in its market areas and was influenced in part by Kenly's increased loan demand and efforts to establish and solidify its market position in 1997. Savings deposits had increased by $11,608,089 during 1996 for similar reasons. Kenly had borrowings from the FHLB of Atlanta of $8,000,000 and $4,000,000 at December 31, 1997 and 1996, respectively. Borrowings were obtained in order to support the increased loan demand.

Stockholders' equity increased by $885,046 during 1997 to $14,606,085 at December 31, 1997 from $13,721,039 at December 31, 1996. Net income of $1,221,100 for 1997 was offset by the payment of $701,901 in cash dividends to stockholders. Additionally, during 1997 the Company reported an increase in net unrealized gains, net of tax effect, of $262,084 on its portfolio of available for sale securities. Such gains were not recognized in income and are shown as a separate component of stockholders' equity. Net income of $825,317 for 1996 was offset by the payment of $766,155 in cash dividends to stockholders, and the repurchase of 20,000 shares of outstanding common stock at a cost of $370,000. Additionally, during 1996 the Company also reported an increase in net unrealized gains, net of tax effect, of approximately $93,318 on its portfolio of available for sale securities. At December 31, 1997, Kenly's capital was substantially in excess of the regulatory levels required by the FDIC and the North Carolina Administrator.


Comparison Of Operating Result For The Years Ended December 31, 1997, 1996 And 1995


                                  NET INCOME

KS Bancorp's net income for the years ended December 31, 1997, 1996, and 1995 was $1,221,100, $825,317 and $1,051,812, respectively. Net income during 1997 was positively affected by an increase in the interest rate spread and a change in the mix of interest-bearing assets towards higher yielding loans. Net income in 1996 would have been approximately $271,000 higher ($.29 a diluted share) than the earnings reported excluding the $436,548 special assessment to recapitalize the Savings Association Insurance Fund (SAIF).

                              NET INTEREST INCOME

Net interest income increased $552,582 or 15.7% during 1997 to $4,077,846 for the year ended December 31, 1997 from $3,525,264 reported for 1996. Net interest income in 1996 increased $183,108 or 5.5% from $3,342,156 in net interest income reported in 1995. During 1997, Kenly's interest rate spread of 3.38% was a slight improvement over the spread of 3.31% in 1996. As market rates remained stable to slightly lower for short-term rates during 1997, the mix and volume of Kenly's interest-earning assets changed to favor higher yielding loans receivable, creating a higher average yield on interest-earning assets.

Although the interest rate sensitivity of Kenly's deposits would typically provide for a positive impact on net interest income in a declining short-term interest rate environment, the Bank's cost of funds actually increased slightly during the year as certain special deposit types were offered to promote deposit activity in conjunction with the Bank's new and relocated branches. However, the impact on net interest income of the increase in cost of interest bearing liabilities was more than offset by the increase in the yield on interest-earning assets. The average balance of interest-earning assets increased significantly during

Comparison of Operating Results for the Years Ended December 31, 1997, 1996 and 1995 (Continued)


1997, primarily a result of the increase in loan demand. The average balance of interest-bearing liabilities increased roughly in proportion to interest-earnings assets, primarily as a result of increases in deposits and borrowings from the FHLB of Atlanta needed to fund loan demand.

                                INTEREST INCOME

Total interest income increased by $1,193,698 to $8,731,390 for the year ended December 31, 1997 from $7,537,692 in 1996. The 1997 increase followed an increase of $695,036 for the year ended December 31, 1996 from $6,842,656 in 1995. During 1997 and 1996, increases in both the average balance of interest-earning assets and yields had a positive impact on interest income. KS Bancorp's yield on interest-earning assets was 8.47% in 1997 as compared to 8.36% in 1996, and its balance of average interest-earning assets increased by approximately $12,948,000 during 1997. In 1996, the yield on interest-earning assets increased slightly, to 8.36% from 8.22% in 1995. However, the balance of average interest-earning assets outstanding increased significantly during 1996, by approximately $6,922,000. During both 1997 and 1996, the growth in interest earning assets was due to an increase in Kenly's loan portfolio which typically yields a much higher rate of return than the Bank's other interest-earning assets.

                               INTEREST EXPENSE

Total interest expense increased by $641,116 for the year ended December 31, 1997 to $4,653,544 following an increase of $511,928 to $4,012,428 for the year ended December 31, 1996 from $3,500,500 for the year ended December 31, 1995. Kenly's average balance of interest-bearing liabilities increased by approximately $11,865,000, $8,916,000, and $2,360,000 during 1997, 1996, and
1995, respectively. Kenly's cost of funds increased by 4 basis points to 5.09% in 1997 from 5.05% in 1996. The Bank's cost of funds increased slightly during 1996 from 4.96% in 1995. During 1997 and 1996, the increase in Kenly's average interest-bearing liabilities contributed more to the increase in interest expense than did the modest increase in the cost of funds. During 1995, the Bank's interest expense increased by $765,654 and was attributable to a 95 basis point increase in its cost of funds. The Bank's cost of funds moved in tandem with overall fluctuations in short-term market rates over the three year period, with only minor variations due to local marketing considerations in the pricing of deposits.

                           PROVISION FOR LOAN LOSSES

Kenly's provision for loan losses amounted to $23,500, $69,000, and $10,000 for 1997, 1996 and 1995, respectively. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Kenly's management believes will be adequate to absorb losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase the provision and resulting allowances is based on factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions.

Kenly's level of nonperforming assets, defined as loans past due 90 days or more and real estate acquired in foreclosure, have remained at low levels throughout the three year period and amounted to .41%, .34%, and .23% as a percentage of total assets at December 31, 1997, 1996 and 1995, respectively. The larger provision in 1996 was attributable to the overall growth in the Bank's loan portfolio. The Bank has adopted policies which it believes provide for prudent and adequate levels of loan loss allowances.

Comparison of Operating Results for the Years Ended December 31, 1997, 1996 and 1995 (Continued)


                              NONINTEREST EXPENSE

Operating expenses decreased by $88,761 to $2,239,808 for the year ended December 31, 1997 from $2,328,569 incurred in 1996. KS Bancorp's operating expenses were $1,746,868 in 1995. The decrease in 1997 was primarily attributable to a decline in SAIF insurance premiums as compared to 1996 as a result of the special assessment charged in 1996. The special SAIF assessment accounted for $436,548 or 75% of the increase in noninterest expense during 1996. The decrease during 1997 was partially offset by an increase in compensation and employee benefits of $216,972, primarily due to an increase in the number of employees associated with the Bank's expanded operations. During 1996, compensation and employee benefits increased by $121,942 for the same reason. Disregarding compensation and employee benefit expense and SAIF premiums and assessment, increases in other noninterest expense categories would have been 17.0% and 3.1% during 1997 and 1996, respectively. The largest component of the increase for 1997 was an increase in advertising of approximately $41,000. Compensation and employee benefits increased by $190,099 in 1995 over amounts expensed in 1994. The majority of such increase was attributable to the bonus compensation plan which is computed based on the number of unexercised stock options and dividends declared during the year as more fully explained in Note 16 to the consolidated financial statements. The increases during the three year period in other noninterest expense also reflect additional data processing, telecommunications, and insurance costs associated with an increased customer base. Federal insurance expense, excluding the special SAIF assessment, was less in 1996 than such amounts reported in 1995 due to a refund of premiums in the fourth quarter of 1996. The refund occurred after the FDIC was able to determine that the special SAIF assessment had sufficiently recapitalized the SAIF insurance fund. In addition, due to the special SAIF assessment, deposit insurance premiums are expected to be less in future years and have a positive impact on future earnings, as was shown during 1997.

                                 INCOME TAXES

Income tax expense amounted to $751,223, $502,389 and $624,860 in 1997, 1996 and 1995, respectively. KS Bancorp's effective income tax rates were 38.1%, 37.8% and 37.3% for the years ended December 31, 1997, 1996, and 1995, respectively.

                    IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of KS Bancorp are primarily monetary in nature and changes in interest rates have a greater impact on KS Bancorp's performance than do the effects of inflation.

                                YEAR 2000 ISSUE

The Year 2000 Issue relates to whether computer systems will properly recognize and process date sensitive information on or after January 1, 2000. Systems that do not properly recognize such information could generate erroneous data or fail. The Bank is heavily dependent on computer systems in the conduct of substantially all of its business activities. Substantially all of the data processing functions of the Bank which could be effected by this problem are provided by an outside third party service bureau. That service bureau has advised the Bank that they expect to have resolved this issue before the year 2000. However, if the service bureau is unable to modify their computer systems to become Year 2000 compliant before that time, the Bank would likely experience significant data processing delays, mistakes, or failures. These delays, mistakes, or failures could have a material adverse impact on the financial condition, liquidity and results of operations of the Bank. Additionally, costs incurred with the resolution of the Year 2000 issue must be expensed. Based upon current assessments and information provided by the service bureau, management does not believe that such costs will be material to the Bank's financial statements.

Independent Auditor's Report                     KS Bancorp, Inc. and Subsidiary


TO THE BOARD OF DIRECTORS
KS BANCORP, INC.
KENLY, NORTH CAROLINA

We have audited the accompanying consolidated statements of financial condition of KS Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KS Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



Raleigh, North Carolina
January 23, 1998

Consolidated Statements of Financial Condition  .  December 31, 1997 and 1996

   ASSETS
                                                                             1997          1996
                                                                        ----------------------------
Cash and cash equivalents:
     Interest-earning                                                   $  4,781,687  $  5,680,182
     Noninterest-earning                                                     851,102       480,054
Investment securities: (Note 3)
     Held to maturity; market value, $3,138,248 ($3,918,064 in 1996)       3,104,261     3,893,665
     Available for sale, at market value                                   6,427,784     5,751,745
     FHLB  stock and other nonmarketable equity securities                   790,300       724,700
Loans receivable, net (Note 4)                                            95,002,402    81,510,872
Accrued interest receivable                                                  689,427       559,305
Real estate acquired in settlement of loans                                        -       265,714
Property and equipment, net (Note 5)                                       2,133,715     1,925,973
Refundable income taxes                                                      178,066       149,558
Prepaid expenses and other assets                                            118,887       298,268
                                                                        --------------------------
               Total assets                                             $113,977,631  $100,840,036
                                                                        ==========================

     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:

     Deposits (Note 6)                                                  $ 90,313,658  $ 82,345,925
     Advances from Federal Home Loan Bank (Note 7)                         8,000,000     4,000,000

     Accounts payable and accrued expenses                                   302,876       189,145
     Advance payments by borrowers for taxes and insurance                    48,446        45,609
     Deferred income taxes (Note 9)                                          706,566       538,318
                                                                        --------------------------
               Total liabilities                                        $ 99,371,546  $ 87,118,997
                                                                        --------------------------

Commitments and contingencies (Notes 10, 12, and 13)
Stockholders' equity (Notes 3, 9, 13, 14, 15 and 16):
     Preferred stock, authorized 5,000,000  shares; none issued         $          -  $          -
     Common stock, no par value, authorized
      20,000,000 shares; issued and outstanding 885,356
           shares in 1997 and 884,191
           in 1996                                                                 -             -
     Additional paid-in capital                                            5,225,975     5,161,212
     Note receivable,  ESOP                                                 (234,000)     (273,000)
     Unrealized gain on securities available for sale, net
      of tax                                                                 716,197       454,113
                                                                        --------------------------
     Retained earnings, substantially restricted                           8,897,913     8,378,714
                                                                        --------------------------
Total stockholders' equity                                              $ 14,606,085  $ 13,721,039
                                                                        --------------------------
                                                                        $113,977,631  $100,840,036
                                                                        ==========================

See Notes to Consolidated  Financial Statements.

Consolidated Statements of Income  .  Years Ended December 31, 1997, 1996 and
1995

                                                                                    1997         1996         1995
                                                                                -------------------------------------
Interest and dividend income:
     Loans                                                                      $8,011,909   $6,771,028     5,984,415
     Investment securities                                                         501,115      556,663       659,379
     Mortgage-backed securities                                                    194,292      102,089       111,566
     Interest-bearing deposits                                                     124,074      107,912       187,296
                                                                                -------------------------------------
          Total interest income                                                 $8,731,390   $7,537,692    $6,842,656
                                                                                -------------------------------------

Interest expense:
     Deposits (Note 6)                                                          $4,275,930   $3,807,239    $3,349,121
     Advances from the FHLB                                                        377,614      205,189       151,379
                                                                                -------------------------------------
          Total interest expense                                                $4,653,544   $4,012,428    $3,500,500
                                                                                -------------------------------------

          Net interest income                                                   $4,077,846   $3,525,264    $3,342,156
                                                                                -------------------------------------

Provision for loan losses (Note 4)                                                  23,500       69,000        10,000
                                                                                -------------------------------------

          Net interest income after provision for loan losses                   $4,054,346   $3,456,264    $3,332,156
                                                                                -------------------------------------

Noninterest income:
     Gain (Loss) on sale of investment securities                               $   (5,994)   $  16,019    $  (20,017)
     Other income                                                                  163,779      183,992       111,401
                                                                                -------------------------------------
                                                                                $  157,785   $  200,011    $  191,384
                                                                                -------------------------------------

Noninterest expense:
     Compensation and benefits (Notes 11, 12, 13 and 16)                        $1,340,730   $1,123,758    $1,001,816
     Occupancy                                                                     114,134       86,865        75,452
     Special SAIF assessment (Note 8)                                                    -      436,548             -
     Equipment maintenance and expense                                             100,908       72,974        71,841
     Data processing and outside service fees                                      171,347      155,874       137,204
     Insurance                                                                     103,008      156,236       188,721
     Other                                                                         409,681      296,314       271,834
                                                                                -------------------------------------
                                                                                $2,239,808   $2,328,569    $1,746,868
                                                                                -------------------------------------

          Income before income taxes                                            $1,972,323   $1,327,706    $1,676,672
                                                                                -------------------------------------

Income taxes: (Note 9):
     Current                                                                    $  743,608   $  515,622    $  559,005
     Deferred                                                                        7,615      (13,233)       65,855
                                                                                -------------------------------------
                                                                                $  751,223   $  502,389    $  624,860
                                                                                -------------------------------------

          Net income                                                            $1,221,100   $ ,825,317    $1,051,812
                                                                                =====================================

Basic earnings per share                                                        $     1.43   $     0.97    $     1.13
                                                                                =====================================
Diluted earnings per share                                                      $     1.30   $     0.89    $     1.06
                                                                                =====================================
Dividends paid per share                                                        $     0.83   $     0.90    $     0.75
                                                                                =====================================

See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Equity . Years Ended December 31, 1997, 1996 and 1995

                                                Additional                         Note             Net
                                                  Paid-in        Retained        Receivable      Unrealized
                                                  Capital        Earnings        From ESOP          Gain            Total
                                              ------------------------------------------------------------------------------
Balance, December 31, 1994                    $  6,853,845    $  7,971,924     $  (351,000)     $    58,441     $ 14,533,210

     Cash dividends paid                                --        (704,184)             --               --         (704,184)
     Repurchase of common stock,
          75,700 shares                         (1,387,358)             --              --               --       (1,387,358)

     ESOP contribution                              28,884              --              --               --           28,884
     Repayment of ESOP note                             --              --          39,000               --           39,000
     Net unrealized gain on securities
          available for sale                            --              --              --          302,354          302,354

     Net income                                         --       1,051,812              --               --        1,051,812
                                              ------------------------------------------------------------------------------
Balance, December 31, 1995                    $  5,495,371    $  8,319,552     $  (312,000)     $   360,795     $ 13,863,718

     Cash dividends paid                                --        (766,155)             --               --         (766,155)
     Repurchase of common stock,
          20,000 shares                           (370,000)             --              --               --         (370,000)
     ESOP contribution                              35,841              --              --               --           35,841
     Repayment of ESOP note                             --              --          39,000               --           39,000
     Net unrealized gain on securities
          available for sale                            --              --              --           93,318           93,318

     Net income                                         --         825,317              --               --          825,317
                                              ------------------------------------------------------------------------------
Balance, December 31, 1996                    $  5,161,212    $  8,378,714     $  (273,000)     $   454,113     $ 13,721,039

     Cash dividends paid                                --        (701,901)             --               --         (701,901)
     ESOP contribution                              58,663              --              --               --           58,663
     Repayment of ESOP note                             --              --          39,000               --           39,000
     Stock options exercised                         8,740              --              --               --            8,740
     Cash payment for fractional shares
          in stock split                            (2,640)             --              --               --           (2,640)
     Net unrealized gain on securities
          available for sale                            --              --              --          262,084          262,084
     Net income                                         --       1,221,100              --               --        1,221,100
                                              ------------------------------------------------------------------------------
Balance, December 31, 1997                    $  5,225,975    $  8,897,913     $  (234,000)     $   716,197     $ 14,606,085
                                              ==============================================================================

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows . Years Ended December 31, 1997, 1996 and 1995

                                                                                1997                1996                1995
                                                                         ------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                          $   1,221,100     $      825,317          $  1,051,812
     Adjustments to reconcile net income to net cash
          provided by operating activities:
          Depreciation                                                         115,685             86,756                69,049
          Amortization of net premiums (discounts)                               8,720             (8,157)               13,313
          Deferred income taxes                                                  7,615            (13,233)               65,855
          Provision for losses on loans                                         23,500             69,000                10,000
          Other gains and losses, net                                           (5,342)           (43,046)               (6,675)
          Gain on redemption of nonmarketable security                              --            (23,188)                   --
          Loss on sale of investment securities                                  5,994              7,169                20,017
          ESOP compensation credited to paid-in capital                         58,663             35,841                28,884
          Changes in assets and liabilities:
              (Increase) decrease in:
                    Prepaid expenses and other assets                          (20,619)           (39,685)               (6,293)
                    Refundable income taxes                                     71,492           (107,775)              (37,843)
                    Accrued interest receivable                               (130,122)           (61,378)               (9,898)
          Increase in:
                    Accrued expenses and other liabilities                     113,731             62,407                12,464
                                                                         ------------------------------------------------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                      $   1,470,417     $      790,028          $  1,210,685
                                                                         ------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sales or maturity of available for sale securities    $   3,494,006     $    2,997,500          $  2,230,469
     Proceeds from maturity of held to maturity securities                     777,362          1,264,385             2,169,584
     Proceeds from redemption of nonmarketable equity securities                    --             50,688                    --
     Purchase of available for sale securities                              (3,750,000)        (1,496,328)             (502,344)
     Purchase of held to maturity securities                                        --           (986,998)           (1,000,000)
     Purchase of nonmarketable equity securities                               (65,600)                --                    --
          Net change in loans receivable                                   (13,578,287)       (11,653,820)           (6,419,161)
     Proceeds from sale of real estate                                         134,204            112,814                63,325
     Proceeds from sale of property and equipment                               16,750            251,945                10,400
     Purchase of property and equipment                                       (340,068)          (758,359)             (635,752)
                                                                         ------------------------------------------------------
          NET CASH USED IN INVESTING ACTIVITIES                          $ (13,311,633)    $  (10,218,173)         $ (4,083,479)
                                                                         ------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                            $   7,967,733     $   11,608,089          $  4,374,391
     Increase (decrease) in advance payments from borrowers
          for taxes and insurance                                                2,837             (5,967)               (4,251)
     Advances from Federal Home Loan Bank                                   12,000,000          2,000,000             2,000,000
     Principal payments for borrowed money                                  (8,000,000)        (1,000,000)                   --
     Principal payment for ESOP debt                                            39,000             39,000                39,000
     Cash dividends paid                                                      (701,901)          (766,155)             (704,184)
     Repurchase of common stock                                                     --           (370,000)           (1,387,358)
     Payments received on exercised options, 1165 shares                         8,740                 --                    --
     Cash paid in lieu of fractional shares on stock split                      (2,640)                --                    --
                                                                         ------------------------------------------------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES                       $ 11,313,769     $   11,504,967          $  4,317,598
                                                                         ------------------------------------------------------
          NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                (527,447)         2,076,822             1,444,804
Cash and cash equivalents:
     Beginning                                                               6,160,236          4,083,414             2,638,510
                                                                         ------------------------------------------------------
     Ending                                                               $  5,632,789     $    6,160,236          $  4,083,314
                                                                         ======================================================

Consolidated Statements of Cash Flows . Years Ended December 31, 1997, 1996 and 1995

     (CONTINUED)

                                                                    1997       1996        1995
                                                                 -------------------------------------
Cash and cash equivalents:
  Interest-bearing                                               $ 4,781,687  $ 5,680,182  $ 3,707,373
  Noninterest-bearing                                                851,102      480,054      376,041
                                                                 -------------------------------------
                                                                 $ 5,632,789  $ 6,160,236  $ 4,083,414
                                                                 =====================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
     Interest                                                    $ 4,651,936  $ 4,008,026  $ 3,484,010
                                                                 =====================================
     Income taxes                                                $   694,825  $   624,995  $   605,203
                                                                 =====================================

SUPPLEMENTAL  DISCLOSURE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:

  Transfer from loans to real estate acquired
     in settlement of loans                                      $    63,257  $   172,778  $   55,396
                                                                 =====================================
  Change in unrealized gain on available for sale securities     $   262,084  $    93,318  $   302,354
                                                                 =====================================

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements   KS Bancorp, Inc. and Subsidiary


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

CONVERSION AND ORGANIZATION OF HOLDING COMPANY: In December 1993, pursuant to a Plan of Conversion approved by its members and regulators, Kenly Savings Bank, Inc., SSB ("Kenly" or the "Bank") amended and restated its charter to effect its conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, and become a wholly-owned subsidiary of KS Bancorp, Inc. ("KS Bancorp" or the "Company") a holding company formed in connection with the conversion. The Company's principal business activities consist solely of the ownership of Kenly, a loan to the ESOP for its purchase of common stock and the investment of its portion of the proceeds received from Kenly's mutual to stock conversion.

The Bank primarily originates one-to-four family residential loans within its primary lending area of Johnston, Wilson, Wayne and Wake counties. The Bank's underwriting policies require such loans to generally be made at 80% loan-to-value based upon appraised values. These loans are secured by the underlying properties.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of KS Bancorp, Inc. and its wholly-owned subsidiary, Kenly. All significant intercompany accounts and transactions have been eliminated in consolidation.

BASIS OF FINANCIAL STATEMENT PRESENTATION:   The accounting and reporting
policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period and disclosures of contingent asset and liabilities. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At times, the Company maintains deposits in correspondent banks in amounts that may be in excess of the FDIC insurance limit.

INVESTMENT SECURITIES:   Debt securities and mortgage-backed securities (MBS's)
classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Such securities will be held until their contractual maturities, and will not be available to be sold even in response to certain conditions such as changes in market interest rate, needs for liquidity, or changes in the ability of and the yield on alternative investments.

Debt securities and marketable equity securities classified as available for sale are carried at market with unrealized holding gains and losses excluded from earnings and reported net of income taxes in a separate component of stockholders' equity until such time as the securities are sold. Such securities may be sold in response to certain conditions such as changes in market interest rates, needs for liquidity, or changes in the availability of and the yield on alternative investments, but are not bought and held principally for the purpose of selling in the near term with the objective of generating profits on short-term differences in price. Gain or loss on sale of these securities is recognized when realized and is based on the cost of specially identified securities.

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

Notes to Consolidated Financial Statements     KS Bancorp, Inc. and Subsidiary

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

The Bank establishes specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due according to the loan terms will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is primarily collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral. The Bank does not currently have any loans which it considers impaired.

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

INCOME TAXES: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary

ADVANCES FROM BORROWERS FOR TAXES AND INSURANCE: Certain borrowers make monthly payments, in addition to principal and interest, in order to accumulate funds from which the Bank can pay the borrowers' property taxes and insurance premiums.

RETIREMENT PLANS: The Bank's employee stock ownership plan (the "ESOP") covers substantially all of its employees. Contributions to the plan are based upon amounts necessary to fund the amortization requirements of the ESOP's debt to the Company, subject to compensation limitations, and are charged to expense. The Bank has a defined contribution retirement plan which covers substantially all of its employees. The annual contribution to the plan is based on employee compensation and the Bank's policy is to fund plan costs as they accrue. The plan is fully funded and there are no accrued unfunded amounts.

The Bank also has a 401(k) retirement plan which is available to substantially all employees. The Bank matches voluntary contributions by participating employees.

EARNINGS PER SHARE: The Bank adopted statement of Financial Accounting Standards No. 128 during the year ended December 31, 1997. This statement requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for all periods presented. The basic and diluted weighted average shares outstanding are as follows:

                                                                   1997     1996     1995
                                                                  -------------------------
Weighted average shares outstanding                               885,069  889,640  976,504
Less weighted average unallocated ESOP shares                      33,138   38,337   43,537
                                                                  -------------------------
 Weighted average outstanding shares used for basic EPS           851,931  851,303  932,967
Plus incremental shares from assumed issuance of stock options     90,544   73,645   63,354
                                                                  -------------------------
 Weighted average outstanding shares used for diluted EPS         942,475  924,948  996,321
                                                                  =========================

There were no adjustments required to be made to net income in the computation of diluted earnings per share.


OFF-BALANCE-SHEET RISK: The Bank is a party to financial instruments with off-balance-sheet risk such as commitments to extend credit and equity lines of credit. Management assesses the risk related to these instruments for potential loss.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The estimated fair values required under SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to develop the estimates of fair value. Accordingly, the estimates presented in the accompanying Note 2 for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary


The fair value estimates presented in Note 2 are based on pertinent information available to management as of December 31, 1997 and 1996, respectively.
Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

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

     LOANS RECEIVABLE: The fair value for substantially all loans has been estimated by discounting the projected future cash flows at December 31, 1997 and 1996, using the rate on that date at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit for any nonperforming loans. contractual lives of the loans. risk factor to approximate the Certain prepayment assumptions For certain loans which are adjustment that would be applied have also been made depending indexed and adjust with prime, in the marketplace upon the original the carrying basis is considered to approximate fair value.

     DEPOSITS: The fair value of deposits with no stated maturities, including transaction accounts and passbook savings accounts is estimated to be value of certificates of deposit is estimated using the rates equal to the amount payable on is based upon the discounted offered on December 31, 1997 demand as of December 31, 1997 value of future contractual cash and 1996 for deposits of and 1996. The fair flows. The discount rate similar remaining maturities.

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

FUTURE REPORTING REQUIREMENTS: The Company is required to adopt SFAS No. 130, "Reporting Comprehensive Income" in 1998.

SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Statement does not require a specific format for that financial statement, but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. It is not expected that this statement will materially affect the presentation of the Company's financial statement

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary


NOTE 2. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1997 and 1996.

                                                            1997                             1996
                                             --------------------------------------------------------------
                                                 Carrying           Fair         Carrying            Fair
                                                  Amount           Value          Amount            Value
                                             --------------------------------------------------------------
Financial Assets:
     Cash and cash equivalents               $    5,632,789  $   5,632,789  $    6,160,236   $    6,160,236
     Accrued interest receivable                    689,427        689,427         559,305          559,305
     Investment securities:
          Held to maturity                        3,104,261      3,138,248       3,893,665        3,918,064
          Available for sale                      6,427,784      6,427,784       5,751,745        5,751,745
          Nonmarketable equity securities           790,300        790,300         724,700          724,700
          Loans receivable                       95,002,402     95,338,445      81,510,872       81,589,000
Financial Liabilities:
     Deposits                                    90,313,658     90,604,956      82,345,925       82,699,000
     Federal Home Loan Bank advances              8,000,000      8,006,752       4,000,000        3,994,000


Notes to Consolidated Financial Statements   KS Bancorp, Inc. and Subsidiary


NOTE 3. INVESTMENT SECURITIES

Investment securities consist of the following:

                                                                        1997
                                                ------------------------------------------------------
                                                               Gross          Gross        Estimated
                                                 Amortized   Unrealized     Unrealized       Market
                                                   Cost         Gains         Losses         Value
                                                ------------------------------------------------------
Held to maturity:
     Debt securities:
          Federal agency securities             $1,499,250      $  780   $   (2,845)      $ 1,497,185
          Corporate securities                   1,500,099           -          (19)        1,500,080
          Mortgage-backed securities             1,104,912      36,071            -         1,140,983
                                                ------------------------------------------------------
                                                 3,104,261      36,851       (2,864)        3,138,248
                                                ------------------------------------------------------

Available for sale:
     Debt securities:
          US Treasury securities                 1,995,696      10,084            -         2,005,780
          Federal agency securities              3,250,000      18,945         (390)        3,268,555
     Marketable equity securities:
          Federal Home Loan Mortgage
               Corporation stock                    26,931   1,126,518            -         1,153,449
                                                ------------------------------------------------------
                                                 5,272,627   1,155,547         (390)        6,427,784
                                                ------------------------------------------------------

Nonmarketable equity securities:
     Federal Home Loan Bank stock                  786,800           -            -           786,800
     Central Service Corporation stock               3,500           -            -             3,500
                                                ------------------------------------------------------
                                                   790,300           -            -           790,300
                                                ------------------------------------------------------
                                                $9,167,188  $1,192,398   $   (3,254)      $10,356,332
                                                ======================================================

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary


                                                                     1996
                                             -----------------------------------------------------
                                                               Gross        Gross       Estimated
                                                Amortized   Unrealized   Unrealized      Market
                                                  Cost         Gains       Losses        Value
                                             -----------------------------------------------------
Held to maturity:
     Debt securities:
          Federal agency securities           $  1,998,521  $      310   $  (13,206)  $  1,985,625
          Corporate securities                     502,559         836            -        503,395
          Mortgage-backed securities             1,392,585      36,459            -      1,429,044
                                             ------------------------------------------------------
                                                 3,893,665      37,605      (13,206)     3,918,064
                                             ------------------------------------------------------

Available for sale:
     Debt securities:
          US Treasury securities                 2,992,374      14,012       (1,626)     3,004,760

     Marketable equity securities:
          Adjustable-rate mortgage-
               backed securities
               mutual fund                       2,000,000           -      (11,988)     1,988,012
     Federal Home Loan
               Mortgage Corporation stock           26,931     732,042            -        758,973
                                             ------------------------------------------------------
                                                 5,019,305     746,054      (13,614)     5,751,745
                                             ------------------------------------------------------

Nonmarketable equity securities:
     Federal Home Loan Bank stock                  721,200           -            -        721,200
     Central Service Corporation stock               3,500           -            -          3,500
                                             ------------------------------------------------------
                                                   724,700           -            -        724,700
                                             ------------------------------------------------------
                                              $  9,637,670  $  783,659   $  (26,820)  $ 10,394,509
                                             ======================================================

The amortized cost and estimated market value of debt securities at December 31, 1997 by contractual maturity are as shown below:

                                                              1997
                                                  --------------------------
                                                                 Estimated
                                                   Amortized      Market
                                                     Cost         Value
                                                  --------------------------
Held to maturity:
  Due in less than one year                        $  999,349   $  996,875
  Due in one year through five years               $1,000,000   $1,000,390
                                                  --------------------------
                                                   $1,999,349   $1,997,265
                                                  ==========================

Available for sale:
  Due in less than one year                        $  500,000   $  500,000
  Due in one year through five years                4,245,696    4,265,585
  Due in greater than five years                      500,000      508,750
                                                  --------------------------
                                                   $5,245,696   $5,274,335
                                                  ==========================

                                                   $7,245,045   $7,271,600
                                                  ==========================

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary


The amortized cost and estimated market value of mortgage-backed securities by contractual maturities are not reported because the underlying loans may be prepaid without penalty and the actual maturities may and often are significantly different from contractual maturities.

Summarized below is the sales activity in available for sale investment securities:

                                                                           Year Ended December 31,
                                                            --------------------------------------------------
                                                                   1997             1996              1995
                                                            --------------------------------------------------
Cost of investment securities sold                          $   2,000,000      $   504,669     $   2,250,486
Proceeds from sales of available for sale securities        $  (1,994,006)     $  (497,500)       (2,230,469)
                                                            --------------------------------------------------
Realized losses                                             $       5,994      $     7,169     $      20,017
                                                            ==================================================

The change in net unrealized gains and losses shown as a separate component of equity for the years ended December 31, 1997, 1996 and 1995 is shown below:

                                                                   1997             1996              1995
                                                            --------------------------------------------------
Balance in equity component, beginning                      $     454,113      $   360,795     $      58,441
  Change in net unrealized gains                                  422,717          150,511           487,670
  Less change in deferred income taxes                           (160,633)         (57,193)         (185,316)
                                                            --------------------------------------------------
Balance in equity component, ending                         $     716,197      $   454,113     $     360,795
                                                            ==================================================

The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of one percent of its outstanding residential mortgage loans or one-twentieth of its outstanding advances. No ready market exists for the stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value equal to its cost. The Central Service Company stock is also of limited marketability and is assumed to have a market value equal to its cost.

Certain investment securities with amortized costs of $2,997,782 and market values of $3,015,310 at December 31, 1997 were pledged to secure public deposits or were pledged in connection with the Bank's depository relationship with the Federal Reserve.

NOTE 4. LOANS RECEIVABLE
Loans receivable consist of the following:

                                                        December 31,
                                                ---------------------------
                                                    1997           1996
                                                ---------------------------
  Mortgage loans:
    Conventional first mortgage loans           $79,000,713    $70,427,354
    Construction loans                           10,860,702      8,104,700
    Equity-line loans                             8,749,923      7,457,383
  Loans on deposit accounts                         333,834        194,225
  Consumer loans                                    474,506              -
                                                ---------------------------
                                                 99,419,678     86,183,662
                                                ---------------------------
  Less:
    Undisbursed portion of loans in process       3,812,112      4,124,737
    Unamortized loan fees                           279,797        246,186
    Allowance for loan losses                       325,367        301,867
                                                ---------------------------
                                                  4,417,276      4,672,790
                                                ---------------------------
                                                $95,002,402    $81,510,872
                                                ===========================
Weighted average yield                                 8.76%          8.62%

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary

The following summarizes transactions in the allowance for loan losses:

                                                                      Years Ended December 31,
                                                         -------------------------------------------------
                                                                 1997             1996            1995
                                                         -------------------------------------------------
  Balance, beginning                                     $       301,867   $      232,867  $      222,867
     Provision for loan losses                                    23,500           69,000          10,000
                                                         -------------------------------------------------
  Balance, ending                                        $       325,367   $      301,867  $      232,867
                                                         =================================================

Loans delinquent more than 90 days amounted to approximately $533,000 and $274,000 at December 31, 1997 and 1996, respectively. These loans are primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans is not required. Interest income that would have been recorded on nonaccrual loans totaled $15,061, $8,241 and $9,157 for the years ended December 31, 1997, 1996 and 1995, respectively.

Loans outstanding to the Company's officers and directors (including their affiliates) are shown below. Originations in 1996 include existing principal balances of a director appointed during 1996. In the opinion of management, these loans were made at lending terms and rates available to the general public and do not involve more than normal risks of collectibility.

                                                         Years Ended December 31,
                                                      ------------------------------
                                                             1997           1996
                                                      ------------------------------
  Balance, beginning                                   $  1,019,000    $   228,000
  Originations                                              263,000        839,000
  Repayments                                                (60,000)       (48,000)
                                                      ------------------------------
  Balance, ending                                      $  1,222,000    $ 1,019,000
                                                      ==============================

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                         Years Ended December 31,
                                                      ------------------------------
                                                             1997           1996
                                                      ------------------------------
  Land                                                 $   363,812     $   363,812
  Buildings                                              1,559,966       1,511,380
  Furniture and equipment                                  868,334         672,722
  Construction in progress                                       -             685
                                                      ------------------------------
                                                         2,792,112       2,548,599
  Accumulated depreciation                                (658,397)       (622,626)
                                                      ------------------------------
                                                       $ 2,133,715     $ 1,925,973
                                                      ==============================

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary


NOTE 6. DEPOSITS

Deposits consist of the following:

                                                  December 31,
                                          ---------------------------
                                               1997           1996
                                          ---------------------------
  Passbook accounts, 3.00%                $  3,448,166   $ 3,510,143
  NOW accounts, 2.25% to 2.90%               4,832,320     4,489,501
  Money market deposit accounts, 3.05%       5,440,958     4,868,957
  Noninterest-bearing accounts               3,156,994     3,389,833
                                          ---------------------------
                                            16,878,438    16,258,434
                                          ---------------------------
  Certificates:
     3.00%-4.50%                               978,679       468,627
     4.51%-6.50%                            70,068,355    62,618,653
     6.51%-8.50%                             2,369,566     2,845,214
     8.51%-9.15%                                     -       137,985
                                          ---------------------------
                                            73,416,600    66,070,479
                                          ---------------------------
                                            90,295,038    82,328,913
  Accrued interest payable                      18,620        17,012
                                          ---------------------------
                                          $ 90,313,658   $82,345,925
                                          ===========================

  Weighted average cost of funds                 5.20%         5.11%
                                          ===========================

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary

Certificate accounts are summarized by maturity at December 31, 1997 as follows:


                             1998            1999         2000         Thereafter       Total
                        -------------------------------------------------------------------------
3.00%--4.50%            $    884,327    $    94,352    $         -     $       -    $    978,679
4.51%--6.50%              59,194,088      9,174,705      1,493,531       206,031      70,068,355
6.51%--8.50%               2,042,148        327,418              -             -       2,369,566
                        -------------------------------------------------------------------------
                        $ 62,120,563    $ 9,596,475    $ 1,493,531     $ 206,031    $ 73,416,600
                        =========================================================================

The aggregate amount of certificates of deposit included in the table above with a denomination of $100,000 or greater is shown below:

  Maturity                                                                     Amount
  --------------------------------------------------------------------------------------
  Less than 3 months                                                       $  4,707,230
  3 to 6 months                                                               4,377,739
  6 to 12 months                                                              5,754,406
  More than 12 months                                                         2,782,113
                                                                           -------------
                                                                           $ 17,621,488
                                                                           =============

Interest expense on deposits is summarized below:

                                                                  Years Ended December 31,
                                                     ------------------------------------------------
                                                          1997                 1996           1995
                                                     ------------------------------------------------
Passbook accounts                                    $   104,214          $    99,743    $    97,810
NOW and money market accounts                            283,988              210,535        189,343
Certificates                                           3,896,358            3,504,973      3,086,523
                                                     ------------------------------------------------
                                                       4,284,560            3,815,251      3,373,676
Forfeitures                                               (8,630)              (8,012)       (24,555)
                                                     ------------------------------------------------
                                                     $ 4,275,930          $ 3,807,239    $ 3,349,121
                                                     ================================================

NOTE 7. ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consist of the following:

               Maturing in         Interest
  Type         Year Ending           Rate
---------------------------------------------
Fixed             1997               5.74%
Fixed             1998               6.05%
Fixed             1998               5.93%
Fixed             1999               6.31%
Fixed             1999               6.28%

             December 31,
----------------------------------
      1997                1996
----------------------------------
$          -         $  2,000,000
   2,000,000            2,000,000
   2,000,000                    -
   2,000,000                    -
   2,000,000                    -
----------------------------------
$  8,000,000         $  4,000,000
==================================

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by all stock in the FHLB and qualifying first mortgage loans pledged in the form of a blanket floating lien. Book value of qualifying loans is in excess of outstanding borrowings.

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary


NOTE 8. SPECIAL ASSESSMENT

On September 30, 1996, the "Deposit Insurance Funds Act of 1996" was signed into law. The legislation included a special assessment to recapitalize the Savings Association Insurance Fund (SAIF) up to its statutory goal of 1.25% of insured deposits. The assessment required the Bank to pay an amount equal to approximately 65.7 basis points of its SAIF assessable deposit base as of March 31, 1995, which resulted in a charge to income during the year ended December 31, 1996 of $436,548.

NOTE 9. INCOME TAXES

Under the Internal Revenue Code, the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses in 1996. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. The Bank used the percentage of taxable income method to compute its deductions in 1996.

Legislation passed in 1996 eliminates the percentage of taxable income method as an option for computing bad debt deductions. The Bank will still be permitted to take deductions for bad debts, but will be required to compute such deductions using an experience method. The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $748,000. The tax associated with the recaptured reserves is approximately $284,000. The recapture was scheduled to begin with the Bank's 1996 year, but can be delayed up to two years if the Bank originates a certain level of residential mortgage loans over the next two years. The Bank was eligible for deferral in 1997 and 1996. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary


Deferred taxes have been provided for certain increases in tax bad debt reserves subsequent to December 31, 1987 which are in excess of additions to recorded loan loss allowances. However, at December 31, 1997, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of $1,221,000 for which no deferred taxes have been provided, because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. In the future, if the Bank does not meet the income tax requirements necessary to permit the decution of an allowance for bad debts, the Bank's effective tax rate would be increased to the maximum percent under existing law. Unrecorded deferred income taxes on pre 1988 tax bad debt reserves amounted to approximately $465,000 at December 31, 1997.

Deferred income taxes consist of the following:

                                                                                       December 31,
                                                                                  ----------------------
                                                                                     1997         1996
                                                                                  ----------------------
Deferred tax assets:
     Deferred loan fees                                                           $  15,162    $  18,607
     Allowance for loan losses                                                      123,639      114,709
     Deferred compensation and directors' death benefits                             34,854       32,157
                                                                                  ----------------------
          Total deferred tax assets                                                 173,655      165,473
                                                                                  ----------------------
Deferred tax liabilities:
     Excess accumulated tax depreciation                                             73,859       58,062
     Federal Home Loan Bank stock basis                                              83,334       83,334
     Tax bad debt reserves                                                          284,068      284,068
     Unrealized net appreciation, investments                                       438,960      278,327
                                                                                  ----------------------
          Total deferred tax liabilities                                            880,221      703,791
                                                                                  ----------------------
               Net deferred tax liabilities                                       $(706,566)   $(538,318)
                                                                                  ======================

Income tax expense differs from the federal statutory rate of 35% as follows:

                                                                         Years Ended December 31,
                                                                      ------------------------------
                                                                       1997        1996        1995
                                                                      ------------------------------
     Income tax expense at statutory federal rate                      35.00%       35.00%    35.00%
     Increase (decrease) in income taxes resulting from:
          Nondeductible expenses                                        1.06         2.62      0.31
          State income taxes, net of federal benefit                    3.43         3.17      2.82
          Other, net                                                   (1.40)       (2.95)    (0.86)
                                                                      ------------------------------
                                                                       38.09%       37.84%    37.27%
                                                                      ==============================

NOTE 10. CONCENTRATION OF CREDIT RISK AND OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and equity lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party, to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary

A summary of the contract amount of the Bank's exposure to off-balance-sheet risk is as follows:

                                                                                           December 31,
                                                                                   --------------------------
                                                                                         1997         1996
                                                                                   --------------------------
     Financial instruments whose contract amounts represent credit risk:
          Commitments to extend credit, mortgage loans                             $    459,000  $    497,000
          Undisbursed equity lines of credit                                          6,248,000     5,506,000

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

NOTE 11. RETIREMENT PLANS

The Bank has a 401(k) retirement plan which contains provisions for specified matching contributions by the Bank. The Bank funds contributions as they accrue and 401(k) expense totaled $5,184, $4,553 and $5,949 for the years ended December 31, 1997, 1996 and 1995, respectively.

In addition, the Bank has established a defined contribution retirement plan which covers substantially all employees. Contributions to the plan are discretionary and determined annually by the Bank's Board of Directors. The Bank funds contributions as they accrue and retirement expense amounted to $49,052, $38,529 and $34,496 for the years ended December 31, 1997, 1996 and 1995, respectively.

The accounting and reporting aspects of the Bank's ESOP plan are described in
Note 13.

NOTE 12. DEFERRED COMPENSATION FOR DIRECTORS

The Bank has enacted a deferred compensation plan for its directors to be paid in the form of death benefits. The death benefits vest to each director in amounts ranging from $2,000 to a maximum of $20,000 for each year of service to the Bank beginning with the first year of service to the fifth year. At December 31, 1997 and 1996, the Bank had accrued $66,741 and $63,866, respectively, which represents the present value of the death benefits based on directors' life expectancies. Expense associated with the plan amounted to $2,875, $36,455 and $12,000 for 1997, 1996 and 1995, respectively.

NOTE 13. EMPLOYEE STOCK OWNERSHIP PLAN

The Bank has established an employee stock ownership plan (the "ESOP") to benefit employees with 1,000 hours of annual service and who have attained age
21. The ESOP is funded by contributions made by the Bank.

The ESOP borrowed funds from the Company to partially finance its purchase of 5% of the common stock of the Company sold during the Bank's mutual to stock conversion. The loan bears interest at 7.5% and matures December 29, 2003. The loan will be repaid by the ESOP with contributions made by the Bank and earnings on the ESOP's assets. At December 31, 1997 and 1996 the outstanding balance of the loan receivable from the ESOP was $234,000 and $273,000 respectively, which is presented as a reduction of stockholders' equity. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. The ESOP originally purchased 53,931 shares of common stock. At December 31, 1997 and 1996, 31,200 and 36,400 shares, respectively, had not been allocated. Based upon the market value of the Company's stock at December 31, 1997 and 1996, the fair value of the unallocated shares amounted to approximately $772,200 and $543,000 at December 31, 1997 and 1996, respectively.

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements.

Contributions are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

The Company has the obligation to redeem the holdings of plan participants in the event participants request the Company to do so upon their retirement and if shares cannot be sold through the open market. The market value of the ESOP shares less the principal balance on the ESOP loan is approximately $1.1 million.

The Bank has charged expense for $97,662, $74,842 and $67,884 for years ended December 31, 1997, 1996 and 1995 respectively in connection with the ESOP. The expense for 1997, 1996 and 1995 includes, in addition to the cash contribution necessary to fund the ESOP's annual principal and interest installment on the loan to the Company, $58,663, $35,841 and $28,884, respectively, which represents the difference between the fair market value of the shares which have been committed to be released to participants, and the cost of these shares to the ESOP.

Notes to Financial Statements  KS Bancorp, Inc. and Subsidiary


NOTE 14. REGULATORY MATTERS

The Bank is subject to the capital requirements of the FDIC and the Administrator of the North Carolina Savings Institutions Division.

The FDIC requires the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and common stockholders' equity, less any intangible assets) to total assets of 3%. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The North Carolina Administrator requires a net worth equal to at least 5% of total assets. At December 31, 1997, the Bank complied with all the capital requirements as shown below:


                                                                December 31, 1997
                                        ---------------------------------------------------------------
                                             Leverage         Tier I                            NC
                                             Ratio of         Risk-           Risk-           Savings
                                              Tier I         Adjusted         Based            Bank
                                             Capital          Capital         Capital         Capital
                                        ---------------------------------------------------------------
Consolidated stockholders' equity at
     December 31, 1997                      $ 14,606,085    $ 14,606,085    $14,606,085   $ 14,606,085
     Unrealized gain on securities              (716,197)       (716,197)      (716,197)      (716,197)
          Holding company's equity
               at December 31, 1997             (307,309)       (307,309)      (307,309)      (307,309)
          Core deposit intangible                 (2,972)         (2,972)        (2,972)        (2,972)
          Loan loss allowances                         -               -        325,367        325,367
                                        ---------------------------------------------------------------
Regulatory capital                            13,579,607      13,579,607     13,904,974     13,904,974
Minimum capital requirement                    3,345,365       2,316,455      4,632,911      5,682,890
                                        ---------------------------------------------------------------
                                            $ 10,234,242    $ 11,263,152    $ 9,272,063   $  8,222,084
                                        ===============================================================
Total tangible Bank only assets
     at December 31, 1997                                                                 $113,657,799
Average tangible Bank only assets
     December 31, 1997 quarter              $111,512,161
Risk-weighted Bank only assets at
     December 31, 1997                                      $ 57,911,381    $57,911,381
Capital as a percentage of assets:
     Actual                                        12.18%          23.45%         24.01%         12.23%
     Required                                       3.00%           4.00%          8.00%          5.00%
                                        ---------------------------------------------------------------
     Excess                                         9.18%          19.45%         16.01%          7.23%
                                        ===============================================================

Under the FDIC prompt corrective action regulations, a savings institution is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier I capital to risk-weighted assets is at least 6.0%, and its ratio of Tier I capital to total average assets is at least 5.0%. The Bank meets all of the above requirements at December 31, 1997 and is considered to be well capitalized under the prompt corrective action regulations.

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

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary

will cease to exist if the funds in the related deposit account are withdrawn. The interest of an eligible account holder in the liquidation account will never be increased, even if there is an increase in the related deposit account after March 31, 1993.

Subject to applicable law, the Board of Directors of Kenly and KS Bancorp, Inc. may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement. For a period of five years after its conversion from mutual to stock form, Kenly Savings Bank must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to KS Bancorp on its capital stock in an amount in excess of one-half of the greater of (i) the institution's net income for the most recent fiscal year end or (ii) the average of the institution's net income after dividends for the most recent fiscal year-end and not more than two of the immediately preceding fiscal year ends. In practice, the NC Administrator requires that a savings bank request approval before paying any dividends. During 1997 and 1996, the Bank paid dividends to KS Bancorp of $300,000 and $150,000, respectively.

As a North Carolina-chartered savings bank, the Bank is required to maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under North Carolina regulation allows for the inclusion of mortgage-backed securities and other investments with readily marketable values, including investments with maturities in excess of five years. The Bank's liquidity ratio on December 31, 1997, as computed under North Carolina regulations, was approximately 14%.

NOTE 15. STOCK DIVIDEND

On June 25, 1997, the Bank effected a four for three stock dividend for shareholders of record on June 10, 1997. As a result of the stock dividend, the Bank issued 221,219 shares of common stock and all prior period share information included in the financial statements has been restated.

NOTE 16. STOCK OPTION AND BONUS COMPENSATION PLAN

The Company has an Employee Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to certain key employees, and a Nonqualified Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to nonemployee directors. An aggregate of 107,681 and 53,928 shares of common stock were reserved under the plans. The exercise price of the options is not less than 100% of the fair value of the common stock on the date the option was granted and pursuant to the plan, options may not be exercised until specified time restrictions have lapsed and option periods may not exceed ten (10) years.

There were no stock option transactions during 1995 and 1996. During 1997, 1,165 options were exercised under the Nonqualified Stock Option Plan. Remaining options outstanding at December 31, 1997 were 100,956 and 52,762 for the Employee Stock Option Plan and the Nonqualified Stock Option Plan, respectively. At December 31, 1997, all 153,718 options were exercisable.

The options are all exercisable at an option price of $7.50 per share and expire in December, 2003. The Company uses the accounting methods prescribed in APB Opinion No. 25 "Accounting for Stock Issued to Employees" to value the compensation cost associated with the stock options. The stock options were issued in 1993 at an option price equal to the fair value of the Company's common stock and therefore no compensation expense has been reported in earnings.

Additionally, the Company has a bonus compensation plan which provides that incentive compensation will be payable annually to those directors and employees who hold unexercised options issued pursuant to the Employee Stock Option Plan and the Nonqualified Stock Option Plan for Directors. Incentive compensation will be paid annually equal to the number of unexercised options granted under the plans times the amount of dividends declared per common share outstanding. Compensation expense amounted to $117,992, $128,720, and $111,716 in connection with the plan during 1997, 1996 and 1995, respectively.

Notes to Financial Statements  KS Bancorp, Inc. and Subsidiary

NOTE 17. PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements for KS Bancorp, Inc. as of and for the year ended December 31, 1997:


                           CONDENSED BALANCE SHEETS
                          DECEMBER 31, 1997 AND 1996

                                                                                1997             1996
                                                                          ---------------   -------------
Assets:
     Cash                                                                   $   256,285     $    126,695
     Investment securities available for sale                                         -          500,235
     Investment in Kenly Savings Bank, SSB                                   14,298,776       13,064,504
     Accrued interest receivable                                                      -            4,752
     Other assets                                                                60,575           42,739
                                                                          -------------------------------
                                                                            $14,615,636      $13,738,925
                                                                           ==============================
Liabilities and Stockholders' Equity:
     Liabilities:
          Other liabilities                                                 $     9,551      $    17,886
     Stockholders' Equity:
          Common stock, no par value, 20,000,000 shares authorized,
             issued and outstanding 885,356 in 1997 and 884,191 in 1996               -              -
          Additional paid-in capital                                         12,134,995       12,070,232
          receivable --ESOP                                                    (234,000)        (273,000)
          Unrealized gain on securities available for sale, net of tax          716,197          454,113
          Retained earnings, substantially restricted                         1,988,893        1,469,694
                                                                          -------------------------------
                                                                            $14,615,636      $13,738,925
                                                                          ===============================

                         CONDENSED STATEMENT OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                       1997        1996
                                                   -----------------------
Investment income                                  $   45,936   $  76,302
Equity in earnings of Kenly Savings Bank, SSB       1,214,045     791,269
Amortization of organization costs                     (1,811)     (1,810)
Other expense                                         (34,438)    (24,114)
Income tax expense                                     (2,632)    (16,330)
                                                   -----------------------
                                                   $1,221,100   $ 825,317
                                                   =======================

Notes to Consolidated Financial Statements  KS Bancorp, Inc. and Subsidiary

                       CONDENSED STATEMENT OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                               1997                        1996
                                                                           -----------------------------------------
Cash Flows from Operating Activities:
     Net income                                                                $ 1,221,100             $   825,317
     Noncash items included in net income:
          Amortization of organization costs and discounts                           2,883                 (11,117)
          Loss on sale of investment
          Equity in earnings of Kenly Savings Bank                              (1,214,045)               (791,269)
          Change in assets and liabilities:
          Decrease in accrued interest                                               4,751                  24,103
          Decrease (increase) in other assets                                      (19,645)                 20,161
          Decrease in net amount due from/to Kenly Savings Bank, SSB                     -                       -
          Increase (decrease) in other liabilities                                  (8,653)                  3,410
                                                                               ------------------------------------
            Net cash provided by (used in) operating activities                    (13,609)                 70,605
                                                                               ------------------------------------
Cash Flows from Investing Activities:
     Purchase of available for sale securities                                           -               (501,172)
     Purchase of held to maturity securities                                             -               (486,998)
     Proceeds from maturities of available for sale securities                     500,000                500,000
     Proceeds from maturities of held to maturity investment securities                  -              1,000,000
     Upstream dividend received from Kenly Savings Bank                            300,000                150,000
                                                                               -----------------------------------
            Net cash provided by investing activities                              800,000                661,830
                                                                               -----------------------------------
Cash Flows from Financing Activities:
     Cash dividends paid                                                          (701,901)              (766,156)
     Repayment of ESOP debt                                                         39,000                 39,000
     Purchase of common stock for retirement                                             -               (370,000)
     Payout for fractional common stock shares                                      (2,640)                     -
     Exercise of stock options                                                       8,740                      -
                                                                               -----------------------------------
     Net cash used in financing activities                                     $  (656,801)           $(1,097,156)
                                                                               -----------------------------------
Net increase in cash                                                           $   129,590            $  (364,721)
     Cash--beginning                                                               126,695                491,416
                                                                               -----------------------------------
     Cash--ending                                                              $   256,285            $   126,695
                                                                               ===================================
Supplemental Disclosures of Cash Flow Information
     Cash payments for taxes                                                   $       800            $         -


Corporate Information        KS Bancorp, Inc. and Subsidiary

                            DIRECTORS AND OFFICERS

BOARD OF DIRECTORS

H. ELWIN WATSON
Chairman of the Board
Retired
Watson Hardware & Oil Company
Kenly, NC

J. HAYDEN WIGGS
Vice Chairman of the Board
Retired
Owner, Wiggs Dry Cleaners
Selma, NC

ROBERT E. FIELDS
Owner, Fields Appraisal, Inc.
Kenly, NC

R. HAROLD HINNANT
President
Kenly Motors and Parts, Inc.
Kenly, NC

HAROLD T. KEEN
President, CEO
KS BANCORP, INC and
Kenly Savings Bank, Inc., SSB
Kenly, NC

JAMES C. PARKER
Partner, Parker and Parker PA
Goldsboro, NC

R. ELTON PARRISH
President
Parrish Funeral Home
Selma, NC

RALPH EDWARD SCOTT, JR.
Self-employed Farmer
Kenly, NC

JAMES C. WOODARD
Owner, J. & J. Appraisal, Inc.
Selma, NC


EXECUTIVE OFFICERS

HAROLD T. KEEN
President and CEO

WILLIAM C. CLARKE
Senior Vice President

KEVIN J. JORGENSON
Senior Vice President

HELEN B. POLLOCK
Treasurer and Assistant Secretary


CORPORATE OFFICE

P.O. Box 219
207 West Second Street
Kenly, NC  27542
(919) 284-4157

STOCK TRANSFER AGENT

First Citizens Bank & Trust
Corporate Trust Department
P.O. Box 29522
Raleigh, NC  27626

SPECIAL LEGAL COUNSEL

Brooks, Pierce, McLendon, Humphrey & Leonard, LLP
P.O. Box 26000
Greensboro, NC  27420

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

MCGLADREY & PULLEN, LLP
2418 Blue Ridge Road
P.O. Box 10366
Raleigh, NC  27605

ANNUAL MEETING

The 1998 Annual Meeting of shareholders of KS Bancorp, Inc., will be held at 7:00 p.m. on May 5, 1998 in the Corporate Office, 207 West Second Street, Kenly, North Carolina.

FORM 10-K

A COPY OF FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST TO HAROLD T. KEEN, PRESIDENT, KS BANCORP, P.O. BOX 219, KENLY, NC 27542.

COMMON STOCK

The Company had 885,356 shares of Common Stock outstanding which were held by approximately 347 holders of record (excluding shares held in street name) as of January 28, 1998. Transactions in the pink sheets of the National Quotation Bureau, Inc.

                                                      KS Bancorp, Inc.


The table below reflects the stock trading and dividend payment frequency of the Company for the two-year period ended December 31, 1997. For further information regarding the Company's dividend policy and restrictions on dividends paid by the Bank to the Company, please refer to note 14 of the notes to consolidated financial statements. Stock prices reflect bid prices between broker-dealers, prior to any mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

                                Dividends            Stock Price
                         -------------------      ------------------
                         Regular     Special       High        Low
                         -------------------      ------------------
1997:

First Quarter (1)        $0.11     $    -         $16 1/8   $14 7/8

Second Quarter (1)        0.12          -          19 1/8    14 3/8

Third Quarter             0.15          -          18 1/2    17

Fourth Quarter            0.15       0.30          25 1/2    18


1996:

First Quarter (1)        $0.11      $   -        $ 14 1/2   $13 1/8

Second Quarter (1)        0.11          -          14 1/2    13

Third Quarter (1)         0.11          -          15        13 1/2

Fourth Quarter (1)        0.12       0.45          15 3/4    14

(1) Restated for 4 for 3 stock split occurring during 1997.


                                  DISCLAIMER

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

                                            KS Bancorp, Inc. and Subsidiary


                                OFFICE LOCATIONS

                                CORPORATE OFFICE
                             207 WEST SECOND STREET
                                KENLY, NC 27542

                               KENLY SAVINGS BANK
                          FULL-SERVICE BRANCH OFFICES


             Kenly                        Selma                   Wilson
    200 North Church Street      115 West Anderson Street    2846 Ward Blvd.
        Kenly, NC 27542              Selma, NC 27576         Wilson, NC 27893


            Manager                      Manager                 Manager
         Mark M. Shore             Earl W. Worley, Jr.         Guy C. Dixon


                   Garner                             Goldsboro
               920 Seventh Ave.                  1112 East Ash Street
               Garner, NC 27529                   Goldsboro, NC 27530


                  Manager                               Manager
                Tom B. Fry                         John H. Metz, Jr.


                       MORTGAGE LOAN ORIGINATION OFFICES

                    Clayton                            Knightdale
               11444 Hwy. 70 West               106 N. First St., Suite D
                Clayton, NC 27520                  Knightdale, NC 27545


                     Manager                             Manager
                 William C. Clarke                    Ted G. Godwin