Form 10-K, Exhibit 13
period 1998-12-31
KS BANCORP INC
filed 1999-03-29
CIK 912764

                               KS Bancorp, Inc.
                               ----------------
                         A Holding Company for KS Bank

                                     1998
                                 ANNUAL REPORT

--------------------------------------------------------------------------------
                                                 KS BANCORP, INC. AND SUBSIDIARY


                                    CONTENTS

SELECTED FINANCIAL DATA .....................................................................................       1
REPORT TO STOCKHOLDERS ......................................................................................       2
MANAGEMENT'S DISCUSSION AND ANALYSIS ........................................................................    3-11
INDEPENDENT AUDITOR'S REPORT ................................................................................      12
CONSOLIDATED FINANCIAL STATEMENTS
       Financial condition at December 31, 1998 and 1997 ....................................................      13
       Income for years ended December 31, 1998, 1997 and 1996 ..............................................      14
       Stockholders'equity for years ended December 31, 1998, 1997 and 1996 .................................      15
       Cash flows for the years ended December 31, 1998, 1997 and 1996 ......................................   16-17
       Notes to the consolidated financial statements .......................................................   18-36
COMMON STOCK INFORMATION ....................................................................................      37
CORPORATE INFORMATION .......................................................................................   38-39

--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA                         KS BANCORP, INC. AND SUBSIDIARY

                                                                           December 31,
                                      ---------------------------------------------------------------------------------
                                           1998              1997              1996             1995              1994
-----------------------------------------------------------------------------------------------------------------------
                                                             (In Thousands, Except Per Share Amounts)
Financial Condition Data:
   Total assets                       $ 130,892         $ 113,978         $ 100,840        $  88,274         $  82,310
   Investments (1)                       21,151            15,104            16,051           15,732            16,820
   Loans receivable, net                105,335            95,002            81,511           70,099            63,745
   Deposits                             107,934            90,314            82,346           70,738            66,363
   Advances from the FHLB                 6,000             8,000             4,000            3,000             1,000
   Stockholders' equity                  15,716            14,606            13,721           13,864            14,533
   Book value per
       common share (3)                   17.69             16.50             15.52            15.22             14.36

                                                                      Years Ended December 31,
                                      ---------------------------------------------------------------------------------
                                           1998              1997              1996             1995              1994
                                      ---------------------------------------------------------------------------------
                                                         (Dollars in Thousands, Except Per Share Amounts)
Operating Data:
   Interest income                    $  10,149         $   8,731         $   7,537        $   6,843         $   6,160
   Interest expense                       5,692             4,653             4,012            3,501             2,735
                                      ---------------------------------------------------------------------------------

     Net interest income              $   4,457         $   4,078         $   3,525        $   3,342         $   3,425

   Provision for loan losses          $      34         $      24         $      69        $      10         $      22
   Other income                             241               158               201               92                64
   Other expense (2)                      2,663             2,240             2,329            1,747             1,485
                                      ---------------------------------------------------------------------------------
   Income before income taxes         $   2,001         $   1,972         $   1,328        $   1,677         $   1,982
   Income tax expense                       743               751               503              625               726
                                      ---------------------------------------------------------------------------------
     Net income                       $   1,258         $   1,221         $     825        $   1,052         $   1,256
                                      =================================================================================

  Selected Other Data:
   Basic earnings per share (2) (3)   $    1.46         $    1.43         $    0.97        $    1.13         $    1.23
   Diluted earnings per share (2) (3) $    1.32         $    1.30         $     .89        $    1.06         $    1.18
   Dividends per common share (3)     $    0.80         $    0.83         $    0.90        $    0.75         $    0.19
   Dividend payout ratio                     61%               64%              100%              71%               16%
   Return on average assets (2)             .96%             1.15%              .88%            1.22%             1.51%
   Return on average equity (2)            8.08%             8.33%             6.01%            7.29%             8.66%
   Average equity to average assets       11.87%            13.76%            14.63%           16.70%            17.40%

(1) Includes interest-bearing deposits, time deposits and investment securities.

(2) Includes nonrecurring deposit insurance premium assessment of $436,548 during 1996.

(3)  Restated for 4 for 3 stock split occurring during 1997.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS             KS BANCORP, INC. AND SUBSIDIARY


                                    General

KS Bancorp, Inc. (KS Bancorp or the Company) is a savings bank holding company which owns all of the common stock of KS Bank, Inc., a North Carolina-chartered capital stock savings bank. On January 1, 1999, Kenly Savings Bank, Inc., SSB changed its name to KS Bank, Inc. (the Bank). KS Bancorp's principal business activities consist solely of the ownership of the Bank, a loan to the Bank's Employee Stock Ownership Plan ("ESOP") for its purchase of common stock and the investment of its portion of the proceeds received from the Bank's mutual to stock conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make mortgage loans secured by residential real estate located in the Bank's primary market area of Johnston, Wilson, Wayne and Wake counties.

The Bank's results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Bank's operations are also affected by noninterest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. The Bank's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, data processing expenses and other general and administrative expenses.

The following discussion and analysis is intended to assist readers in understanding the results of operations in 1998, 1997 and 1996, and changes in financial position for the years ended December 31, 1998 and 1997, respectively. The discussion contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Company that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.

                         Capital Resources and Liquidity

KS Bancorp currently conducts no business other than holding the capital stock of the Bank and the loan from the ESOP, and investing the portion of the net proceeds of the conversion retained at the holding company level in order to provide sufficient funds for future operations, payment of dividends, or repurchases of its stock. KS Bancorp's primary source of funds, other than income from its investments, is dividends from the Bank, which are subject to regulatory restrictions as discussed in Note 13 to the consolidated financial statements. During 1998 and 1997, the Bank paid dividends of $500,000 and $300,000 to KS Bancorp as follow-ups to its initial distribution since converting to stock form of $750,000 made in 1995. KS Bancorp declared and paid cash dividends of $688,527, $701,901, and $766,155 during 1998, 1997 and 1996, respectively. Dividends paid by KS Bancorp during 1997 included a special dividend of $.30 a share paid during the fourth quarter. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

KS Bancorp repurchased and retired 20,000 shares of its common stock for a total cost of approximately $370,000 during 1996, bringing the total amount of common stock repurchased since the mutual to stock conversion to 145,700 shares for a total cost of $2.5 million. No additional shares were repurchased during 1998 and 1997.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS              KS BANCORP, INC.AND SUBSIDIARY


                  Capital Resources and Liquidity (Continued)

The objective of the Bank's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the Bank's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise.

A significant liquidity source for the Bank is cash provided by operating activities. These operating activities generated cash of $600,572, $1,470,417, and $790,028 for the years ended December 31, 1998, 1997 and 1996, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. For the years ended December 31, 1998 and 1997, deposits grew by $17,620,566 and $7,967,733, respectively. As of December 31, 1998 and 1997, the
Bank had $6,000,000 and $8,000,000 in outstanding borrowings from the Federal Home Loan Bank ("FHLB") of Atlanta. Such borrowings were used primarily to fund increasing loan demand. During 1998 and 1997, the Bank used the cash provided by operations primarily to fund loan demand and to invest in intermediate term investment securities. In the future, liquidity may be supplemented by loan sales and securitization programs which the Bank may use to facilitate the timely liquidation of assets if and when it is deemed desirable. Approximately $75 million of the Bank's certificates of deposit mature in 1999; however, management believes that substantially all of these deposits will be renewed.

Cash provided by operating and financing activities is used by the Bank to originate new loans to customers, to maintain the Bank's and KS Bancorp's liquid investment portfolios, and to meet short term liquidity requirements. During 1998, 1997 and 1996, loans outstanding increased by $10,411,030, $13,578,287, and $11,653,820, respectively. During 1998 and 1997, proceeds from sales and maturities of investment securities exceeded purchases of such investments by $975,785 and $455,768, respectively, and were used in part to fund dividends and loans.

As a North Carolina-chartered savings bank, the Bank is required to maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under North Carolina regulation allows for the inclusion of mortgage-backed securities and other investments with readily marketable values, including investments with maturities in excess of five years. The Bank's liquidity ratio on December 31, 1998, as computed under North Carolina regulations, was approximately 14%. Management believes that the Bank's liquidity and other sources of funds are adequate to fund all outstanding commitments and other anticipated cash needs.

                           Asset/Liability Management

The Bank's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing the Bank's net interest income given various risk criteria. Factors beyond the Bank's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

In the absence of other factors, the Bank's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, the Bank's yields and cost of funds will decrease when market rates decline. The Bank is able to manage these swings to some extent by attempting to control the maturities or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS             KS BANCORP, INC. AND SUBSIDIARY


The Bank's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. The Bank's cumulative gap during near term periods is generally negative. In a declining interest rate environment a negative gap, or a situation where the Bank's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, would generally be expected to have a favorable impact on the Bank's net interest income. Conversely, an increase in general market rates would generally be expected to adversely affect the Bank's net interest income.

In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Bank's operations, management has implemented an asset/liability program designed to reduce the Bank's interest rate gap. The program primarily emphasizes the origination of adjustable rate mortgage loans which are held for investment purposes, the origination of loans which meet secondary market requirements and can therefore be sold if and when management deems such sales advisable, the investment of excess cash in short or intermediate term interest-earning assets, and the solicitation of checking or transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly. Conversely, an increase in general market rates will tend to adversely affect the Bank's net interest income.

The following Market Risk Analysis table reflects maturities of interest rate sensitive assets and liabilities over the next five years.

                              Market Risk Analysis
                                December 31, 1998


                                                      Expected Maturity Date
-----------------------------------------------------------------------------------------------------------------------------------
                                                      Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                          1999        2000          2001         2002         2003      Thereafter      Total    Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
Assets:
    Loans-fixed:
       Balance         $ 1,413,661  $ 7,340,402  $   887,578  $  923,315  $ 2,834,795  $ 10,139,900  $ 23,539,651  $ 24,774,185
       Interest rate         9.33%        9.37%        9.26%       9.40%        9.04%         9.25%         9.27%             -
    Loans-variable (1):
       Balance          86,599,093            -            -           -            -             -    86,599,093    86,599,093
       Interest rate         8.02%            -            -           -            -             -         8.62%             -
    Investments (2)
       Balance          12,649,257            -    1,000,000   2,250,000    1,500,000     1,936,746    19,336,003    21,188,244
       Interest rate         5.60%            -        6.16%       6.42%        6.32%         6.89%         5.91%             -
Liabilities:
    Deposits (3):
       Balance          17,050,834            -            -           -            -             -    17,050,834    17,050,834
       Interest rate         2.32%            -            -           -            -             -         2.32%             -
    Deposits-certificates:
       Balance          75,135,821   10,473,138    2,575,339     275,808            -             -    88,460,106    89,020,403
       Interest rate         5.41%        5.20%        5.50%       5.51%            -             -         5.42%            -
    FHLB advances:
       Balance           4,000,000    2,000,000            -           -            -             -     6,000,000     6,020,028
       Interest rate         6.30%        5.10%            -           -            -             -         5.90%             -

(1) Includes line of credit loans and overdraft protection accounts, which have no stated maturity

(2) Includes interest-earning deposits and investment securities at carrying value

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

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS             KS BANCORP, INC. AND SUBSIDIARY

The following table reflects the average yields on assets and average costs of liabilities for the years ended December 31, 1998, 1997 and 1996. Such average yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented.

                                                                         Year Ended December 31,
                                ----------------------------------------------------------------------------------------------
                                               1998                            1997                          1996
                                                         Average                        Average                       Average
                                  Average                Yield/   Average               Yield/   Average              Yield/
                                  Balance    Interest     Rate    Balance    Interest    Rate    Balance   Interest    Rate
                                ----------------------------------------------------------------------------------------------
                                                                  (Dollars in Thousands)
Assets:
Interest-earning assets:
   Interest-earning
     deposits                    $   9,904    $   522     5.27%  $  2,318    $   124     5.35%  $  2,031   $   108     5.32%
   Investment securities            10,583        614     5.80%    10,575        596     5.64%    10,814       659     6.09%
   Loans receivable (3)            104,048      9,013     8.66%    90,192      8,012     8.88%    77,292     6,770     8.76%
                                  --------     ------             -------     ------             -------    ------
Total interest-earning assets      124,535    $10,149     8.15%   103,085    $ 8,732     8.47%    90,137   $ 7,537     8.36%
                                               ------                         ------                        ------
Non-interest-earning assets          6,578                          3,422                          3,744
                                  --------                        -------                        -------
     Total                       $ 131,113                       $106,507                       $ 93,881
                                  ========                        =======                        =======
Liabilities and equity:
Interest-bearing liabilities:
   Deposit accounts              $ 103,279    $ 5,257     5.09%  $ 85,030    $ 4,276     5.03%  $ 75,998   $ 3,807     5.01%
   FHLB advances                     7,000        435     6.21%     6,333        378     5.97%     3,500       205     5.86%
                                  --------     ------             -------     ------             -------    ------
Total interest-bearing
     liabilities                   110,279    $ 5,692     5.16%    91,363    $ 4,654     5.09%    79,498   $ 4,012     5.05%
                                               ------                         ------                        ------
Non-interest-bearing
     liabilities                     5,268                            494                            644
Equity                              15,566                         14,650                         13,739
                                  --------                        -------                        -------
     Total                       $ 131,113                       $106,507                       $ 93,881
                                  ========                        =======                        =======
Net interest income and
   interest rate spread (1)                   $ 4,457     2.99%              $ 4,078     3.38%             $ 3,525     3.31%
                                               ======                         ======                        ======
Net interest-earning assets
   and net interest
     margin (2)                  $  14,256                3.58%  $ 11,722                3.96%  $ 10,639               3.91%
                                  ========                        =======                        =======
Ratio of interest-earning
   assets to interest-bearing
     liabilities                                        112.93%                        112.83%                       113.38%

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

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS             KS BANCORP, INC. AND SUBSIDIARY

                                              Year ended December 31,                           Year ended December 31,
                                                  1998 vs. 1997                                     1997 vs. 1996
                                 ----------------------------------------------     ---------------------------------------------
                                       Increase (Decrease) Attributable to               Increase (Decrease) Attributable to
                                 ----------------------------------------------     ---------------------------------------------
                                                              Rate/                                             Rate/
                                   Volume        Rate        Volume        Net       Volume        Rate        Volume       Net
                                 ----------------------------------------------     ---------------------------------------------
                                                                          (In Thousands)
Interest income on:
   Interest-earning deposits     $   406      $    (2)     $    (6)     $   398     $    15      $     1      $    --     $    16
   Investment securities              --           18           --           18         (15)         (50)           1         (64)
   Loans receivable                1,231         (199)         (31)     $ 1,001       1,130           96           16       1,242
                                 ----------------------------------------------     ---------------------------------------------
     Total interest income on
      interest-earning assets    $ 1,637      $  (183)     $   (37)     $ 1,417     $ 1,130      $    47      $    17     $ 1,194
                                 ----------------------------------------------     ---------------------------------------------
Interest expense on:
   Deposit accounts              $   918      $    52      $    11      $   981     $   452      $    15      $     2     $   469
   FHLB advances                      40           16            2           58         166            4            3         173
                                 ----------------------------------------------     ---------------------------------------------
     Total interest expense on
      interest-bearing
      liabilities                $   958      $    68      $    13      $ 1,039     $   618     $     19      $     5     $   642
                                 ----------------------------------------------     ---------------------------------------------
     Increase (decrease) in net
      interest income$           $   679      $  (251)     $   (50)     $   378     $   512     $     28      $    12     $   552
                                 ==============================================     =============================================

--------------------------------------------------------------------------------
Comparison of Financial Condition at December 31, 1998 and 1997

                         Changes in Financial Condition

Total consolidated assets of KS Bancorp increased by approximately $16.9 million to $130.9 million at December 31, 1998 from $114.0 million at December 31, 1997. Assets at December 31, 1997 increased by approximately $13.2 million from total consolidated assets at December 31, 1996. The increases in assets in 1998 and 1997 were primarily attributable to strong loan demand in the Bank's primary lending markets which was supported by the development and maintenance of deposits within those markets.

The Bank's asset growth has been fueled in part by a series of facilities renovations and replacements which has strengthened its presence in several of its markets. During 1997, Kenly completed renovation of its home office which now serves as the corporate and accounting headquarters. Continuing the expansion of recent years, the Bank opened its fifth full service branch in Garner on December 15, 1997. Also, during 1997, automated teller machines (ATM's) were placed into service at the Garner and Kenly branch locations.

Loans increased by $10,332,745 and $13,491,350 during 1998 and 1997, respectively. These increases are attributable to across the board increases in demand for residential mortgage loans, construction loans and equity line loans resulting from the expansion of the Bank's lending area and solidification of its market presence in Clayton, Goldsboro, Wilson and Garner.

 Total investments and short-term interest-earning deposits increased by $6,047,119 during 1998 after having decreased by $946,260 during 1997. Investments securities and short-term interest-earning deposits amounted to $21.2 million at December 31, 1998. The increase in 1998 supported the additional liquidity necessary to maintain a larger deposit base. The decrease in 1997 was primarily attributable to funding needed to support loan demand and for dividends to shareholders.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS             KS BANCORP, INC. AND SUBSIDIARY


Savings deposits increased by $17,620,566 during 1998. The increase resulted from management's decision to competively price its deposits in relation to rates being offered in its market areas and was influenced in part by the Bank's increased loan demand and efforts to establish and solidify its market position. Savings deposits had increased by $7,967,733 during 1997 for similar reasons. The Bank had borrowings from the FHLB of Atlanta of $6,000,000 and $8,000,000 at December 31, 1998 and 1997, respectively. Borrowings were obtained in order to support the increased loan demand.

Stockholders' equity increased by $1,109,638 during 1998 to $15,715,723 at December 31, 1998 from $14,606,085 at December 31, 1997. Net income of $1,258,443 for 1998 was reduced by the payment of $688,527 in cash dividends to stockholders. Additionally, during 1998 the Company reported an increase in net unrealized gains, net of tax effect, of approximately $409,195 on its portfolio of available for sale securities. Net income of $1,221,100 for 1997 was reduced by the payment of $701,901 in cash dividends to stockholders. Additionally, during 1997 the Company also reported an increase in net unrealized gains, net of tax effect, of $262,084 on its portfolio of available for sale securities. Such gains were not recognized in income in either 1998 or 1997 and are shown as a separate component of stockholders' equity. At December 31, 1998, the Bank's capital was substantially in excess of the regulatory levels required by the FDIC and the North Carolina Administrator.


--------------------------------------------------------------------------------
Comparison of Operating Results For The Years Ended December 31, 1998, 1997 and 1996

                                   Net Income

KS Bancorp's net income for the years ended December 31, 1998, 1997, and 1996 was $1,258,443, $1,221,100, and $825,317, respectively. Net income during 1998 was positively affected by increases in the interest earning assets. In 1997 there also was an increase in the interest rate spread. Net income in 1996 would have been approximately $271,000 higher ($.29 a share, diluted) than the earnings reported excluding the $436,548 special assessment to recapitalize the Savings Association Insurance Fund (SAIF).

The Bank has begun efforts to increase net income through commercial lending. The Bank's market area includes an active market for small business lending and the Bank's management has prior experience in commercial lending. In addition to increased yield opportunities, the Bank assumes greater risks of default in commercial loans.

                               Net Interest Income

Net interest income increased $379,627 or 9.3% during 1998 to $4,457,473 for the year ended December 31, 1998 from $4,077,846 reported for 1997. Net interest income in 1997 increased $552,582 or 15.7% from $3,525,264 in net interest income reported in 1996. During 1998, the Bank's interest rate spread of 2.99% was a decrease over the spread of 3.38% and 3.31% in 1997 and 1996, respectively. The decline in 1998 was due to the decline in the average yield on loans, which is the majority of interest-earning assets. As market rates remained stable to slightly lower for short-term rates during 1997, the mix and volume of the Bank's interest-earning assets changed to favor higher yielding loans receivable, creating a higher average yield on interest-earnings assets.

The interest rate sensitivity of the Bank's deposits was not sufficient to fully offset the decrease in yield on interest-earning assets in a declining short-term interest rate environment. Net interest income increased in 1998 primarily due to an increase in loan demand. The average balance of interest-bearing liabilities increased roughly in proportion to interest-earnings assets, primarily as a result of increases in deposits and borrowings from the FHLB of Atlanta needed to fund loan demand.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS             KS BANCORP, INC. AND SUBSIDIARY


                                 Interest Income

Total interest income increased by $1,417,783 to $10,149,173 for the year ended December 31, 1998 from $8,731,390 in 1997. The 1998 increase followed an increase of $1,193,698 for the year ended December 31, 1997 from $7,537,592 in 1996. During 1998 and 1997, the increase in the average balance of interest-earning assets had a positive impact on interest income. KS Bancorp's yield on interest-earning assets was 8.15% in 1998 as compared to 8.47% in 1997, and its balance of average interest-earning assets increased by approximately $21,437,000 during 1998. In 1997, the yield on interest-earning assets increased slightly, to 8.47% from 8.36% in 1996. However, the balance of average interest-earning assets outstanding increased significantly during 1997, by approximately $12,948,000. During both 1998 and 1997, the growth in interest earning assets was mostly due to an increase in the Bank's loan portfolio which typically yields a much higher rate of return than the Bank's other interest-earning assets.

                                Interest Expense

Total interest expense increased by $1,038,156 for the year ended December 31, 1998 to $5,691,700 following an increase of $641,116 to $4,653,544 for the year ended December 31, 1997 from $4,012,428 for the year ended December 31, 1996. The Bank's average balance of interest-bearing liabilities increased by approximately $18,916,000, $11,865,000, and $8,916,000 during 1998, 1997, and
1996, respectively. The Bank's cost of funds increased by 7 basis points to 5.16% in 1998 from 5.09% in 1997. The Bank's cost of funds increased by 4 basis points during 1997 from 5.05% in 1996. During 1998 and 1997, the increase in the Bank's average interest-bearing liabilities contributed more to the increase in interest expense than did the modest increase in the cost of funds.

                            Provision For Loan Losses

The Bank's provision for loan losses amounted to $33,500, $23,500, and $69,000 for 1998, 1997 and 1996, respectively. The provision, which is charged to operations, and the resulting loan loss allowances are amounts the Bank's management believes will be adequate to absorb losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The decision to increase the provision and resulting allowances is based on several factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions.

The Bank's level of nonperforming assets, defined as loans past due 90 days or more and real estate acquired in foreclosure, have remained at low levels throughout the three year period and amounted to .22%, .41%, and .34% as a percentage of total assets at December 31, 1998, 1997 and 1996, respectively. The larger provision in 1996 was attributable to the overall growth in the Bank's loan portfolio. The Bank has adopted policies which it believes provide for prudent and adequate levels of loan loss allowances.

                               Noninterest Expense

Operating expenses increased by $423,600 to $2,663,408 for the year ended December 31, 1998 from $2,239,808 incurred in 1997. KS Bancorp's operating expenses were $2,328,569 in 1996. The increase in 1998 was primarily attributable to additional data processing expense in preparation for the Year 2000, and additional compensation and employee benefits due to an increase in the number of employees associated with the Bank's continued expanded operations. The decrease in 1997 was primarily attributable to a decline in SAIF insurance premiums as compared to 1996 as a result of the $436,548 special assessment charged in 1996. The decrease during 1997 was partially offset by an increase in compensation and employee benefits of $216,972, primarily due to an increase in the number of employees associated with the Bank's expanded operations.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS              KS BANCORP, INC.AND SUBSIDIARY


                                  Income Taxes

Income tax expense amounted to $743,059, $751,223 and $502,389 in 1998, 1997 and 1996, respectively. KS Bancorp's effective income tax rates were 37.1%, 38.1% and 37.8% for the years ended December 31, 1998, 1997, and 1996, respectively.

                     Impact of Inflation and Changing Prices

The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of KS Bancorp are primarily monetary in nature and changes in interest rates have a greater impact on KS Bancorp's performance than do the effects of inflation.

                                 Year 2000 Issue

The "Year 2000 Problem" centers on the inability of computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Bank and its operations may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware, and equipment both within and outside the Bank's direct control and with whom the Bank electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on the date field information, such as interest, payment or due dates and other operating functions, will generate results which could be significantly misstated, and the Bank could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities.

In addition, non-information technology systems, such as telephones and copiers may also contain embedded technology which controls its operation and which may be effected by the Year 2000 Problem. When the Year 2000 arrives, systems, including some of those with embedded chips, may not work properly because of the way they store date information. They may not be able to deal with the date 01/01/00, and may not be able to deal with operational 'cycles' such as 'do X every 100 days'. Thus, even non-information technology systems may affect the normal operations of the Bank upon arrival of the Year 2000.

Under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the viability of the Bank's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significant adverse impact on the Bank's products, services and competitive condition.

In order to address the Year 2000 Problem and to minimize its potential adverse impact, management has begun a process to identify areas that will be affected by the Year 2000 Problem, assess its potential impact on the operations of the Bank, monitor the progress of third party software vendors in addressing the matter, test changes provided by these vendors, and develop contingency plans for any critical systems which are not effectively reprogrammed. A committee of senior officers of the Bank has been formed to evaluate the effects that the upcoming Year 2000 could have on computer programs utilized by the Bank.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS             KS BANCORP, INC. AND SUBSIDIARY


The Bank's plan is divided into the five phases:

       (1) Awareness. Define the problem, obtain executive level support and develop an overall strategy. This phase was completed April 13, 1998.

       (2) Assessment. Identify all systems and the criticality of the systems. This phase was completed April 13, 1998.

       (3) Renovation. Program enhancements, hardware and software upgrades, system replacements, and vendor certifications. This phase is in process and with a scheduled completion date of December 31, 1998.

       (4) Validation. Test and verify system changes and coordinate with outside parties. This phase is in process with a scheduled completion date of March 31, 1999.

       (5) Implementation. Components certified as Year 2000 compliant and moved to production. This phase is in process with a scheduled completion date of June 31, 1999.

Third party vendors provide the majority of software used by the Bank. All of the Bank's software vendors are aware of the Year 2000 situation, and each has assured the Bank that it is currently working to have its software compliant by July 1999, and testing for the critical applications began in April 1998. This will enable the Bank to devote substantial time to the testing of the upgraded systems prior to the arrival of the millennium. The Bank utilizes the service of a third party vendor to provide the software which is used to process and maintain most mortgage and deposit customer-related accounts. This vendor has provided the Bank with a software version which has been certified to be Year 2000 compliant. Testing by the Bank is underway to verify compliance for its application and usage. The Bank presently believes that with modifications to existing software and conversions to new software, the Year 2000 Problem will be mitigated without causing a material adverse impact on the operations of the Bank. However, if such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 Problem could have an impact on the operations of the Bank.

In addition, implementing, monitoring and managing the Year 2000 project will result in additional direct and indirect costs to the Bank. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. The Bank has spent approximately $4,290 on Year 2000 related costs to date and estimates that it will spend an additional $12,289 for Year 2000 compliance. Both direct and indirect costs of addressing the Year 2000 Problem will be charged to earnings as incurred. The Bank does not believe that such costs will have a material effect on results of operations. However, there can be no guarantee that the systems of other companies on which the Bank's systems rely will be timely converted, or that a failure to convert by another company or a conversion that is incompatible with the Bank's systems, would not have material adverse effect on the Bank.

The costs of the project and the date on which the Bank plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

--------------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT                     KS BANCORP, INC. AND SUBSIDIARY


               [LOGO OF MCGLADREY AND PULLEN, LLP APPEARS HERE]


TO THE BOARD OF DIRECTORS
KS BANCORP, INC.
KENLY, NORTH CAROLINA

We have audited the accompanying consolidated statements of financial condition of KS Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KS Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                               /s/ McGladrey & Pullen, LLP

Raleigh, North Carolina
January 22, 1999, except for Note 19, as to which the date is February 24, 1999.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION . December 31, 1998 and 1997


ASSETS
                                                                         1998                      1997
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
     Interest-earning                                               $ 11,150,780              $  4,781,687
     Non interest-earning                                                519,761                   851,102
Investment securities: (Note 2)
     Held to maturity; market value, $1,567,108 ($3,138,248 in 1997)   1,530,015                 3,104,261
     Available for sale, at market value                               7,590,856                 6,427,784
     FHLB  stock and other nonmarketable equity securities               879,500                   790,300
Loans receivable, net (Note 3)
     Held for investment                                             105,335,147                95,002,402
     Held for sale, at cost, estimated fair value $855,500               855,500                   --
Accrued interest receivable                                              716,796                   689,427
Property and equipment, net (Note 4)                                   2,138,798                 2,133,715
Refundable income taxes                                                  --                         78,066
Prepaid expenses and other assets                                        175,327                   118,887
                                                                    ---------------------------------------
              Total assets                                          $130,892,480              $113,977,631
                                                                    =======================================

     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits (Note 5)                                              $107,934,224             $  90,313,658
     Advances from Federal Home Loan Bank (Note 6)                     6,000,000                 8,000,000
     Accounts payable and accrued expenses                               284,295                   302,876
     Advance payments by borrowers for taxes and insurance                52,341                    48,446
     Deferred income taxes (Note 8)                                      905,897                   706,566
                                                                    ---------------------------------------
              Total liabilities                                     $115,176,757             $  99,371,546
                                                                    ---------------------------------------

Commitments and contingencies (Notes 9, 11, 12, and 19)

Stockholders' equity (Notes 2, 8, 12, 13, 14, 15 and 19):
     Preferred stock, authorized 5,000,000  shares; none issued     $    --                  $     --
     Common stock, no par value, authorized 20,000,000 shares;
         issued and outstanding 888,633 shares in 1998 and
         885,356 in 1997                                                 --                        --
     Additional paid-in capital                                        5,317,502                 5,225,975
     Unearned ESOP shares                                                195,000                   234,000
     Accumulated other comprehensive income                            1,125,392                   716,197
     Retained earnings, substantially restricted                       9,467,829                 8,897,913
                                                                    ---------------------------------------
Total stockholders'equity                                           $ 15,715,723             $  14,606,085
                                                                    ---------------------------------------
                                                                    $130,892,480             $ 113,977,631
                                                                    =======================================

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME . Years Ended December 31, 1998, 1997 and 1996


                                                                  1998                  1997                1996
                                                             -------------------------------------------------------
Interest and dividend income:
     Loans                                                   $   9,013,141        $    8,011,909      $    6,771,028
     Investment securities                                         537,001               501,115             556,663
     Mortgage-backed securities                                     77,348                94,292             102,089
     Interest-bearing deposits                                     521,683               124,074             107,912
                                                             -------------------------------------------------------
         Total interest income                               $  10,149,173        $    8,731,390      $    7,537,692
                                                             -------------------------------------------------------

Interest expense:
     Deposits (Note 5)                                       $   5,256,981        $    4,275,930      $    3,807,239
     Advances from the FHLB                                        434,719               377,614             205,189
                                                             -------------------------------------------------------
         Total interest expense                              $   5,691,700        $    4,653,544      $    4,012,428
                                                             -------------------------------------------------------

         Net interest income                                 $   4,457,473        $    4,077,846      $    3,525,264
                                                             -------------------------------------------------------

Provision for loan losses (Note 3)                           $      33,500        $       23,500      $       69,000
                                                             -------------------------------------------------------

         Net interest income after provision for loan losses $   4,423,973        $    4,054,346      $    3,456,264
                                                             -------------------------------------------------------

Noninterest income:
     Gain (Loss) on sale of investment securities            $     --             $       (5,994)     $       16,019
     Other income                                                  240,937               163,779             183,992
                                                             -------------------------------------------------------
                                                             $     240,937        $      157,785      $      200,011
                                                             -------------------------------------------------------

Noninterest expense:
     Compensation and benefits (Notes 10, 11, 12 and 15)     $   1,549,916        $    1,340,730      $    1,123,758
     Occupancy                                                      80,261               114,134              86,865
     Special SAIF assessment (Note 7)                              --                    --                  436,548
     Equipment maintenance and expense                             208,822               100,908              72,974
     Data processing and outside service fees                      246,884               171,347             155,874
     Insurance                                                     123,290               103,008             156,236
     Other                                                         454,235               409,681             296,314
                                                             -------------------------------------------------------
                                                             $   2,663,408        $    2,239,808      $    2,328,569
                                                             -------------------------------------------------------

         Income before income taxes                          $   2,001,502        $    1,972,323      $    1,327,706
                                                             -------------------------------------------------------

Income taxes: (Note 8):
     Current                                                 $     794,524        $      743,608      $      515,622
     Deferred                                                      (51,465)                7,615             (13,233)
                                                             -------------------------------------------------------
                                                             $     743,059        $      751,223      $      502,389
                                                             -------------------------------------------------------

         Net income                                          $   1,258,443        $    1,221,100      $      825,317
                                                             =======================================================

Basic earnings per share                                     $        1.46        $         1.43      $         0.97
                                                             =======================================================
Diluted earnings per share                                   $        1.32        $         1.30      $         0.89
                                                             =======================================================
Dividends paid per share                                     $        0.80        $         0.83      $         0.90
                                                             =======================================================

See Notes to Consolidated Financial Statements.

---------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY . Years Ended December 31, 1998, 1997 and 1996

                                                                                                        Accumulated
                                                               Additional                  Unearned        Other
                                                                 Paid in      Retained       ESOP       Comprehensive
                                                                 Capital      Earnings      Shares         Income         Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                     $5,495,371    $8,319,552    $(312,000)    $  360,795    $13,863,718
    Comprehensive income:
       Net income                                                      --       825,317           --             --        825,317
       Change in unrealized gain (loss) on
          securities available for sale, net of taxes                  --            --           --         93,318         93,318
                                                                                                                       -----------
              Total comprehensive income                                                                                   918,635
                                                                                                                       -----------

    Cash dividends paid                                                --      (766,155)          --             --       (766,155)
    Repurchase of common stock,
       20,000 shares                                             (370,000)           --           --             --       (370,000)
    Compensation                                                   35,841            --           --             --         35,841
    Release of unearned shares                                         --            --       39,000             --         39,000
                                                               -------------------------------------------------------------------
Balance, December 31, 1996                                     $5,161,212    $8,378,714    $(273,000)    $  454,113    $13,721,039
    Comprehensive income:
       Net income                                                      --     1,221,100           --             --      1,221,100
       Change in unrealized gain (loss) on
         securities available for sale, net of taxes                   --            --           --        262,084        262,084
                                                                                                                       -----------
              Total comprehensive income                                                                                 1,483,184
                                                                                                                       -----------

    Cash dividends paid                                                --      (701,901)          --             --       (701,901)
    Compensation                                                   58,663            --           --             --         58,663
    Release of unearned shares                                         --            --       39,000             --         39,000
    Stock options exercised                                         8,740            --           --             --          8,740
    Cash payment for fractional shares in
       stock split                                                 (2,640)           --           --             --         (2,640)
                                                               -------------------------------------------------------------------
Balance, December 31, 1997                                     $5,225,975    $8,897,913    $(234,000)    $  716,197    $14,606,085
    Comprehensive income:
       Net income                                                      --     1,258,443           --             --      1,258,443
       Change in unrealized gain (loss) on
         securities available for sale, net of taxes                   --            --           --        409,195        409,195
                                                                                                                       -----------
              Total comprehensive income                                                                                 1,667,638
                                                                                                                       -----------
    Cash dividends paid                                                --      (688,527)           --             --       (688,527)
    Compensation                                                   66,950            --           --             --         66,950
    Release of unearned shares                                         --            --       39,000             --         39,000
    Stock options exercised                                        24,577            --           --             --         24,577
                                                               -------------------------------------------------------------------
Balance, December 31, 1998                                     $5,317,502    $9,467,829     (195,000)    $1,125,392    $15,715,723
                                                               ===================================================================

  See Notes to Consolidated Financial Statements.

-----------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS . Years Ended December 31, 1998, 1997 and 1996

                                                               1998                  1997                 1996
                                                        ---------------------------------------------------------
Cash Flows From Operating Activities
     Net income                                         $    1,258,443        $    1,221,100     $       825,317
Adjustments to reconcile net income to net cash
         provided by operating activities:
         Depreciation                                          175,701               115,685              86,756
         Amortization of net premiums (discounts)                2,680                 8,720              (8,157)
         Deferred income taxes                                 (51,465)                7,615             (13,233)
         Provision for losses on loans                          33,500                23,500              69,000
         (Gains) and losses, net                                (8,913)                  652             (59,065)
         Shares allocated to ESOP contribution                 105,950                97,663              74,841
Origination of loans held for sale                          (5,247,200)               -                   -
         Proceeds from sale of loans held for sale           4,391,700                -                   -
         Changes in assets and liabilities:
             (Increase) decrease in:
                Prepaid expenses and other assets              (52,940)              (20,619)            (39,685)
                Refundable income taxes                         78,066                71,492            (107,775)
                Accrued interest receivable                    (27,369)             (130,122)            (61,378)
         Increase (decrease) in:
                Accrued expenses and other liabilities         (18,581)              113,731              62,407
                                                        ---------------------------------------------------------
         Net cash provided by operating activities      $      639,572        $    1,509,417     $       829,028
                                                        ---------------------------------------------------------

Cash Flows From Investing Activities
     Proceeds from sales or maturity of available
      for sale securities                               $    2,500,000        $    3,494,006     $     2,997,500
Proceeds from maturity of held to maturity securities        1,568,485               777,362           1,264,385
     Proceeds from redemption of nonmarketable
      equity securities                                        -                      -                   50,688
     Purchase of available for sale securities              (3,000,000)           (3,750,000)         (1,496,328)
     Purchase of held to maturity securities                   -                      -                 (986,998)
     Purchase of nonmarketable equity securities               (92,700)              (65,600)            -
     Net change in loans receivable                        (10,411,030)          (13,578,287)        (11,653,820)
     Proceeds from sale of real estate                          53,698               134,204             112,814
     Proceeds from sale of property and equipment               -                     16,750             251,945
Purchase of property and equipment                            (180,784)             (340,068)           (758,359)
                                                        ---------------------------------------------------------
         Net cash used in investing activities          $   (9,562,331)       $  (13,311,633)    $   (10,218,173)
                                                        ---------------------------------------------------------
Cash Flows From Financing Activities
     Net increase in deposits                           $   17,620,566        $    7,967,733     $    11,608,089
     Increase (decrease) in advance payments
        from borrowers for taxes and insurance                   3,895                 2,837              (5,967)
     Advances from Federal Home Loan Bank                    2,000,000            12,000,000           2,000,000
     Principal payments for borrowed money                  (4,000,000)           (8,000,000)         (1,000,000)
     Cash dividends paid                                      (688,527)             (701,901)           (766,155)
     Redemption of common stock                                -                     -                  (370,000)
     Payments received on exercised options,
        3,277 shares (1,165 in 1997)                            24,577                 8,740             -
     Cash paid in lieu of fractional
        shares on stock split                                  -                      (2,640)            -
                                                        ---------------------------------------------------------
         Net cash provided by financing activities      $   14,960,511        $   11,274,769     $    11,465,967
                                                        ---------------------------------------------------------
         Net increase (decrease) in cash and
             cash equivalents                                6,037,752              (527,447)          2,076,822
Cash and cash equivalents:
     Beginning                                               5,632,789             6,160,236           4,083,414
                                                        ---------------------------------------------------------
     Ending                                             $   11,670,541        $    5,632,789     $     6,160,236
                                                        =========================================================

                                      16

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS . Years Ended December 31, 1998, 1997
and 1996


         (continued)
                                                                        1998                  1997                1996
                                                                  -------------------------------------------------------
Cash and cash equivalents:
     Interest-bearing                                             $  11,150,780       $     4,781,687     $     5,680,182
     Noninterest-bearing                                                519,761               851,102             480,054
                                                                  -------------------------------------------------------
                                                                  $  11,670,541       $     5,632,789     $     6,160,236
                                                                  =======================================================

Supplemental Disclosure of Cash Flow Information
     Cash payments for:
         Interest                                                 $   5,685,974       $     4,651,936     $     4,008,026
                                                                  =======================================================
         Income taxes                                             $     724,091      $        694,825    $        624,995
                                                                  =======================================================

Supplemental Disclosure of Noncash Investing and
     Financing Activities:
     Transfer from loans to real estate acquired
         in settlement of loans                                   $      44,785      $         63,257   $         172,778
                                                                  =======================================================
     Change in unrealized gain on available for sale securities   $     409,195      $        262,084   $          93,318
                                                                  =======================================================

  See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY

Note 1. Nature of Business and Significant Accounting Policies

Conversion and organization of holding company: In December 1993, pursuant to a Plan of Conversion approved by its members and regulators, Kenly Savings Bank, Inc., SSB amended and restated its charter to effect its conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, and become a wholly-owned subsidiary of KS Bancorp, Inc. ("KS Bancorp" or the "Company") a holding company formed in connection with the conversion. On January 1, 1999, Kenly Savings Bank, Inc., SSB changed its name to KS Bank, Inc. (the "Bank"). The Company's principal business activities consist solely of the ownership of the Bank, a loan to the ESOP for its purchase of common stock and the investment of its portion of the proceeds received from the Bank's mutual to stock conversion.

The Bank primarily originates one-to-four family residential loans within its primary lending area of Johnston, Wilson, Wayne and Wake counties. The Bank's underwriting policies require such loans to generally be made at 80% loan-to-value based upon appraised values. These loans are secured by the underlying properties.

Principles of consolidation: The consolidated financial statements include the accounts of KS Bancorp and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Effective January 1, 1998, the Bank adopted Financial Accounting Standards Board ("FASB") Statement No. 130, Reporting Comprehensive Income, which was issued in June 1997. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components, but has no effect on the Bank's net income or total stockholders' equity. Statement No. 130 requires unrealized gains and losses on the Bank's available-for-sale securities, which prior to adoption were reported separately in stockholders' equity, to be included in comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement No. 130. The Bank has no other items of other comprehensive income.

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

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY


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

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.

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

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY


Note 1. Nature of Business and Significant Accounting Policies (Continued)

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

Earnings per share: The Company follows Statement of Financial Accounting Standards (SFAS) No. 128. This statement requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. The basic and diluted weighted average shares outstanding are as follows:

                                                                    1998             1997              1996
                                                                 --------------------------------------------
Weighted average shares outstanding                               888,078          885,069           889,640
Less weighted average unallocated ESOP shares                      27,937           33,138            38,337
                                                                 --------------------------------------------
   Weighted average outstanding shares used for basic EPS         860,141          851,931           851,303
Plus incremental shares from assumed issuance of stock options     96,845           90,544            73,645
                                                                 --------------------------------------------
   Weighted average outstanding shares used for diluted EPS       956,986          942,475           924,948
                                                                 ============================================

There were no adjustments required to be made to net income in the computation of diluted earnings per share.

Off-balance-sheet risk: The Bank is a party to financial instruments with off-balance-sheet risk such as commitments to extend credit and equity lines of credit. Management assesses the risk related to these instruments for potential loss.

Fair value of financial instruments: The estimated fair values required under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to develop the estimates of fair value. Accordingly, the estimates presented in the accompanying Note 16 for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY


The fair value estimates presented in Note 16 are based on pertinent information available to management as of December 31, 1998 and 1997, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash, short-term cash investments, loans held for sale and accrued interest receivable: The carrying amounts reported in the statement of financial condition for these instruments approximates their fair values due to the short term nature of these instruments.

Investment securities: Investment securities include stock in the Federal Home Loan Bank of Atlanta. No ready market exists for these stocks and they have no quoted market values. For disclosure purposes, such stock is assumed to have a fair value which is equal to cost or redemption value. All other debt, equity and mortgage-backed securities are publicly traded and market values are based on quoted market prices.

Loans receivable: The fair value for substantially all loans has been estimated by discounting the projected future cash flows at December 31, 1998 and 1997, using the rate on that date at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans. For certain loans which are indexed and adjust with prime, the carrying basis is considered to approximate fair value.

Deposits: The fair value of deposits with no stated maturities, including transaction accounts and passbook savings accounts is estimated to be equal to the amount payable on demand as of December 31, 1998 and 1997. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using the rates offered on December 31, 1998 and 1997 for deposits of similar remaining maturities.

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


2. Investment Securities

Investment securities consist of the following:

                                                                                              1998
                                                              ----------------------------------------------------------------------
                                                                                     Gross               Gross            Estimated
                                                                Amortized         Unrealized           Unrealized           Market
                                                                  Cost               Gains               Losses              Value
                                                              ----------------------------------------------------------------------
  Held to maturity:
     Debt securities:
         Federal agency securities                            $   500,000         $    5,000         $        --         $   505,000
         Mortgage-backed securities                             1,030,015             32,093                  --           1,062,108
                                                              ----------------------------------------------------------------------
                                                                1,530,015             37,093                  --           1,567,108
                                                              ----------------------------------------------------------------------
Available for sale:
     Debt securities:
         US Treasury securities                                 1,498,777             10,813                  --           1,509,590
         Federal agency securities                              4,250,000             58,908                  --           4,308,908
     Marketable equity securities:
         Federal Home Loan Mortgage
             Corporation stock                                     26,931          1,745,427                  --           1,772,358
                                                              ----------------------------------------------------------------------
                                                                5,775,708          1,815,148                  --           7,590,856
                                                              ----------------------------------------------------------------------
Nonmarketable equity securities:
     Federal Home Loan Bank stock                                 879,500                 --                  --             879,500
                                                                  879,500                 --                  --             879,500
                                                              ----------------------------------------------------------------------
                                                              $ 8,185,223         $1,852,241         $        --         $10,037,464
                                                              ======================================================================

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY

                                                                                                1997
                                                              ----------------------------------------------------------------------
                                                                                   Gross               Gross              Estimated
                                                              Amortized          Unrealized          Unrealized             Market
                                                                 Cost               Gains              Losses                Value
                                                              ----------------------------------------------------------------------
  Held to maturity:
     Debt securities:
         Federal agency securities                            $1,499,250        $       780         $     (2,845)        $ 1,497,185
         Corporate securities                                    500,099                 --                  (19)            500,080
         Mortgage-backed securities                            1,104,912             36,071                   --           1,140,983
                                                              ----------------------------------------------------------------------
                                                               3,104,261             36,851               (2,864)          3,138,248
                                                              ----------------------------------------------------------------------
Available for sale:
     Debt securities:
         US Treasury securities                                1,995,696             10,084                   --           2,005,780
         Federal agency securities                             3,250,000             18,945                 (390)          3,268,555

     Marketable equity securities:
         Federal Home Loan Mortgage
             Corporation stock                                    26,931          1,126,518                   --           1,153,449
                                                              ----------------------------------------------------------------------
                                                               5,272,627          1,155,547                 (390)          6,427,784
                                                              ----------------------------------------------------------------------
Nonmarketable equity securities:
     Federal Home Loan Bank stock                                786,800                 --                   --             786,800
     Central Service Corporation stock                             3,500                 --                   --               3,500
                                                              ----------------------------------------------------------------------
                                                                 790,300                 --                   --             790,300
                                                              ----------------------------------------------------------------------
                                                              $9,167,188        $ 1,192,398         $     (3,254)        $10,356,332
                                                              ======================================================================

The amortized cost and estimated market value of debt securities at December 31, 1998 by contractual maturity are as shown below:

                                                                           1998
                                                                 --------------------------
                                                     Weighted                     Estimated
                                                     Average      Amortized         Market
                                                      Yield         Cost            Value
                                                  -------------  --------------------------
Held to maturity:
     Due in one year through five years               6.31%      $  500,000      $  505,000
                                                                 ==========================
Available for sale:
     Due in less than one year                        5.88%      $1,498,777      $1,509,590
     Due in one year through five years               6.37%       4,250,000       4,308,908
                                                                 --------------------------

                                                                 $5,748,777      $5,818,498
                                                                 ==========================

                                                                 $6,248,777      $6,323,498
                                                                 ==========================

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY

Note 2. Investment Securities (Continued)

The amortized cost and estimated market value of mortgage-backed securities by contractual maturities are not reported because the actual maturities may and often are significantly different from contractual maturities.

Summarized below is the sales activity in available for sale investment securities:

                                                                      Year Ended December 31,
                                                         ------------------------------------------------
                                                             1998              1997               1996
                                                         ------------------------------------------------
Cost of investment securities sold                       $     -       $     2,000,000        $   504,669
Proceeds from sales of available for sale securities           -       $    (1,994,006)       $  (497,500)
                                                         ------------------------------------------------
Realized losses                                          $     -       $         5,994        $     7,169
                                                         ================================================

The change in net unrealized gains and losses shown as a separate component of equity for the years ended December 31, 1998, 1997 and 1996 is shown below:

                                                             1998              1997               1996
                                                         ------------------------------------------------
Balance in equity component, beginning                   $    716,197    $     454,113        $   360,795
     Change in net unrealized gains                           659,991          422,717            150,511
     Less change in deferred income taxes                $   (250,796)        (160,633)       $   (57,193)
                                                         ------------------------------------------------
Balance in equity component, ending                      $  1,125,392    $     716,197        $   454,113
                                                         ================================================

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

Certain investment securities with amortized costs of $3,000,845 and market values of $3,045,157 at December 31, 1998 were pledged to secure public deposits or were pledged in connection with the Bank's depository relationship with the Federal Reserve.

Note 3. Loans Receivable
Loans receivable consist of the following:

                                                             December 31,
                                                    ----------------------------
     Mortgage loans:                                    1998           1997
                                                    ----------------------------
        Conventional first mortgage loans           $ 84,486,015    $79,000,713
                                                    ----------------------------
        Construction loans                            12,197,467     10,860,702
        Equity-line loans                              9,234,655      8,749,923
     Loans on deposit accounts                           262,139        333,834
     Consumer loans                                      941,588        474,506
     Commercial loans                                  3,016,880             --
                                                    ----------------------------
                                                     110,138,744     99,419,678
                                                    ----------------------------
     Less:
        Undisbursed portion of loans in process        4,167,318      3,812,112
        Unamortized loan fees                            277,412        279,797
        Allowance for loan losses                        358,867        325,367
                                                    ----------------------------
                                                       4,803,597      4,417,276
                                                    ----------------------------
                                                    $105,335,147    $95,002,402
                                                    ============================
Weighted average yield                                      8.49%          8.76%
                                                    ============================

--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA                          KS BANCORP, INC. AND SUBSIDIARY


Note 3. Loans Receivable (Continued)

The following summarizes transactions in the allowance for loan losses:

                                                   Year Ended December 31,
                                            ------------------------------------
                                               1998          1997          1996
                                            ------------------------------------
   Balance, beginning                       $325,367      $301,867      $232,867
       Provision for loan losses              33,500        23,500        69,000
                                            ------------------------------------
   Balance, ending                          $358,867      $325,367      $301,867
                                            ====================================

Loans delinquent more than 90 days amounted to approximately $290,500 and $533,000 at December 31, 1998 and 1997, respectively. These loans are primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans is not required. Interest income that would have been recorded on nonaccrual loans totaled $27,608, $15,061, and $8,241 for the years ended December 31, 1998, 1997 and 1996, respectively.

Loans outstanding to the Company's officers and directors (including their affiliates) are shown below. In the opinion of management, these loans were made at lending terms and rates available to the general public and do not involve more than normal risks of collectibility.

                                                    Year Ended December 31,
                                                    1998                 1997
                                                -------------------------------
Balance, beginning                              $1,222,000           $1,019,000
                                                -------------------------------
Originations                                       175,000              263,000
Repayments                                        (202,000)             (60,000)
                                                -------------------------------
Balance, ending                                 $1,195,000           $1,222,000
                                                ===============================

Note 4. Property and Equipment

Property and equipment consists of the following:

                                                     Year Ended December 31,
                                                      1998               1997
                                                -------------------------------
Land                                            $  363,812           $  363,812
                                                -------------------------------
Buildings                                        1,578,595            1,559,966
Furniture and equipment                          1,030,489              868,334
                                                -------------------------------
                                                 2,972,896            2,792,112
Accumulated depreciation                          (834,098)            (658,379)
                                                -------------------------------
                                                $2,138,798           $2,133,715
                                                ===============================

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY


Note 5. Deposits

Deposits consist of the following:

                                                            December 31,
                                                    ---------------------------
                                                          1998           1997
                                                    ---------------------------
     Passbook accounts, 3.00%                       $  3,894,724    $ 3,448,166
     NOW accounts, 1.25% to 2.10%                      7,005,268      4,832,320
     Money market deposit accounts, 3.00%  to 4.10%    6,150,842      5,440,958
     Noninterest-bearing accounts                      2,398,938      3,156,994
                                                    ---------------------------
                                                      19,449,772     16,878,438
                                                    ---------------------------

     Certificates:
         3.00%-4.50%                                   4,904,706        978,679
         4.51%-6.50%                                  83,222,163     70,068,355
         6.51%-8.50%                                     333,237      2,369,566
                                                    ---------------------------
                                                      88,460,106     73,416,600
                                                    ---------------------------
                                                     107,909,878     90,295,038
     Accrued interest payable                             24,346         18,620
                                                    ---------------------------
                                                    $107,934,224    $90,313,658
                                                    ===========================
     Weighted average cost of funds                        5.10%          5.20%
                                                    ===========================

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY

Note 5. Deposits (Continued)

Certificate accounts are summarized by maturity at December 31, 1998 as follows:

                       1999                 2000               2001              Thereafter             Total
                    ---------------------------------------------------------------------------------------------
3.00%-4.50%         $ 3,033,016         $ 1,869,338         $     2,352         $         --         $  4,904,706
4.51%-6.50%          71,769,568           8,603,800           2,572,987              275,808           83,222,163
6.51%-8.50%             333,237                  --                  --                   --              333,237
                    ---------------------------------------------------------------------------------------------
                    $75,135,821         $10,473,138         $ 2,575,339         $    275,808         $ 88,460,106
                    =============================================================================================

The aggregate amount of certificates of deposit included in the table above with a denomination of $100,000 or greater is shown below:

Maturity                                                                Amount
--------------------------------------------------------------------------------
Less than 3 months                                                   $ 5,080,930
3 to 6 months                                                          6,961,326
6 to 12 months                                                         9,162,370
More than 12 months                                                    2,418,417
                                                                     -----------
                                                                     $23,623,043
                                                                     ===========
Interest expense on deposits is summarized below:

                                                Year Ended December 31,
                                          1998           1997           1996
                                      ------------------------------------------
Passbook accounts                     $   109,225    $   104,214    $    99,743
                                      ------------------------------------------
NOW and money market accounts             400,561        283,988        210,535
Certificates                            4,754,711      3,896,358      3,504,973
                                      ------------------------------------------
                                        5,264,497      4,284,560      3,815,251
Forfeitures                                (7,516)        (8,630)        (8,012)
                                      ------------------------------------------
                                      $ 5,256,981    $ 4,275,930    $ 3,807,239
                                      ==========================================

Note 6. Advances From Federal Home Loan Bank

Advances from the Federal Home Loan Bank consist of the following:

                     Maturing in           Interest
 Type                Year Ending             Rate
---------------------------------------------------
Fixed                   1998                 6.05%
Fixed                   1998                 5.93%
Fixed                   1999                 6.31%
Fixed                   1999                 6.28%
Fixed                   2000                 5.10%

          December 31,
--------------------------------
        1998                1997
--------------------------------
$         --        $  2,000,000
          --           2,000,000
   2,000,000           2,000,000
   2,000,000           2,000,000
   2,000,000                  --
--------------------------------
$  6,000,000        $  8,000,000
================================

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by all stock in the FHLB and qualifying first mortgage loans pledged in the form of a blanket floating lien. Book value of qualifying loans is in excess of outstanding borrowings.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY


Note 7. Special Assessment

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

Note 8. Income Taxes

Under the Internal Revenue Code, the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. Through 1996, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. The Bank used the percentage of taxable income method to compute its deductions in 1996.

Legislation passed in 1996 eliminates the percentage of taxable income method as an option for computing bad debt deductions. The Bank will still be permitted to take deductions for bad debts, but will be required to compute such deductions using an experience method. The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $748,000 over a six year period. The tax associated with the recaptured reserves is approximately $236,000. The recapture began with the Bank's 1998 year. The Bank was eligible for deferral in 1997 and 1996. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY


At December 31, 1988, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of $1,221,000 for which no deferred taxes have been provided, because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would be increased to the maximum percent under existing law. Unrecorded deferred income taxes on pre 1988 tax bad debt reserves amounted to approximately $465,000 at December 31, 1998.

Deferred income taxes consist of the following:

                                                             December 31,
                                                       ------------------------
                                                           1998           1997
                                                       ------------------------
Deferred tax assets:
     Deferred loan fees                               $   15,581     $   15,162
     Allowance for loan losses                           136,369        123,639
     Deferred compensation and directors'
     death benefits                                       36,650         34,854
                                                       ------------------------
         Total deferred tax assets                       188,600        173,655
                                                       ------------------------
Deferred tax liabilities:
     Excess accumulated tax depreciation                  84,683         73,859
     Federal Home Loan Bank stock basis                   83,334         83,334
     Tax bad debt reserves                               236,724        284,068
     Unrealized net appreciation, investments            689,756        438,960
                                                       ------------------------
         Total deferred tax liabilities                1,094,497        880,221
                                                       ------------------------
             Net deferred tax liabilities             $ (905,897)    $ (706,566)
                                                       ========================

Income tax expense differs from the federal statutory rate of 35% as follows:

                                                                  Years Ended December 31,
                                                             -----------------------------------
                                                               1998          1997         1996
                                                             -----------------------------------
     Income tax expense at statutory federal rate             35.00%        35.00%       35.00%
     Increase (decrease) in income taxes resulting from:
         Nondeductible expenses                                1.23          1.06         2.62
         State income taxes, net of federal benefit            1.66          3.43         3.17
         Other, net                                           (0.76)        (1.40)       (2.95)
                                                             -----------------------------------
                                                              37.13%        38.09%       37.84%
                                                             ===================================

Note 9. Concentration of Credit Risk and Off-Balance-Sheet Risk

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

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY

A summary of the contract amount of the Bank's exposure to off-balance-sheet risk is as follows:

                                                                       December 31,
                                                              -----------------------------
                                                                    1998             1997
                                                              -----------------------------
     Financial instruments whose contract
       amounts represent credit risk:
       Commitments to extend credit, mortgage loans           $  1,491,000     $    459,000
       Undisbursed equity lines of credit                        7,325,000        6,248,000

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

Note 10. Retirement Plans

The Bank has a 401(k) retirement plan which contains provisions for specified matching contributions by the Bank. The Bank funds contributions as they accrue and 401(k) expense totaled $6,152, $5,184 and $4,553 for the years ended December 31, 1998, 1997 and 1996, respectively.

In addition, the Bank has established a defined contribution retirement plan which covers substantially all employees. Contributions to the plan are discretionary and determined annually by the Bank's Board of Directors. The Bank funds contributions as they accrue and retirement expense amounted to $62,266, $49,052, and $38,529 for the years ended December 31, 1998, 1997 and
1996, respectively.

The accounting and reporting aspects of the Bank's ESOP plan are described in
Note 12.

Note 11. Deferred Compensation for Directors

The Bank has a deferred compensation plan for its directors to be paid in the form of death benefits. The death benefits vest to each director in amounts ranging from $2,000 to a maximum of $20,000 for each year of service to the Bank beginning with the first year of service to the fifth year. At December 31, 1998 and 1997, the Bank had accrued $69,868 and $66,741, respectively, which represents the present value of the death benefits based on directors' life expectancies. Expense associated with the plan amounted to $3,127, $2,875, and $36,455 for 1998, 19967and 1996, respectively.

Note 12. Employee Stock Ownership Plan

The Bank has an employee stock ownership plan (the "ESOP") to benefit employees with 1,000 hours of annual service and who have attained age 21. The ESOP is funded by contributions made by the Bank.

The ESOP borrowed funds from the Company to partially finance its purchase of the common stock of the Company. The loan bears interest at 7.5% and matures December 29, 2003. The loan will be repaid by the ESOP with contributions made by the Bank and earnings on the ESOP's assets. At December 31, 1998 and 1997 the outstanding balance of the loan receivable from the ESOP was $195,000 and $234,000 respectively, which is presented as a reduction of stockholders' equity. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. The ESOP originally purchased 53,927 shares of common stock. At December 31, 1998 and 1997, 26,000 and 31,200 shares, respectively, had not been allocated. Based upon the market value of the Company's stock at December 31, 1998 and 1997, the fair value of the unallocated shares amounted to approximately $468,000 and $772,200 at December 31, 1998 and 1997, respectively.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY


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

The Bank has charged expense for $105,950, $97,662, and $74,841 for years ended December 31, 1998, 1997 and 1996 respectively in connection with the ESOP. The expense for 1998, 1997 and 1996 includes, in addition to the cash contribution necessary to fund the ESOP's annual principal and interest installment on the loan to the Company, $66,950, $58,663, and $35,841, respectively, which represents the difference between the fair market value of the shares which have been committed to be released to participants, and the cost of these shares to the ESOP.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY


Note 13. Regulatory Matters

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

At December 31, 1998, the Bank complied with all the capital requirements as shown below:

                                          -------------------------------------------------------------------------------
                                             Leverage               Tier I                                      NC
                                             Ratio of                Risk-                  Risk-             Savings
                                              Tier I               Adjusted                 Based              Bank
                                              Capital               Capital                Capital            Capital
                                          -------------------------------------------------------------------------------
Consolidated stockholders' equity at
     December 31, 1998                    $  15,715,723         $ 15,715,723         $ 15,715,723         $  15,715,723
     Unrealized gain on securities           (1,125,392)          (1,125,392)          (1,125,392)           (1,125,392)
     Holding company's equity
         at December 31, 1998                  (193,608)            (193,608)            (193,608)             (193,608)
     Loan loss allowances                            --                   --              358,867               358,867
                                          -------------------------------------------------------------------------------
Regulatory capital                           14,396,723           14,396,723           14,755,590            14,755,590
Minimum capital requirement                   3,890,580            2,898,257            5,796,514             6,534,438
                                          -------------------------------------------------------------------------------
                                          $  10,506,143         $ 11,498,466         $  8,959,076         $   8,221,152
                                          ===============================================================================
Total tangible Bank only assets
     at December 31, 1998                            --                   --                   --         $ 130,688,760
Average tangible Bank only assets
     December 31, 1998 quarter            $ 129,686,016                   --                   --                    --
Risk-weighted Bank only assets at
     December 31, 1998                               --         $ 72,456,424         $ 72,456,424                    --
Capital as a percentage of assets:
     Actual                                       11.10%               19.87%               20.36%                11.29%
     Required                                      3.00%                4.00%                8.00%                 5.00%
                                          -------------------------------------------------------------------------------
     Excess                                        8.10%               15.87%               12.36%                 6.29%
                                          ===============================================================================

Under the FDIC prompt corrective action regulations, a savings institution is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier I capital to risk-weighted assets is at least 6.0%, and its ratio of Tier I capital to total average assets is at least 5.0%. The Bank meets all of the above requirements at December 31, 1998 and is considered to be well capitalized under the prompt corrective action regulations.

At the time of its conversion from a mutual to a stock charter, the Bank established a liquidation account in an amount equal to its net worth as of September 30, 1993 for the benefit of all holders of deposit accounts with an aggregate balance in excess of $50 on March 31, 1993. In the unlikely event of a complete liquidation of the Bank (and only in such event), each eligible account holder will be entitled to his or her interest in the liquidation account prior to any payments to holders of common stock. An eligible account holder's interest in the liquidation account will be computed on December 31 each year and is reduced by or will cease to exist if the funds in the related deposit account are withdrawn. The interest of an eligible account holder in the liquidation account will never be increased, even if there is an increase in the related deposit account after March 31, 1993.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


Subject to applicable law, the Board of Directors of the Company and the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock, if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement. As a North Carolina-chartered savings bank, the Bank is required to maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under North Carolina regulation allows for the inclusion of mortgage-backed securities and other investments with readily marketable values, including investments with maturities in excess of five years. The Bank's liquidity ratio on December 31, 1998, as computed under North Carolina regulations, was approximately 14%.

Note 14. Stock Dividend

On June 25, 1997, the Bank effected a four for three stock split in the form of a dividend, for shareholders of record on June 10, 1997. As a result of the stock dividend, the Bank issued 221,219 shares of common stock and all prior period share information included in the financial statements has been restated.

Note 15. Stock Option and Bonus Compensation Plan

The Company has an Employee Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to certain key employees, and a Nonqualified Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to nonemployee directors. An aggregate of 100,956 and 49,485 shares of common stock were reserved under the plans. The exercise price of the options is not less than 100% of the fair value of the common stock on the date the option was granted and pursuant to the plan, options may not be exercised until specified time restrictions have lapsed and option periods may not exceed ten (10) years.

There were no Employee Stock Option Plan transactions during 1998, 1997 and 1996. Remaining options outstanding at December 31, 1998 and 1997 for the Employee Stock Option Plan were 100,956, and all were exercisable at a weighted average exercise price of $7.50 per share.

A summary of the status of the Nonqualified Stock Option Plan at December 31, 1998 and 1997 is as follows:

                                                                                 1998                          1997
                                                                     ---------------------------    --------------------------
                                                                                       Weighted                      Weighted
                                                                                        Average                       Average
                                                                                       Exercise                      Exercise
                                                                       Shares            Price        Shares           Price
                                                                     ---------------------------    --------------------------
Outstanding at beginning of year                                       52,762           $   7.50       53,927         $   7.50
Granted                                                               --               --             --             --
Exercised                                                              (3,277)              7.50       (1,165)            7.50
Forfeited                                                             --               --             --             --
                                                                     ---------------------------    --------------------------
Outstanding at end of year                                             49,485           $   7.50       52,762         $   7.50
                                                                     ===========================    ==========================

The options under the Nonqualified Stock Option Plan were all exercisable at December 31, 1998 and 1997 and expire in December, 2003.

The Company uses the accounting methods prescribed in Accounting Principles Board (APB) Opinion No. 25 Accounting for Stock Issued to Employees to value the compensation cost associated with the stock options. The stock options were issued in 1993 at an option price equal to the fair value of the Company's common stock and therefore no compensation expense has been reported in earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


Note 15. Stock Option and Bonus Compensation Plan (Continued)

The Company has not issued any stock options or stock-based compensation since the enactment of FASB Statement No. 123, Accounting for Stock-Based Compensation which encourages the expensing of the fair value of options issued or, alternatively, the disclosure of the impact such an issuance would have on the net income and earnings per share of an entity.

Additionally, the Company has a bonus compensation plan which provides that incentive compensation will be payable annually to those directors and employees who hold unexercised options issued pursuant to the Employee Stock Option Plan and the Nonqualified Stock Option Plan for Directors. Incentive compensation is paid annually equal to the number of unexercised options granted under the plans times the amount of dividends declared per common share outstanding. Expense amounted to $112,640, $117,992 and $128,720 in connection with the plan during 1998, 1997 and 1996, respectively. The incentive compensation for employees was discontinued effective January 1, 1999.

Note 16. Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1998 and 1997.

                                                                          1998                            1997
                                                          --------------------------------------------------------------------
                                                             Carrying            Fair           Carrying             Fair
                                                              Amount             Value           Amount              Value
                                                          --------------------------------------------------------------------
Financial assets:
    Cash and cash equivalents                             $  11,670,541    $  11,670,541     $   5,632,789     $   5,632,789
    Accrued interest receivable                                 716,796          716,796           689,427           689,427
    Investment securities:
       Held to maturity                                       1,530,015        1,567,108         3,104,261         3,138,248
       Available for sale                                     7,590,856        7,590,856         6,427,784         6,427,784
       Nonmarketable equity securities                          879,500          879,500           790,300           790,300
    Loans receivable                                        105,335,147      106,569,681        95,002,402        95,338,445
    Loans held for sale                                         855,500          855,500                 -                 -
Financial liabilities:
    Deposits                                                107,934,224      108,494,521        90,313,658        90,604,956
    FHLB advances                                             6,000,000        6,020,028         8,000,000         8,006,752

Note 17. Year 2000 Issue

The Year 2000 ("Y2K") Issue relates to whether computer systems will properly recognize and process date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or possibly fail. The Bank is heavily dependent on computer processing in the conduct of substantially all of its business activities.

In 1998, the Bank developed and began implementation of a five-phase plan (the "Y2K Plan") for Y2K information systems compliance, including its core processing system maintained by a service center. Phase I, Awareness, is management's knowledge and recognition of the Y2K issue and included appointing a project team to address the impact on the Bank. Phase II, Assessment, deals with management's determination of the magnitude that the Y2K issue could have on the Bank. This phase includes an inventory of systems and assessment with customers and other third parties. Phase III, Renovation, involves the process or reprogramming or replacement of all existing systems which are not Y2K compliant. Phase IV, Validation, is the testing phase of the plan. Phase V, Implementation, is the final phase of the program and involves placing the revised and tested systems into operation.

For most systems which the Bank has identified as mission critical, the Bank is currently in phases IV and V of the Y2K Plan. The Bank expects to complete these phases for all mission critical systems by March 31, 1999 and by June 30, 1999 for all non mission critical systems. The Bank's costs to date for updating all existing systems have not been significant, and the remaining costs to complete the Y2K Plan are not expected to be significant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


Note 18. Parent Company Financial Data

The following is a summary of the condensed financial statements of KS Bancorp, Inc. as of and for the years ended December 31, 1998 and 1997:

Condensed Balance Sheets
December 31, 1998 and 1997


ASSETS                                                                1998          1997
------------------------------------------------------------------------------------------------
Cash                                                              $   129,651   $   256,285
Investment in KS Bank, Inc.                                        15,522,116    14,298,776
Other assets                                                           74,069        60,575
                                                                  -------------------------
                                                                  $15,725,836   $14,615,636
                                                                  =========================
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Other liabilities                                               $    10,112   $     9,551
Stockholders'equity:
  Common stock, no par value, 20,000,000 shares authorized,
     issued and outstanding 888,633 in 1998 and 885,356 in 1997            --            --
  Additional paid-in capital                                       12,226,522    12,134,995
  Unearned ESOP shares                                               (195,000)     (234,000)
  Accumulated other comprehensive income                            1,125,392       716,197
  Retained earnings, substantially restricted                       2,558,810     1,988,893
                                                                  -------------------------
                                                                  $15,725,836   $14,615,636
                                                                  =========================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       KS BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------



Condensed Statements of Income
Years Ended December 31, 1998, 1997 and 1996                                                    1998            1997          1996
------------------------------------------------------------------------------------------------------------------------------------

Investment income                                                                            $   22,409    $   45,936    $   76,302
Equity in earnings of KS Bank, Inc.                                                           1 247,194     1 214,045       791,269
Amortization of organization costs                                                               (1,809)       (1,811)       (1,810)
Other expense                                                                                    (7,572)      (34,438)      (24,114)
Income tax expense                                                                               (1,779)       (2,632)      (16,330)
                                                                                             --------------------------------------
                                                                                             $1 258,443    $1 221,100    $  825,317
                                                                                             ======================================

Condensed Statement of Cash Flows
Years Ended December 31, 1998, 1997 and 1996                                                    1998            1997          1996
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Operating Activities:
     Net income                                                                              $1,258,443    $1,221,000    $  825,317
     Noncash items included in net income:
         Amortization of organization costs and discounts                                            --         2,883       (11,117)
         Equity in earnings of Kenly Savings Bank                                            (1,247,194)   (1,214,045)     (791,269)
Change in assets and liabilities:
         Decrease  in accrued interest                                                               --         4,751        24,103
         Decrease (increase) in other assets                                                    (13,492)      (19,645)       20,161
         Increase (decrease) in other liabilities                                                   559        (8,653)        3,409
                                                                                             --------------------------------------
           Net cash provided by (used in) operating activities                                   (1,684)      (13,609)       70,604
                                                                                             --------------------------------------
Cash Flows from Investing Activities:
     Purchase of available for sale  securities                                                                            (501,172)
     Purchase of held to maturity securities                                                                               (486,998)
     Proceeds from maturities of available for sale securities                                                500,000       500,000
     Proceeds from maturities of held to maturity investment securities                                                   1,000,000
     Upstream dividend received from KS Bank                                                    500,000       300,000       150,000
                                                                                             --------------------------------------
           Net cash provided by investing activities                                            500,000       800,000       661,830
                                                                                             --------------------------------------
Cash Flows from Financing Activities:
     Cash dividends paid                                                                       (688,527)     (701,901)     (766,155)
     Repayment of ESOP debt                                                                      39,000        39,000        39,000
     Purchase of common stock for retirement                                                                               (370,000)
     Payout for fractional common stock shares                                                       --        (2,640)           --
     Exercise of stock options                                                                   24,577         8,740            --
                                                                                             --------------------------------------
           Net cash used in financing activities                                               (624,950)     (656,801)   (1,097,155
                                                                                             --------------------------------------
Net increase in cash                                                                          $(126,634)    $ 129,590   $  (364,721)
     Cash-beginning                                                                             256,285       126,695       491,416
                                                                                             --------------------------------------
     Cash-ending                                                                              $ 129,651     $ 256,285   $   126,695
                                                                                             ======================================
Supplemental Disclosures of Cash Flow Information
     Cash payments for taxes                                                                  $   2,000     $     800            --

Note 19. Subsequent Event

On February 24, 1999, the Company's Board of Directors adopted an amended and restated stock repurchase plan. Under the plan, the Company will be able to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions.

COMMON STOCK INFORMATION                         KS BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------


The table below reflects the stock trading and dividend payment frequency of the Company for the two-year period ended December 31, 1998. For further information regarding the Company's dividend policy and restrictions on dividends paid by the Bank to the Company, please refer to note 13 of the notes to consolidated financial statements. Stock prices reflect bid prices between broker-dealers, prior to any mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

                                                                  Dividends                     Stock Price
                                                        ----------------------------      ------------------------
                                                          Regular          Special           High            Low
                                                        ----------------------------      ------------------------
1998:

First Quarter                                           $    0.20        $    -           $  24 3/4        $  21

Second Quarter                                               0.20             -              24               21 1/2

Third Quarter                                                0.20             -              22 3/4           18

Fourth Quarter                                               0.20             -              18 1/2           17 1/2


1997:

First Quarter  (1)                                      $    0.11        $    -           $  16 1/8        $  14 7/8

Second Quarter  (1)                                          0.12             -              19 1/8           14 3/8

Third Quarter                                                0.15             -              18 1/2           17

Fourth Quarter                                               0.15             0.30           25 1/2           18


(1) Restated for 4 for 3 stock split occurring June 25, 1997.



                                   Disclaimer
This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

CORPORATE INFORMATION                           KS BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                         EXECUTIVE OFFICERS
                                        Harold T. Keen                       Helen B. Pollock
                                        President & CEO              Treasurer and Assistant Secretary

                     William C. Clarke                      Ted G. Godwin                       Kevin J. Jorgenson
                   Senior Vice President                Senior Vice President                  Senior Vice President

                                                              DIRECTORS

                      H. Elwin Watson                     R. Harold Hinnant                      R. Elton Parrish
                   Chairman of the Board             Vice Chairman of the Board                  Funeral Director
                  Retired Business Owner               Retired Business Owner               Owner, Parrish Funeral Home


                    A. Carroll Coleman                     Harold T. Keen                     Ralph Edward Scott, Jr.
                   President and Manager                   President, CEO                             Farmer
                     P L Woodard & Co.            KS BANCORP, INC and KS Bank, Inc.          Owner, Scott Farms, Inc.


                      James C. Parker                     James C. Woodard                       Robert E. Fields
                Certified Public Accountant                   Appraiser                              Appraiser
               Partner, Parker and Parker PA       Owner, J. & J. Appraisal, Inc.          Owner, Fields Appraisal, Inc.

------------------------------------------------------------------------------------------------------------------------------------


                   STOCK TRANSFER AGENT                 INDEPENDENT AUDITORS                   SPECIAL LEGAL COUNSEL

                First Citizens Bank & Trust            McGladrey & Pullen, LLP               Brooks, Pierce, McLendon
                Corporate Trust Department              2418 Blue Ridge Road                  Humphrey & Leonard, LLP
                      P. O. Box 29522                      P. O. Box 10366                        P. O. Box 26000
                     Raleigh, NC 27626                    Raleigh, NC 27605                    Greensboro, NC 27420

                                                          CORPORATE OFFICE
                                                            P. O. Box 219
                                                       207 West Second Street
                                                     Kenly, North Carolina 27542
                                                           (919) 284-4157

------------------------------------------------------------------------------------------------------------------------------------


                                    FORM 10-K

A copy of Form 10-K as filed with the Securities and Exchange Commission will be furnished without charge to the shareholders upon written request to Harold T. Keen, President, KS Bancorp, Inc., P. O. Box 219, Kenly, North Carolina 27542.


                                 ANNUAL MEETING

The 1999 annual meeting of shareholders of KS Bancorp, Inc. will be held at 7:00 pm on May 4, 1999 in the Corporate Office, 207 West Second Street, Kenly, North Carolina.


                                  COMMON STOCK

The Company had 888,633 shares of Common Stock outstanding which were held by approximately 351 holders of record (excluding shares held in street name) as of January 25, 1999. The Common Stock is listed for quotation on the OTC Bulletin Board.

CORPORATE INFORMATION                   KS BANCORP, INC. AND SUBSIDIARY SELECTED
--------------------------------------------------------------------------------


                                Office Locations

                                Corporate Office
                             207 West Second Street
                                 Kenly, NC 27542

                                  KS Bank, Inc.
                           Full-Service Branch Offices

       Kenly                            Selma                    Wilson
 200 North Church Street       115 West Anderson Street       2846 Ward Blvd.
   Kenly, NC 27542                 Selma, NC 27576          Wilson, NC 27893

      Manager                          Manager                   Manager
  Mark M. Shore                    Earl W. Worley, Jr         Guy C. Dixon

                      Garner                            Goldsboro
                 920 Seventh Ave.                 1112 East Ash Street
                 Garner, NC 27529                  Goldsboro, NC 27530

                      Manager                            Manager
                    Tom B. Fry                      John H. Metz, Jr.


                        Mortgage Loan Origination Office

                                     Clayton
                               11444 Hwy. 70 West
                                Clayton, NC 27520

                                     Manager
                                William C. Clarke