Form 10-K, Exhibit 13
period 1999-12-31
KS BANCORP INC
filed 2000-03-30
CIK 912764

                               KS Bancorp, Inc.

                        ===============================

                         A Holding Company for KS Bank
                                     1999
                                 Annual Report

                        ===============================

                                                   KS BANCORP,INC.AND SUBSIDIARY



                                   Contents

--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA                                                        1

--------------------------------------------------------------------------------

REPORT TO STOCKHOLDERS                                                         2

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS                                      3 - 12

--------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT                                                  13

--------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS

 Financial condition at December 31, 1999 and 1998                            14

 Income for years ended December 31, 1999, 1998 and 1997                      15

 Stockholders' equity for years ended December 31, 1999, 1998 and 1997        16

 Cash flows for the years ended December 31, 1999, 1998 and 1997         17 - 18

 Notes to the consolidated financial statements                          19 - 40

--------------------------------------------------------------------------------

COMMON STOCK INFORMATION                                                      41

--------------------------------------------------------------------------------

CORPORATE INFORMATION                                                         42

--------------------------------------------------------------------------------

KS BANCORP, INC. AND SUBSIDIARY


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                                                 KS BANCORP, INC. AND SUBSIDIARY


SELECTED FINANCIAL DATA

                                                                         December 31,
                                            -----------------------------------------------------------------------
                                                 1999          1998          1997           1996          1995
                                            -----------------------------------------------------------------------
Financial Condition Data:                                  (In Thousands, Except Per Share Amounts)
   Total assets                             $     138,948 $     130,892  $     113,978 $     100,840  $     88,274
   Investments (1)                                 17,142        21,151         15,104        16,051        15,732
   Loans receivable, net                          116,363       105,335         95,002        81,511        70,099
   Deposits                                       116,537       107,934         90,314        82,346        70,738
   Advances from the FHLB                           6,000         6,000          8,000         4,000         3,000
   Stockholders' equity                            15,442        15,716         14,606        13,721        13,864
   Book value per common share (3)                  16.76         17.69          16.50         15.52         15.22

                                                                   Years Ended December 31,
                                            -----------------------------------------------------------------------
                                                 1999          1998          1997           1996          1995
                                            -----------------------------------------------------------------------
Operating Data:                                        (Dollars in Thousands, Except Per Share Amounts)
   Interest income                          $      10,626 $      10,149  $       8,731 $       7,537  $      6,843
   Interest expense                                 5,793         5,692          4,653         4,012         3,501
                                            -----------------------------------------------------------------------
   Net interest income                              4,833         4,457          4,078         3,525         3,342
   Provision for loan losses                           36            34             24            69            10
   Other income                                       310           241            158           201            92
   Other expense (2)                                3,187         2,663          2,240         2,329         1,747
                                            -----------------------------------------------------------------------
   Income before income taxes                       1,920         2,001          1,972         1,328         1,677
   Income tax expense                                 757           743            751           503           625
                                            -----------------------------------------------------------------------
   Net income                               $       1,163 $       1,258  $       1,221 $         825  $      1,052
                                            =======================================================================

Selected Other Data:
   Basic earnings per share (2) (3)         $        1.34 $        1.46  $        1.43 $        0.97  $       1.13
   Diluted earnings per share (2)(3)        $        1.23 $        1.32  $        1.30 $        0.89  $       1.06
   Dividends per common share (3)           $        0.80 $        0.80  $        0.83 $        0.90  $       0.75
   Dividend payout ratio                              65%            61%            64%          100%           71%
   Return on average assets (2)                      .86%           .96%          1.15%          .88%         1.22%
   Return on average equity (2)                     7.47%          8.08%          8.33%         6.01%         7.29%
   Average equity to average assets                11.46%         11.87%         13.76%        14.63%        16.70%

   (1) Includes interest-bearing deposits, time deposits, and investment securities

   (2) Includes nonrecurring deposit insurance premium assessment of $436,548 during 1996.

   (3) Restated for 4 for 3 stock split occurring during 1997.

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

General

KS Bancorp, Inc. ("KS Bancorp" or the "Company") is a savings bank holding company which owns all of the common stock of KS Bank, Inc. (the "Bank"), a North Carolina-chartered capital stock savings bank. KS Bancorp's principal business activities consist solely of the ownership of the Bank, a loan to the Bank's Employee Stock Ownership Plan ("ESOP") for its purchase of common stock and the investment of its portion of the proceeds received from the Bank's mutual to stock conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make mortgage loans secured by residential real estate located in the Bank's primary market area of Johnston, Wilson, Wayne and Wake counties.

The Bank's results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Bank's operations are also affected by noninterest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. The Bank's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, data processing expenses, and other general and administrative expenses.

The following discussion and analysis is intended to assist readers in understanding the results of operations in 1999, 1998 and 1997, and changes in financial position for the years ended December 31, 1999 and 1998, respectively. The discussion contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Company that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.

                        Capital Resources and Liquidity

KS Bancorp currently conducts no business other than holding the capital stock of the Bank and the loan from the ESOP, and investing the portion of the net proceeds of the conversion retained at the holding company level in order to provide sufficient funds for future operations, payment of dividends, or repurchases of its stock. KS Bancorp's primary source of funds, other than income from its investments, is dividends from the Bank, which are subject to regulatory restrictions as discussed in Note 12 to the consolidated financial statements. During 1999, 1998 and 1997, the Bank paid dividends of $950,000, $500,000 and $300,000, respectively, to KS Bancorp. KS Bancorp declared and paid cash dividends of $688,835, $688,527, and $701,901 during 1999, 1998 and 1997, respectively. Dividends paid by KS Bancorp during 1997 included a special dividend of $0.30 a share paid during the fourth quarter. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

KS Bancorp repurchased and retired 20,035 shares of its common stock for a total cost of approximately $367,000 during 1999, bringing the total amount of common stock

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

repurchased since the mutual to stock conversion to 165,735 shares for a total cost of approximately $2.9 million. No shares were repurchased during 1998 and 1997.

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

A significant liquidity source for the Bank is cash provided by operating activities. These operating activities generated cash of $2,117,813, $639,572, and $1,509,417 for the years ended December 31, 1999, 1998 and 1997, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. For the years ended December 31, 1999 and 1998, deposits grew by $8,602,625 and $17,620,566, respectively. As of December 31, 1999 and 1998, the Bank had $6,000,000 and $6,000,000, respectively, in outstanding borrowings from the Federal Home Loan Bank ("FHLB"). Such borrowings were used primarily to fund increasing loan demand. During 1999 and 1998, the Bank used the cash provided by operations primarily to fund loan demand and to invest in intermediate term investment securities. In the future, liquidity may be supplemented by loan sales and securitization programs which the Bank may use to facilitate the timely liquidation of assets if and when it is deemed desirable. Approximately $73 million of the Bank's certificates of deposit mature in 2000; however, management believes that substantially all of these deposits will be renewed.

Cash provided by operating and financing activities is used by the Bank to originate new loans to customers, to maintain the Bank's and KS Bancorp's liquid investment portfolios, and to meet short term liquidity requirements. During 1999, 1998, and 1997, loans outstanding increased by $11,145,117, $10,411,030, and $13,578,287, respectively. During 1999, purchases of investment securities exceeded proceeds from sales and maturities of such investments by $3,616,468. During 1998, proceeds from sales and maturities of investment securities exceeded purchases of such investments by $975,785 and were used in part to fund dividends and loans.

As a North Carolina-chartered savings bank, the Bank is required to maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under North Carolina regulation allows for the inclusion of mortgage-backed securities and other investments with readily marketable values, including investments with maturities in excess of five years. The Bank's liquidity ratio on December 31, 1999, as computed under North Carolina regulations, was approximately 15%. Management believes that the Bank's liquidity and other sources of funds are adequate to fund all outstanding commitments and other anticipated cash needs.

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


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

The Market Risk Analysis table on the next page reflects maturities of interest rate sensitive assets and liabilities over the next five years.

     KS BANCORP, INC. AND SUBSIDIARY

     MANAGEMENT'S DISCUSSION AND ANALYSIS
     -------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           MARKET RISK ANALYSIS (4)
                               December 31, 1999

                                                                 Expected Maturity Date
                                 ---------------------------------------------------------------------------------------------------
                                                                 Year Ended December 31,
                                 ---------------------------------------------------------------------------------------------------
                                      2000           2001             2002            2003            2004         Thereafter
------------------------------------------------------------------------------------------------------------------------------------
Assets:
   Loans-fixed:
      Balance                    $   802,690   $  8,167,715     $  2,895,949    $  361,158      $  410,261     $  16,062,860
      Interest rate                     9.32%          8.93%            8.99%         9.74%          10.02%             9.56%
   Loans-variable (1):
      Balance                     94,620,297              -                -             -               -                 -
      Interest rate                     8.25%          0.00%            0.00%         0.00%           0.00%             0.00%
   Investments in U.S.
   agency securities (2):
      Balance                      5,287,873        500,000        3,250,000     1,500,000       1,500,000         1,000,000
      Interest rate                     5,71%          6.31%            4.45%         6.32%           5.85%             7.06%
   Investments in mortgage-
   backed securities and
   other equity securities
      Balance                        130,545        151,255          160,367       170,028         180,271         2,262,985
      Interest rate                     5.86%          5.86%            5.86%         5.86%           5.86%             6.34%
Liabilities:
   Deposits (3):
      Balance                     17,346,606              -                -             -               -                 -
      Interest rate                     2.26%          0.00%            0.00%         0.00%           0.00%             0.00%
   Deposits-certificates:
      Balance                     72,515,642     18,392,503                -     5,662,144               -                 -
      Interest rate                     5.36%          5.35%            0.00%         5.51%           0.00%             0.00%
   FHLB advances:
      Balance                      6,000,000              -                -             -               -                 -
      Interest rate                     5.46%          0.00%            0.00%         0.00%           0.00%             0.00%

                             (Carrying Value)
                 -------------------------------------------------
                                  Total           Fair Value
------------------------------------------------------------------
Assets:
   Loans-fixed:
      Balance                  $  28,700,633    $  30,553,490
      Interest rate                     9.33%               -
   Loans-variable (1):
      Balance                     94,620,297       94,620,297
      Interest rate                     8.25%               -
   Investments in U.S.
   agency securities (2):
      Balance                     13,037,873       12,868,501
      Interest rate                     5.61%               -
   Investments in mortgage
   backed securities and
   other equity securities
      Balance                      3,055,451        4,299,742
      Interest rate                     6.21%               -
Liabilities:
   Deposits (3):
      Balance                     17,346,606       17,346,606
      Interest rate                     2.26%               -
   Deposits-certificates:
      Balance                     96,570,289       96,788,661
      Interest rate                     5.37%               -
   FHLB advances:
      Balance                      6,000,000        5,957,937
      Interest rate                     5.46%               -

(1) Includes Line of Credit loans and Overdraft Protection, which have no stated maturity.
(2) Includes interest bearing deposits and U.S. agency securities with a stated maturity at carrying value.
(3)  Includes regular savings accounts and money market accounts.
(4) Prior year market risk exposures are quantitatively consistent with amounts presented for the current year.

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                        Analysis of Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by the difference between yields on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period.

The following table reflects the average yields on assets and average costs of liabilities for the years ended December 31, 1999, 1998 and 1997. Such average yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning or interest-bearing liabilities, respectively, for the periods presented.

                                AVERAGE BALANCE

                                                                                                    Year Ended December 31,
                                                           --------------------------------------------------------------------
                                 At December 31, 1999                     1999                                 1998
                                 ---------------------     ---------------------------------    -------------------------------
                                               Actual                               Average                             Average
                                    Actual     Yield/      Average                   Yield/       Average                Yield/
                                   Balance      Cost       Balance      Interest      Rate        Balance     Interest    Rate
                                 ---------------------     --------------------------------------------------------------------
                                                                                     (Dollars in Thousand)
Assets:
Interest-earning assets:
  Interest-earning
    deposits                       $  4,288      5.00%     $  8,185      $   373       4.56%     $  9,904      $   522    5.27%
  Investment securities              12,854      5.45%       12,386          700       5.65%       10,583          614    5.80%
  Loans receivable (3)              116,363      8.21%      111,137        9,553       8.60%      104.048        9,013    8.66%
                                   --------                --------      -------                 --------      -------
Total interest-earning assets       133,505      7.84%      131,708      $10,626       8.07%      124,535      $10,149    8.15%
                                                                         -------                               -------
Non-interest-earning assets           5,443                   4,039                                 6,578
                                   --------                --------                              --------
    Total                          $138,948                $135,748                              $131,113
                                   ========                ========                              ========

Liabilities and equity:
Interest-bearing liabilities:
  Deposit accounts                  116,537      4.92%      111,397      $ 5,443       4.89%     $103,279      $ 5,257    5.09%
  FHLB advances                       6,000      5.46%        6,000          349       5.82%        7,000          435    6.21%
                                   --------                --------      -------                 --------      -------
Total interest-bearing
    liabilities                     122,537      4.95%      117,397      $ 5,792       4.93%      110,279      $ 5,692    5.16%
                                                                         -------                               -------
Non-interest-bearing
    liabilities                         969                   2,791                                 5,268
Equity                               15,442                  15,560                                15,566
                                   --------                --------                              --------
    Total                          $138,948                $135,748                              $131,113
                                   ========                ========                              ========

Net interest Income and
  interest rate spread (1)                       2.89%                   $ 4,834       3.14%                   $ 4,457    2.99%
                                                                         =======                               =======
Net interest-earning assets
  and net interest
    margin (2)                                   3.62%     $ 14,312                    3.67%     $ 14,256                 3.58%
                                                           ========                              ========
Ratio of interest-earning
  assets to interest-bearing
    liabilities                                108.95%                               112.19%                            112.93%


                                   -----------------------------------
                                                  1997
                                   -----------------------------------
                                                            Average
                                   Average                   Yield/
                                   Balance      Interest      Rate
                                   -----------------------------------
Assets:
Interest-earning assets:
  Interest-earning
    deposits                       $  2,318      $   124       5.35%
  Investment securities              10,575          596       5.64%
  Loans receivable (3)               90,192        8,012       8.88%
                                   --------      -------
Total interest-earning assets       103,085      $ 8,732       8.47%
                                                 -------
Non-interest-earning assets           3,422
                                   --------
    Total                          $106,507
                                   --------

Liabilities and equity:
Interest-bearing liabilities:
  Deposits accounts                $ 85,030      $ 4,276       5.03%
  FHLB advances                       6,333          378       5.97%
                                   --------      -------
Total interest-bearing
    liabilities                      91,363      $ 4,654       5.09%
Non-interest-bearing                             -------
    liabilities                         494
Equity                               14,650
                                   --------
    Total                          $106,507
                                   ========

Net interest Income and
  interest rate spread (1)                       $ 4,078       3.38%
                                                 =======
Net interest-earning assets
  and net interest
    margin (2)                     $ 11,722                    3.96%
                                   ========
Ratio of interest-earning
  assets to interest-bearing
    liabilities                                              112.83%

     (1) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
     (2) Net interest margin represents net interest income divided by average interest-earning assets.
     (3) Includes non-accruing loans, which are considered immaterial for average balance purposes.

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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

                                  RATE/VOLUME

                                                        Year ended December 31,                       Year ended December 31,
                                                            1999 vs. 1998                                  1998 vs. 1997
                                               --------------------------------------     ------------------------------------------
                                                Increase (Decrease) Attributable to           Increase (Decrease) Attributable to
                                               --------------------------------------     ------------------------------------------
                                                                       Rate/                                      Rate/
                                               Volume      Rate       Volume     Net      Volume      Rate       Volume       Net
                                               --------------------------------------     ------------------------------------------
                                                                              (In Thousands)
Interest income on:
  Interest-earning deposits                     $  (91)      (71)       12       (150)      406         (2)        (6)         398
  Investment securities                            105       (16)       (3)        86         -         18          -           18
  Loans receivable                                 614       (69)       (5)       540     1,231       (199)       (31)       1,001
                                               --------------------------------------     ------------------------------------------
   Total interest income on
    interest-earning assets                     $  628      (156)        4        476     1,637       (183)       (37)       1,417
                                               --------------------------------------     ------------------------------------------

Interest expense on:
  Deposit  accounts                             $  413      (211)      (17)       185       918         52         11          981
  FHLB advances                                    (62)      (28)        4        (86)       40         16          2           58
                                               --------------------------------------     ------------------------------------------
   Total interest expense
    on interest-bearing
    liabilities                                 $  351      (239)      (13)        99       958         68         13        1,039
                                               --------------------------------------     ------------------------------------------

    Increase (decrease) in
     net interest income                        $  277        83        17        377       679       (251)       (50)         378
                                               ======================================     ==========================================

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

          Comparison of Financial Condition at December 31, 1999 and 1998

Changes in Financial Condition

Total consolidated assets of KS Bancorp increased by approximately $8 million to $138.9 million at December 31, 1999 from $130.9 million at December 31, 1998. Assets at December 31, 1998 increased by approximately $16.9 million from total consolidated assets at December 31, 1997. The increases in assets in 1999 and 1998 were primarily attributable to strong loan demand in the Bank's primary lending markets which was supported by the development and maintenance of deposits within those markets.

The Bank's asset growth has been fueled in part by a series of facilities renovations and replacements which has strengthened its presence in several of its markets. During 1997, the Bank completed renovation of its home office which now serves as the corporate and accounting headquarters. Continuing the expansion of recent years, the Bank opened its fifth full service branch in Garner on December 15, 1997. Also, during 1997, automated teller machines (ATM's) were placed into service at the Garner and Kenly branch locations.

Loans increased by $11,145,117 and $10,411,030 during 1999 and 1998, respectively. These increases are attributable to across the board increases in demand for residential mortgage loans, construction loans and equity line loans resulting from the expansion of the Bank's lending area and solidification of its market presence in Clayton, Goldsboro, Wilson, and Garner.

Total investments and short-term interest-earning deposits decreased by $4,009,065 during 1999 after having increased by $6,047,119 during 1998. Investments securities and short-term interest-earning deposits amounted to $17,142,086 and $21,151,151 million at December 31, 1999 and 1998, respectively. The decrease in 1999 was primarily attributable to funding needed to support loan demand and for dividends to shareholders. The increase in 1998 supported the additional liquidity necessary to maintain a larger deposit base.

Savings deposits increased by $8,662,625 during 1999. The increase resulted from management's decision to competitively price its deposits in relation to rates being offered in its market areas and was influenced in part by the Bank's increased loan demand and efforts to establish and solidify its market position. Savings deposits had increased by $17,620,566 during 1998 for similar reasons. The Bank had borrowings from the FHLB of Atlanta of $6,000,000 and $6,000,000 at December 31, 1999 and 1998, respectively. Borrowings were obtained in order to support the increased loan demand.

Stockholders' equity decreased by $273,798 during 1999 to $15,441,925 at December 31, 1999 from $15,715,723 at December 31, 1998. Net income of $1,163,327 for 1999 was reduced by the payment of $688,835 in cash dividends to stockholders. Additionally, during 1999 the Company reported a decrease in net unrealized gains, net of tax effect, of $475,160 on its portfolio of available for sale securities. Net income of $1,258,443 for 1998 was reduced by the payment of $688,527 in cash dividends to stockholders. Additionally, during 1998 the Company reported an increase in net unrealized gains, net of tax effect, of $409,195 on its portfolio of available for sale securities. Such gains were not recognized in income in either 1999 or 1998, and are shown as a separate component of stockholders' equity. At December 31, 1999, the Bank's capital was substantially in excess of the regulatory levels required by the FDIC and the North Carolina Administrator.

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Comparison of Operating Results For The Years Ended December 31, 1999, 1998 and 1997

Net Income

KS Bancorp's net income for the years ended December 31, 1999, 1998, and 1997 was $1,163,327, 1,258,443, and $1,221,100, respectively. Net income during 1999 and 1998 was positively affected by increases in interest-earning assets.

Net Interest Income

Net interest income increased $375,756 or 8.4% during 1999 to $4,833,229 for the year ended December 31, 1999 from $4,457,473 reported for 1998. Net interest income in 1998 increased $379,627 or 9.3% from $4,077,846 in net interest income reported in 1997. During 1999, the Bank's interest rate spread of 3.14% was an increase from the spread of 2.99% in 1998. The spread in 1998 was a decrease from the spread of 3.38% in 1997. The decline in 1998 was due to the decline in the average yield on loans, which are the majority of interest-earning assets. The increase in 1999 was due to the decline in the average rate paid on deposits, which are the majority of interest bearing liabilities.

The increase in net interest income in 1999 and 1998 was due primarily to increases in the volume of interest-earning assets, which exceeded increases in interest-bearing liabilities. The increase in net interest income during 1998 would have been even greater if there had not been a 39 point decrease in the interest rate spread, which was primarily the result of a 32 basis point decrease in the average yield on interest-earning assets.

Interest Income

Total interest income increased by $476,405 to $10,625,578 for the year ended December 31, 1999 from $10,149,173 in 1998. The 1999 increase followed an increase of $1,417,783 for the year ended December 31, 1998 from $8,731,390 in 1997. During 1999 and 1998, the increase in the average balance of interest-earning assets had a positive impact on interest income. KS Bancorp's yield on interest-earning assets was 8.07% in 1999 as compared to 8.15% in 1998, and its balance of average interest-earning assets increased by approximately $7,173,000 during 1999. In 1998, the yield on interest-earning assets decreased to 8.15% from 8.47% in 1997. During both 1999 and 1998, the growth in interest-earning assets was mostly due to an increase in the Bank's loan portfolio which typically yields a much higher rate of return than the Bank's other interest-earning assets.

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Interest Expense

Total interest expense increased by $100,649 for the year ended December 31, 1999 to $5,792,349 following an increase of $1,038,156 to $5,691,700 for the year ended December 31, 1998 from $4,653,544 for the year ended December 31, 1997. The Bank's average balance of interest-bearing liabilities increased by approximately $7,118,000, $18,916,000 and $11,865,000 during 1999, 1998, and
1997, respectively. The Bank's cost of funds decreased by 23 basis points to 4.93% in 1999 from 5.16% in 1998. The Bank's cost of funds increased by 7 basis points during 1998 from 5.09% in 1997. During 1999 and 1998, the increase in the Bank's average interest-bearing liabilities contributed more to the increase in interest expense than did the modest changes in the cost of funds

Provision For Loan Losses

The Bank's provision for loan losses amounted to $36,200, $33,500 and $23,500 for 1999, 1998 and 1997, respectively. The provision, which is charged to operations, and the resulting loan loss allowances are amounts the Bank's management believes will be adequate to absorb losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The decision to increase the provision and resulting allowances is based on several factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions.

The Bank's level of nonperforming assets, defined as loans past due 90 days or more and real estate acquired in foreclosure, have remained at low levels throughout the three year period and amounted to .28%, .22%, and .41% as a percentage of total assets at December 31, 1999, 1998 and 1997, respectively. The Bank has adopted policies which it believes provide for prudent and adequate levels of loan loss allowances.

Noninterest Expense

Operating expenses increased by $523,982 to $3,187,390 for the year ended December 31, 1999 from $2,663,408 incurred in 1998. KS Bancorp's operating expenses were $2,239,808 in 1997. The increase in 1999 and 1998 was primarily attributable to additional data processing expense in preparation for the Year 2000, and additional compensation and employee benefits due to an increase in the number of employees associated with the Bank's continued expanded operations.

Income Taxes

Income tax expense amounted to $756,497, $743,059, and $751,223 in 1999, 1998, and 1997, respectively. KS Bancorp's effective income tax rates were 39.4%, 37.1%, and 38.1% for the years ended December 31, 1999, 1998 and 1997, respectively.

KS BANCORP, INC. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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

Year 2000 Issue

The year 2000 (Y2K) issue related to whether computer systems would properly recognize and process date-sensitive information after the year changed to 2000. Systems that do not properly recognize such information could generate erroneous data or possibly fail. The Bank is heavily dependent on computer processing in the conduct of substantially all of its business activities.

The Bank developed a plan for Y2K information systems compliance, including its core processing system maintained by a service center. Phases of the plan included: awareness, which is management's knowledge and recognition of the Y2K issue and appointment of project team to address the impact on the Bank; assessment, which involved management's determination of the magnitude that the Y2K issue could have had on the Bank, including an inventory of systems and assessments with customers and other third parties; resolution, which involved the process of reprogramming or replacement of all existing systems which were not Y2K compliant; validation, which was the testing phase; and implementation, which was the final phase that involved the placing of revised and tested systems into operation.

Management believes that the Bank's core systems are Y2K compliant due to its contract with an outside service bureau and that the Bank is Y2K compliant. Additionally, the Bank has not suffered any major setbacks due to the Y2K issue.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
KS Bancorp, Inc.
Kenly, North Carolina

We have audited the accompanying consolidated statements of financial condition of KS Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KS Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP
Raleigh, North Carolina
January 27, 2000

KS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 1999 and 1998

ASSETS                                                                               1999               1998
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
   Interest-earning                                                         $        4,287,873     $   11,150,780
   Noninterest-earning                                                               1,839,259            519,761
Investment securities:
   Held to maturity                                                                  1,150,162          1,530,015
   Available for sale                                                               10,827,051          7,590,856
   FHLB stock and other nonmarketable equity securities                                877,000            879,500
Loans receivable, net

   Held for investment                                                             116,362,935        105,335,147
   Held for sale, at cost, estimated 1998 fair value $855,500                                -            855,500
Accrued interest receivable                                                            880,043            716,796
Property and equipment, net                                                          2,428,306          2,138,798
Refundable income taxes                                                                 68,027                  -
Prepaid expenses and other assets                                                      227,488            175,327
                                                                            -------------------------------------
           Total assets                                                     $      138,948,144     $  130,892,480
                                                                            =====================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits                                                                 $      116,536,849     $  107,934,224
   Advances from Federal Home Loan Bank                                              6,000,000          6,000,000
   Accounts payable and accrued expenses                                               324,241            284,295
   Advance payments by borrowers for taxes and insurance                                50,318             52,341
   Deferred income taxes                                                               594,811            905,897
                                                                            -------------------------------------
           Total liabilities                                                       123,506,219        115,176,757
                                                                            -------------------------------------
Commitments and contingencies
Stockholders' Equity:

   Preferred stock, authorized 5,000,000 shares;  none issued               $                -     $            -
   Common stock, no par value, authorized 20,000,000 shares;
      issued and outstanding 921,578 in 1999 and 888,633 in 1998                             -                  -
   Additional paid-in capital                                                        5,005,372          5,317,502
   Unearned ESOP shares                                                               (156,000)          (195,000)
   Accumulated other comprehensive income                                              650,232          1,125,392
   Retained earnings, substantially restricted                                       9,942,321          9,467,829
                                                                            -------------------------------------
           Total stockholders' equity                                               15,441,925         15,715,723
                                                                            -------------------------------------
                                                                            $      138,948,144     $  130,892,480
                                                                            =====================================

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1999, 1998 and 1997

                                                                  1999               1998              1997
-------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Loans                                                      $     9,552,564    $    9,013,141    $     8,011,909
   Investment securities                                              553,859           537,001            501,115
   Mortgage-backed securities                                         146,483            77,348             94,292
   Interest-bearing deposits                                          372,672           521,683            124,074
                                                             ------------------------------------------------------
              Total interest income                                10,625,578        10,149,173          8,731,390
                                                             ------------------------------------------------------
Interest expense:
   Deposits                                                         5,443,152         5,256,981          4,275,930
   Advances from the FHLB                                             349,197           434,719            377,614
                                                             ------------------------------------------------------
              Total interest expense                                5,792,349         5,691,700          4,653,544
                                                             ------------------------------------------------------
              Net interest income                                   4,833,229         4,457,473          4,077,846
Provision for loan losses                                              36,200            33,500             23,500
                                                             ------------------------------------------------------
              Net interest income after
                  provision for loan losses                         4,797,029         4,423,973          4,054,346
                                                             ------------------------------------------------------
Noninterest income:
   Gain (loss) on sale of investment securities                             -                 -             (5,994)
   Other income                                                       310,185           240,937            163,779
                                                             ------------------------------------------------------
                                                                      310,185           240,937            157,785
                                                             ------------------------------------------------------
Noninterest expense:
   Compensation and benefits                                        1,872,707         1,549,916          1,340,730
   Occupancy                                                          156,387            80,261            114,134
   Equipment maintenance and expense                                  305,508           208,822            100,908
   Data processing and outside service fees                           294,750           246,884            171,347
   Insurance                                                           75,284           123,290            103,008
   Other                                                              482,754           454,235            409,681
                                                             ------------------------------------------------------
                                                                    3,187,390         2,663,408          2,239,808
                                                             ------------------------------------------------------
              Income before income taxes                            1,919,824         2,001,502          1,972,323
                                                             ------------------------------------------------------
Income taxes:
   Current                                                            776,356           794,524            743,608
   Deferred                                                           (19,859)          (51,465)             7,615
                                                             ------------------------------------------------------
                                                                      756,497           743,059            751,223
                                                             ------------------------------------------------------
              Net income                                      $     1,163,327    $    1,258,443    $     1,221,100
                                                             ======================================================

Basic earnings per share                                      $          1.34    $         1.46    $          1.43
                                                             ======================================================
Diluted earnings per share                                    $          1.23    $         1.32    $          1.30
                                                             ======================================================
Dividends paid per share                                      $          0.80    $         0.80    $          0.83
                                                             ======================================================

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1999, 1998 and 1997

                                                                                                    Accumulated
                                                        Additional                     Unearned       Other
                                                         Paid-in        Retained         ESOP      Comprehensive
                                                         Capital        Earnings        Shares        Income           Total
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                             $ 5,161,212    $ 8,378,714    $  (273,000)  $    454,113     $  13,721,039
 Comprehensive income:
   Net income                                                    -      1,221,100              -              -         1,221,100
   Change in unrealized gain (loss) on securities
     available for sale, net of taxes                            -              -              -        262,084           262,084
                                                                                                                    -------------
       Total comprehensive income                                                                                       1,483,184
                                                                                                                    -------------
 Cash dividends paid                                             -       (701,901)             -              -          (701,901)
 Compensation                                               58,663              -              -              -            58,663
 Release of unearned shares                                      -              -         39,000              -            39,000
 Stock options exercised                                     8,740              -              -              -             8,740
 Cash payment for fractional shares in stock split          (2,640)             -              -              -            (2,640)
                                                       --------------------------------------------------------------------------
Balance, December 31, 1997                               5,225,975      8,897,913       (234,000)       716,197        14,606,085
 Comprehensive income:
   Net income                                                    -      1,258,443              -              -         1,258,443
   Change in unrealized gain (loss) on securities
     available for sale, net of taxes                            -              -              -        409,195           409,195
                                                                                                                    -------------
       Total comprehensive income                                                                                       1,667,638
                                                                                                                    -------------
 Cash dividends paid                                             -       (688,527)             -              -          (688,527)
 Compensation                                               66,950              -              -              -            66,950
 Release of unearned shares                                      -              -         39,000              -            39,000
 Stock options exercised                                    24,577              -              -              -            24,577
                                                       --------------------------------------------------------------------------
Balance, December 31, 1998                               5,317,502      9,467,829       (195,000)     1,125,392        15,715,723
 Comprehensive income:
   Net income                                                    -      1,163,327              -              -         1,163,327
   Change in unrealized gain (loss) on securities
     available for sale, net of taxes                            -              -              -       (475,160)         (475,160)
                                                                                                                    -------------
       Total comprehensive income                                                                                         688,167
                                                                                                                    -------------
 Cash dividends paid                                             -       (688,835)             -              -          (688,835)
 Compensation                                               54,619              -              -              -            54,619
 Repurchase of common stock                               (366,760)             -              -              -          (366,760)
 Release of unearned shares                                      -              -         39,000              -            39,000
 Stock options exercised                                        11              -              -              -                11
                                                   ------------------------------------------------------------------------------
Balance, December 31, 1999                         $     5,005,372    $ 9,942,321    $  (156,000)  $    650,232     $  15,441,925
                                                   ==============================================================================

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1999, 1998 and 1997

                                                                     1999                1998               1997
--------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                                  $    1,163,327      $    1,258,443      $   1,221,100
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation                                                    251,602             175,701            115,685
      Amortization of net premiums (discounts)                         (6,119)              2,680              8,720
      Deferred income taxes                                           (17,501)            (51,465)             7,615
      Provision for losses on loans                                    36,200              33,500             23,500
      (Gains) and losses, net                                         (15,326)             (8,913)               652
      Shares allocated to ESOP contribution                            93,619             105,950             97,663
      Origination of loans held for sale                           (2,537,475)         (5,247,200)                 -
      Proceeds from sale of loans held for sale                     3,392,975           4,391,700                  -
      Changes in assets and liabilities:
        (Increase) decrease in:
           Prepaid expenses and other assets                          (52,161)            (52,940)           (20,619)
           Refundable income taxes                                    (68,027)             78,066             71,492
           Accrued interest receivable                               (163,247)            (27,369)          (130,122)
        Increase (decrease) in:
           Accrued expenses and other liabilities                      39,946             (18,581)           113,731
                                                               -----------------------------------------------------
      Net cash provided by operating activities                     2,117,813             639,572          1,509,417
                                                               -----------------------------------------------------

Cash Flows From Investing Activities
   Proceeds from sales or maturity of
     available-for-sale securities                                  2,229,916           2,500,000          3,494,006
   Proceeds from maturity and calls of
     held-to-maturity securities                                      380,205           1,568,485            777,362
   Proceeds from sale of non-marketable
     equitable securities                                               2,500                   -                  -
   Purchase of available for sale securities                       (6,229,089)         (3,000,000)        (3,750,000)
   Purchase of nonmarketable equity securities                              -             (92,700)           (65,600)
   Net change in loans receivable                                 (11,145,117)        (10,411,030)       (13,578,287)
   Proceeds from sale of real estate                                   97,412              53,698            134,204
   Proceeds from sale of property and equipment                        16,800                   -             16,750
   Purchase of property and equipment                                (558,867)           (180,784)          (340,068)
                                                               -----------------------------------------------------
      Net cash used in investing activities                       (15,206,240)         (9,562,331)       (13,311,633)
                                                               -----------------------------------------------------

KS BANCORP, INC. AND SUBSIDIARY

Years Ended December 31, 1999, 1998 and 1997

                                                                    1999                1998               1997
--------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
   Net increase in deposits                                    $    8,602,625    $    17,620,566     $     7,967,733
   Increase (decrease) in advance payments from
       borrowers for taxes and insurance                               (2,023)             3,895               2,837
   Advances from Federal Home Loan Bank                             4,000,000          2,000,000          12,000,000
   Principal payments for borrowed money                           (4,000,000)        (4,000,000)         (8,000,000)
   Cash dividends paid                                               (688,835)          (688,527)           (701,901)
   Redemption of common stock                                        (366,760)                 -                   -
   Payments received on exercised options, 100
      shares (3,277 in 1998)                                               11             24,577               8,740
   Cash paid in lieu of fractional shares on stock split                    -                  -              (2,640)
                                                               -----------------------------------------------------
      Net cash provided by financing activities                     7,545,018         14,960,511          11,274,769
                                                               -----------------------------------------------------
      Net increase (decrease) in cash and cash equivalents         (5,543,409)         6,037,752            (527,447)

Cash and cash equivalents:
   Beginning                                                       11,670,541          5,632,789           6,160,236
                                                               -----------------------------------------------------
   Ending                                                      $    6,127,132    $    11,670,541     $     5,632,789
                                                               =====================================================

Cash and cash equivalents:
      Interest-bearing                                         $    4,287,873    $    11,150,780     $     4,781,687
      Noninterest-bearing                                           1,839,259            519,761             851,102
                                                               -----------------------------------------------------
                                                               $    6,127,132    $    11,670,541     $     5,632,789
                                                               =====================================================

Supplemental Disclosure of Cash Flow Information
   Cash payments for:
      Interest                                                 $    5,793,616    $     5,685,974     $     4,651,936
                                                               =====================================================
      Income taxes                                             $      846,817    $       724,091     $       694,825
                                                               =====================================================

Supplemental Disclosure of Noncash Investing
  and Financing Activities:
   Transfer from loans to real estate
      acquired in settlement of loans                          $       90,242    $        44,785     $        63,257
                                                               =====================================================
   Change in unrealized gain on available
      for sale securities                                      $     (475,160)   $       409,195     $       262,084
                                                               =====================================================

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 1.   Nature of Business and Significant Accounting Policies

Conversion and organization of holding company:  In December 1993, pursuant to a
----------------------------------------------
Plan of Conversion approved by its members and regulators, Kenly Savings Bank, Inc., SSB amended and restated its charter to effect its conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, and became a wholly-owned subsidiary of KS Bancorp, Inc. ("KS Bancorp" or the "Company") a holding company formed in connection with the conversion. On January 1, 1999, Kenly Savings Bank, Inc., SSB changed its name to KS Bank, Inc. (the "Bank"). The Company's principal business activities consist solely of the ownership of the Bank, a loan to the ESOP for its purchase of common stock and the investment of its portion of the proceeds received from the Bank's mutual to stock conversion.

The Bank primarily originates one-to-four family residential loans within its primary lending area of Johnston, Wilson, Wayne and Wake counties. The Bank's underwriting policies require such loans to generally be made at 80% loan-to-value based upon appraised values. These loans are secured by the underlying properties.

Principles of consolidation:  The consolidated financial statements include the
---------------------------
accounts of KS Bancorp and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of financial statement presentation:  The accounting and reporting
-----------------------------------------
policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

Cash and cash equivalents:  For purposes of reporting cash flows, the Company
-------------------------
considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At times, the Company maintains deposits in correspondent banks in amounts that may be in excess of the FDIC insurance limit.

Investment securities:  Debt securities and mortgage-backed securities (MBS's)
---------------------
classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Such securities will be held until their contractual maturities, and will not be available to be sold even in response to certain conditions such as changes in market interest rate, needs for liquidity, or changes in the ability of and the yield on alternative investments.

Debt securities and marketable equity securities classified as available for sale are carried at market with unrealized holding gains and losses excluded from earnings and reported net of income taxes in a separate component of accumulated other comprehensive income until such time as the securities are sold. Such securities may be sold in response to certain conditions such as changes in market interest rates, needs for liquidity, or changes in the availability of and the yield on alternative investments, but are not bought and held principally for the purpose of selling in the near term with the objective of generating profits on short-term differences in price. Gain or loss on sale of these securities is recognized when realized and is based on the cost of specifically identified securities.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 1.   Nature of Business and Significant Accounting Policies (Continued)

Trading securities are held in anticipation of short-term market gains and are carried at fair value with realized and unrealized gains and losses included in earnings. The Company currently has no securities which are classified as trading securities.

Equity securities which are considered nonmarketable are not subject to the above classifications and are carried at cost.

Loans receivable:  Loans receivable are stated at unpaid principal balances,
----------------
less the allowance for loan losses and net deferred loan origination fees and discounts.

The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first trust deeds on single-family residences, other residential property, commercial property and land.

Loan fees:  The Bank receives fees for originating and servicing loans. The Bank
---------
defers all loan fees, less certain direct costs as an adjustment to yield with subsequent amortization into income over the life or first repricing period of the related loan.

Allowance for loan losses:  The allowance for loan losses is established through
-------------------------
a provision for loan losses charged to operations. Loans are charged off against the allowance when management believes that collectibility is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into account such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make evaluations, future adjustments may be necessary if economic or other conditions differ substantially from the assumptions used.

The Bank establishes specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due according to the loan terms will be collected. An allowance on an impaired loan is required if the present value of the future cash flows, discounted using the loan's effective interest rate, is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral, if the loan is primarily collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral. The Bank does not currently have any loans which it considers impaired.

The Bank does not accrue interest on loans delinquent 90 days or more and it establishes reserves for uncollected interest. All interest accrued but not collected, for loans that are placed on nonaccrual status or charged off, is reversed against interest income. Interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 1.   Nature of Business and Significant Accounting Policies (Continued)

Loans Held for Sale:  Mortgage loans originated and intended for sale in the
-------------------
secondary market are carried at the lower of cost or estimated market value in the aggregate.

Real estate acquired in settlement of loans:  Real estate acquired through, or
-------------------------------------------
in lieu of, loan foreclosure (REO) is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations of the property are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Property and equipment:  Property and equipment are stated at cost, less
----------------------
accumulated depreciation. Depreciation is computed generally by the straight-line method.

Income taxes:  Deferred taxes are provided on a liability method whereby
------------
deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Advances from borrowers for taxes and insurance:  Certain borrowers make monthly
-----------------------------------------------
payments, in addition to principal and interest, in order to accumulate funds from which the Bank can pay the borrowers' property taxes and insurance premiums.

Retirement plans:  The Bank's employee stock ownership plan (the "ESOP") covers
----------------
substantially all of its employees. Contributions to the plan are based upon amounts necessary to fund the amortization requirements of the ESOP's debt to the Company, subject to compensation limitations, and are charged to expense. The Bank has a defined contribution retirement plan which covers substantially all of its employees. The annual contribution to the plan is based on employee compensation and the Bank's policy is to fund plan costs as they accrue. The plan is fully funded and there are no accrued unfunded amounts.

The Bank also has a 401(k) retirement plan which is available to substantially all employees. The Bank matches voluntary contributions by participating employees.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 1.   Nature of Business and Significant Accounting Policies (Continued)

Earnings per share:  Basic per share amounts are based on the weighted average
------------------
shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. The basic and diluted weighted average shares outstanding are as follows:

                                                                    1999      1998       1997
                                                                  -----------------------------
Weighted average shares outstanding                               892,864    888,078    885,069
Less weighted average unallocated ESOP shares                      22,737     27,937     33,138
                                                                  -----------------------------
   Weighted average outstanding shares used for basic EPS         870,127    860,141    851,931
Plus incremental shares from assumed issuance of stock options     78,377     96,845     90,544
                                                                  -----------------------------
   Weighted average outstanding shares used for diluted EPS       948,504    956,986    942,475
                                                                  =============================

There were no adjustments required to be made to net income in the computation of diluted earnings per share.

Off-balance-sheet risk:  In the ordinary course of business, the Bank has
----------------------
entered into commitments to extend credit, including commitments under credit card arrangements and equity lines of credit. Such financial instruments are recorded when they are funded.

Fair value of financial instruments:  The estimated fair values required under
-----------------------------------
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to develop the estimates of fair value. Accordingly, the estimates presented in the accompanying Note 14 for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 1.   Nature of Business and Significant Accounting Policies (Continued)

The fair value estimates presented in Note 14 are based on pertinent information available to management as of December 31, 1999 and 1998, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash, short-term cash investments, loans held for sale and accrued interest
     ---------------------------------------------------------------------------
     receivable:  The carrying amounts reported in the statement of financial
     ----------
     condition for these instruments approximates their fair values due to the short term nature of these instruments.

     Investment securities:  Investment securities include stock in the Federal
     ---------------------
     Home Loan Bank of Atlanta. No ready market exists for these stocks and they have no quoted market values. For disclosure purposes, such stock is assumed to have a fair value which is equal to cost or redemption value. All other debt, equity and mortgage-backed securities are publicly traded and market values are based on quoted market prices.

     Loans receivable:  The fair value for substantially all loans has been
     ----------------
     estimated by discounting the projected future cash flows at December 31, 1999 and 1998, using the rate on that date at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans. For certain loans which are indexed and adjust with prime, the carrying basis is considered to approximate fair value.

     Deposits:  The fair value of deposits with no stated maturities, including
     --------
     transaction accounts and passbook savings accounts is estimated to be equal to the amount payable on demand as of December 31, 1999 and 1998. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using the rates offered on December 31, 1999 and 1998 for deposits of similar remaining maturities.

     Borrowings:  Borrowed funds consist of fixed rate FHLB advances. The fair
     ----------
     value of these advances is based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

     Off-balance-sheet commitments: Because the Bank's commitments, which
     -----------------------------
     consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance-sheet items.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2.   Investment Securities
Investment securities consist of the following:

                                                                1999
                                     ---------------------------------------------------------
                                                        Gross          Gross        Estimated
                                       Amortized      Unrealized    Unrealized       Market
Held to maturity:                        Cost           Gains         Losses          Value
                                     ---------------------------------------------------------
   Debt securities:
      Federal agency securities      $    500,000   $          -   $    (4,063)  $     495,937
      Mortgage-backed securities          650,162         30,220             -         680,382
                                     ---------------------------------------------------------
                                        1,150,162         30,220        (4,063)      1,176,319
                                     ---------------------------------------------------------
Available for sale:
   Debt securities:
      Mortgage-backed securities        1,501,358              -       (53,391)      1,447,967
      Federal agency securities         8,250,000              -      (165,309)      8,084,691
   Marketable equity securities:
      Federal Home Loan Mortgage
        Corporation stock                  26,931      1,267,462             -       1,294,393
                                     ---------------------------------------------------------
                                        9,778,289      1,267,462      (218,700)     10,827,051
                                     ---------------------------------------------------------
Nonmarketable equity securities:
   Federal Home Loan Bank Stock           877,000              -             -         877,000
                                     ---------------------------------------------------------
                                     $ 11,805,451   $  1,297,682   $  (222,763)  $  12,880,370
                                     =========================================================

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2.     Investment Securities (Continued)

                                                                               1998
                                                -------------------------------------------------------------------
                                                                      Gross           Gross          Estimated
                                                   Amortized       Unrealized       Unrealized         Market
                                                     Cost            Gains           Losses           Value
                                                -------------------------------------------------------------------
Held to maturity
   Debt securities:
      Federal agency securities                  $       500,000    $      5,000     $          -     $    505,000
      Mortgage-backed securities                       1,030,015          32,093                -        1,062,108
                                                -------------------------------------------------------------------
                                                       1,530,015          37,093                -        1,567,108
                                                -------------------------------------------------------------------
Available for sale:
   Debt securities:
      US Treasury securities                           1,498,777          10,813                -        1,509,590
      Federal agency securities                        4,250,000          58,908                -        4,308,908
   Marketable equity securities:
      Federal Home Loan Mortgage
        Corporation stock                                 26,931       1,745,427                -        1,772,358
                                                -------------------------------------------------------------------
                                                       5,775,708       1,815,148                -        7,590,856
                                                -------------------------------------------------------------------
Nonmarketable equity securities:
   Federal Home Loan Bank Stock                          879,500               -                -          879,500
                                                -------------------------------------------------------------------
                                                 $     8,185,223    $  1,852,241     $          -     $ 10,037,464
                                                ===================================================================

The amortized cost and estimated market value of debt securities at December 31, 1999 by contractual maturity are as shown below. Mortgage backed securities are not included because they have no stated maturity.

                                                                  Weighted                          Estimated
                                                                   Average          Amortized         Market
                                                                    Yield             Cost            Value
                                                                --------------   ---------------------------------
Held to maturity:
   Due in one year through five years                               6.31%          $     500,000     $    495,937
                                                                                 =================================

Available for sale:
   Due in less than one year                                        5.24%          $   1,000,000     $    992,501
   Due in one year through five years                               6.11%              6,250,000        6,109,377
   Due in greater than five years                                   7.06%              1,000,000          982,813
                                                                                 ---------------------------------
                                                                                   $   8,250,000     $  8,084,691
                                                                                 =================================

                                                                                   $   8,750,000     $  8,580,628
                                                                                 =================================

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2.  Investment Securities (Continued)

The amortized cost and estimated market value of mortgage-backed securities by contractual maturities are not reported because the actual maturities may and often are significantly different from contractual maturities.

Summarized below is the sales activity in available for sale investment securities:

                                                          Year Ended December 31,
                                               ----------------------------------------------------
                                                    1999                1998             1997
                                               ---------------------------------------------------
Cost of investment securities sold             $           -        $         -      $   2,000,000
Proceeds from sales of available for
  sale securities                                          -                  -         (1,994,006)
                                               ---------------------------------------------------
Realized losses                                $           -        $         -      $       5,994
                                               ===================================================

The change in net unrealized gains and losses shown as a separate component of equity for the years ended December 31, 1999, 1998 and 1997 is shown below:

                                                    1999                1998             1997
                                               ---------------------------------------------------
Balance in equity component, beginning         $   1,125,392        $   716,197      $     454,113
   Change in net unrealized gains (loss)            (766,387)           659,991            422,717
   Less change in deferred income taxes              291,227           (250,796)          (160,633)
                                               ---------------------------------------------------
Balance in equity component, ending            $     650,232        $ 1,125,392      $     716,197
                                               ===================================================

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

Certain investment securities with amortized costs of $3,000,000 and market values of $2,928,907 at December 31, 1999 were pledged to secure public deposits or were pledged in connection with the Bank's depository relationship with the Federal Reserve Bank.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3. Loans Receivable
Loans receivable consist of the following:


                                                                                    1999               1998
                                                                             -------------------------------------
Mortgage loans:
   Conventional first mortgage loans                                         $       89,700,116    $    84,486,015
   Construction loans                                                                15,296,931         12,197,467
   Equity-line loans                                                                 10,314,359          9,234,655
   Loans on deposit accounts                                                            203,082            262,139
   Consumer loans                                                                     2,226,505            941,588
   Commercial loans                                                                   5,579,937          3,016,880
                                                                             -------------------------------------
                                                                                    123,320,930        110,138,744
                                                                             -------------------------------------
Less:
   Undisbursed portion of loans in process                                            6,283,693          4,167,318
   Unamortized loan fees                                                                282,582            277,412
   Allowance for loan losses                                                            391,720            358,867
                                                                             -------------------------------------
                                                                                      6,957,995          4,803,597
                                                                             -------------------------------------
                                                                             $      116,362,935    $   105,335,147
                                                                             =====================================
Weighted average yield                                                                     8.36%              8.49%
                                                                             =====================================

The following summarizes transactions in the allowance for loan losses:

                                                                          Years Ended December 31,
                                                          --------------------------------------------------------
                                                                 1999               1998               1997
                                                          --------------------------------------------------------
Balance, beginning                                        $          358,867    $       325,367    $       301,867
   Provision for loan losses                                          36,200             33,500             23,500
    Charge-offs, net                                                  (3,347)                 -                  -
                                                          --------------------------------------------------------
Balance, ending                                           $          391,720    $       358,867    $       325,367
                                                          ========================================================

Loans delinquent more than 90 days amounted to approximately $393,200 and $290,500 at December 31, 1999 and 1998, respectively. These loans are primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans is not required. Interest income that would have been recorded on nonaccrual loans totaled $12,729, $27,608 and $15,061 for the years ended December 31, 1999, 1998 and 1997, respectively.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3.  Loans Receivable (Continued)

Loans outstanding to the Company's officers and directors (including their affiliates) are shown below. In the opinion of management, these loans were made at lending terms and rates available to the general public and do not involve more than the normal risks of collectibility.

                                              1999               1998
                                         -----------------------------------

Balance, beginning                       $      1,195,000   $      1,222,000
Originations                                      612,000            175,000
Repayments                                       (556,000)          (202,000)
                                         -----------------------------------
Balance, ending                          $      1,251,000   $      1,195,000
                                         ===================================

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Note 4. Property and Equipment

Property and equipment consists of the following:

                                               1999               1998
                                         -----------------------------------

Land                                     $        363,812   $        363,812
Buildings                                       1,678,037          1,578,595
Furniture and equipment                         1,461,180          1,030,489
                                         -----------------------------------
                                                3,503,029   $      2,972,896
Accumulated depreciation                       (1,074,723)          (834,098)
                                         -----------------------------------
                                         $      2,428,306          2,138,798
                                         ===================================

Depreciation expense for the years ended December 31, 1999, 1998 and 1997 amounted to $251,602, $175,701 and $115,685, respectively.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 5.   Deposits
Deposits consist of the following:

                                                                                      1999               1998
                                                                               --------------------------------------
Regular savings accounts, 3.00%                                                     $   4,081,971      $   3,894,724
NOW accounts, 0.75% to 2.00%                                                            7,604,120          7,005,268
Money market deposit accounts, 3.00% to 4.10%                                           5,660,515          6,150,842
Noninterest-bearing accounts                                                            2,596,875          2,398,938
                                                                               --------------------------------------
                                                                                       19,943,481         19,449,772
                                                                               --------------------------------------
Certificates:
   3.00% - 4.50%                                                                        7,402,104          4,904,706
   4.51% - 6.50%                                                                       89,168,185         83,222,163
   6.51% - 8.50%                                                                                -            333,237
                                                                               --------------------------------------
                                                                                       96,570,289         88,460,106
                                                                               --------------------------------------
                                                                                      116,513,770        107,909,878
Accrued interest payable                                                                   23,079             24,346
                                                                               --------------------------------------
                                                                                    $ 116,536,849      $ 107,934,224
                                                                               ======================================
Weighted average cost of funds                                                            4.92%             5.10%
                                                                               ======================================

Certificate accounts are summarized by maturity at December 31, 1999 as follows:

                                   2000                2001                2002           Thereafter             Total
                             -------------------------------------------------------------------------------------------------
3.00% - 4.50%                $      5,809,758    $      1,592,346    $             -    $             -    $        7,402,104
4.51% - 6.50%                      66,705,884          16,800,157                  -          5,662,144            89,168,185
                             -------------------------------------------------------------------------------------------------
                             $     72,515,642    $     18,392,503    $             -    $     5,662,144    $       96,570,289
                             =================================================================================================

The aggregate amount of certificates of deposit included in the table above with a denomination of $100,000 or greater is shown below:

Maturity                                                           Amount
-------------------------------------------------------------------------------
Less than 3 months                                           $        7,402,497
3 to 6 months                                                         4,929,612
6 to 12 months                                                        8,142,784
More than 12 months                                                   5,314,795
                                                             ------------------
                                                             $       25,789,688
                                                             ==================

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 5.     Deposits (Continued)
Interest expense on deposits is summarized below:

                                                              Years Ended December 31,
                                                 ------------------------------------------------------
                                                       1999               1998                  1997
                                                 ------------------------------------------------------
Regular savings accounts                         $    122,470       $    109,225     $         104,214
NOW and money market accounts                         354,932            400,561               283,988
Certificates                                        4,972,476          4,754,711             3,896,358
                                                 ------------------------------------------------------
                                                    5,449,878          5,264,497             4,284,560
Forfeitures                                            (6,726)            (7,516)               (8,630)
                                                 ------------------------------------------------------
                                                 $  5,443,152 $        5,256,981    $        4,275,930
                                                 ======================================================

Note 6. Advances From Federal Home Loan Bank
Advances from the Federal Home Loan Bank consist of the following:

                       Maturing in         Interest                                      December 31,
                                                                             --------------------------------------
       Type            Year Ending           Rate                                   1999               1998
---------------------------------------------------------                    --------------------------------------
       Fixed               1999              6.31%                           $         -        $    2,000,000
       Fixed               1999              6.28%                                     -             2,000,000
       Fixed               2000              5.10%                             2,000,000             2,000,000
       Fixed               2000              5.82%                             2,000,000                     -
     Variable              2000              FHLB                              2,000,000                     -
                                          overnight plus
                                              .30%

                                                                            --------------------------------------
                                                                            $  6,000,000        $    6,000,000
                                                                            ======================================

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by all stock in the FHLB and qualifying first mortgage loans pledged in the form of a blanket floating lien. Book value of qualifying loans is in excess of outstanding borrowings.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 7.   Income Taxes

Under the Internal Revenue Code, the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. Through 1995, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. The Bank used the percentage of taxable income method to compute its deductions through 1995.

Legislation passed in 1996 eliminated the percentage of taxable income method as an option for computing bad debt deductions. The Bank is still permitted to take deductions for bad debts, but is required to compute such deductions using an experience method. The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $748,000 over a six year period. The tax associated with the recaptured reserves was approximately $284,000. The recapture began in 1998 since the Bank was eligible to defer recapture in 1997 and 1996. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings. The balance of deferred income taxes associated with the recaptured reserve is approximately $189,000 at December 31, 1999.

At December 31, 1999, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of $1,221,000 for which no deferred taxes have been provided, because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would be increased to the maximum percent under existing law. Unrecorded deferred income taxes on pre 1988 tax bad debt reserves amounted to approximately $465,000 at December 31, 1999.

Deferred income taxes consist of the following :


                                                                                         December 31,
                                                                             --------------------------------------
                                                                                     1999               1998
                                                                             --------------------------------------
Deferred tax assets:
   Deferred loan fees                                                              $       7,795    $       15,581
   Allowance for loan losses                                                             148,853           136,369
   Deferred compensation and directors' death benefits                                    40,564            36,650
                                                                             --------------------------------------
        Total deferred tax assets                                                        197,212           188,600
                                                                             --------------------------------------

Deferred tax liabilities:
   Excess accumulated tax depreciation                                                   120,781            84,683
   Federal Home Loan Bank stock basis                                                     83,334            83,334
   Tax bad debt reserves                                                                 189,379           236,724
   Unrealized net appreciation, investments                                              398,529           689,756
                                                                             --------------------------------------
        Total deferred tax liabilities                                                   792,023         1,094,497
                                                                             --------------------------------------
           Net deferred tax liabilities                                            $    (594,811)   $     (905,897)
                                                                             ======================================

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 7.     Income Taxes (Continued)
Income tax expense differs from the federal statutory rate of 35% as follows:

                                                                 1999               1998                1997
                                                          ---------------------------------------------------------
Income tax expense at statutory federal rate                       35.00 %            35.00 %            35.00 %
Increase (decrease) in income taxes
  resulting from:
   Nondeductible expenses                                           2.15               1.23               1.06
   State income taxes, net of federal benefit                       2.45               1.66               3.43
   Other, net                                                      (0.20)             (0.76)             (1.40)
                                                          ---------------------------------------------------------
                                                                   39.40 %            37.13 %            38.09 %
                                                          =========================================================

Note 8. Concentration of Credit Risk, Off-Balance-Sheet Risk and Commitments The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and equity lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party, to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the contract amount of the Bank's exposure to off-balance-sheet risk is as follows:

                                                                                         December 31,
                                                                             --------------------------------------
                                                                                    1999               1998
                                                                             --------------------------------------
Financial instruments whose contract amounts represent credit risk:
   Commitments to extend credit, mortgage loans                              $        1,068,100 $        1,491,000
   Undisbursed equity lines of credit                                                 7,439,741          7,325,000

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

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 9.   Retirement Plans

The Bank has a 401(k) retirement plan which contains provisions for specified matching contributions by the Bank. The Bank funds contributions as they accrue and 401(k) expense totaled $8,431, $6,152 and $5,184 for the years ended December 31, 1999, 1998 and 1997, respectively.

In addition, the Bank has established a defined contribution retirement plan which covers substantially all employees. Contributions to the plan are discretionary and determined annually by the Bank's Board of Directors. The Bank funds contributions as they accrue and retirement expense amounted to $76,573, $62,266 and $49,052 for the years ended December 31, 1999, 1998 and 1997, respectively.

The accounting and reporting aspects of the Bank's ESOP plan are described in
Note 11.


Note 10.   Deferred Compensation for Directors

The Bank has a deferred compensation plan for its directors to be paid in the form of death benefits. The death benefits vest to each director in amounts ranging from $2,000 to a maximum of $20,000 for each year of service to the Bank beginning with the first year of service to the fifth year. At December 31, 1999 and 1998, the Bank had accrued $72,551 and $69,868, respectively, which represents the present value of the death benefits based on directors' life expectancies. Expense associated with the plan amounted to $2,683, $3,127 and $2,875 for 1999, 1998 and 1997, respectively.


Note 11.   Employee Stock Ownership Plan

The Bank has an employee stock ownership plan (the "ESOP") to benefit employees with 1,000 hours of annual service and who have attained age 21. The ESOP is funded by contributions made by the Bank.

The ESOP borrowed funds from the Company to partially finance its purchase of the common stock of the Company. The loan bears interest at 7.5% and matures December 29, 2003. The loan will be repaid by the ESOP with contributions made by the Bank and earnings on the ESOP's assets. At December 31, 1999 and 1998, the outstanding balance of the loan receivable from the ESOP was $156,000 and $195,000 respectively, which is presented as a reduction of stockholders' equity. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. The ESOP originally purchased 53,927 shares of common stock. At December 31, 1999 and 1998, 20,800 and 26,000 shares, respectively, had not been allocated. Based upon the market value of the Company's stock at December 31, 1999 and 1998, the fair value of the unallocated shares amounted to approximately $375,700 and $468,000 at December 31, 1999 and 1998, respectively.

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

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 11.    Employee Stock Ownership Plan (Continued)

The Company has the obligation to redeem the holdings of plan participants in the event the participants request the Company to do so upon their retirement and if shares cannot be sold through the open market. The market value of the ESOP shares less the principal balance on the ESOP loan is approximately $800,000.

The Bank has charged expense for $93,619, $105,950 and $97,662 for years ended December 31, 1999, 1998 and 1997 respectively in connection with the ESOP. The expense for 1999, 1998 and 1997 includes, in addition to the cash contribution necessary to fund the ESOP's annual principal and interest installment on the loan to the Company, $54,619, $66,950 and $58,662, respectively, which represents the difference between the fair market value of the shares which have been committed to be released to participants, and the cost of these shares to the ESOP.

Note 12.   Regulatory Matters

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

At December 31, 1999 and 1998, the Bank complied with all the capital requirements as shown below:

                                                                             1999
                                          -------------------------------------------------------------------------
                                              Leverage           Tier 1                                 NC
                                              Ratio of            Risk-             Risk-            Savings
                                               Tier 1           Adjusted            Based              Bank
                                               Capital           Capital           Capital           Capital
                                          -------------------------------------------------------------------------
Consolidated stockholders' equity
   at December 31, 1999                   $      15,441,925 $      15,441,925 $      15,441,925 $       15,441,925
   Unrealized gain on securities                   (650,232)         (650,232)       (1,267,462)        (1,267,462)
   Holding company's equity at
     December 31, 1999                             (139,966)         (139,966)         (139,966)          (139,966)
   Loan loss allowances                                   -                 -           391,720            391,720
                                          -------------------------------------------------------------------------
Regulatory capital                               14,651,727        14,651,727        14,426,217         14,426,217
Minimum capital requirement                       4,164,772         3,320,938         6,641,876          6,939,319
                                          -------------------------------------------------------------------------
                                          $      10,486,955 $      11,330,789 $       7,784,341 $        7,486,898
                                          =========================================================================
Total tangible Bank only assets at
   December 31, 1999                      $               - $               - $               - $      138,786,385
Average tangible Bank only assets
    December 31, 1999 quarter                   138,825,729                 -                 -                  -
Risk-weighted Bank only assets at
   December 31, 1999                                      -        79,249,195        79,249,195                  -
Capital as a percentage of assets:
   Actual                                             10.55%            18.49%            18.98%             10.84%
   Required                                            3.00%             4.00%             8.00%              5.00%
                                          -------------------------------------------------------------------------
   Excess                                              7.55%            14.49%            10.98%              5.84%
                                          =========================================================================

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 12.  Regulatory Matters (Continued)

                                                                               1998
                                          -------------------------------------------------------------------------
                                              Leverage           Tier 1                                 NC
                                              Ratio of            Risk-             Risk-            Savings
                                               Tier 1           Adjusted            Based              Bank
                                               Capital           Capital           Capital           Capital
                                          -------------------------------------------------------------------------
Consolidated stockholders' equity
   at December 31, 1998                   $      15,715,723 $      15,715,723 $      15,715,723 $       15,715,723
   Unrealized gain on securities                 (1,125,392)       (1,125,392)       (1,125,392)        (1,125,392)
   Holding company's equity at
     December 31, 1998                             (193,608)         (193,608)         (193,608)          (193,608)
   Loan loss allowances                                   -                 -           358,867            358,867
                                          -------------------------------------------------------------------------
Regulatory capital                               14,396,723        14,396,723        14,755,590         14,755,590
Minimum capital requirement                       3,890,580         2,898,257         5,796,514          6,534,438
                                          -------------------------------------------------------------------------
                                          $      10,506,143 $      11,498,466 $       8,959,076 $        8,221,152
                                          =========================================================================
Total tangible Bank only assets at
   December 31, 1998                      $               - $               - $               - $      130,688,760
Average tangible Bank only assets
    December 31, 1998 quarter                   129,686,016                 -                 -                  -
Risk-weighted Bank only assets at
   December 31, 1998                                      -        72,456,424        72,456,424                  -
Capital as a percentage of assets:
   Actual                                             11.10%            19.87%            20.36%             11.29%
   Required                                            3.00%             4.00%             8.00%              5.00%
                                          -------------------------------------------------------------------------
   Excess                                              8.10%            15.87%            12.36%              6.29%
                                          =========================================================================

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 12.    Regulatory Matters (Continued)

Under the FDIC prompt corrective action regulations, a savings institution is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier I capital to risk-weighted assets is at least 6.0%, and its ratio of Tier I capital to total average assets is at least 5.0%.

The Bank meets all of the above requirements at December 31, 1999 and is considered to be well capitalized under the prompt corrective action regulations.

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

Subject to applicable law, the Board of Directors of the Company and the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. The Bank paid dividends of $950,000 and $500,000 to the Company during 1999 and 1998, respectively. The Company declared and paid dividends of $688,835 and $688,527 to stockholders during 1999 and 1998, respectively. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock, if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement.

As a North Carolina-chartered savings bank, the Bank is required to maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under North Carolina regulation allows for the inclusion of mortgage-backed securities and other investments with readily marketable values, including investments with maturities in excess of five years. The Bank's liquidity ratio on December 31, 1999, as computed under North Carolina regulations, was approximately 15%.

Note 13.   Stock Option and Bonus Compensation Plan

The Company has an Employee Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to certain key employees, and a Nonqualified Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to nonemployee directors. An aggregate of 10,750 and 49,385 shares, respectively, of common stock were reserved under the plans. The exercise price of the options is not less than 100% of the fair value of the common stock on the date the option was granted and pursuant to the plan, options may not be exercised until specified time restrictions have lapsed and option periods may not exceed ten (10) years.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 13.    Stock Option and Bonus Compensation Plan (Continued)

A summary of activity in the plans for the years ended December 31, 1999 and 1998 is as follows:

                                                               1999                              1998
                                                  -------------------------------   -------------------------------
                                                                    Weighted                          Weighted
                                                                    Average                           Average
                                                                    Exercise                          Exercise
                                                     Shares          Price             Shares          Price
                                                  -------------------------------   -------------------------------
Outstanding at beginning of year                        150,441 $           7.50          153,718 $           7.50
Granted                                                       -                -                -                -
Exercised                                               (90,306)            7.50           (3,277)            7.50
Forfeited                                                     -                -                -                -
                                                  -------------------------------   -------------------------------
Outstanding at end of year                               60,135 $           7.50          150,441 $           7.50
                                                  ===============================   ===============================

The options under the Nonqualified Stock Option Plan were all exercisable at December 31, 1999 and 1998 and expire in December, 2003. At December 31, 1999 and 1998, 49,385 and 49,485 options were outstanding under this plan, respectively.

The options under the Employee Stock Option Plan were all exercisable at December 31, 1999 and 1998 and expire in 2003. At December 31, 1999 and 1998, 10,750 and 100,956 options, respectively were outstanding under the Plan.

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

Additionally, the Company has a bonus compensation plan which provides that incentive compensation will be payable annually to those directors and employees who hold unexercised options issued pursuant to the Employee Stock Option Plan and the Nonqualified Stock Option Plan for Directors. Incentive compensation is paid annually equal to the number of unexercised options granted under the plans times the amount of dividends declared per common share outstanding. Pursuant to Board approval, effective January 1, 1999, only outstanding options under the Nonqualified Stock Option Plan for Directors are eligible for the annual incentive compensation. Expense amounted to $26,197, $112,640 and $117,992 in connection with the bonus compensation plan during 1999, 1998 and 1997, respectively.

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 14.   Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1999 and 1998.

                                                        1999                                  1998
                                        ---------------------------------------------------------------------------
                                             Carrying             Fair            Carrying             Fair
                                              Amount             Value             Amount             Value
                                        ---------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents            $        6,127,132 $        6,127,132 $      11,670,541 $       11,670,541
   Accrued interest receivable                     880,043            880,043           716,796            716,796
   Investment securities:
      Held to maturity                           1,150,162          1,176,319         1,530,015          1,567,108
      Available for sale                        10,827,051         10,827,051         7,590,856          7,590,856
      Nonmarketable equity
        securities                                 877,000            877,000           879,500            879,500
   Loans receivable                            116,362,935        116,696,471       105,335,147        106,569,681
   Loans held for sale                                   -                  -           855,500            855,500
Financial liabilities:
   Deposits                                    116,536,849        116,732,142       107,934,224        108,494,521
   FHLB advances                                 6,000,000          5,957,937         6,000,000          6,020,028

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 15.  Parent Company Financial Data

The following is a summary of the condensed financial statements of KS Bancorp, Inc. as of and for the years ended December 31, 1999 and 1998:

Condensed Balance Sheets
December 31, 1999 and 1998

ASSETS                                                                     1999                1998
-------------------------------------------------------------------------------------------------------
   Cash                                                              $        6,640     $       129,651
   Investment in KS Bank, Inc.                                           15,301,959          15,522,116
   Other assets                                                             155,119              74,069
                                                                     ----------------------------------
                                                                     $   15,463,718     $    15,725,836
                                                                     ==================================

LIABILITIES AND STOCKHOLDERS' EQUITY
   Liabilities:
      Other liabilities                                              $       21,793     $        10,112
   Stockholders' equity:
      Common stock, no par value, 20,000,000 shares authorized,
        issued and outstanding 921,578 in 1999 and 888,633 in 1998                -                   -
      Additional paid-in capital                                         11,914,391          12,226,522
      Unearned ESOP shares                                                 (156,000)           (195,000)
      Accumulated other comprehensive income                                650,232           1,125,392
      Retained earnings, substantially restricted                         3,033,302           2,558,810
                                                                     ----------------------------------
                                                                     $   15,463,718     $    15,725,836
                                                                     ==================================

Condensed Statements of Income
Years Ended December 31, 1999, 1998 and 1997

                                                             1999             1998             1997
-------------------------------------------------------------------------------------------------------
Investment income                                        $     19,599    $      22,409    $      45,936
Equity in earnings of KS Bank, Inc.                         1,150,385        1,247,194        1,214,045
Amortization of organization costs                                  -           (1,809)          (1,811)
Other expense                                                  (4,488)          (7,572)         (34,438)
Income tax expense                                             (2,169)          (1,779)          (2,632)
                                                         ----------------------------------------------
                                                         $  1,163,327    $   1,258,443    $   1,221,100
                                                         ==============================================

KS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note 15.  Parent Company Financial Data (Continued)
 Condensed Statements of Cash Flows
 Years Ended December 31, 1999, 1998 and 1997

                                                             1999              1998              1997
---------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                           $   1,163,327    $    1,258,443    $    1,221,100
   Noncash items included in net income:
      Amortization of organization costs and discounts              -                 -             2,883
      Equity in earnings of KS Bank                        (1,150,385)       (1,247,194)       (1,214,045)
   Change in assets and liabilities:
      Decrease in accrued interest                                  -                 -             4,751
      Decrease (increase) in other assets                     (81,050)          (13,492)          (19,645)
      Increase (decrease) in other liabilities                 11,681               559            (8,653)
                                                        -------------------------------------------------
Net cash used in operating activities                         (56,427)           (1,684)          (13,609)
                                                        -------------------------------------------------
Cash Flows from Investing Activities:
   Proceeds from maturities of available for sale
          securities                                                -                 -           500,000
   Upstream dividend received from KS Bank                    950,000           500,000           300,000
                                                        -------------------------------------------------
        Net cash provided by investing activities             950,000           500,000           800,000
                                                        -------------------------------------------------
Cash Flows from Financing  Activities:
   Cash dividends paid                                       (688,835)         (688,527)         (701,901)
   Repayment of ESOP debt                                      39,000            39,000            39,000
    Purchase of common stock for retirement                  (366,760)                -                 -
   Payout for fractional common stock shares                        -                 -            (2,640)
   Exercise of stock options                                       11            24,577             8,740
                                                        -------------------------------------------------
        Net cash used in financing activities              (1,016,584)         (624,950)         (656,801)
                                                        -------------------------------------------------
Net increase in cash                                    $    (123,011)   $     (126,634)   $      129,590
   Cash - beginning                                           129,651           256,285           126,695
                                                        -------------------------------------------------
   Cash - ending                                        $       6,640    $      129,651    $      256,285
                                                        =================================================
Supplemental Disclosure of Cash Flow Information
   Cash payments for taxes                              $         600    $        2,000    $          800
                                                        =================================================

                            COMMON STOCK INFORMATION


The table below reflects the stock trading and dividend payment frequency of the Company for the two-year period ended December 31, 1999. For further information regarding the Company's dividend policy and restrictions on dividends paid by the Bank to the Company, please refer to note 12 of the notes to the consolidated financial statements. Stock prices reflect bid prices between broker-dealers, prior to any mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

                                         Dividends               Stock Price
                                     -------------------------------------------
                                     Regular   Special        High         Low
                                     -------------------------------------------
1999:
First Quarter                        $  0.20   $     -      $ 18 1/4    $ 17
Second Quarter                          0.20         -        17 3/4      17
Third Quarter                           0.20         -        18 3/8      17 1/4
Fourth Quarter                          0.20         -        18 7/8      18 1/8


1998:
First Quarter                        $  0.20   $     -      $ 24 3/4    $ 21
Second Quarter                          0.20         -        24          21 1/2
Third Quarter                           0.20         -        22 3/4      18
Fourth Quarter                          0.20         -        18 1/2      17 1/2

                                                                      CORPORATE INFORMATION
===========================================================================================
                                    EXECUTIVE OFFICERS

    William C. Clarke                Harold T. Keen                 Kevin J. Jorgenson
  Senior Vice President             President & CEO               Senior Vice President

   Earl W. Worley, Jr.                                                Ted G. Godwin
 Chief Financial Officer                                          Senior Vice President

                                        DIRECTORS

 Ralph Edward Scott, Jr.           R. Harold Hinnant                 R. Elton Parrish
         Farmer                  Chairman of the Board               Funeral Director
Owner of Scott Farms, Inc       Retired Business Owner        Owner of Parrish Funeral Home


      Harold T. Keen              A. Carroll Coleman                 James C. Parker
      President, CEO             President and Manager           Vice Chrmn. of the Board
   KS BANCORP, INC and            P.L. Woodard & Co.           Certified Public Accountant
      KS Bank, Inc.                                           Partner, Parker and Parker PA


    Gordon C. Woodruff             James C. Woodard                  Robert E. Fields
     Attorney At Law                   Appraiser                  Retired Business Owner
                            Owner, J. & J. Appraisal, Inc.

=========================================================================================

   STOCK TRANSFER AGENT          INDEPENDENT AUDITORS             SPECIAL LEGAL COUNSEL
First Citizens Bank & Trust     McGladrey & Pullen, LLP         Brooks, Pierce, McLendon,
Corporate Trust Department       2418 Blue Ridge Road            Humphrey & Leonard, LLP
   100 East Tryon Road             P. O. Box 10366                    P. O. Box 26000
    Raleigh, NC 27603             Raleigh, NC 27605                 Greensboro, NC 27420

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

                                      ANNUAL MEETING

The 1999 annual meeting of shareholders of KS Bancorp, Inc. will be held at 7:00 pm on May
2, 2000 in the Corporate Office, 207 West Second Street, Kenly, North Carolina.

                                       COMMON STOCK

The Company had 921,578 shares of Common Stock outstanding which were held by approximately
351 holders of record (excluding shares held in street name) as of January 28, 2000. The
Common Stock is listed for quotation on the OTC Bulletin Board.
===========================================================================================