Form 10KSB, Exhibit 13
period 2000-12-31
KS BANCORP INC
filed 2001-03-28
CIK 912764

KS BANCORP, INC AND SUBSIDIARY
TABLE OF CONTENTS
================================================================================



SELECTED FINANCIAL DATA....................................................    1

REPORT TO STOCKHOLDERS.....................................................    2

MANAGEMENT'S DISCUSSION AND ANALYSIS.......................................    3

INDEPENDENT AUDITORS' REPORT...............................................   10

CONSOLIDATED FINANCIAL STATEMENTS

  Financial condition at December 31, 2000 and 1999........................   11

  Income for years ended December 31, 2000 and 1999........................   12

  Stockholders' equity for years ended December 31, 2000 and 1999..........   13

  Cash flows for the years ended December 31, 2000 and 1999................   14

  Notes to consolidated financial statements...............................   16

COMMON STOCK INFORMATION...................................................   36

CORPORATE INFORMATION......................................................   37

KS BANCORP INC AND SUBSIDIARY
SELECTED FINANCIAL DATA
================================================================================

                                                                  December 31,
                                            ----------------------------------------------------
                                              2000       1999       1998       1997       1996
                                            --------   --------   --------   --------   --------
                                                  (In Thousands, Except Per Share Amounts)
Financial Condition Data:
 Total assets                               $152,297   $138,948   $130,892   $113,978   $100,840
 Investments \\(1)\\                          14,120     17,142     21,151     15,104     16,051
 Loans receivable, net                       133,312    116,363    105,335     95,002     81,511
 Deposits                                    120,073    116,514    107,934     90,314     82,346
 Advances from Federal Home
   Loan Bank                                  15,800      6,000      6,000      8,000      4,000
 Stockholders' equity                         15,843     15,442     15,716     14,606     13,721
 Book value per common share \\(3)\\           17.49      16.76      17.69      16.50      15.52


                                                                  December 31,
                                            ----------------------------------------------------
                                              2000       1999       1998       1997       1996
                                            --------   --------   --------   --------   --------
                                                  (In Thousands, Except Per Share Amounts)
Operating Data:
 Interest income                            $ 11,998   $ 10,626   $ 10,149   $  8,731   $  7,537
 Interest expense                              6,740      5,793      5,692      4,653      4,012
                                            --------   --------   --------   --------   --------
 Net interest income                           5,258      4,833      4,457      4,078      3,525
 Provision for loan losses                       113         36         34         24         69
 Other income                                  1,680        310        241        158        201
 Other expense \\(2)\\                         3,585      3,187      2,663      2,240      2,329
                                            --------   --------   --------   --------   --------
 Income before income taxes                    3,240      1,920      2,001      1,972      1,328
 Income tax expense                            1,247        757        743        751        503
                                            --------   --------   --------   --------   --------

 Net income                                 $  1,993   $  1,163   $  1,258   $  1,221   $    825
                                            ========   ========   ========   ========   ========

Selected Other Data:
 Basic earnings per share \\(2) (3)\\       $   2.23   $   1.34   $   1.46   $   1.43   $   0.97
 Diluted earnings per share \\(2)(3)\\      $   2.17   $   1.23   $   1.32   $   1.30   $   0.89
 Dividends per common share \\(3)\\         $    .80   $   0.80   $   0.80   $   0.83   $   0.90
 Dividend payout ratio                            37%        65%        61%        64%       100%
 Return on average assets \\(2)\\               1.35%       .86%       .96%      1.15%       .88%
 Return on average equity \\(2)\\              12.81%      7.47%      8.08%      8.33%      6.01%
 Average equity to average assets              10.51%     11.46%     11.87%     13.76%     14.63%


\\(1)\\Includes interest-earning deposits, investment securities, and Federal Home Loan Bank stock.

\\(2)\\Includes nonrecurring deposit insurance premium assessment of $436,548 during 1996.

\\(3)\\Restated for 4 for 3 stock split occurring during 1997.

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


                                    General

KS Bancorp, Inc. ("KS Bancorp" or the "Company") is a savings bank holding company which owns all of the common stock of KS Bank, Inc. (the "Bank"), a North Carolina-chartered capital stock savings bank. KS Bancorp's principal business activities consist of the ownership of the Bank and a loan to the Bank's Employee Stock Ownership Plan ("ESOP") for its purchase of the Company's common stock. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make mortgage loans secured by residential real estate located in the Bank's primary market area of Johnston, Wilson, Wayne and Wake counties.

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

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position for the years ended December 31, 2000 and 1999, respectively. The discussion contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Company that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.

                        Capital Resources and Liquidity

KS Bancorp currently conducts no business other than holding the capital stock of the Bank and the loan from the ESOP. KS Bancorp's primary source of funds, other than income from its investments, is dividends from the Bank, which are subject to regulatory restrictions as discussed in Note 12 to the consolidated financial statements. During 2000 and 1999, the Bank paid dividends of $1,100,000 and $950,000, respectively, to KS Bancorp. KS Bancorp declared and paid cash dividends of $729,251 and $688,835 during 2000 and 1999, respectively. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

The Company repurchased and retired 21,766 and 20,035 shares of its common stock during 2000 and 1999, respectively, for a total cost of approximately $379,000 in 2000 and $367,000 in 1999. Since the mutual to stock conversion, the Company has repurchased 187,501 shares for a total cost of approximately $3.3 million.

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

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


A significant liquidity source for the Bank is cash provided by operating activities. These operating activities generated cash of $915,738 and $2,116,546 for the years ended December 31, 2000 and 1999, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. For the years ended December 31, 2000 and 1999, deposits grew by $3,559,070 and $8,603,892, respectively. As of December 31, 2000 and 1999, the Bank had $15,800,000 and $6,000,000, respectively, in outstanding borrowings from the Federal Home Loan Bank ("FHLB"). Such borrowings were used primarily to fund increasing loan demand. During 2000 and 1999, the Bank used the cash provided by operations primarily to fund loan demand and to invest in intermediate term investment securities. In the future, liquidity may be supplemented by loan sales and securitization programs which the Bank may use to facilitate the timely liquidation of assets if and when it is deemed desirable.

Cash provided by operating and financing activities is used by the Bank to originate new loans to customers, to maintain the Bank's and KS Bancorp's liquid investment portfolios, and to meet short term liquidity requirements. During 2000 and 1999, loans outstanding increased by $16,949,289 and $11,145,117, respectively. During 2000, proceeds from sales and maturities of investment securities exceeded purchases of such investments by $686,840. During 1999, purchases of investment securities exceeded proceeds from sales and maturities of such investments by $3,616,468 and were used in part to fund dividends and loans.

                          Asset/Liability Management

The Bank's asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense.

In the absence of other factors, the yield or return associated with the Bank's earning assets generally will increase from existing levels when interest rates rise over an extended period of time and, conversely, interest income will decrease when interest rates decline. In general, interest expense will increase when interest rates rise over an extended period of time and, conversely, interest expense will decrease when interest rates decline.

Interest Rate Gap Analysis. As a part of its interest rate risk management policy, the Bank calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "negative" gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a decrease in the cost of its liabilities greater than the decrease in the yield on its assets and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "positive gap."

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                           Terms to Repricing at December 31, 2000
                                                 ----------------------------------------------------------
                                                             More Than    More Than
                                                  1 Year     1 Year to   3 Years to   More Than
                                                  or Less     3 Years      5 Years     5 Years      Total
                                                 ---------  -----------  -----------  ----------  ---------
                                                               (Dollars in thousands)
INTEREST-EARNING ASSETS:
 Loans:
   Fixed rates                                   $  7,411    $ 10,670       $11,677     $21,062   $ 50,820
   Variable rates                                   2,415      75,487         5,079           -     82,981
 Interest-earning deposits with banks               1,694           -             -           -      1,694
 Investment securities                                500       4,742         4,064       2,178     11,484
 Federal Home Loan Bank stock                           -           -             -         943        943
                                                 --------    --------       -------     -------   --------

   Total interest-earning assets                 $ 12,020    $ 90,899       $20,820     $24,183   $147,922
                                                 ========    ========       =======     =======   ========

INTEREST-BEARING LIABILITIES:
 Deposits                                        $ 94,848    $ 22,220       $ 2,842     $   163   $120,073
 Advances from Federal Home Loan Bank               1,000           -             -      14,800     15,800
                                                 --------    --------       -------     -------   --------

   Total interest-bearing liabilities            $ 95,848    $ 22,220       $ 2,842     $14,963   $135,873
                                                 ========    ========       =======     =======   ========

INTEREST SENSITIVITY GAP
 PER PERIOD                                      $(83,828)   $ 68,679       $17,978     $ 9,220   $ 12,049

CUMULATIVE INTEREST
 SENSITIVITY GAP                                 $(83,828)   $(15,149)      $ 2,829     $12,049   $ 12,049

CUMULATIVE GAP AS A
 PERCENTAGE OF TOTAL
 INTEREST-EARNING ASSETS                           (56.67%)    (10.24%)        1.91%       8.15%      8.15%

CUMULATIVE INTEREST-EARNING
 ASSETS AS A PERCENTAGE OF
 INTEREST-BEARING LIABILITIES                       12.54%      87.17%       102.34%     108.87%    108.87%

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

                        Analysis of Net Interest Income

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by the difference between yields on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and the relative amounts of interest-earning assets and interest-earning liabilities outstanding during the period.

The following table reflects the average yields on assets and average costs of liabilities for the years ended December 31, 2000 and 1999. Such average yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented.


                                                                            Year Ended December 31,
                                                           ----------------------------------------------------------
                                     At December 31, 2000              2000                          1999
                                     -------------------- -----------------------------  ----------------------------
                                                  Actual
                                       Actual     Yield/   Average              Average   Average             Average
                                      Balance      Cost    Balance    Interest    Rate    Balance   Interest    Rate
                                      -------     -----    -------    --------    ----    -------   --------    ----
                                                                      (Dollars in Thousands)
Interest-earning assets:
 Loans                                 $133,312      8.30%  $127,619   $11,061     8.67%  $111,137   $ 9,553     8.60%
 Investment securities (1)               12,426      7.02%    12,094       807     6.67%    12,386       700     5.65%
 Interest-earning deposits                1,694      7.66%     2,632       130     4.93%     8,185       373     4.56%
                                       --------             --------   -------            --------   -------

  Total interest-earning assets         147,432      8.19%   142,345    11,998     8.43%   131,708    10,626     8.07%
                                                                       -------                       -------
Other assets                              4,865                5,662                         4,039
                                       --------             --------                      --------
   Total assets                        $152,297             $148,007                      $135,747
                                       ========             ========                      ========

Interest-bearing liabilities:
 Deposits                              $120,073      4.97%  $117,587     5,965     5.07%  $111,397     5,443     4.89%
 FHLB advances                           15,800      4.91%    13,950       775     5.56%     6,000       349     5.82%
                                       --------             --------   -------            --------   -------

   Total interest-bearing
    liabilities                         135,873      4.96%   131,537     6,740     5.12%   117,397     5,792     4.93%
                                                                       -------                       -------
Other liabilities                           581                  915                         2,790
Stockholders' equity                     15,843               15,555                        15,560
                                       --------             --------                      --------

    Total liabilities and
     stockholders' equity              $152,297             $148,007                      $135,747
                                       ========             ========                      ========
Net interest income and
 interest rate spread (1)                            3.23%             $ 5,258     3.31%             $ 4,834     3.13%
                                                     ====              =======     ====              =======     ====
Net interest-earning assets
 and net interest margin (2)                         3.59%  $ 10,808               3.69%  $ 14,311               3.67%
                                                     ====   ========               ====   ========               ====
Ratio of average interest-earning
 assets to interest-bearing
 liabilities                                                  108.22%                       112.19%
                                                            ========                      ========

(1)  Includes investment securities and Federal Home Loan Bank stock
(2) Includes non-accruing loans, which are considered immaterial for average balance purposes

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

                             Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                               2000 vs. 1999
                                               --------------
                                         Increase (Decrease) Due To
                                      --------------------------------
                                      Volume        Rate        Total
                                      -------  --------------  -------
                                           (Dollars in Thousands)
     Interest income:
      Loans                           $1,423            $ 86   $1,509
      Investments                        (18)            124      106
      Interest-earning deposits         (264)             21     (243)
                                      ------            ----   ------

            Total interest income      1,141             231    1,372
                                      ------            ----   ------

     Interest expense:
      Deposits                           308             214      522
      Borrowings                         452             (26)     426
                                      ------            ----   ------

            Total interest expense       760             188      948
                                      ------            ----   ------

     Net interest income              $  381            $ 43   $  424
                                      ======            ====   ======

        Comparison of Financial Condition at December 31, 2000 and 1999

Total consolidated assets of KS Bancorp increased by approximately $13.3 million to $152.3 million at December 31, 2000 from $138.9 million at December 31, 1999. This increase in assets was primarily attributable to strong loan demand in the Bank's primary lending markets which was supported by the development and maintenance of deposits within those markets.

Loans increased by $16.9 million during 2000. This increase was primarily attributable to an increase in commercial loans resulting from the expansion of the Bank's lending area and solidification of its market presence in Clayton, Goldsboro, Wilson, and Garner.

Total investments and short-term interest-earning deposits decreased by $3.0 million during 2000. Investments securities and short-term interest-earning deposits amounted to $14.1 million at December 31, 2000. The decrease in 2000 was primarily attributable to funding needed to support loan demand and for dividends to shareholders.

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
===============================================================================

Savings deposits increased by $3.6 million during 2000. The increase resulted from management's decision to competitively price its deposits in relation to rates being offered in its market areas and was influenced in part by the Bank's increased loan demand and efforts to establish and solidify its market position. The Bank had borrowings from the FHLB of Atlanta of $15,800,000 and $6,000,000 at December 31, 2000 and 1999, respectively. Borrowings were obtained in order to support the increased loan demand.

Stockholders' equity increased by $401,000 during 2000 to $15.8 million at December 31, 2000 from $15.4 million at December 31, 1999. Net income of $2.0 million for 2000 was reduced by the payment of $729,000 in cash dividends to stockholders. Additionally, during 2000 the Company reported a decrease in net unrealized gains, net of tax effect, of $614,000 on its portfolio of available for sale securities. At December 31, 2000, the Bank's capital was substantially in excess of the regulatory levels required by the FDIC and the North Carolina Administrator.

Comparison of Operating Results For The Years Ended December 31, 2000 and 1999

Net Income

KS Bancorp's net income for the years ended December 31, 2000 and 1999 was $2.0 million and $1.2 million, respectively. While net income during 2000 was positively affected by increases in average interest-earning assets, the Company also realized gains from the sale of investment securities of approximately $775,000 after income taxes.

Net Interest Income

Net interest income increased $424,000 or 8.8% during 2000 to $5.3 million for the year ended December 31, 2000 from $4.8 million reported for 1999. During 2000, the Bank's interest rate spread of 3.31% was an increase from the spread of 3.13% in 1999. The increase in 2000 was primarily attributable to the increase in the average balance of loans during the year.

Interest Income

Total interest income increased by $1.4 million to $12.0 million for the year ended December 31, 2000 from $10.6 million in 1999. During 2000, the increase in the average balance of interest-earning assets had a positive impact on interest income. KS Bancorp's yield on interest-earning assets was 8.43% in 2000 as compared to 8.07% in 1999, and its balance of average interest-earning assets increased by approximately $10.6 million during 2000. During 2000, the growth in interest-earning assets was mostly due to an increase in the Bank's loan portfolio which typically yields a much higher rate of return than the Bank's other interest-earning assets.

Interest Expense

Total interest expense increased by $948,000 for the year ended December 31, 2000 to $6.7 million. The Bank's average balance of interest-bearing liabilities increased by approximately $14.1 million during 2000. The Bank's cost of funds increased by 19 basis points to 5.12% in 2000 from 4.93% in 1999. During 2000, the increase in the Bank's average interest-bearing liabilities contributed more to the increase in interest expense than did the changes in the cost of funds.

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

Provision For Loan Losses

The Bank's provision for loan losses amounted to $113,000 and $36,000 for 2000 and 1999, respectively. The provision, which is charged to operations, and the resulting loan loss allowances are amounts the Bank's management believes will be adequate to absorb losses in the portfolio. The decision to increase the provision and resulting allowances is based on several factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions.

The Bank's level of nonperforming assets, defined as loans past due 90 days or more and real estate acquired in foreclosure, has remained at low levels throughout the two year period and amounted to 1.0%, and .28%, as a percentage of total assets at December 31, 2000 and 1999, respectively. The Bank has adopted policies which it believes provide for prudent and adequate levels of loan loss allowances.

Noninterest Expense

Operating expenses increased by $398,000 to $3.6 million for the year ended December 31, 2000 from $3.2 million incurred in 1999. The increase in 2000 was primarily attributable to additional data processing expense and additional compensation and employee benefits due to an increase in the number of employees associated with the Bank's continued expanded operations.

Income Taxes

Income tax expense amounted to $1.2 million and $756,000 in 2000 and 1999, respectively. KS Bancorp's effective income tax rates were 38.5% and 39.4% for the years ended December 31, 2000 and 1999, respectively.

                    Impact of Inflation and Changing Prices

A commercial bank has an asset and liability composition that is distinctly different from that of a company with substantial investments in plant and inventory because the major portion of its assets are monetary in nature. As a result, a bank's performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor, which may influence interest rates. However, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and the cost of supplies and outside services tend to increase more during periods of high inflation.

                          Forward-looking Information

This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of KS Bancorp that are subject to various factors, which could cause actual results to differ materially from those estimates. Factors, which could influence the estimates, include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

                           [LOGO OF DIXON ODOM PLLC]

                                DIXON ODOM PLLC
                 Certified Public Accountants and Consultants


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
KS Bancorp, Inc.
Kenly, North Carolina


We have audited the accompanying consolidated statement of financial condition of KS Bancorp, Inc. and subsidiary as of December 31, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of KS Bancorp, Inc. as of December 31, 1999 were audited by other auditors whose report dated January 27, 2000 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 consolidated financial statements referred to above present fairly, in all material respects, the financial position of KS Bancorp, Inc. and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Dixon Odom PLLC

Sanford, North Carolina
January 12, 2001

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2000 and 1999
================================================================================


ASSETS                                                                2000           1999
                                                                  ------------   ------------
Cash and due from banks:
 Interest-earning                                                 $  1,694,157   $  4,287,873
 Noninterest-earning                                                   673,101      1,839,259
Investment securities:
 Available for sale                                                 10,588,958     10,827,051
 Held to maturity                                                      894,825      1,150,162
Federal Home Loan Bank stock, at cost                                  942,500        877,000
Loans, net                                                         133,312,224    116,362,935
Accrued interest receivable                                          1,128,184        880,043
Property and equipment, net                                          2,735,508      2,428,306
Other assets                                                           327,755        295,515
                                                                  ------------   ------------

   Total assets                                                   $152,297,212   $138,948,144
                                                                  ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
 Deposits                                                         $120,072,840   $116,513,770
 Advances from Federal Home Loan Bank                               15,800,000      6,000,000
 Accrued interest payable                                              116,863         23,079
 Accrued expenses and other liabilities                                464,935        969,370
                                                                  ------------   ------------

   Total liabilities                                               136,454,638    123,506,219
                                                                  ------------   ------------

Commitments and contingencies (Note 8)

Stockholders' Equity:
 Preferred stock, authorized 5,000,000 shares; none issued                   -              -
 Common stock, no par value, authorized 20,000,000 shares;
  issued and outstanding 905,598 in 2000 and 921,578 in 1999         4,717,688      5,005,372
 Unearned ESOP shares                                                 (117,000)      (156,000)
 Retained earnings, substantially restricted                        11,206,182      9,942,321
 Accumulated other comprehensive income                                 35,704        650,232
                                                                  ------------   ------------

  Total stockholders' equity                                        15,842,574     15,441,925
                                                                  ------------   ------------

                                                                  $152,297,212   $138,948,144
                                                                  ============   ============

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2000 and 1999
================================================================================

                                                         2000           1999
                                                      -----------    -----------
Interest and dividend income:
 Loans                                                $11,061,439    $ 9,552,564
 Investment securities                                    806,711        700,342
 Interest-bearing deposits                                129,756        372,672
                                                      -----------    -----------
  Total interest income                                11,997,906     10,625,578
                                                      -----------    -----------

Interest expense:
 Deposits                                               5,965,337      5,443,152
 Advances from Federal Home Loan Bank                     774,717        349,197
                                                      -----------    -----------
  Total interest expense                                6,740,054      5,792,349
                                                      -----------    -----------

  Net interest income                                   5,257,852      4,833,229

Provision for loan losses                                 112,936         36,200
                                                      -----------    -----------

  Net interest income after
   provision for loan losses                            5,144,916      4,797,029
                                                      -----------    -----------

Noninterest income:
 Gain on sale of investment securities                  1,261,673              -
 Other income                                             418,161        310,185
                                                      -----------    -----------
  Total noninterest income                              1,679,834        310,185
                                                      -----------    -----------

Noninterest expense:
 Compensation and benefits                              2,221,607      1,872,707
 Occupancy                                                179,686        156,387
 Equipment maintenance and expense                        342,537        305,508
 Data processing and outside service fees                 419,659        294,750
 Insurance                                                 60,144         75,284
 Other                                                    361,340        482,754
                                                      -----------    -----------
  Total noninterest expense                             3,584,973      3,187,390
                                                      -----------    -----------

  Income before income taxes                            3,239,777      1,919,824

Income tax expense                                      1,246,665        756,497
                                                      -----------    -----------

  Net income                                          $ 1,993,112    $ 1,163,327
                                                      ===========    ===========

Basic earnings per share                              $      2.23    $      1.34
                                                      ===========    ===========
Diluted earnings per share                            $      2.17    $      1.23
                                                      ===========    ===========
Dividends paid per share                              $      0.80    $      0.80
                                                      ===========    ===========

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2000 and 1999
================================================================================

                                                                             Accumulated
                                      Shares of     Common       Unearned       Other
                                        Common       Stock       Retained        ESOP      Comprehensive
                                        Stock       Amount       Earnings       Shares         Income         Total
                                      ----------  -----------  ------------  ------------  --------------  ------------

Balance, December 31, 1998              888,633   $5,317,502   $ 9,467,829   $  (195,000)  $   1,125,392   $15,715,723
 Comprehensive income:
  Net income                                  -            -     1,163,327             -               -     1,163,327
  Other comprehensive income,
   net of taxes                               -            -             -             -               -             -
   Net increase (decrease) in fair
     value of securities available
     for sale                                 -            -             -             -        (475,160)     (475,160)
                                                                                                           -----------
  Total comprehensive income                                                                                   688,167
                                                                                                             ---------

  Common stock issued pursuant to:
   Stock options exercised               52,980           11             -             -               -            11

   Repurchase of common stock           (20,035)    (366,760)            -             -               -      (366,760)

   Compensation                               -       54,619             -             -               -        54,619

   Release of unearned shares                 -            -             -        39,000               -        39,000

   Cash dividends paid                        -            -      (688,835)            -               -      (688,835)
                                      ---------   ----------   -----------   -----------   -------------   -----------

Balance, December 31, 1999              921,578    5,005,372     9,942,321      (156,000)        650,232    15,441,925
 Comprehensive income:
  Net income                                  -            -     1,993,112             -               -     1,993,112
  Other comprehensive income,
   net of taxes                               -            -             -             -               -             -
   Net increase (decrease) in fair
     value of securities available
     for sale                                 -            -             -             -        (614,528)     (614,528)
                                                                                                           -----------
  Total comprehensive income                                                                                 1,378,584
                                                                                                             ---------

  Common stock issued pursuant to:
   Stock options exercised                5,786       43,395             -             -               -        43,395

   Repurchase of common stock           (21,766)    (378,583)            -             -               -      (378,583)

   Compensation                               -       47,504             -             -                        47,504

   Release of unearned shares                 -            -             -        39,000                        39,000

   Cash dividends paid                        -            -      (729,251)            -               -      (729,251)
                                      ---------   ----------   -----------   -----------   -------------   -----------

Balance, December 31, 2000              905,598   $4,717,688   $11,206,182   $  (117,000)  $      35,704   $15,842,574
                                      =========   ==========   ===========   ===========   =============   ===========

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000 and 1999
================================================================================

                                                            2000           1999
                                                        ------------   ------------
Cash Flows From Operating Activities:
 Net income                                             $  1,993,112   $  1,163,327
 Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation                                               295,030        251,602
  Amortization of net premiums (discounts)                     8,100         (6,119)
  Deferred income taxes                                      (86,444)       (17,501)
  Provision for losses on loans                              112,936         36,200
  Realized gain on sale of available for
   sale securities                                        (1,261,673)             -
  Other (gains) and losses, net                               (1,128)       (15,326)
  Shares allocated to ESOP contribution                       86,504         93,619
  Changes in assets and liabilities:
   (Increase) decrease in:
     Loans held for sale                                           -        855,500
     Other assets                                            (32,240)      (120,188)
     Accrued interest receivable                            (248,141)      (163,247)
   Increase (decrease) in:
     Accrued interest payable                                 93,784         (1,267)
     Accrued expenses and other liabilities                  (44,102)        39,946
                                                        ------------   ------------

  Net cash provided by operating activities                  915,738      2,116,546
                                                        ------------   ------------

Cash Flows From Investing Activities:
 Proceeds from sales or maturity of
 available-for-sale securities                             2,496,392      2,229,916
 Proceeds from maturity and calls of
 held-to-maturity securities                                 255,948        380,205
 Proceeds from sale of non-marketable
 equitable securities                                              -          2,500
 Purchase of available for sale securities                (2,000,000)    (6,229,089)
 Purchase of Federal Home Loan Bank stock                    (65,500)             -
 Net change in loans receivable                          (17,062,225)   (11,145,117)
 Proceeds from sale of foreclosed real estate                      -         97,412
 Proceeds from sale of property and equipment                 22,482         16,800
 Purchase of property and equipment                         (623,586)      (558,867)
                                                        ------------   ------------

 Net cash used by investing activities                   (16,976,489)   (15,206,240)
                                                        ------------   ------------

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000 and 1999
================================================================================

                                                                     2000           1999
                                                                 ------------   -----------
Cash Flows From Financing Activities:
 Net increase in deposits                                         $ 3,559,070   $ 8,603,892
 Increase (decrease) in advance payments from
  borrowers for taxes and insurance                                     6,246        (2,023)
 Advances from Federal Home Loan Bank                              18,500,000     4,000,000
 Principal payments - Federal Home Loan Bank advances              (8,700,000)   (4,000,000)
 Cash dividends paid                                                 (729,251)     (688,835)
 Repurchase of common stock                                          (378,583)     (366,760)
 Proceeds from exercise of stock options                               43,395            11
                                                                  -----------   -----------

  Net cash provided by financing activities                        12,300,877     7,546,285
                                                                  -----------   -----------

  Net decrease in cash and cash equivalents                        (3,759,874)   (5,543,409)

Cash and cash equivalents:
 Beginning                                                          6,127,132    11,670,541
                                                                  -----------   -----------

 Ending                                                           $ 2,367,258   $ 6,127,132
                                                                  ===========   ===========

Supplemental Disclosure of Cash Flow Information:
  Cash payments for:
  Interest                                                        $ 6,646,270   $ 5,793,616
                                                                  ===========   ===========
  Income taxes                                                    $ 1,380,190   $   846,817
                                                                  ===========   ===========

Supplemental Disclosure of Noncash Investing
  and Financing Activities:
   Transfer from loans to real estate
     acquired in settlement of loans                              $         -   $    90,242
                                                                  ===========   ===========
   Change in unrealized gain on available
     for sale securities                                          $  (614,528)  $  (475,160)
                                                                  ===========   ===========

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 1.  Nature of Business and Significant Accounting Policies

Organization and operations

In December 1993, pursuant to a Plan of Conversion approved by its members and regulators, Kenly Savings Bank, Inc., SSB amended and restated its charter to effect its conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and became a wholly-owned subsidiary of KS Bancorp, Inc. ("KS Bancorp" or the "Company") a holding company formed in connection with the conversion. On January 1, 1999, Kenly Savings Bank, Inc., SSB changed its name to KS Bank, Inc. (the "Bank"). The Company's principal business activities consist of the ownership of the Bank and a loan to the ESOP for its purchase of the Company's common stock.

The Bank primarily originates one-to-four family residential loans within its primary lending area of Johnston, Wilson, Wayne and Wake counties. The Bank's underwriting policies require such loans to generally be made at 80% loan-to-value based upon appraised values. These loans are secured by the underlying properties.

Principles of consolidation

The consolidated financial statements include the accounts of KS Bancorp and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of financial statement presentation

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

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks.

Investment securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Equity securities which are considered nonmarketable are not subject to the above classifications and are carried at cost.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 1.  Nature of Business and Significant Accounting Policies (Continued)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 1.  Nature of Business and Significant Accounting Policies (Continued)

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Foreclosed real estate

Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations of the property are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed generally by the straight-line method.

Federal Home Loan Bank Stock

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

Income taxes

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

Retirement plans

The Bank's employee stock ownership plan (the "ESOP") covers substantially all of its employees. Contributions to the plan are based upon amounts necessary to fund the amortization requirements of the ESOP's debt to the Company, subject to compensation limitations, and are charged to expense. The Bank has a defined contribution retirement plan which covers substantially all of its employees. The annual contribution to the plan is based on employee compensation, and the Bank's policy is to fund plan costs as they accrue. The plan is fully funded and there are no accrued unfunded amounts.

The Bank also has a 401(k) retirement plan which is available to substantially all employees. The Bank matches voluntary contributions by participating employees.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 1.  Nature of Business and Significant Accounting Policies (Continued)

Earnings per share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

The basic and diluted weighted average shares outstanding are as follows:

                                                            2000         1999
                                                          --------     --------
Weighted average shares outstanding                        913,604      892,864
Less weighted average unallocated ESOP shares               17,978       22,737
                                                          --------     --------
  Weighted average outstanding shares used for
   basic EPS                                               895,626      870,127
Plus incremental shares from assumed exercise
 of stock options                                           23,223       78,377
                                                          --------     --------
  Weighted average outstanding shares used
   for diluted EPS                                         918,849      948,504
                                                          ========     ========

There were no adjustments required to be made to net income in the computation of diluted earnings per share.

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

                                                           2000         1999
                                                       -----------   ----------
Unrealized holding gains (losses) on
 available for sale securities                         $   270,498   $ (766,386)

Reclassification adjustment for losses
 (gains) realized in income                             (1,261,673)           -
                                                       -----------   ----------

Net unrealized gains (losses)                             (991,175)    (766,386)

Tax effect                                                 376,647      291,226
                                                       -----------   ----------

Net of tax amount                                      $  (614,528)  $ (475,160)
                                                       ===========   ==========

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 1.  Nature of Business and Significant Accounting Policies (Continued)

Off-balance-sheet risk
In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under credit card arrangements and equity lines of credit. Such financial instruments are recorded when they are funded.

Fair value of financial instruments
The estimated fair values required under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to develop the estimates of fair value. Accordingly, the estimates presented in the accompanying Note 14 for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value estimates presented in Note 14 are based on pertinent information available to management as of December 31, 2000 and 1999, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

Cash, and due from banks and accrued interest receivable
The carrying amounts reported in the statement of financial condition for these instruments approximate their fair values due to the short term nature of these instruments.

Investment securities
Investment securities include stock in the Federal Home Loan Bank of Atlanta. No ready market exists for these stocks and they have no quoted market values. For disclosure purposes, such stock is assumed to have a fair value which is equal to cost or redemption value. All other debt, equity and mortgage-backed securities are publicly traded and market values are based on quoted market prices.

Loans
The fair value for substantially all loans has been estimated by discounting the projected future cash flows at December 31, 2000 and 1999, using the rate on that date at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans. For certain loans which are indexed and adjust with prime, the carrying basis is considered to approximate fair value.

Deposits
The fair value of deposits with no stated maturities, including transaction accounts and passbook savings accounts, is estimated to be equal to the amount payable on demand as of December 31, 2000 and 1999. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using the rates offered on December 31, 2000 and 1999 for deposits of similar remaining maturities.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 1.  Nature of Business and Significant Accounting Policies (Continued)

Advances from the Federal Home Loan Bank
The fair value of these advances is based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

Off-balance-sheet commitments
Because the Bank's commitments, which consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance-sheet items.

Recent accounting pronouncements
In July 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards requiring balance sheet recognition of all derivative instruments at fair value. SFAS No. 133 was subsequently amended by SFAS No. 137 in June 1999 and by SFAS No. 138 in June 2000. The statement, as amended, specifies that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivative gains and losses to offset related results on hedged items in the income statement. The statement is effective for
fiscal years beginning after June 15, 2000.   This statement was adopted on
January 1, 2001 and did not materially affect the Company's financial statements.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 is a replacement of SFAS No. 125, although SFAS No. 140 carried forward most of the provisions of SFAS No. 125 without change. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitizations, retained interests, and collateral received and pledged in reverse repurchase agreements for fiscal years ending after December 15, 2000. The new statement eliminates the prior requirement to record collateral received under certain securities financing transactions and requires reclassification in
the balance sheet of assets pledged under certain conditions.   Management
anticipates that this statement will not materially affect the Company's financial statements.

Reclassifications
Certain amounts in the 1999 financial statements have been reclassified to conform to the 2000 presentation. The reclassifications had no effect on net income or stockholders' equity as previously reported.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 2.  Investment Securities

Investment securities consist of the following:


                                                       2000
                                  --------------------------------------------------
                                                 Gross       Gross       Estimated
                                   Amortized   Unrealized  Unrealized     Market
                                     Cost        Gains       Losses        Value
                                  -----------  ----------  ----------   -----------
Held to maturity:
 Debt securities:
  Federal agency securities       $   500,000  $        -   $       -   $   500,000
  Mortgage-backed securities          394,825      13,175           -       408,000
                                  -----------  ----------   ---------   -----------

                                  $   894,825  $   13,175   $       -       908,000
                                  ===========  ==========   =========   ===========
Available for sale:
 Debt securities:
  Mortgage-backed securities      $ 1,283,664  $        -   $  (4,863)  $ 1,278,801
  Federal agency securities         9,247,707      62,450           -     9,310,157
                                  -----------  ----------   ---------   -----------

                                  $10,531,371  $   62,450   $  (4,863)  $10,588,958
                                  ===========  ==========   =========   ===========

                                                      1999
                                 --------------------------------------------------
                                                 Gross       Gross       Estimated
                                   Amortized   Unrealized  Unrealized     Market
                                     Cost        Gains       Losses        Value
                                  -----------  ----------  ----------   -----------
Held to maturity:
 Debt securities:
  Federal agency securities       $   500,000  $        -   $  (4,063)  $   495,937
  Mortgage-backed securities          650,162      30,220           -       680,382
                                  -----------  ----------   ---------   -----------

                                  $ 1,150,162  $   30,220   $  (4,063)  $ 1,176,319
                                  ===========  ==========   =========   ===========

Available for sale:
 Debt securities:
  Mortgage-backed securities      $ 1,501,358  $        -   $ (53,391)  $ 1,447,967
  Federal agency securities         8,250,000           -    (165,309)    8,084,691
 Marketable equity securities:
  Federal Home Loan Mortgage
   Corporation stock                   26,931   1,267,462           -     1,294,393
                                  -----------  ----------   ---------   -----------

                                  $ 9,778,289  $1,267,462   $(218,700)  $10,827,051
                                  ===========  ==========   =========   ===========

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 2.  Investment Securities (Continued)

The amortized cost and estimated market value of debt securities at December 31, 2000 by contractual maturity are as shown below.


                                       Weighted               Estimated
                                        Average   Amortized     Market
                                         Yield       Cost       Value
                                       ---------  ----------  ----------
Held to maturity:
 Due in less than one year                 5.53%  $  500,000  $  500,000
                                                  ----------  ----------

Available for sale:
 Due in one year through five years        6.43%   8,747,707   8,806,094
 Due in five through ten years             7.10%     500,000     504,063
                                                  ----------  ----------
                                                   9,247,707   9,310,157
                                                  ----------  ----------

                                                  $9,747,707  $9,810,157
                                                  ==========  ==========

The amortized cost and estimated market value of mortgage-backed securities by contractual maturities are not reported because the actual maturities may be and often are significantly different from contractual maturities.

Certain investment securities with amortized costs of $1,850,000 and market values of $1,840,250 at December 31, 2000 were pledged to secure public deposits or were pledged in connection with the Bank's depository relationship with the Federal Reserve Bank.

Note 3.  Loans


Loans consist of the following:
                                                2000           1999
                                             -----------    ------------
Mortgage loans:
 Conventional first mortgage loans          $ 90,720,092   $ 89,700,116
 Construction loans                           10,412,137     15,296,931
 Equity-line loans                            12,217,180     10,314,359
 Loans on deposit accounts                       327,770        203,082
 Consumer loans                                4,553,211      2,226,505
 Commercial loans                             21,982,311      5,579,937
                                            ------------   ------------
                                             140,212,701    123,320,930
                                            ------------   ------------
Less:
 Undisbursed portion of loans in process       6,148,201      6,283,693
 Unamortized loan fees                           263,035        282,582
 Allowance for loan losses                       489,241        391,720
                                            ------------   ------------
                                               6,900,477      6,957,995
                                            ------------   ------------

                                            $133,312,224   $116,362,935
                                            ============   ============

Weighted average yield                              8.77%          8.36%
                                            ============   ============

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 3.    Loans (Continued)

The following summarizes transactions in the allowance for loan losses:

                                                     Years Ended December 31,
                                                    --------------------------
                                                        2000           1999
                                                     -----------   -----------

Balance, beginning                                   $   391,720   $   358,867
Provision for loan losses                                112,935        36,200
Charge-offs, net                                         (15,414)       (3,347)
                                                     -----------   -----------

Balance, ending                                      $   489,241   $   391,720
                                                     ===========   ===========

Loans delinquent more than 90 days amounted to approximately $1,524,800 and $393,200 at December 31, 2000 and 1999, respectively. These loans are primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans is not required. Interest income that would have been recorded on nonaccrual loans totaled $25,294 and $12,729 for the years ended December 31, 2000 and 1999, respectively.

Loans outstanding to the Company's officers and directors (including their affiliates) are shown below. In the opinion of management, these loans were made at lending terms and rates available to the general public and do not involve more than the normal risks of collectibility.

                                                        2000           1999
                                                     -----------   -----------

Balance, beginning                                   $ 1,251,000   $ 1,195,000
Originations                                              26,000       612,000
Repayments                                               (70,000)     (556,000)
                                                     -----------   -----------

Balance, ending                                      $ 1,207,000   $ 1,251,000
                                                     ===========   ===========

Note 4.  Property and Equipment

Property and equipment consists of the following:

                                                        2000           1999
                                                     -----------   -----------

Land                                                 $   586,428   $   363,812
Buildings                                              1,819,384     1,678,037
Furniture and equipment                                1,534,633     1,461,180
Construction in process                                  152,427             -
                                                     -----------   -----------
                                                       4,092,872     3,503,029
Accumulated depreciation                              (1,357,364)   (1,074,723)
                                                     -----------   -----------

                                                     $ 2,735,508   $ 2,428,306
                                                     ===========   ===========

Depreciation expense for the years ended December 31, 2000 and 1999 amounted to $295,030 and $251,602, respectively.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 5. Deposits

Deposits consist of the following:

                                                                                                           2000           1999
                                                                                                       ------------   ------------
Regular savings accounts, 3.00%                                                                        $  4,157,960   $  4,081,971
NOW accounts, 0.75% to 2.00%                                                                              8,660,064      7,604,120
Money market deposit accounts, 3.00% to 4.10%                                                             4,855,235      5,660,515
Noninterest-bearing accounts                                                                              3,306,755      2,596,875
                                                                                                       ------------   ------------

                                                                                                         20,980,014     19,943,481
                                                                                                       ------------   ------------
Certificates:
 0.00% - 2.99%                                                                                            2,528,335              -
 3.00% - 4.50%                                                                                              181,119      7,402,104
 4.51% - 6.50%                                                                                           60,058,337     89,168,185
 6.51% and above                                                                                         36,325,035              -
                                                                                                       ------------   ------------

                                                                                                         99,092,826     96,570,289
                                                                                                       ------------   ------------

                                                                                                       $120,072,840   $116,513,770
                                                                                                       ============   ============

Weighted average cost of funds                                                                                 5.49%          4.92%
                                                                                                       ============   ============

Certificate accounts are summarized by maturity at December 31, 2000 as follows:

                                                                  2001         2002         2003           2004           Total
                                                              -----------  -----------  ------------   ------------   ------------
0.00% - 2.99%                                                 $ 2,244,389  $   283,946  $          -   $          -   $  2,528,335
3.00% - 4.50%                                                     181,119            -             -              -        181,119
4.51% - 6.50%                                                  48,384,266   10,447,766     1,160,831         65,474     60,058,337
6.51% and above                                                23,057,396   11,488,752     1,680,917         97,970     36,325,035
                                                              -----------  -----------  ------------   ------------   ------------

                                                              $73,867,170  $22,220,464  $  2,841,748   $    163,444   $ 99,092,826
                                                              ===========  ===========  ============   ============   ============

The aggregate amount of certificates of deposit included in the table above with a denomination of $100,000 or greater is shown below:

                                                                      Amount
                                                                    -----------
Maturity
Less than 3 months                                                  $ 7,772,074
3 to 6 months                                                         4,165,072
6 to 12 months                                                        8,642,941
More than 12 months                                                   5,762,578
                                                                    -----------

                                                                    $26,342,665
                                                                    ===========

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 5.    Deposits (Continued)

Interest expense on deposits is summarized below:

                                                              Years Ended December 31,
                                                              ------------------------
                                                                 2000          1999
                                                              -----------   ----------
Regular savings accounts                                      $   104,431   $  122,470
NOW and money market accounts                                     327,686      354,932
Certificates                                                    5,545,653    4,972,476
                                                              -----------   ----------
                                                                5,977,770    5,449,878
Forfeitures                                                       (12,433)      (6,726)
                                                              -----------   ----------

                                                              $ 5,965,337   $5,443,152
                                                              ===========   ==========

Note 6. Advances From Federal Home Loan Bank

Advances from the Federal Home Loan Bank consist of the following:

                  Maturing in             Interest                  December 31,
                                                              ------------------------
       Type       Year Ending               Rate                 2000          1999
    ---------    -------------          -----------           -----------  -----------
       Fixed         2000                   5.10%             $         -  $ 2,000,000
       Fixed         2000                   5.82%                       -    2,000,000
     Variable        2000            FHLB overnight + .3%               -    2,000,000
     Variable        2001            FHLB overnight + .3%       1,000,000            -
       Fixed         2003                   6.41%               6,000,000            -
       Fixed         2010                   5.57%               5,000,000            -
       Fixed         2011                   4.83%               1,800,000            -
       Fixed         2011                   4.98%               2,000,000            -
                                                              -----------  -----------

                                                              $15,800,000  $ 6,000,000
                                                              ===========  ===========

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

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 7.   Income Taxes (Continued)

Legislation passed in 1996 eliminated the percentage of taxable income method as an option for computing bad debt deductions. The Bank is still permitted to take deductions for bad debts but is required to compute such deductions using an experience method. The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $748,000 over a six year period. The tax associated with the recaptured reserves is estimated to be approximately $284,000. The recapture began in 1998 since the Bank was eligible to defer recapture in 1997 and 1996. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings. The balance of deferred income taxes associated with the recaptured reserve is approximately $142,000 at December 31, 2000.

At December 31, 2000, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of $1,221,000 for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would be increased to the maximum percent under existing law. Unrecorded deferred income taxes on pre 1988 tax bad debt reserves amounted to approximately $465,000 at December 31, 2000.

Deferred income taxes consist of the following:

                                                             December 31,
                                                        ---------------------
                                                             2000        1999
                                                        ---------   ---------
Deferred tax assets:
 Allowance for loan losses                              $ 185,912   $ 148,853
 Deferred compensation and directors' death benefits       47,035      40,564
 Other                                                     14,427       7,795
                                                        ---------   ---------

   Total deferred tax assets                              247,374     197,212
                                                        ---------   ---------
Deferred tax liabilities:
 Excess accumulated tax depreciation                      131,844     120,781
 Federal Home Loan Bank stock basis                        83,334      83,334
 Tax bad debt reserves                                    142,034     189,379
 Unrealized net appreciation, investments                  21,883     398,529
                                                        ---------   ---------

   Total deferred tax liabilities                         379,095     792,023
                                                        ---------   ---------

   Net deferred tax liabilities                         $(131,721)  $(594,811)
                                                        =========   =========

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 7.  Income Taxes (Continued)

Allocation of income taxes between current and deferred portions is as follows:

                                                                                  Years ended December 31,
                                                                                 -----------------------
                                                                                       2000         1999
                                                                                 ----------   ----------
Current tax provision                                                            $1,333,109     $773,998
Deferred tax benefit                                                                (86,444)     (17,501)
                                                                                 ----------   ----------

                                                                                 $1,246,665     $756,497
                                                                                 ==========   ==========


Income tax expense differs from the federal statutory rate of 35% as follows:

                                                                                        2000         1999
                                                                                 ----------   ----------
Income tax expense at statutory federal rate                                          35.00%       35.00%
Increase (decrease) in income taxes resulting from:
 Nondeductible expenses                                                                1.47         2.15
 State income taxes, net of federal benefit                                            2.20         2.45
 Other, net                                                                           (0.19)       (0.20)
                                                                                 ----------   ----------
                                                                                      38.48%       39.40 %
                                                                                 ==========   ==========


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

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the contract amount of the Bank's exposure to off-balance-sheet risk is as follows:

                                                                                       December 31,
                                                                                  ----------------------
                                                                                        2000        1999
                                                                                  ----------  ----------
Financial instruments whose contract amounts represent credit risk:
 Commitments to extend credit, mortgage loans                                     $  890,973  $1,068,100
 Undisbursed equity lines of credit                                                8,400,392   7,439,741

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

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 9.  Retirement Plans

The Bank has a 401(k) retirement plan which contains provisions for specified matching contributions by the Bank. The Bank funds contributions as they accrue and 401(k) expense totaled $11,593 and $8,431 for the years ended December 31, 2000 and 1999, respectively.

In addition, the Bank has established a defined contribution retirement plan which covers substantially all employees. Contributions to the plan are discretionary and determined annually by the Bank's Board of Directors. The Bank funds contributions as they accrue and retirement expense amounted to $108,028 and $76,573 for the years ended December 31, 2000 and 1999, respectively.

The accounting and reporting aspects of the Bank's ESOP plan are described in
Note 11.

Note 10.  Deferred Compensation for Directors

The Bank has a deferred compensation plan for its directors to be paid in the form of death benefits. The death benefits vest to each director in amounts ranging from $2,000 to a maximum of $20,000 depending upon years of service. At December 31, 2000 and 1999, the Bank had accrued $84,551 and $72,551, respectively, which represents the present value of the death benefits based on directors' life expectancies. Expense associated with the plan amounted to $12,000 and $2,683 for the years ended December 31, 2000 and 1999, respectively.

Note 11.  Employee Stock Ownership Plan

The Bank has an employee stock ownership plan (the "ESOP") to benefit employees with 1,000 hours of annual service and who have attained age 21. The ESOP is funded by contributions made by the Bank.

The ESOP borrowed funds from the Company to partially finance its purchase of the common stock of the Company. The loan bears interest at 7.5% and matures December 29, 2003. The loan will be repaid by the ESOP with contributions made by the Bank and earnings on the ESOP's assets. At December 31, 2000 and 1999, the outstanding balance of the loan receivable from the ESOP was $117,000 and $156,000 respectively, which is presented as a reduction of stockholders' equity. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. Through December 31, 2000, the ESOP had purchased 65,319 shares of the Company's common stock. At December 31, 2000 and 1999, 15,600 and 20,800 shares, respectively, had not been allocated. Based upon the market value of the Company's stock at December 31, 2000 and 1999, the fair value of the unallocated shares amounted to approximately $257,600 and $376,000 at December 31, 2000 and 1999, respectively.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends in the financial statements. Dividends on allocated or committed to be allocated shares are credited to the accounts of the participants and reported as dividends in the financial statements.

Contributions are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of noninvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 11.  Employee Stock Ownership Plan (Continued)

The Company has the obligation to redeem the holdings of plan participants in the event the participants request the Company to do so upon their retirement and if shares cannot be sold through the open market. The market value of the ESOP shares less the principal balance on the ESOP loan is approximately $961,000 at December 31, 2000.

The Bank has charged expense for $98,204 and $93,619 for years ended December 31, 2000 and 1999 respectively, in connection with the ESOP. The expense for 2000 and 1999 includes, in addition to the cash contribution necessary to fund the ESOP's annual principal and interest installment on the loan to the Company, $47,504 and $54,619, respectively, which represents the difference between the fair market value of the shares which have been committed to be released to participants, and the cost of these shares to the ESOP.

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

At December 31, 2000 and 1999, the Bank complied with all the capital requirements as shown below:

                                                                        2000
                                            -------------------------------------------------------
                                             Leverage         Tier 1                        NC
                                             Ratio of          Risk-         Risk-        Savings
                                              Tier 1         Adjusted        Based         Bank
                                              Capital         Capital       Capital       Capital
                                            -----------     -----------   -----------   -----------
Consolidated stockholders' equity
 at December 31, 2000                       $15,842,574     $15,842,574   $15,842,574   $15,842,574
 Unrealized gains on
  investment securities                         (35,704)        (35,704)      (35,704)      (35,704)
 Holding company's equity at
  December 31, 2000                            (228,891)       (228,891)     (228,891)     (228,891)
 Loan loss allowances                                 -               -       489,241       489,241
                                            -----------     -----------   -----------   -----------
Regulatory capital                           15,577,979      15,577,979    16,067,220    16,067,220
Minimum capital requirement                   4,532,460       3,770,120     7,540,240     7,615,702
                                            -----------     -----------   -----------   -----------

Excess                                      $11,045,519     $11,807,859   $ 8,526,980   $ 8,451,518
                                            ===========     ===========   ===========   ===========

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 12.  Regulatory Matters (Continued)

                                                                        2000
                                               -------------------------------------------------------
                                                 Leverage       Tier 1                         NC
                                                 Ratio of        Risk-         Risk-        Savings
                                                  Tier 1       Adjusted        Based          Bank
                                                 Capital        Capital       Capital       Capital
                                               ------------   -----------   -----------   ------------
Total tangible Bank only assets at
 December 31, 2000                             $          -   $         -   $         -   $152,314,040
Average tangible Bank only assets
 December 31, 2000 quarter                      151,082,000             -             -              -
Risk-weighted Bank only assets at
 December 31, 2000                                        -    94,253,000    94,253,000              -
Capital as a percentage of assets:
 Actual                                               10.31%        16.53%        17.05%         10.55%
 Required                                              3.00%         4.00%         8.00%          5.00%
                                               ------------   -----------   -----------   ------------
 Excess                                                8.31%        12.53%         9.05%          5.55%
                                               ============   ===========   ===========   ============

                                                                        1999
                                               -------------------------------------------------------
                                                 Leverage       Tier 1                         NC
                                                 Ratio of        Risk-         Risk-        Savings
                                                  Tier 1       Adjusted        Based          Bank
                                                 Capital        Capital       Capital       Capital
                                               ------------   -----------   -----------   ------------
Consolidated stockholders' equity
 at December 31, 1999                          $ 15,441,925   $15,441,925   $15,441,925   $ 15,441,925
 Unrealized gain on securities                     (650,232)     (650,232)     (650,232)      (650,232)
  Holding company's equity at
   December 31, 1999                               (139,966)     (139,966)     (139,966)      (139,966)
 Loan loss allowances                                     -             -       391,720        391,720
                                               ------------   -----------   -----------   ------------
Regulatory capital                               14,651,727    14,651,727    15,043,447     15,043,447
Minimum capital requirement                       4,164,772     3,320,938     6,641,876      6,939,319
                                               ------------   -----------   -----------   ------------

Excess                                         $ 10,486,955   $11,330,789   $ 8,401,571   $  8,104,128
                                               ============   ===========   ===========   ============

Total tangible Bank only assets at
 December 31, 1999                             $          -   $         -   $         -   $138,786,385
Average tangible Bank only assets
 December 31, 1999 quarter                      138,825,729             -             -              -
Risk-weighted Bank only assets at
 December 31, 1999                                        -    79,249,195    79,249,195              -
Capital as a percentage of assets:
 Actual                                               10.55%        18.49%        18.98%         10.84%
 Required                                              3.00%         4.00%         8.00%          5.00%
                                               ------------   -----------   -----------   ------------
 Excess                                                7.55%        14.49%        10.98%          5.84%
                                               ============   ===========   ===========   ============

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 12.  Regulatory Matters (Continued)

Under the FDIC prompt corrective action regulations, a savings institution is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier I capital to risk-weighted assets is at least 6.0%, and its ratio of Tier I capital to total average assets is at least 5.0%.

The Bank meets all of the above requirements at December 31, 2000 and is considered to be well capitalized under the prompt corrective action regulations.

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

Subject to applicable law, the Board of Directors of the Company and the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. The Bank paid dividends of $1,100,000 and $950,000 to the Company during 2000 and 1999, respectively. The Company declared and paid dividends of $729,251 and $688,835 to stockholders during 2000 and 1999, respectively. Subject to regulations promulgated by the North Carolina Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement.

Note 13.  Stock Option and Bonus Compensation Plan

The Company has an Employee Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to certain key employees and a Nonqualified Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to non- employee directors. An aggregate of 107,861 and 53,928 shares, respectively, of common stock was reserved under the plans. The exercise price of the options is not less than 100% of the fair value of the common stock on the date the options were granted and pursuant to the plan, options may not be exercised until specified time restrictions have lapsed and option periods may not exceed ten
(10) years.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 13.  Stock Option and Bonus Compensation Plan (Continued)

A summary of activity in the plans for the years ended December 31, 2000 and 1999 is as follows:

                                          2000               1999
                                  -------------------  --------------------
                                             Weighted            Weighted
                                             Average             Average
                                             Exercise            Exercise
                                    Shares    Price    Shares     Price
                                    ------   --------  -------   --------
Outstanding at beginning of year    60,135      $7.50  150,441      $7.50
Granted                                  -          -        -          -
Exercised                           (5,786)      7.50  (90,306)      7.50
Forfeited                                -          -        -          -
                                    ------      -----  -------      -----

Outstanding at end of year          54,349      $7.50   60,135      $7.50
                                    ======      =====  =======      =====

The options under the Nonqualified Stock Option Plan were all exercisable at December 31, 2000 and 1999 and expire in December, 2003. At December 31, 2000 and 1999, 43,999 and 49,385 options were outstanding under this plan, respectively.

The options under the Employee Stock Option Plan were all exercisable at December 31, 2000 and 1999 and expire in 2003. At December 31, 2000 and 1999, 10,350 and 10,750 options, respectively, were outstanding under the Plan.

The Company uses the accounting methods prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, to value the compensation cost associated with the stock options. The stock options were issued in 1993 at an option price equal to the fair value of the Company's common stock and therefore no compensation expense has been reported in earnings.

The Company has not issued any stock options or stock-based compensation since the enactment of FASB Statement No. 123, Accounting for Stock-Based Compensation, which encourages the expensing of the fair value of options issued or, alternatively, the disclosure of the impact such an issuance would have on the net income and earnings per share of an entity.

Additionally, the Company has a bonus compensation plan which provides that incentive compensation will be payable annually to those directors and employees who hold unexercised options issued pursuant to the Employee Stock Option Plan and the Nonqualified Stock Option Plan for Directors. Incentive compensation is paid annually equal to the number of unexercised options granted under the plans times the amount of dividends declared per common share outstanding. Pursuant to Board approval, effective January 1, 1999, only outstanding options under the Nonqualified Stock Option Plan for Directors are eligible for the annual incentive compensation. Expense amounted to $21,135 and $26,197 in connection with the bonus compensation plan during 2000 and 1999, respectively.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 14.  Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2000 and 1999.

                                           2000                        1999
                                --------------------------  --------------------------
                                Carrying          Fair        Carrying        Fair
                                   Amount        Value         Amount        Value
                                ------------  ------------  ------------  ------------
Financial assets:
 Cash and cash equivalents      $  2,367,258  $  2,367,258  $  6,127,132  $  6,127,132
 Accrued interest receivable       1,128,184     1,128,184       880,043       880,043
 Investment securities:
  Held to maturity                   894,825       908,001     1,150,162     1,176,319
  Available for sale              10,588,958    10,588,958    10,827,051    10,827,051
   Nonmarketable equity
   securities                        942,500       942,500       877,000       877,000
 Loans receivable                133,312,224   134,091,000   116,362,935   116,696,471
Financial liabilities:
 Deposits                        120,072,840   120,741,000   116,513,770   116,732,142
 Advances from Federal Home
  Loan Bank                       15,800,000    15,369,000     6,000,000     5,957,937

Note 15.  Parent Company Financial Data

The following is a summary of the condensed financial statements of KS Bancorp, Inc. as of and for the years ended December 31, 2000 and 1999:

                            Condensed Balance Sheets
                           December 31, 2000 and 1999

                                                   2000      1999
                                                 -------   -------
                                               (dollars in thousands)
Assets
 Cash and due from banks                         $   130   $     7
 Investment in Subsidiary                         15,614    15,302
 Other assets                                        102       155
                                                 -------   -------

                                                 $15,846   $15,464
                                                 =======   =======

Liabilities and Stockholders' Equity
 Liabilities:
  Other liabilities                              $     3   $    22

 Stockholders' equity:
  Common stock                                     4,718     5,006
  Unearned ESOP shares                              (117)     (156)
  Accumulated other comprehensive income              36       650
  Retained earnings, substantially restricted     11,206     9,942
                                                 -------   -------

                                                 $15,846   $15,464
                                                 =======   =======

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 15.  Parent Company Financial Data (Continued)

                        Condensed Statements of Income
                    Years Ended December 31, 2000 and 1999

                                                              2000     1999
                                                             ------   ------
                                                         (dollars in thousands)

Equity in earnings of subsidiary                            $1,978    $1,150
Interest income                                                 18        20
Other expense                                                   (3)       (5)
Income taxes                                                     -        (2)
                                                            ------    ------
Net income                                                  $1,993    $1,163
                                                            ======    ======


                      Condensed Statements of Cash Flows
                    Years Ended December 31, 2000 and 1999


                                                              2000     1999
                                                            -------   ------

                                                         (dollars in thousands)
Cash Flows from Operating Activities:
 Net income                                                $ 1,993   $ 1,163
 Noncash items included in net income:
 Equity in earnings of KS Bank                              (1,978)   (1,150)
 Change in assets and liabilities:
   (Increase) decrease in other assets                          53       (81)
  Increase (decrease) in other liabilities                     (19)       12
                                                           -------   -------

    Net cash provided by (used) in operating activities         49       (56)
                                                           -------   -------

Cash Flows from Investing Activities:
 Upstream dividend received from KS Bank                     1,100       950
                                                           -------   -------

    Net cash provided by investing activities                1,100       950
                                                           -------   -------

Cash Flows from Financing Activities:
 Cash dividends paid                                          (729)     (689)
 Repayment of ESOP debt                                         39        39
 Purchase of common stock for retirement                      (379)     (367)
 Exercise of stock options                                      43         -
                                                           -------   -------

    Net cash used in financing activities                   (1,026)   (1,017)
                                                           -------   -------

Net increase (decrease) in cash:                               123      (123)
 Beginning                                                       7       130
                                                           -------   -------

 Ending                                                    $   130   $     7
                                                           =======   =======

                               KS BANCORP, INC.
                           COMMON STOCK INFORMATION
================================================================================


The table below reflects the stock trading and dividend payment frequency of the Company for the two-year period ended December 31, 2000. For further information regarding the Company's dividend policy and restrictions on dividends paid by the Bank to the Company, please refer to Note 12 of the notes to the consolidated financial statements. Stock prices reflect bid prices between broker-dealers, prior to any mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.


                               Dividends                Stock Price
                               ---------                -----------
                                Regular       High          Low
                               ---------    --------    -----------

2000:
First Quarter                      $0.20    $18 1/16        $17 7/8
Second Quarter                      0.20     18              13 1/2
Third Quarter                       0.20     16              13 1/2
Fourth Quarter                      0.20     17 1/4          14


1999:
First Quarter                      $0.20    $18 1/4         $17
Second Quarter                      0.20     17 3/4          17
Third Quarter                       0.20     18 3/8          17 1/4
Fourth Quarter                      0.20     18 7/8          18 1/8

                               KS BANCORP, INC.
                             CORPORATE INFORMATION

=====================================================================================================
                                          EXECUTIVE OFFICERS

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

           Harold T. Keen                  A. Carroll Coleman                  James C. Parker
           President, CEO                 President and Manager             Vice Chrmn. of the Board
         KS BANCORP, INC and                P.L. Woodard& Co.             Certified Public Accountant
            KS Bank, Inc.                                                Partner, Parker and Parker PA

        Gordon C. Woodruff                    Sidney E. Sauls                    Robert E. Fields
         Attorney At Law                      Insurance Agent                 Retired Business Owner
                                        North Carolina Farm Bureau
                                         Mutual Insurance Company
 --------------------------------------------------------------------------------------------------------------
       STOCK TRANSFER AGENT               INDEPENDENT AUDITORS             SPECIAL LEGAL COUNSEL
    First Citizens Bank & Trust              Dixon Odom PLLC              Brooks, Pierce, McLendon,
     Corporate Trust Department              408 Summit Drive              Humphrey & Leonard, LLP
       100 East Tryon Road                     P.O. Box 70                     P. 0. Box 26000
        Raleigh, NC 27603                   Sanford, NC 27331                Greensboro, NC 27420

                                            CORPORATE OFFICE
                                             P. 0. Box 219
                                         207 West Second Street
                                      Kenly, North Carolina 27542
                                             (919) 284-4157

FORM 10-KSB

A copy of Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to the shareholders upon written request to Harold T Keen, President, KS Bancorp, Inc., P. 0. Box 219, Kenly, North Carolina 27542.

ANNUAL MEETING

The annual meeting of shareholders of KS Bancorp, Inc. will be held at 7:00 p.m. on May 1, 2001 in the Corporate Office, 207 West Second Street, Kenly, North Carolina.


COMMON STOCK

The Company had 905,598 shares of Common Stock outstanding which were held by approximately 337 holders of record (excluding shares held in street name) as of January 12, 2001. The Common Stock is listed for quotation on the OTC Bulletin Board.
--------------------------------------------------------------------------------