Form 10KSB, Exhibit 13
period 2001-12-31
KS BANCORP INC
filed 2002-03-27
CIK 912764

KS BANCORP, INC AND SUBSIDIARY
TABLE OF CONTENTS
================================================================================


SELECTED FINANCIAL DATA.....................................................   1
MANAGEMENT'S DISCUSSION AND ANALYSIS........................................   2
INDEPENDENT AUDITORS' REPORT................................................   9
CONSOLIDATED FINANCIAL STATEMENTS
    Financial condition at December 31, 2001 and 2000.......................  10
    Income for years ended December 31, 2001 and 2000.......................  11
    Stockholders' equity for years ended December 31, 2001 and 2000.........  12
    Cash flows for years ended December 31, 2001 and 2000...................  13
    Notes to consolidated financial statements..............................  15
COMMON STOCK INFORMATION....................................................  35
CORPORATE INFORMATION.......................................................  36

KS BANCORP INC AND SUBSIDIARY
SELECTED FINANCIAL DATA
================================================================================

                                                                             December 31,
                                                 -------------------------------------------------------------------
                                                     2001           2000            1999         1998         1997
                                                 ------------    -----------   -----------   -----------  ----------
                                                               (In Thousands, Except Per Share Amounts)
Financial Condition Data:
   Total assets                                  $    163,890    $   152,321   $   138,948   $   130,892  $  113,978
   Investments \\(1)\\                                 20,738         14,120        17,142        21,151      15,104
   Loans receivable, net                              136,977        133,312       116,363       105,335      95,002
   Deposits                                           128,825        120,073       116,514       107,934      90,314
   Advances from Federal Home
     Loan Bank                                         16,800         15,800         6,000         6,000       8,000
   Stockholders' equity                                16,799         15,843        15,442        15,716      14,606
   Book value per common share \\(2)(3)\\               14.75          13.99         13.40         14.15       13.20

                                                                             December 31,
                                                 -------------------------------------------------------------------
                                                     2001           2000            1999         1998         1997
                                                 ------------    -----------   -----------   -----------  ----------
                                                               (In Thousands, Except Per Share Amounts)
Operating Data:
   Interest income                               $     12,505    $    12,029   $    10,626   $    10,149  $    8,731
   Interest expense                                     7,062          6,740         5,793         5,692       4,653
                                                 ------------    -----------   -----------   -----------  ----------
   Net interest income                                  5,443          5,289         4,833         4,457       4,078
   Provision for loan losses                              224            113            36            34          24
   Other income                                         1,209          1,705           310           241         158
   Other expense                                        4,194          3,641         3,187         2,663       2,240
                                                 ------------    -----------   -----------   -----------  ----------
   Income before income taxes                           2,234          3,240         1,920         2,001       1,972
   Income tax expense                                     860          1,247           757           743         751
                                                 ------------    -----------   -----------   -----------  ----------

   Net income                                    $      1,374    $     1,993   $     1,163   $     1,258  $    1,221
                                                 ============    ===========   ===========   ===========  ==========

Selected Other Data:
   Basic earnings per share \\(2)(3)\\           $       1.23    $      1.78   $      1.07   $      1.17  $     1.14
   Diluted earnings per share \\(2)(3)\\         $       1.20    $      1.74   $       .98   $      1.06  $     1.04
   Dividends per common share \\(2)(3)\\         $        .64    $       .64   $       .64   $       .64  $      .66
   Dividend payout ratio                                   53%            37%           65%           61%         64%
   Return on average assets                               .85%          1.35%          .86%          .96%       1.15%
   Return on average equity                              8.34%         12.81%         7.47%         8.08%       8.33%
   Average equity to average assets                     10.18%         10.51%        11.46%        11.87%      13.76%

\\(1)\\ Includes interest-earning deposits, investment securities, and Federal Home Loan Bank stock.

\\(2)\\  Restated for 4 for 3 stock split occurring during 1997.

\\(3)\\  Restated for 25% stock split occurring during 2001.

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


                                     General

KS Bancorp, Inc. ("KS Bancorp" or the "Company") is a savings bank holding company which owns all of the common stock of KS Bank, Inc. (the "Bank"), a North Carolina-chartered capital stock savings bank. KS Bancorp's principal business activities consist of the ownership of the Bank and a loan to the Bank's Employee Stock Ownership Plan ("ESOP") for its purchase of the Company's common stock. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans in the Bank's primary market area of Johnston, Wilson, Wayne and Wake counties.

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

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position for the years ended December 31, 2001 and 2000, respectively. The discussion contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Company that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.

                         Capital Resources and Liquidity

KS Bancorp currently conducts no business other than holding the capital stock of the Bank and the loan from the ESOP. KS Bancorp's primary source of funds, other than income from its investments, is dividends from the Bank, which are subject to regulatory restrictions as discussed in Note 12 to the consolidated financial statements. During 2001 and 2000, the Bank paid dividends of $600,000 and $1,100,000, respectively, to KS Bancorp. KS Bancorp declared and paid cash dividends of $728,829 and $729,251 during 2001 and 2000, respectively. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

The Company repurchased and retired 21,766 shares of its common stock during 2000 for a total cost of approximately $379,000. Since the mutual to stock conversion, the Company has repurchased 187,501 shares for a total cost of approximately $3.3 million.

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

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
===============================================================================


A significant liquidity source for the Bank is cash provided by operating activities. These operating activities generated cash of $2,344,709 and $915,738 for the years ended December 31, 2001 and 2000, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. For the years ended December 31, 2001 and 2000, deposits grew by $8,752,561 and $3,559,070, respectively. As of December 31, 2001 and 2000, the Bank had $16,800,000 and $15,800,000, respectively, in outstanding borrowings from the Federal Home Loan Bank ("FHLB"). Such borrowings were used primarily to fund increasing loan demand. During 2001 and 2000, the Bank used the cash provided by operations primarily to fund loan demand and liquid assets, including cash and due from banks, interest-earning deposits with banks, and investments in intermediate term securities. In the future, liquidity may be supplemented by loan sales and securitization programs which the Bank may use to facilitate the timely liquidation of assets if and when it is deemed desirable.

Cash provided by operating and financing activities is used by the Bank to originate new loans to customers, to maintain the Bank's and KS Bancorp's liquid investment portfolios, and to meet short-term liquidity requirements. During 2001 and 2000, loans outstanding increased by $3.7 million and $16.9 million, respectively. Liquid assets increased by $6.8 million, or 49.2%, from $13.9 million at December 31, 2000 to $20.7 million at December 31, 2001. Both the loan and liquid asset growth was funded by an increase in customer deposits of $8.8 million.

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

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                     Terms to Repricing at December 31, 2001
                                                                           More Than
                                                              1 Year        1 Year to   More Than
                                                             or Less        5 Years       5 Years        Total
                                                            ---------  -------------  -----------   ------------
                                                                              (Dollars in thousands)
INTEREST-EARNING ASSETS:
   Loans:
      Fixed rates                                           $   2,330   $      14,108  $    16,429   $     32,867
      Variable rates                                           49,318          55,312           54        104,684
      Interest-earning deposits with banks                      7,041               -            -          7,041
   Investment securities                                        1,546           9,509        1,634         12,689
   Federal Home Loan Bank stock                                     -               -        1,008          1,008
                                                            ---------   -------------  -----------   ------------

      Total interest-earning assets                         $  60,235   $      78,929  $    19,125   $    158,289
                                                            =========   =============  ===========   ============

INTEREST-BEARING LIABILITIES:
   Deposits                                                 $ 114,204   $      14,621  $         -   $    128,825
   Advances from Federal Home Loan Bank                             -           6,000       10,800         16,800
                                                            ---------   -------------  -----------   ------------

      Total interest-bearing liabilities                    $ 114,204   $      20,621  $    10,800   $    145,625
                                                            =========   =============  ===========   ============

INTEREST SENSITIVITY GAP
   PER PERIOD                                               $ (53,969)  $      58,308  $     8,325   $     12,664

CUMULATIVE INTEREST
   SENSITIVITY GAP                                          $ (53,969)  $       4,339  $    12,664   $     12,664

CUMULATIVE GAP AS A
   PERCENTAGE OF TOTAL
   INTEREST-EARNING ASSETS                                     (34.10)%          2.74%        8.00%          8.00%

CUMULATIVE INTEREST-EARNING
   ASSETS AS A PERCENTAGE OF
   INTEREST-BEARING LIABILITIES                                 52.74 %        103.22%      108.70%        108.70%

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

The following table reflects the average yields on assets and average costs of liabilities for the years ended December 31, 2001 and 2000. Such average yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented.

                                                                                Year Ended December 31,
                                                           -------------------------------------------------------------
                                     At December 31, 2001             2001                               2000
                                     --------------------  ----------------------------   ------------------------------
                                                  Actual
                                       Actual     Yield/    Average             Average    Average               Average
                                      Balance      Cost     Balance   Interest    Rate     Balance     Interest    Rate
                                     ----------   -------  ---------  --------   ------   ----------   --------   ------
                                                              (Dollars in Thousands)
Interest-earning assets:
   Loans                              $ 136,977    7.67%   $ 138,691  $ 11,596    8.36%   $  127,619   $ 11,092     8.69%
   Investment securities (1)             13,697    5.83%      13,186       798    6.05%       12,094        807     6.67%
   Interest-earning deposits              7,041    1.58%       4,133       111    2.69%        2,632        130     4.94%
                                      ---------            ---------  --------            ----------   --------

    Total interest-earning assets       157,715    7.93%     156,010    12,505   8.02%       142,345     12,029     8.45%
                                                                      --------                         --------
Other assets                              6,175                5,732                           5,662
                                      ---------            ---------                      ----------
      Total assets                    $ 163,890            $ 161,742                      $  148,007
                                      =========            =========                      ==========

Interest-bearing liabilities:
   Money market and
     NOW deposits                     $  17,294    1.46%   $  16,535       344    2.08%   $   15,595        334     2.14%
   Savings                                4,445    0.86%       4,228        67    1.58%        4,425         97
   Time                                 101,415    4.71%     100,820     5,663    5.62%       95,339      5,534
   FHLB advances                         16,800    5.88%      17,473       988    5.65%       13,950        775     5.56%
                                      ---------            ---------  --------            ----------   --------
      Total interest bearing
       liabilities                      139,954    5.05%     139,056     7,062    5.08%      129,309      6,740     5.21%
                                                                      --------                         --------
Noninterest-bearing deposits              5,671                2,962                           2,228
Other liabilities                         1,466                3,255                             915
Stockholders' equity                     16,799               16,469                          15,555
                                      ---------            ---------                      ----------

       Total liabilities and
         stockholders' equity         $ 163,890            $ 161,742                      $  148,007
                                      =========            =========                      ==========
Net interest income and
   interest rate spread (1)                                           $  5,443    2.94%                $  5,289     3.24%
                                                                      ========    =====                ========     =====
Net interest-earning assets
   and net interest margin (2)                             $  16,954              3.49%   $   13,036                3.72%
                                                           =========              =====   ==========                =====
Ratio of average interest-earning
   assets to interest-bearing
   liabilities                                                112.19%                         110.08%
                                                           =========                      ==========

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

                                                       2001 vs. 2000
                                              --------------------------------
                                                 Increase (Decrease) Due To
                                              --------------------------------
                                               Volume        Rate       Total
                                              --------     --------    -------
                                                     (Dollars in Thousands)
     Interest income:
        Loans                                 $    944     $  (440)    $   504
        Investments                                 69         (78)         (9)
        Interest-earning deposits                   57         (76)        (19)
                                              --------     -------     -------

                  Total interest income          1,070        (594)        476
                                              --------     -------     -------

     Interest expense:
        Money market and NOW deposits               20         (10)         10
        Savings                                     (4)        (26)        (30)
        Time                                       313        (184)        129
        FHLB advances                              197          16         213
                                              --------     -------     -------

                  Total interest expense           526        (204)        322
                                              --------     -------     -------

     Net interest income                      $    544     $  (390)    $   154
                                              ========     =======     =======

         Comparison of Financial Condition at December 31, 2001 and 2000

Consolidated total assets increased by $11.6 million during the year ended December 31, 2001, from $152.3 million at December 31, 2000 to $163.9 million at December 31, 2001. During the year, the Company generated loan growth of $3.7 million, as loans increased to $137.0 million. This loan growth resulted primarily from an increase in construction loans, net of undisbursed portions, from $4.3 million at December 31, 2000 to $12.4 million at December 31, 2001. The emphasis that was placed on this part of our business during the year combined with an overall increase in new construction in 2001 enabled us to significantly grow this segment of our loan portfolio. In addition liquid assets (consisting of cash and cash equivalents and investment securities) increased by $6.8 million from $13.9 million at December 31, 2000 to $20.7 million at December 31, 2001. Both the loan and liquid asset growth was funded by an increase in customer deposits of $8.8 million and an increase in advances from the Federal Home Loan Bank of $1.0 million. The increase in deposits resulted from an increase in our core deposits, which grew from $21.0 million at December 31, 2000 to $27.4 million at December 31, 2001. These core deposits represent a more stable and less expensive source of funding than do certificates of deposit.

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


Total stockholders' equity was $16.8 million at December 31, 2001 as compared with $15.8 million at December 31, 2000, an increase of $1,000,000. The increase is primarily due to net income of $1.4 million. Additionally, during the year, accumulated other comprehensive income, which consists of net unrealized gains and losses on available-for-sale investment securities, increased $174,000. The Company's earned ESOP compensation for the year ended December 31, 2001 was $54,000, which was credited to common stock. These increases were offset by dividends paid by the Company during the period of $729,000 or 0.16 per share. At December 31, 2001, the capital for both the Company and the Bank continued to exceed all applicable regulatory guidelines.

       Comparison of Results of Operations for the Years Ended December 31, 2001 and 2000

Net Income

Net income for the year ended December 31, 2001 was $1.4 million, or $1.23 per share, as compared with net income of $2.0 million, or $1.78 per share, for the year ended December 31, 2000, a decrease of $619,000 or $0.55 per share. This decrease resulted primarily from a decrease in non-interest income and increases in non-interest expenses during 2001. These changes are discussed in the appropriate sections that follow.

Net Interest Income

Net interest income for the year December 31, 2001 was $5.4 million as compared with $5.3 million during the year ended December 31, 2000, an increase of $155,000. This increase resulted principally from an increased level of interest earning assets during the current year, primarily loans, which have higher yields than do other types of interest earning assets. In fact, our average net interest earning assets (average interest earning assets less average interest bearing liabilities) increased from $13.3 million in 2000 to $17.0 million in 2001. This increase in the volume of our net interest earnings assets offset the decline in interest rates that was experienced during 2001. The net interest rate spread decreased from 3.24% in 2000 to 2.94% in 2001, and the net interest margin likewise decreased from 3.72% in 2000 to 8.49% in 2001.

Provision for Loan Losses

The provision for loan losses was $224,000 and $113,000 for the years ended December 31, 2001 and 2000, respectively. There were net loan charge-offs of $138,000 during the year ended December 31, 2001 as compared with net charge-offs of $15,000 during the year ended December 31, 2000. At December 31, 2001, non-accrual loans aggregated $2.4 million versus $1.5 million at December 21,2000. The allowance for loan losses at the end of 2001 stood at $575,000 or ..42% of loans versus $489,000 and .37% at the end of 2000. The aforementioned increase in the provision for loan losses was necessary to maintain the allowance at a level deemed adequate to absorb losses inherent in the loan portfolio and resulted from managements consideration of such factors as the financial condition of the borrower, past and expected loss experience, and other factors management feels deserve recognition in establishing an appropriate reserve. Although management attempts to maintain the allowance at a level deemed adequate, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review our allowance for loan losses. These agencies may require us to make additional provisions based upon their judgments about information available to them at the time of their examination.

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


Non-interest Income

Non-interest income for the year ended December 31, 2001 was $1.2 million as compared with $1.7 million for the same period in 2000. This decrease of approximately $496,000 resulted from two factors. First, year 2000 included a gain on the sale of investments of $1.3 million. There were no gains from the sale of investments in the current year. Secondly, other non-interest income for the year ended December 31, 2001 included a fee of $356,000 received by the Company related to an agreement to acquire another financial institution. This fee became payable to the Company when the target financial institution was acquired by a third party. The balance of the increase in non-interest income came from service charges on deposit accounts and income earned from the sale of mortgage loans.

Non-interest Expense

Non-interest expense increased to $4.2 million during the year ended December 31, 2001 as compared with $3.6 million for the year ended December 31, 2000. This increase resulted from overall increases in all but one major category of expense. These across the board expense increases are associated with the Company's continued growth and development of business in its market areas. The category of expense that did not increase was data processing and outside service fees, which decreased from $420,000 in 2000 to $396,000 in 2001. During 2001, the Company changed providers for its data processing systems resulting in a reduction in these costs. Also, a termination fee was paid to the former provider in December of 2000 which caused these costs to be higher than normal for that year.

Provision for Income Taxes

The provision for income taxes, as a percentage of income before income taxes, was 38.5% for each of the years ended December 31, 2001 and 2000, respectively.

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

                           [LOGO OF DIXON ODOM PLLC]
                  Certified Public Accountants and Consultants

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
KS Bancorp, Inc.
Kenly, North Carolina

We have audited the accompanying consolidated statements of financial condition of KS Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KS Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


Dixon Odom PLLC

Sanford, North Carolina
January 17, 2002

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2001 and 2000
================================================================================

ASSETS                                                                             2001               2000
                                                                             ----------------    ---------------
Cash and due from banks:
   Interest-earning                                                          $      7,041,022    $     1,694,157
   Noninterest-earning                                                                932,699            673,101
Investment securities:
   Available for sale                                                              12,598,359         10,588,958
   Held to maturity                                                                    90,774            894,825
Federal Home Loan Bank stock, at cost                                               1,007,500            942,500
Loans, net                                                                        136,976,742        133,312,224
Accrued interest receivable                                                         1,001,316          1,152,067
Property and equipment, net                                                         3,947,279          2,735,508
Other assets                                                                          294,653            327,755
                                                                             ----------------    ---------------

       Total assets                                                          $    163,890,344    $   152,321,095
                                                                             ================    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits                                                                  $    128,825,401    $   120,072,840
   Advances from Federal Home Loan Bank                                            16,800,000         15,800,000
   Accrued interest payable                                                           496,590            116,863
   Accrued expenses and other liabilities                                             969,040            488,818
                                                                             ----------------    ---------------

       Total liabilities                                                          147,091,031        136,478,521
                                                                             ----------------    ---------------

Commitments and contingencies (Note 8)

Stockholders' Equity:
   Preferred stock, authorized 5,000,000 shares; none issued                                -                  -
   Common stock, no par value, authorized 20,000,000 shares;
     issued and outstanding 1,139,213 in 2001 and 905,598 in 2000                   4,815,656          4,717,688
   Unearned ESOP shares                                                               (78,000)          (117,000)
   Retained earnings, substantially restricted                                     11,851,811         11,206,182
   Accumulated other comprehensive income                                             209,846             35,704
                                                                             ----------------    ---------------

       Total stockholders' equity                                                  16,799,313         15,842,574
                                                                             ----------------    ---------------

                                                                             $    163,890,344    $   152,321,095
                                                                             ================    ===============

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2001 and 2000
================================================================================

                                                                                   2001                 2000
                                                                             ----------------    ---------------
Interest income:
   Loans                                                                     $     11,596,102    $    11,092,320
   Investment securities                                                              798,224            806,711
   Interest-bearing deposits                                                          110,799            129,756
                                                                             ----------------    ---------------
     Total interest income                                                         12,505,125         12,028,787
                                                                             ----------------    ---------------

Interest expense:
   Deposits                                                                         6,073,622          5,965,337
   Advances from Federal Home Loan Bank                                               988,099            774,717
                                                                             ----------------    ---------------
     Total interest expense                                                         7,061,721          6,740,054
                                                                             ----------------    ---------------

     Net interest income                                                            5,443,404          5,288,733

Provision for loan losses                                                             223,723            112,936
                                                                             ----------------    ---------------

     Net interest income after
       provision for loan losses                                                    5,219,681          5,175,797
                                                                             ----------------    ---------------

Noninterest income:
   Gain on sale of investment securities                                                    -          1,261,673
   Fees and commissions                                                               554,489            357,313
   Other income                                                                       653,987             85,855
                                                                             ----------------    ---------------
     Total noninterest income                                                       1,208,476          1,704,841
                                                                             ----------------    ---------------

Noninterest expenses:
   Compensation and benefits                                                        2,454,475          2,221,607
   Occupancy                                                                          327,515            289,591
   Equipment maintenance and expense                                                  307,159            272,337
   Data processing and outside service fees                                           395,719            419,659
   Insurance                                                                           82,098             60,144
   Other                                                                              626,738            377,523
                                                                             ----------------    ---------------
     Total noninterest expenses                                                     4,193,704          3,640,861
                                                                             ----------------    ---------------

     Income before income taxes                                                     2,234,453          3,239,777

Income tax expense                                                                    859,995          1,246,665
                                                                             ----------------    ---------------

     Net income                                                              $      1,374,458    $     1,993,112
                                                                             ================    ===============

Basic earnings per share                                                     $           1.23    $          1.78
                                                                             ================    ===============
Diluted earnings per share                                                   $           1.20    $          1.74
                                                                             ================    ===============
Dividends paid per share                                                     $           0.64    $          0.64
                                                                             ================    ===============

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2001 and 2000
================================================================================

                                                                                             Accumulated
                                       Shares of    Common                      Unearned        Other
                                        Common      Stock         Retained        ESOP      Comprehensive
                                         Stock     Amount         Earnings       Shares         Income        Total
                                       --------  -----------   ------------   -----------    -----------   -----------
Balance, December 31, 1999              921,578  $ 5,005,372   $  9,942,321   $  (156,000)   $   650,232   $ 15,441,925
   Comprehensive income:
     Net income                               -            -      1,993,112             -              -      1,993,112
     Other comprehensive income,
       net of taxes:
       Net decrease in fair value of
         securities available for sale        -            -              -             -       (614,528)      (614,528)
                                                                                                           ------------
     Total comprehensive income                                                                               1,378,584
                                                                                                           ------------

     Common stock issued pursuant to:
       Stock options exercised            5,786       43,395              -             -              -         43,395

       Repurchase of common stock       (21,766)    (378,583)             -             -              -       (378,583)

       Compensation                           -       47,504              -             -              -         47,504

       Release of unearned shares             -            -              -        39,000              -         39,000

       Cash dividends paid                    -            -       (729,251)            -              -       (729,251)
                                      ---------  -----------   ------------   -----------    -----------   ------------

Balance, December 31, 2000              905,598    4,717,688     11,206,182      (117,000)        35,704     15,842,574
   Comprehensive income:
     Net income                               -            -      1,374,458             -              -      1,374,458
     Other comprehensive income,
       net of taxes:
       Net increase in fair value of
         securities available for sale        -            -              -             -        174,142        174,142
                                                                                                           ------------
     Total comprehensive income                                                                               1,548,600
                                                                                                           ------------

     Common stock issued pursuant to:
       Stock options exercised            7,345       44,070              -             -              -         44,070

       25% stock split in the form
         of a dividend                  226,270            -              -             -              -              -

       Compensation                           -       53,898              -             -              -         53,898

       Release of unearned shares             -            -              -        39,000              -         39,000

       Cash dividends paid                    -            -       (728,829)            -              -       (728,829)
                                      ---------  -----------   ------------   -----------    -----------   ------------

Balance, December 31, 2001            1,139,213  $ 4,815,656   $ 11,851,811   $   (78,000)   $   209,846   $ 16,799,313
                                      =========  ===========   ============   ===========    ===========   ============

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001 and 2000
================================================================================

                                                                         2001                2000
                                                                   ----------------     -------------
Cash Flows From Operating Activities:
   Net income                                                      $      1,374,458     $   1,993,112
   Adjustments to reconcile net income to net
    cash provided by operating activities:
     Depreciation                                                           332,854           295,030
     Amortization of net premiums                                             5,934             8,100
     Deferred income taxes                                                  (84,942)          (86,444)
     Provision for losses on loans                                          223,723           112,936
     Realized gain on sale of available for
       sale securities                                                            -        (1,261,673)
     Other gains, net                                                       (39,471)           (1,128)
     Shares allocated to ESOP contribution                                   92,898            86,504
     Changes in assets and liabilities:
      (Increase) decrease in:
         Loans held for sale                                               (265,000)                -
         Other assets                                                      (301,004)          (32,240)
         Accrued interest receivable                                        150,751          (272,024)
      Increase (decrease) in:
         Accrued interest payable                                           379,727            93,784
         Accrued expenses and other liabilities                             474,781           (20,219)
                                                                   ----------------     -------------

     Net cash provided by operating activities                            2,344,709           915,738
                                                                   ----------------     -------------

Cash Flows From Investing Activities:
   Proceeds from sales of
    available-for-sale securities                                                 -         1,288,604
   Proceeds from maturities, prepayments,
    and calls of available-for-sale securities                            4,017,285         1,207,788
   Proceeds from maturity and calls of
    held-to-maturity securities                                             802,304           255,948
   Purchase of available for sale securities                             (5,750,000)       (2,000,000)
   Purchase of Federal Home Loan Bank stock                                 (65,000)          (65,500)
   Net change in loans receivable                                        (3,447,499)      (17,062,225)
   Proceeds from sale of foreclosed real estate                             197,835                 -
   Proceeds from sale of property and equipment                                   -            22,482
   Purchase of property and equipment                                    (1,544,625)         (623,586)
                                                                   ----------------     -------------

     Net cash used by investing activities                               (5,789,700)      (16,976,489)
                                                                   ----------------     -------------

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001 and 2000
================================================================================

                                                                   2001            2000
                                                               ------------    ------------
Cash Flows From Financing Activities:
   Net increase in deposits                                    $  8,752,561    $  3,559,070
   Increase (decrease) in advance payments from
     borrowers for taxes and insurance                              (16,348)          6,246
   Advances from Federal Home Loan Bank                           5,000,000      18,500,000
   Principal payments - Federal Home Loan Bank advances          (4,000,000)     (8,700,000)
   Cash dividends paid                                             (728,829)       (729,251)
   Repurchase of common stock                                             -        (378,583)
   Proceeds from exercise of stock options                           44,070          43,395
                                                               ------------    ------------

     Net cash provided by financing activities                    9,051,454      12,300,877
                                                               ------------    ------------

    Net increase (decrease) in cash and cash equivalents          5,606,463      (3,759,874)

Cash and cash equivalents:
   Beginning                                                      2,367,258       6,127,132
                                                               ------------    ------------

   Ending                                                      $  7,973,721    $  2,367,258
                                                               ============    ============

Supplemental Disclosure of Cash Flow Information:
    Cash payments for:
     Interest                                                  $  6,891,994    $  6,646,270
                                                               ============    ============
     Income taxes                                              $    540,000    $  1,380,190
                                                               ============    ============

Supplemental Disclosure of Noncash Investing
    and Financing Activities:
       Transfer from loans to real estate
         acquired in settlement of loans                       $    175,742    $          -
                                                               ============    ============
       Change in unrealized gains (losses) on
         available for sale securities                         $    174,142    $   (614,528)
                                                               ============    ============
       Increase in loans receivable through sale
         of foreclosed real estate                             $    197,835    $          -
                                                               ============    ============

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 1.    Nature of Business and Significant Accounting Policies

Organization and operations

In December 1993, pursuant to a Plan of Conversion approved by its members and regulators, Kenly Savings Bank, Inc., SSB amended and restated its charter to effect its conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and became a wholly owned subsidiary of KS Bancorp, Inc. ("KS Bancorp" or the "Company"), a holding company formed in connection with the conversion. On January 1, 1999, Kenly Savings Bank, Inc., SSB changed its name to KS Bank, Inc. (the "Bank"). The Company's principal business activities consist of the ownership of the Bank and a loan to the ESOP for its purchase of the Company's common stock. The Bank originates mortgage, commercial and consumer loans within its primary lending area of Johnston, Wilson, Wayne and Wake counties.

Principles of consolidation

The consolidated financial statements include the accounts of KS Bancorp and its wholly owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Additionally, the Bank has a Supplemental Executive Retirement Plan covering senior executives. The Bank finances the future anticipated benefits to be provided under this plan through contributions to whole life insurance policies.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 1.    Nature of Business and Significant Accounting Policies (Continued)

Earnings per share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

On July 9, 2001, the Board of Directors of KS Bancorp, Inc. declared a 25% stock split payable on August 6, 2001 to stockholders of record on July 24, 2001. All per share amounts have been restated to include the effects of this stock split.

The basic and diluted weighted average shares outstanding are as follows:

                                                               2001         2000
                                                             ---------   ---------
Weighted average shares outstanding                          1,135,506   1,142,005
Less weighted average unallocated ESOP shares                   15,960      22,473
                                                             ---------   ---------
     Weighted average outstanding shares used for
       basic EPS                                             1,119,546   1,119,532
Plus incremental shares from assumed exercise
   of stock options                                             26,726      29,029
                                                             ---------   ---------
     Weighted average outstanding shares used
       for diluted EPS                                       1,146,272   1,148,561
                                                             =========   =========

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

The components of other comprehensive income and related tax effects are as follows:

                                                               2001         2000
                                                             ---------   ---------
Unrealized holding gains on
   available for sale securities                            $  280,874  $  270,498

Reclassification adjustment for
   gains realized in income                                          -   1,261,673)
                                                            ----------  ----------

Net unrealized gains (losses)                                  280,874    (991,175)

Tax effect                                                    (106,732)    376,647
                                                            ----------  ----------

Net of tax amount                                           $  174,142  $ (614,528)
                                                            ==========  ==========

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

Fair value of financial instruments

The estimated fair values required under Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to develop the estimates of fair value. Accordingly, the estimates presented in the accompanying Note 14 for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value estimates presented in Note 14 are based on pertinent information available to management as of December 31, 2001 and 2000, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

Cash and due from banks and accrued interest receivable

The carrying amounts reported in the statement of financial condition for these instruments approximate their fair values due to the short-term nature of these instruments.

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

Loans

The fair value for substantially all loans has been estimated by discounting the projected future cash flows at December 31, 2001 and 2000, using the rate on that date at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans. For certain loans which are indexed and adjust with prime, the carrying basis is considered to approximate fair value.

Deposits

The fair value of deposits with no stated maturities, including transaction accounts and passbook savings accounts, is estimated to be equal to the amount payable on demand as of December 31, 2001 and 2000. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using the rates offered on December 31, 2001 and 2000 for deposits of similar remaining maturities.

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

Accrued interest payable

The carrying amounts of accrued interest payable approximate their fair value.

Off-balance-sheet commitments

Because the Bank's commitments, which consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance-sheet items.

Derivative financial instruments

On January 1, 2001, the Company adopted ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Company has no derivative financial instruments and does not engage in any hedging activities; accordingly, the adoption of the statement did not affect the Company's financial statements.

Recent accounting pronouncements

In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. SFAS No. 142 changes the accounting for goodwill and certain other intangible assets from an amortization method to an impairment only approach. Since the Company does not have goodwill or other intangible assets, the adoption of SFAS Nos. 141 and 142 on January 1, 2002 is not expected to significantly affect the Company's financial statements.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, and in July 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

SFAS No. 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS No. 143 will be effective for financial statements for fiscal years beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on the Company's financial statements.

SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principles Board Opinion No. 30, Reporting the Results of Operations
- Reporting Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are generally expected to be applied prospectively. The application of this statement is not expected to have a material impact on the Company's financial statements.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 1.   Nature of Business and Significant Accounting Policies (Continued)

Reclassifications

Certain amounts in the 2000 financial statements have been reclassified to conform to the 2001 presentation. The reclassifications had no effect on net income or stockholders' equity as previously reported.

Note 2.   Investment Securities

Investment securities consist of the following:

                                                                               2001
                                               -------------------------------------------------------------------
                                                                      Gross            Gross          Estimated
                                                 Amortized         Unrealized       Unrealized          Market
                                                   Cost               Gains           Losses            Value
                                               --------------   --------------     -------------  ----------------
Held to maturity:
   Debt securities:
     Mortgage-backed securities                $       90,774    $       5,993     $           -   $        96,767
                                               ==============    =============     =============   ===============

Available for sale:
   Debt securities:
     Mortgage-backed securities                $    1,011,586    $      20,666     $           -   $     1,032,252
     Federal agency securities                     11,248,313          320,203            (2,409)       11,566,107
                                               --------------    -------------     -------------   ---------------

                                               $   12,259,899    $     340,869     $      (2,409)  $    12,598,359
                                               ==============    =============     =============   ===============

                                                                               2000
                                               -------------------------------------------------------------------
                                                                      Gross            Gross          Estimated
                                                 Amortized         Unrealized       Unrealized          Market
                                                   Cost               Gains           Losses            Value
                                               --------------   --------------     -------------  ----------------
Held to maturity:
   Debt securities:
     Federal agency securities                 $      500,000    $           -     $           -   $       500,000
     Mortgage-backed securities                       394,825           13,175                 -           408,000
                                               --------------    -------------     -------------   ---------------

                                               $      894,825    $      13,175     $           -           908,000
                                               ==============    =============     =============   ===============
Available for sale:
   Debt securities:
     Mortgage-backed securities                $    1,283,664    $           -     $      (4,863)  $     1,278,801
     Federal agency securities                      9,247,707           62,450                 -         9,310,157
                                               --------------    -------------     -------------   ---------------

                                               $   10,531,371    $      62,450     $      (4,863)  $    10,588,958
                                               ==============    =============     =============   ===============

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 2.    Investment Securities (Continued)

The amortized cost and estimated market value of debt securities at December 31, 2001 by contractual maturity are as shown below.

                                             Weighted                    Estimated
                                              Average     Amortized        Market
                                               Yield         Cost           Value
                                             -------     -----------     ------------
Available for sale:
   Due in less than one year                  5.78%      $ 1,500,000     $  1,545,625
   Due in one year through five years         6.00%        9,248,313        9,509,388
   Due in five through ten years              6.13%          500,000          511,094
                                                         -----------     ------------

                                                         $11,248,313     $ 11,566,107
                                                         ===========     ============

The amortized cost and estimated market value of mortgage-backed securities by contractual maturities are not reported because the actual maturities may be and often are significantly different from contractual maturities.

For the years ended December 31, 2001 and 2000, proceeds from sales of securities available for sale amounted to $0 and $1,288,604, respectively. Gross realized gains amounted to $0 and $1,261,673, respectively. There were no realized losses on sales of securities during either of the years ended December 31, 2001 or 2000.

Certain investment securities with amortized costs of $4,050,000 and market values of $4,149,750 at December 31, 2001 were pledged to secure public deposits or were pledged in connection with the Bank's depository relationship with the Federal Reserve Bank.

Note 3.    Loans

Loans consist of the following:

                                                         2001                    2000
                                                    --------------          --------------
   Conventional first mortgage loans                $   84,112,335          $   90,720,092
   Loans held for sale                                     265,000                       -
   Construction loans                                   19,389,667              10,412,137
   Equity-line loans                                    13,021,393              12,217,180
   Loans on deposit accounts                               286,565                 327,770
   Consumer loans                                        4,466,422               4,553,211
   Commercial loans                                     23,221,580              21,982,311
                                                    --------------          --------------
                                                       144,762,962             140,212,701
                                                    --------------          --------------
Less:
   Undisbursed portion of loans in process               6,968,467               6,148,201
   Unamortized loan fees                                   243,058                 263,035
   Allowance for loan losses                               574,695                 489,241
                                                    --------------          --------------
                                                         7,786,220               6,900,477
                                                    --------------          --------------

                                                    $  136,976,742          $  133,312,224
                                                    ==============          ==============

Weighted average yield                                        7.67%                   8.81%
                                                    ==============          ==============

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 3.    Loans (Continued)

The following summarizes transactions in the allowance for loan losses:

                                                      Years Ended December 31,
                                                    ----------------------------
                                                       2001            2000
                                                    -----------     -----------

Balance, beginning                                  $   489,241     $   391,720
Provision for loan losses                               223,723         112,935
Charge-offs, net                                       (138,269)        (15,414)
                                                    -----------     -----------

Balance, ending                                     $   574,695     $   489,241
                                                    ===========     ===========

Loans delinquent more than 90 days amounted to approximately $2,394,308 and $1,524,800 at December 31, 2001 and 2000, respectively. Interest income that would have been recorded on nonaccrual loans totaled $45,653 and $25,294 for the years ended December 31, 2001 and 2000, respectively.

Loans outstanding to the Company's officers and directors (including their affiliates) are shown below. In the opinion of management, these loans were made at lending terms and rates available to the general public and do not involve more than the normal risks of collectibility.

                                                   2001            2000
                                               ------------    -------------

Balance, beginning                             $  1,207,000    $   1,251,000
Originations                                        102,000           26,000
Repayments                                         (170,000)         (70,000)
                                               ------------    -------------

Balance, ending                                $  1,139,000    $   1,207,000
                                               ============    =============


Note 4.    Property and Equipment

Property and equipment consists of the following:

                                                    2001           2000
                                               ------------    -----------

Land                                           $    586,428    $    586,428
Buildings                                         2,302,422       1,819,384
Furniture and equipment                           2,003,713       1,534,633
Construction in process                             745,974         152,427
                                               ------------    ------------
                                                  5,638,537       4,092,872
Accumulated depreciation                         (1,691,258)     (1,357,364)
                                               ------------    ------------

                                               $  3,947,279    $  2,735,508
                                               ============    ============

Depreciation expense for the years ended December 31, 2001 and 2000 amounted to $332,854 and $295,030, respectively.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 5.    Deposits

Deposits consist of the following:

                                                          2001                2000
                                                    ----------------    ---------------
Regular savings accounts, 1.50%                     $      4,444,513    $     4,157,960
NOW accounts, 0.50% to 1.26%                               9,428,371          8,660,064
Money market deposit accounts, 1.25% to 1.77%              7,865,807          4,855,235
Noninterest-bearing accounts                               5,672,181          3,306,755
                                                    ----------------    ---------------

                                                          27,410,872         20,980,014
                                                    ----------------    ---------------
Certificates:
   0.00% - 2.99%                                          15,133,827          2,528,335
   3.00% - 4.50%                                          38,736,765            181,119
   4.51% - 6.50%                                          33,450,282         60,058,337
   6.51% and above                                        14,093,655         36,325,035
                                                    ----------------    ---------------

                                                         101,414,529         99,092,826
                                                    ----------------    ---------------

                                                    $    128,825,401    $   120,072,840
                                                    ================    ===============

Weighted average cost of funds                                  4.11%              4.97%
                                                    ================    ===============

Certificate accounts are summarized by maturity at December 31, 2001 as follows:

                      2002            2003           2004           2005          2006           Total
                  ------------   ------------   ------------   ------------   ------------   ------------
0.00% - 2.99%     $ 14,274,566   $    859,261   $          -   $          -   $          -   $ 15,133,827
3.00% - 4.50%       32,293,404      4,763,108        932,625        707,628         40,000     38,736,765
4.51% - 6.50%       28,493,722      3,151,321      1,259,417        545,822              -     33,450,282
6.51% and above     11,731,268      2,207,865        154,522              -              -     14,093,655
                  ------------   ------------   ------------   ------------   ------------   ------------

                  $ 86,792,960   $ 10,981,555   $  2,346,564   $  1,253,450   $     40,000   $101,414,529
                  ============   ============   ============   ============   ============   ============

The aggregate amount of certificates of deposit included in the table above with a denomination of $100,000 or greater is shown below:

                                                                    Amount
                                                                --------------
Maturity
Less than 3 months                                              $   12,529,991
3 to 6 months                                                        5,494,692
6 to 12 months                                                      10,524,889
More than 12 months                                                  3,465,388
                                                                --------------

                                                                $   32,014,960
                                                                ==============

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Note 5.    Deposits (Continued)

Interest expense on deposits is summarized below:

                                                    Years Ended December 31,
                                                -------------------------------
                                                     2001              2000
                                                -------------     -------------
Regular savings accounts                        $      73,687     $     104,431
NOW and money market accounts                         336,377           327,686
Certificates                                        5,677,142         5,545,653
                                                -------------     -------------
                                                    6,087,206         5,977,770
Forfeitures                                           (13,584)          (12,433)
                                                -------------     -------------

                                                $   6,073,622     $   5,965,337
                                                =============     =============

Note 6.    Advances From Federal Home Loan Bank

Advances from the Federal Home Loan Bank consist of the following:

                                                                              December 31,
                        Maturing in         Interest               ------------------------------
       Type             Year Ending            Rate                      2001            2000
     ----------     -----------------     -------------            --------------   -------------
      Variable             2001            FHLB overnight + .3%    $            -   $   1,000,000
        Fixed              2003            6.41%                        6,000,000       6,000,000
        Fixed              2010            5.57%                        5,000,000       5,000,000
        Fixed              2011            4.83%                        1,800,000       1,800,000
        Fixed              2011            4.98%                        2,000,000       2,000,000
        Fixed              2011            4.67%                        2,000,000               -
                                                                   --------------   -------------

                                                                   $   16,800,000   $  15,800,000
                                                                   ==============   =============

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


Note 7. Income Taxes (Continued)

Legislation passed in 1996 eliminated the percentage of taxable income method as an option for computing bad debt deductions. The Bank is still permitted to take deductions for bad debts but is required to compute such deductions using an experience method. The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $748,000 over a six year period. The tax associated with the recaptured reserves is estimated to be approximately $284,000. The recapture began in 1998 since the Bank was eligible to defer recapture in 1997 and 1996. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings. The balance of deferred income taxes associated with the recaptured reserve is approximately $95,000 at December 31, 2001.

At December 31, 2001, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of $1,221,000 for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would be increased to the maximum percent under existing law. Unrecorded deferred income taxes on pre 1988 tax bad debt reserves amounted to approximately $465,000 at December 31, 2001.

Deferred income taxes consist of the following:

                                                                                 December 31,
                                                                        -----------------------------
                                                                            2001              2000
                                                                        ------------     ------------
Deferred tax assets:
   Allowance for loan losses                                            $    218,384     $    185,912
   Deferred compensation and directors' death benefits                        62,779           47,035
   Other                                                                      18,878           14,427
                                                                        ------------     ------------

       Total deferred tax assets                                             300,041          247,374
                                                                        ------------     ------------

Deferred tax liabilities:
   Excess accumulated tax depreciation                                       146,914          131,844
   Federal Home Loan Bank stock basis                                         83,334           83,334
   Tax bad debt reserves                                                      94,689          142,034
   Unrealized net appreciation, investments                                  128,615           21,883
                                                                        ------------     ------------

       Total deferred tax liabilities                                        453,552          379,095
                                                                        ------------     ------------

       Net deferred tax liabilities                                     $   (153,511)    $   (131,721)
                                                                        ============     ============

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 7.  Income Taxes (Continued)

Allocation of income taxes between current and deferred portions is as follows:


                                                    Years Ended December 31,
                                                 ------------------------------
                                                      2001              2000
                                                 --------------   -------------

Current tax provision                            $      944,937   $   1,333,109
Deferred tax benefit                                    (84,942)        (86,444)
                                                 --------------   -------------

                                                 $      859,995   $   1,246,665
                                                 ==============   =============

Income tax expense is reconciled to the amount computed by applying the federal statutory tax rate of 34% to income before income taxes as follows:

                                                     2001             2000
                                                 --------------   -------------

Expense computed at statutory rate of 34%        $      759,714   $   1,101,524
Effect of state income taxes                            101,668         147,410
Other, net                                               (1,387)         (2,269)
                                                 --------------   -------------

                                                 $      859,995   $   1,246,665
                                                 ==============   =============


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

A summary of the contract amount of the Bank's exposure to off-balance-sheet risk is as follows:

                                                                                          December 31,
                                                                                --------------------------------
                                                                                     2001               2000
                                                                                ---------------   --------------
Financial instruments whose contract amounts represent credit risk:
   Commitments to extend credit                                                 $     2,233,450   $      890,973
   Undisbursed lines of credit                                                       18,463,697        8,400,392
   Standby letters of credit                                                             90,000                -

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


Note 9.   Retirement Plans

The Bank has a 401(k) retirement plan which contains provisions for specified matching contributions by the Bank. The Bank funds contributions as they accrue and 401(k) expense totaled $13,568 and $11,593 for the years ended December 31, 2001 and 2000, respectively.

In addition, the Bank has established a defined contribution retirement plan which covers substantially all employees. Contributions to the plan are discretionary and determined annually by the Bank's Board of Directors. The Bank funds contributions as they accrue and retirement expense amounted to $143,234 and $108,028 for the years ended December 31, 2001 and 2000, respectively.

During 2001, the Bank adopted a Supplemental Executive Retirement Plan (SERP). Senior executives are eligible to participate in the Plan and are considered vested upon attainment of age 65. The retirement benefit is equal to 25% of the average salary during the last five year's employment for eligible employees. For the fiscal year ended December 31, 2001, expense attributable to this Plan amounted to $32,137.

The accounting and reporting aspects of the Bank's ESOP plan are described in
Note 11.

Note 10.  Deferred Compensation for Directors

The Bank has a deferred compensation plan for its directors to be paid in the form of death benefits. The death benefits vest to each director in amounts ranging from $2,000 to a maximum of $20,000 depending upon years of service. At December 31, 2001 and 2000, the Bank had accrued $96,551 and $84,551, respectively, which represents the present value of the death benefits based on directors' life expectancies. Expense associated with the plan amounted to $36,103 and $12,000 for the years ended December 31, 2001 and 2000, respectively.

Note 11.  Employee Stock Ownership Plan

The Bank has an employee stock ownership plan (the "ESOP") to benefit employees with 1,000 hours of annual service and who have attained age 21. The ESOP is funded by contributions made by the Bank.

The ESOP borrowed funds from the Company to partially finance its purchase of the common stock of the Company. The loan bears interest at 7.5% and matures December 29, 2003. The loan will be repaid by the ESOP with contributions made by the Bank and earnings on the ESOP's assets. At December 31, 2001 and 2000, the outstanding balance of the loan receivable from the ESOP was $78,000 and $117,000 respectively, which is presented as a reduction of stockholders' equity. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. Through December 31, 2001, the ESOP had purchased 80,497 shares of the Company's common stock. At December 31, 2001 and 2000, 13,000 and 19,500 shares, respectively, had not been allocated. Based upon the market value of the Company's stock at December 31, 2001 and 2000, the fair value of the unallocated shares amounted to approximately $198,000 and $257,600 at December 31, 2001 and 2000, respectively.

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

The Company has the obligation to redeem the holdings of plan participants in the event the participants request the Company to do so upon their retirement and if shares cannot be sold through the open market. The market value of the ESOP shares less the principal balance on the ESOP loan is approximately $1,146,000 at December 31, 2001.

The Bank has charged expense for $101,673 and $98,204 for years ended December 31, 2001 and 2000 respectively, in connection with the ESOP. The expense for 2001 and 2000 includes, in addition to the cash contribution necessary to fund the ESOP's annual principal and interest installment on the loan to the Company, $53,898 and $47,504, respectively, which represents the difference between the fair market value of the shares which have been committed to be released to participants, and the cost of these shares to the ESOP.

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

At December 31, 2001 and 2000, the Bank complied with all the capital requirements as shown below:

                                                                               2001
                                               -----------------------------------------------------------------
                                                  Leverage           Tier 1                              NC
                                                  Ratio of            Risk-            Risk-           Savings
                                                   Tier 1           Adjusted           Based            Bank
                                                   Capital           Capital          Capital          Capital
                                               --------------- ----------------  ---------------- ---------------
Consolidated stockholders' equity
   at December 31, 2001                        $   16,799,313  $    16,799,313   $    16,799,313  $   16,799,313
   Unrealized gains on
     investment securities                           (209,846)        (209,846)         (209,846)       (209,846)
   Holding company's equity at
     December 31, 2001                               (361,588)        (361,588)         (361,588)       (361,588)
   Loan loss allowances                                     -                -           574,695         574,695
                                               --------------  ---------------   ---------------  --------------
Regulatory capital                                 16,227,879       16,227,879        16,802,574      16,802,574
Minimum capital requirement                         4,889,220        4,185,480         8,370,960       8,173,500
                                               --------------  ---------------   ---------------  --------------

Excess                                         $   11,338,659  $    12,042,399   $     8,431,614  $    8,629,074
                                               ==============  ===============   ===============  ==============

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 12.   Regulatory Matters (Continued)

                                                                         2001
                                            ------------------------------------------------------------
                                              Leverage         Tier 1                            NC
                                              Ratio of          Risk-          Risk-           Savings
                                               Tier 1         Adjusted         Based            Bank
                                               Capital         Capital        Capital          Capital
                                            -------------   -------------   -------------   -------------
Total tangible Bank only assets at
   December 31, 2001                        $          -    $          -    $          -    $163,470,000
Average tangible Bank only assets
   December 31, 2001 quarter                 162,974,000               -               -               -
Risk-weighted Bank only assets at
   December 31, 2001                                   -     104,637,000     104,637,000               -
Capital as a percentage of assets:
   Actual                                           9.96%          15.51%          16.06%          10.28%
   Required                                         3.00%           4.00%           8.00%           5.00%
                                            ------------    ------------    ------------    ------------
   Excess                                           6.96%          11.51%           8.06%           5.28%
                                            ============    ============    ============    ============

                                                                            2000
                                            ------------------------------------------------------------------
                                                Leverage           Tier 1                              NC
                                                Ratio of            Risk-            Risk-           Savings
                                                 Tier 1           Adjusted           Based            Bank
                                                 Capital           Capital          Capital          Capital
                                            ---------------   --------------    --------------    --------------
Consolidated stockholders' equity
   at December 31, 2000                     $  15,842,574     $  15,842,574     $  15,842,574     $  15,842,574
   Unrealized gains on
     investment securities                        (35,704)          (35,704)          (35,704)          (35,704)
   Holding company's equity at
     December 31, 2000                           (228,891)         (228,891)         (228,891)         (228,891)
   Loan loss allowances                                 -                 -           489,241           489,241
                                            -------------     -------------     -------------     -------------
Regulatory capital                             15,577,979        15,577,979        16,067,220        16,067,220
Minimum capital requirement                     4,532,460         3,770,120         7,540,240         7,615,702
                                            -------------     -------------     -------------     -------------

Excess                                      $  11,045,519     $  11,807,859     $   8,526,980     $   8,451,518
                                            =============     =============     =============     =============

Total tangible Bank only assets at
   December 31, 2000                        $           -     $           -     $           -     $ 152,314,040
Average tangible Bank only assets
   December 31, 2000 quarter                  151,082,000                 -                 -                 -
Risk-weighted Bank only assets at
   December 31, 2000                                    -        94,253,000        94,253,000                 -
Capital as a percentage of assets:
   Actual                                           10.31%            16.53%            17.05%            10.55%
   Required                                          3.00%             4.00%             8.00%             5.00%
                                            -------------     -------------     -------------     -------------
   Excess                                            8.31%            12.53%             9.05%             5.55%
                                            =============     =============     =============     =============

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

The Bank meets all of the above requirements at December 31, 2001 and is considered to be well capitalized under the prompt corrective action regulations.

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

Subject to applicable law, the Board of Directors of the Company and the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. The Bank paid dividends of $600,000 and $1,100,000 to the Company during 2001 and 2000, respectively. The Company declared and paid dividends of $728,829 and $729,251 to stockholders during 2001 and 2000, respectively. Subject to regulations promulgated by the North Carolina Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement.

Note 13.   Stock Option and Bonus Compensation Plan

The Company has an Employee Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to certain key employees and a Nonqualified Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to non-employee directors. An aggregate of 134,827 and 67,414 shares, respectively, of common stock was reserved under the plans. The exercise price of the options is not less than 100% of the fair value of the common stock on the date the options were granted and pursuant to the plan, options may not be exercised until specified time restrictions have lapsed and option periods may not exceed ten
(10) years.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 13.   Stock Option and Bonus Compensation Plan (Continued)

A summary of activity in the plans for the years ended December 31, 2001 and 2000 is as follows:

                                                          2001                           2000
                                               ---------------------------     -------------------------
                                                                Weighted                      Weighted
                                                                 Average                       Average
                                                                Exercise                      Exercise
                                                 Shares           Price         Shares          Price
                                               ------------   ------------     -----------   -----------
Outstanding at beginning of year                     67,937   $       6.00          75,169   $      6.00
Granted                                                   -              -               -             -
Exercised                                            (7,345)          6.00          (7,232)         6.00
Forfeited                                                 -              -               -             -
                                               ------------   ------------     -----------   -----------

Outstanding at end of year                           60,592   $       6.00          67,937   $      6.00
                                               ============   ============     ===========   ===========

The options under the Nonqualified Stock Option Plan were all exercisable at December 31, 2001 and 2000 and expire in December, 2003. At December 31, 2001 and 2000, 48,179 and 54,999 options were outstanding under this plan, respectively.

The options under the Employee Stock Option Plan were all exercisable at December 31, 2001 and 2000 and expire in 2003. At December 31, 2001 and 2000, 12,413 and 12,938 options, respectively, were outstanding under the Plan.

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

Additionally, the Company has a bonus compensation plan which provides that incentive compensation will be payable annually to those directors and employees who hold unexercised options issued pursuant to the Employee Stock Option Plan and the Nonqualified Stock Option Plan for Directors. Incentive compensation is paid annually equal to the number of unexercised options granted under the plans times the amount of dividends declared per common share outstanding. Pursuant to Board approval, effective January 1, 1999, only outstanding options under the Nonqualified Stock Option Plan for Directors are eligible for the annual incentive compensation. Expense amounted to $18,614 and $21,135 in connection with the bonus compensation plan during 2001 and 2000, respectively.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 14.   Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000.

                                                             2001                              2000
                                               -------------------------------    ------------------------------
                                                 Carrying             Fair           Carrying           Fair
                                                  Amount              Value           Amount            Value
                                               --------------   --------------    --------------  --------------
Financial assets:
   Cash and cash equivalents                   $    7,973,721   $    7,973,721    $    2,367,258  $    2,367,258
   Accrued interest receivable                      1,001,316        1,001,316         1,152,067       1,152,067
   Investment securities:
     Held to maturity                                  90,774           96,767           894,825         908,001
     Available for sale                            12,598,359       12,598,359        10,588,958      10,588,958
   Federal Home Loan Bank Stock                     1,007,500        1,007,500           942,500         942,500
   Loans receivable                               136,976,742      138,402,000       133,312,224     134,091,000
Financial liabilities:
   Deposits                                       128,825,401      127,973,000       120,072,840     120,741,000
   Advances from Federal Home
     Loan Bank                                     16,800,000       17,117,000        15,800,000      15,369,000

Note 15.   Parent Company Financial Data

The following is a summary of the condensed financial statements of KS Bancorp, Inc. as of and for the years ended December 31, 2001 and 2000:

                            Condensed Balance Sheets
                           December 31, 2001 and 2000

                                                         2001          2000
                                                      ----------    ----------
                                                       (dollars in thousands)
Assets
   Cash and due from banks                            $      411    $      130
   Investment in Subsidiary                               16,438        15,614
   Other assets                                              103           102
                                                      ----------    ----------

                                                      $   16,952    $   15,846
                                                      ==========    ==========
Liabilities and Stockholders' Equity
   Liabilities:
     Accrued expenses and other liabilities           $      152    $        3

   Stockholders' equity:
     Common stock                                          4,816         4,718
     Unearned ESOP shares                                    (78)         (117)
     Accumulated other comprehensive income                  210            36
     Retained earnings, substantially restricted          11,852        11,206
                                                      ----------    ----------

                                                      $   16,952    $   15,846
                                                      ==========    ==========

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Note 15.   Parent Company Financial Data (Continued)

                         Condensed Statements of Income
                     Years Ended December 31, 2001 and 2000

                                                          2001          2000
                                                       -----------  -----------
                                                        (dollars in thousands)

Equity in earnings of subsidiary                       $    1,196   $     1,978
Interest income                                                16            18
Other income                                                  356             -
Other expense                                                 (64)           (3)
Income taxes                                                 (130)            -
                                                       ----------   -----------

Net income                                             $    1,374   $     1,993
                                                       ==========   ===========

                       Condensed Statements of Cash Flows
                     Years Ended December 31, 2001 and 2000

                                                           2001         2000
                                                         --------      -------
                                                         (dollars in thousands)
Cash Flows from Operating Activities:
   Net income                                            $ 1,374       $ 1,993
   Noncash items included in net income:
   Equity in earnings of KS Bank                          (1,196)       (1,978)
   Change in assets and liabilities:
     (Increase) decrease in other assets                      (1)           53
     Increase (decrease) in accrued expenses
       and other liabilities                                 149           (19)
                                                         -------       -------

       Net cash provided by in operating activities          326            49
                                                         -------       -------

Cash Flows from Investing Activities:
   Upstream dividend received from KS Bank                   600         1,100
                                                         -------       -------

       Net cash provided by investing activities             600         1,100
                                                         -------       -------

Cash Flows from Financing Activities:
   Cash dividends paid                                      (728)         (729)
   Repayment of ESOP debt                                     39            39
   Purchase of common stock for retirement                     -          (379)
   Exercise of stock options                                  44            43
                                                         -------       -------

       Net cash used in financing activities                (645)       (1,026)
                                                         -------       -------

Net increase in cash:                                        281           123
   Beginning                                                 130             7
                                                         -------       -------

   Ending                                                $   411       $   130
                                                         =======       =======

                         KS BANCORP, INC. AND SUBSIDIARY
                            COMMON STOCK INFORMATION
================================================================================


The table below reflects the stock trading and dividend payment frequency of the Company for the two-year period ended December 31, 2001. For further information regarding the Company's dividend policy and restrictions on dividends paid by the Bank to the Company, please refer to Note 12 of the notes to the consolidated financial statements. Stock prices reflect bid prices between broker-dealers, prior to any mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

                                         Dividends           Stock Price
                                      ----------------  ----------------------
                                          Regular        High           Low
                                         ---------      -------       --------
2001:
First Quarter                             $ 0.16        $ 14.60       $  12.10
Second Quarter                              0.16          14.40          12.00
Third Quarter                               0.16          18.00          12.00
Fourth Quarter                              0.16          18.00          14.85


2000:
First Quarter                             $ 0.16        $ 14.45       $  14.30
Second Quarter                              0.16          14.40          10.80
Third Quarter                               0.16          12.80          10.80
Fourth Quarter                              0.16          13.80          11.20

The dividends and stock prices presented above have been restated to reflect the 25% stock split in 2001.

                         KS BANCORP, INC. AND SUBSIDIARY
                              CORPORATE INFORMATION
================================================================================

                                   EXECUTIVE OFFICERS
      William C. Clarke               Harold T. Keen                    Kevin J. Jorgenson
    Senior Vice President             President & CEO                  Senior Vice President

     Earl W. Worley, Jr.                                                   Ted G. Godwin
   Chief Financial Officer                                             Senior Vice President

                                        DIRECTORS

   Ralph Edward Scott, Jr.           R. Harold Hinnant                   R. Elton Parrish
           Farmer                  Chairman of the Board                 Funeral Director
President, Scott Farms, Inc.      Retired Business Owner       President, Parrish Funeral Home, Inc.

       Harold T. Keen               Gordon C. Woodruff                    James C. Parker
       President, CEO                 Attorney At Law                Vice Chrmn. of the Board
     KS BANCORP, INC and         Woodruff, Reece & Fortner          Certified Public Accountant
        KS Bank, Inc.                                              Partner, Parker and Parker PA

      A. Carroll Coleman              Sidney E. Sauls                    Robert E. Fields
    President and Manager             Insurance Agent                 Retired Business Owner
     P.L. Woodard & Co.         North Carolina Farm Bureau
                                 Mutual Insurance Company

------------------------------------------------------------------------------------------------------

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

ANNUAL MEETING

The annual meeting of shareholders of KS Bancorp, Inc. will be held at 7:00 p.m. on May 7, 2002 in the Corporate Office, 207 West Second Street, Kenly, North Carolina.

COMMON STOCK

The Company had 1,139,213 shares of Common Stock outstanding which were held by approximately 339 holders of record (excluding shares held in street name) as of December 31, 2001. The Common Stock is listed for quotation on the OTC Bulletin Board.
--------------------------------------------------------------------------------