Form 10KSB, Exhibit 13
period 2002-12-31
KS BANCORP INC
filed 2003-03-27
CIK 912764

KS BANCORP, INC AND SUBSIDIARY
TABLE OF CONTENTS

SELECTED FINANCIAL DATA........................................................1

REPORT TO STOCKHOLDERS.........................................................2

MANAGEMENT'S DISCUSSION AND ANALYSIS...........................................3

INDEPENDENT AUDITORS' REPORT..................................................13

CONSOLIDATED FINANCIAL STATEMENTS

    Financial condition at December 31, 2002 and 2001.........................14

    Income for years ended December 31, 2002 and 2001.........................16

    Stockholders' equity for years ended December 31, 2002 and 2001...........17

    Cash flows for years ended December 31, 2002 and 2001.....................18

    Notes to consolidated financial statements................................19

COMMON STOCK INFORMATION......................................................41

CORPORATE INFORMATION.........................................................42

KS BANCORP INC AND SUBSIDIARY
SELECTED FINANCIAL DATA

                                                                         December 31,
                                           ------------------------------------------------------------------------
                                               2002           2001           2000           1999           1998
                                           ------------   ------------   ------------   ------------   ------------
                                                           (In Thousands, Except Per Share Amounts)
FINANCIAL CONDITION DATA:
   Total assets                            $    191,059   $    163,890   $    152,321   $    138,948   $    130,892
   Investments /(1)/                             31,847         20,738         14,120         17,142         21,151
   Loans receivable, net                        150,395        136,383        133,312        116,363        105,335
   Deposits                                     138,027        128,825        120,073        116,514        107,934
   Advances from Federal Home Loan Bank          34,800         16,800         15,800          6,000          6,000
   Stockholders' equity                          17,511         16,799         15,843         15,442         15,716
   Book value per common share /(2)/              15.19          14.75          13.99          13.40          14.15

                                                                         December 31,
                                           ------------------------------------------------------------------------
                                               2002           2001           2000           1999           1998
                                           ------------   ------------   ------------   ------------   ------------
                                                           (In Thousands, Except Per Share Amounts)
OPERATING DATA:
   Interest income                         $     12,204   $     12,648   $     12,029   $     10,626   $     10,149
   Interest expense                               5,196          7,062          6,740          5,793          5,692
                                           ------------   ------------   ------------   ------------   ------------
   Net interest income                            7,008          5,586          5,289          4,833          4,457
   Provision for loan losses                      1,015            224            113             36             34
   Noninterest income                               867          1,066          1,705            310            241
   Noninterest expense                            4,735          4,194          3,641          3,187          2,663
                                           ------------   ------------   ------------   ------------   ------------
   Income before income taxes                     2,125          2,234          3,240          1,920          2,001
   Income tax expense                               789            860          1,247            757            743
                                           ------------   ------------   ------------   ------------   ------------

   Net income                              $      1,336   $      1,374   $      1,993   $      1,163   $      1,258
                                           ============   ============   ============   ============   ============

SELECTED OTHER DATA:
   Basic earnings per share /(2)/          $       1.18   $       1.23   $       1.78   $       1.07   $       1.17
   Diluted earnings per share /(2)/        $       1.15   $       1.20   $       1.74   $        .98   $       1.06
   Dividends per common share /(2)/        $        .64   $        .64   $        .64   $        .64   $        .64
   Dividend payout ratio                             56%            53%            37%            65%            61%
   Return on average assets                         .75%           .85%          1.35%           .86%           .96%
   Return on average equity                        7.75%          8.34%         12.81%          7.47%          8.08%
   Average equity to average assets                9.73%         10.18%         10.51%         11.46%         11.87%

/(1)/ Includes interest-earning deposits, investment securities, and Federal Home Loan Bank stock.

/(2)/ Restated for 25% stock split occurring during 2001.

                       [THIS PAGE INTENTIONALLY EXCLUDED]

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

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

The Bank's results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Bank's operations are also affected by noninterest income, such as fees from presold mortgages, customer deposit account service charges, and other sources of revenue. The Bank's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, data processing expenses, and other general and administrative expenses.

The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position for the years ended December 31, 2002 and 2001, respectively. The discussion contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Company that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and interest rates.

                         CAPITAL RESOURCES AND LIQUIDITY

KS Bancorp currently conducts no business other than holding the capital stock of the Bank and the loan from the ESOP. KS Bancorp's primary source of funds, other than income from its investments, is dividends from the Bank, which are subject to regulatory restrictions as discussed in Note 12 to the consolidated financial statements. During 2002 and 2001, the Bank paid dividends of $500,000 and $600,000, respectively, to KS Bancorp. KS Bancorp declared and paid cash dividends of $731,925 and $728,829 during 2002 and 2001, respectively. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

The Company has not repurchased any of its common stock during either 2002 or 2001. Since the mutual to stock conversion, the Company has repurchased 187,501 shares for a total cost of approximately $3.3 million.

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

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

A significant liquidity source for the Bank is cash provided by operating activities. These operating activities generated cash of $405,681 and $2,015,510 for the years ended December 31, 2002 and 2001, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. For the years ended December 31, 2002 and 2001, deposits grew by $9,201,436 and $8,752,561, respectively. As of December 31, 2002 and 2001, the Bank had $34,800,000 and $16,800,000, respectively, in outstanding borrowings from the Federal Home Loan Bank ("FHLB"). Such borrowings were used primarily to fund increasing loan demand as well as purchases of investment securities available for sale. During 2002 and 2001, the Bank used the cash provided by operations primarily to fund loan demand and liquid assets, including cash and due from banks, interest-earning deposits with banks, and investments in intermediate term securities. In the future, liquidity may be supplemented by loan sales and securitization programs which the Bank may use to facilitate the timely liquidation of assets if and when it is deemed desirable.

Cash provided by operating and financing activities is used by the Bank to originate new loans to customers, to maintain the Bank's and KS Bancorp's liquid investment portfolios, and to meet short-term liquidity requirements. During 2002 and 2001, loans outstanding increased by $15.2 million and $3.7 million, respectively. Liquid assets increased by $10.3 million, or 49.8%, from $20.7 million at December 31, 2001 to $31.0 million at December 31, 2002. Both the loan and liquid asset growth were funded by increases in customer deposits of $9.2 million and FHLB borrowings of $18.0 million.

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

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                            Terms to Repricing at December 31, 2002
                                                                   More Than
                                                   1 Year          1 Year to        More Than
                                                   or Less          5 Years          5 Years          Total
                                                ------------     ------------     ------------    ------------
                                                                    (Dollars in thousands)
INTEREST-EARNING ASSETS:
   Loans: /(1)/
      Fixed rates                               $      3,908     $     11,982     $     11,655    $     27,545
      Variable rates                                  56,450           69,063               33         125,546
      Interest-earning deposits with banks             6,746                -                -           6,746
   Investment securities                               1,016           11,880           10,465          23,361
   Federal Home Loan Bank stock                            -                -            1,740           1,740
                                                ------------     ------------     ------------    ------------

      Total interest-earning assets             $     68,120     $     92,925     $     23,893    $    184,938
                                                ============     ============     ============    ============

INTEREST-BEARING LIABILITIES:
   Deposits                                     $    111,483     $     26,544     $          -    $    138,027
   Advances from Federal Home Loan Bank               17,200            6,800           10,800          34,800
                                                ------------     ------------     ------------    ------------

      Total interest-bearing liabilities        $    128,683     $     33,344     $     10,800    $    172,827
                                                ============     ============     ============    ============

INTEREST SENSITIVITY GAP PER PERIOD             $    (60,563)    $     59,581     $     13,093    $     12,111

CUMULATIVE INTEREST SENSITIVITY GAP             $    (60,563)    $       (982)    $     12,111    $     12,111

CUMULATIVE GAP AS A PERCENTAGE OF TOTAL
 INTEREST-EARNING ASSETS                              (32.75)%           (.53)%           6.55%           6.55%

CUMULATIVE INTEREST-EARNING ASSETS AS A
 PERCENTAGE OF INTEREST-BEARING LIABILITIES            52.94%           99.39%          107.01%         107.01%

/(1)/ Includes presold mortgages

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

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

The following table reflects the average yields on assets and average costs of liabilities for the years ended December 31, 2002 and 2001. Such average yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented.

                                                                              Year Ended December 31,
                                                                       -------------------------------------
                                             At December 31, 2002                       2002
                                           ------------------------    -------------------------------------
                                                           Actual
                                             Actual        Yield/        Average                    Average
                                             Balance        Cost         Balance     Interest        Rate
                                           ----------    ----------    ----------   ----------    ----------
                                                                (Dollars in Thousands)
Interest-earning assets:
   Loans /(1)/                             $  151,672          6.89%   $  148,475   $   11,237          7.57%
   Investment securities /(2)/                 25,101          4.56%       17,410          911          5.23%
   Interest-earning deposits                    6,746          1.00%        4,863           56          1.15%
                                           ----------                  ----------   ----------

    Total interest-earning assets             183,519          6.35%      170,748       12,204          7.15%
                                                                                    ----------
Other assets                                    7,540                       6,394
                                           ----------                  ----------
      Total assets                         $  191,059                  $  177,142
                                           ==========                  ==========
Interest-bearing liabilities:
   Money market and
    NOW deposits                           $   18,375          0.77%   $   20,059          219          1.09%
   Savings                                      5,580          1.00%        5,481           79          1.44%
   Time                                       106,464          3.22%      103,090        3,765          3.65%
   FHLB advances                               34,800          3.80%       25,310        1,134          4.48%
                                           ----------                  ----------   ----------
      Total interest bearing
       liabilities                            165,219          2.99%      153,940        5,197          3.38%
                                                                                    ----------
Noninterest-bearing deposits                    7,608                       5,147
Other liabilities                                 721                         821
Stockholders' equity                           17,511                      17,234
                                           ----------                  ----------
      Total liabilities and
        stockholders' equity               $  191,059                  $  177,142
                                           ==========                  ==========
Net interest income and
 interest rate spread                                                               $    7,007          3.77%
                                                                                    ==========    ==========
Net interest-earning assets
  and net interest margin                                              $   16,808                       4.10%
                                                                       ==========                 ==========
Ratio of average interest-earning
 assets to interest-bearing
 liabilities                                                               110.92%
                                                                       ==========

                                                  Year Ended December 31,
                                           -------------------------------------
                                                            2001
                                           -------------------------------------
                                             Average                    Average
                                             Balance     Interest        Rate
                                           ----------   ----------    ----------
                                                   (Dollars in Thousands)
Interest-earning assets:
   Loans /(1)/                             $  138,691   $   11,739          8.46%
   Investment securities /(2)/                 13,186          798          6.05%
   Interest-earning deposits                    4,133          111          2.69%
                                           ----------   ----------

    Total interest-earning assets             156,010       12,648          8.11%
                                                        ----------
Other assets                                    5,732
                                           ----------
      Total assets                         $  161,742
                                           ==========
Interest-bearing liabilities:
   Money market and
    NOW deposits                           $   16,535          344          2.08%
   Savings                                      4,228           67          1.58%
   Time                                       100,820        5,663          5.62%
   FHLB advances                               17,473          988          5.65%
                                           ----------   ----------
      Total interest bearing
       liabilities                            139,056        7,062          5.08%
                                                        ----------
Noninterest-bearing deposits                    2,962
Other liabilities                               3,255
Stockholders' equity                           16,469
                                           ----------
      Total liabilities and
        stockholders' equity               $  161,742
                                           ==========
Net interest income and
 interest rate spread                                   $    5,586          3.03%
                                                        ==========    ==========
Net interest-earning assets and net
 interest margin                           $   16,954                       3.58%
                                           ==========                 ==========
Ratio of average interest-earning
 assets to interest-bearing
 liabilities                                   112.19%
                                           ==========

/(1)/ Includes non-accruing loans, which are considered immaterial for average balance purposes

/(2)/ Includes investment securities and Federal Home Loan Bank stock

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

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

                                                                  Year Ended December 31,
                                                                       2002 vs. 2001
                                                   ----------------------------------------------------
                                                                Increase (Decrease) Due To
                                                   ----------------------------------------------------
                                                       Volume              Rate               Total
                                                   --------------     --------------     --------------
                                                                  (Dollars in Thousands)
         Interest income:
            Loans                                  $          784     $       (1,286)    $         (502)
            Investments                                       238               (125)               113
            Interest-earning deposits                          14                (69)               (55)
                                                   --------------     --------------     --------------

                      Total interest income                 1,036             (1,480)              (444)
                                                   --------------     --------------     --------------

         Interest expense:
            Money market and NOW deposits                      56               (181)              (125)
            Savings                                            19                 (7)                12
            Time                                              105             (2,003)            (1,898)
            FHLB advances                                     397               (251)               146
                                                   --------------     --------------     --------------

                      Total interest expense                  577             (2,442)            (1,865)
                                                   --------------     --------------     --------------

         Net interest income                       $          459     $          962     $        1,421
                                                   ==============     ==============     ==============

         COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND 2001

Consolidated total assets increased by $27.2 million during the year ended December 31, 2002, from $163.9 million at December 31, 2001 to $191.0 million at December 31, 2002. During the year, the Company generated loan growth of $15.1 million, as loans increased to $151.8 million. This loan growth resulted primarily from increases in commercial loans and construction loans, net of undisbursed portions, from $12.4 million at December 31, 2001 to $20.4 million at December 31, 2002. The emphasis that was placed on these areas of our business during the year enabled us to significantly grow these segments of our loan portfolio. In addition liquid assets (consisting of cash and cash equivalents and investment securities) increased by $10.3 million from $20.7 million at December 31, 2001 to $31.0 million at December 31, 2002. Both the loan and liquid asset growth was funded by an increase in customer deposits of $9.2 million and an increase in advances from the Federal Home Loan Bank of $18.0 million. The increase in deposits resulted from an increase in our core deposits, which grew from $27.4 million at December 31, 2001 to $31.6 million at December 31, 2002. These core deposits, which consist of savings, money market, NOW and noninterest-bearing accounts, represent a more stable and less expensive source of funding than do certificates of deposit.

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

Total stockholders' equity was $17.5 million at December 31, 2002 as compared with $16.8 million at December 31, 2001, an increase of $700,000. The increase is primarily due to net income of $1.3 million. The Company's earned ESOP compensation for the year ended December 31, 2002 was $63,000, which was credited to common stock. Additionally, the Company collected $84,000 during the year from the exercise of its stock options. These increases were offset by dividends paid by the Company during the period of $732,000, or $.64 per share, and accumulated other comprehensive losses, which consist of net unrealized gains and losses on available-for-sale investment securities totaling $78,000. At December 31, 2002, the capital for both the Company and the Bank continued to exceed all applicable regulatory guidelines.

             COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED
                           DECEMBER 31, 2002 AND 2001

NET INCOME

Net income for the year ended December 31, 2002 was $1.3 million, or $1.18 per share, as compared with net income of $1.4 million, or $1.23 per share, for the year ended December 31, 2001, a decrease of $39,000 or $0.05 per share. This decrease resulted primarily from a decrease in non-interest income and increases in the provision for loan losses and in non-interest expenses during 2002. These changes are discussed in the appropriate sections that follow.

NET INTEREST INCOME

Like most financial institutions, the primary component of earnings for the Company is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of noninterest-bearing liabilities and capital.

Net interest income increased $1.4 million to $7.0 million for the year ended December 31, 2002, compared to the $5.6 million earned in 2001. Total interest income benefited from strong growth in the level of average earning assets, which offset lower asset yields caused by the dramatic trend of declining interest rates throughout the year. Additionally, timely repricing of a predominant portion of our interest-bearing liabilities resulted in a decrease in the average rate we paid on our interest-bearing liabilities from 5.08% to 3.38% in 2002, thereby enabling us to increase our net interest margin from 3.58% in 2001 to 4.10% in 2002.

PROVISION FOR LOAN LOSSES

Our allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. We increase our allowance for loan losses by provisions charged to operations and by recoveries of amounts previously charged off, and we reduce our allowance by loans charged off. We evaluate the adequacy of the allowance at least quarterly. In evaluating the adequacy of the allowance, we consider the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower's ability to repay estimated value of any underlying collateral, prevailing economic conditions and other relevant factors deriving from our history of operations.

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

We follow a loan review program designed to evaluate the credit risk in our loan portfolio. Through this loan review process, we maintain an internally classified watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on management's judgment and historical experience. Testing by independent third parties contracted with to perform reviews of our loans helps to validate this process.

The provision for loan losses was $1,015,000 and $224,000 for the years ended December 31, 2002 and 2001, respectively. The increase in the provision for loan losses during 2002 resulted from changes in the methodology used to calculate the allowance that were suggested by the Bank's regulators. These changes primarily involved the criteria used to classify loans, and resulted in an increase in the number and amount of loans classified as substandard. There were net loan charge-offs of $313,000 during the year ended December 31, 2002 as compared with net charge-offs of $138,000 during the year ended December 31, 2001. At December 31, 2002, non-accrual loans aggregated $1.6 million versus $2.4 million at December 31, 2001. The allowance for loan losses at the end of 2002 stood at $1.3 million or .84% of loans versus $575,000 and .42% at the end of 2001. Although management attempts to maintain the allowance at a level deemed adequate, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review our allowance for loan losses. These agencies may require us to make adjustments based upon their judgments about information available to them at the time of their examination. Management believes that the allowance is adequate to absorb losses inherent in the loan portfolio.

NON-INTEREST INCOME

Non-interest income for 2002 was $867,000 compared to the $1.1 million that was earned during 2001, a decrease of $198,000. Our non-interest income was higher in 2001 primarily because of the termination fee of $356,000 that was received during that year. During 2001, the Company entered into an agreement to acquire another financial institution. The termination fee was part of this agreement and became payable to the Company when the target financial institution was acquired by a third party.

Our major recurring components of non-interest income, service charges on deposit accounts, and fees from presold mortgages both increased during 2002. Service charges on deposit accounts increased $147,000 from $404,000 in 2001 to $552,000. This increase resulted largely from an increase in the volume of our deposit accounts and the emphasis placed upon generating fee income during the year. Fees from presold mortgages increased $89,000 from $185,000 in 2001 to $274,000 in 2002 due to a higher level of mortgage loan refinancings caused by the lower interest rate environment. Other non-interest income decreased $80,000 in 2002 to $41,000 primarily from a decrease in gains from the sale of assets of $39,000 that were included in this category in 2001.

NON-INTEREST EXPENSE

Non-interest expense increased to $4.7 million during the year ended December 31, 2002 as compared with $4.2 million for the year ended December 31, 2001, an increase of $541,000. This increase resulted primarily from increases in compensation and benefits of $335,000, increases in data processing of $65,000, and an increase in other non-interest expenses of $210,000. The increase in compensation and benefits resulted from the addition of new employees, employee raises and bonuses, and increases in the

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

cost of group health insurance. The increase in our data processing costs resulted mainly from maintenance costs for the new data processing system that was installed during 2001. The increase in our other non-interest expense resulted from an increase in operational charge-offs during the year of $78,000, and increased advertising expenditures of $41,000, with the balance of the increase in this category resulting from the Company's continued growth and development of business in its market areas.

PROVISION FOR INCOME TAXES

The provision for income taxes, as a percentage of income before income taxes, was 37.1% and 38.5% for the years ended December 31, 2002 and 2001, respectively.

            CONTRACTUAL OBLIGATIONS AND CRITICAL ACCOUNTING POLICIES

In the normal course of business there are various outstanding contractual obligations of the Company that will require future cash outflows. In addition, there are commitments and contingent liabilities, such as commitments to extend credit that may or may not require future cash outflows. The following table reflects contractual obligations of the Company outstanding as of December 31, 2002.

                                                                    Payments Due by Period
                                        ------------------------------------------------------------------------------
                                                         On Demand or
                                                             Less                                             After
Contractual Obligations                     Total        than 1 Year       1-3 Years       4-5 Years         5 Years
-----------------------------------     ------------    -------------    ------------    ------------     ------------
                                                                        (in thousands)
Advances from Federal Home
 Loan Bank                              $     34,800    $      17,200    $      6,800    $          -     $     10,800
Operating leases                                 268               63             189              16                -
                                        ------------    -------------    ------------    ------------     ------------

Total contractual cash obligations,
 excluding deposits                           35,068           17,263           6,989              16           10,800

Deposits                                     106,464           79,920          26,544               -                -
                                        ------------    -------------    ------------    ------------     ------------

Total contractual cash obligations,
 including deposits                     $    141,532    $      97,183    $     33,533    $         16     $     10,800
                                        ============    =============    ============    ============     ============

The following table reflects other commercial commitments of the Company outstanding as of December 31, 2002.

                                                          Amount of Commitment Expiration Per Period
                                        ------------------------------------------------------------------------------
                                           Amounts           Less                                             After
Other Commercial Commitments              Committed      than 1 Year       1-3 Years       4-5 Years         5 Years
------------------------------------    ------------    -------------    ------------    ------------     ------------
                                                                        (in thousands)
Lines of credit and loan commitments    $     24,510    $       6,851    $      3,749    $      1,577     $     12,333
Standby letters of credit                        110              110               -               -                -
                                        ------------    -------------    ------------    ------------     ------------

Total commercial Commitments            $     24,620    $       6,961    $      3,749    $      1,577     $     12,333
                                        ============    =============    ============    ============     ============

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

                   CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates which are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Company's significant accounting policies are described in Note 1 to the consolidated financial statements. The Company considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations:

ALLOWANCE FOR LOAN LOSSES

The most critical estimate concerns the Company's allowance for loan losses. The Company records provisions for loan losses based upon known problem loans and estimated deficiencies in the existing loan portfolio. The Company's methodology for assessing the appropriations of the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio.

Identified problem and impaired loans are measured for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. The adequacy of the allowance is also reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of the Company and other conditions, such as new loan products, collateral values, loan concentrations, changes in the mix and volume of the loan portfolio; trends in portfolio credit quality, including delinquency and charge-off rates; and current economic conditions that may affect a borrower's ability to repay. Although management believes it has established and maintained the allowance for loan losses at appropriate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

INTEREST INCOME RECOGNITION

Interest on loans is included in income as earned based upon interest rates applied to unpaid principal. Interest is not accrued on loans 90 days or more past due unless the loans are adequately secured and in the process of collection. Interest is not accrued on other loans when management believes collection is doubtful. All loans considered impaired are non-accruing. Interest on non-accruing loans is recognized as payments are received or when the ultimate collectibility of interest is no longer considered doubtful. When a loan is placed on non-accrual status, all interest previously accrued is reversed against current-period interest income.

KS BANCORP, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

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

[LOGO OF DIXON ODOM PLLC]
                  Certified Public Accountants and Consultants

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
KS Bancorp, Inc.
Kenly, North Carolina

We have audited the accompanying consolidated statements of financial condition of KS Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KS Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Odom PLLC

Sanford, North Carolina
February 27, 2003

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2002 AND 2001

                                                                             2002                2001
                                                                       ----------------    ---------------
ASSETS

Cash and due from banks:
   Interest-earning                                                    $      6,745,705    $     7,041,022
   Noninterest-earning                                                          890,216            932,699
Investment securities:
   Available for sale                                                        23,296,697         12,598,359
   Held to maturity (fair value of $62,995 and $96,767
    at December 31, 2002 and 2001, respectively)                                 64,301             90,774
Federal Home Loan Bank stock, at cost                                         1,740,000          1,007,500
Presold mortgages in process of settlement                                    1,418,600            265,000

Loans                                                                       151,671,935        136,957,238
   Less allowance for loan losses                                            (1,276,685)          (574,695)
                                                                       ----------------    ---------------
   Net loans                                                                150,395,250        136,382,543

Accrued interest receivable                                                   1,034,178          1,001,316
Foreclosed real estate, net                                                     419,743             17,378
Property and equipment, net                                                   3,947,851          3,947,279
Other assets                                                                  1,106,233            606,474
                                                                       ----------------    ---------------

       Total assets                                                    $    191,058,774    $   163,890,344
                                                                       ================    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits                                                            $    138,026,837    $   128,825,401
   Advances from Federal Home Loan Bank                                      34,800,000         16,800,000
   Accrued interest payable                                                     308,682            496,590
   Accrued expenses and other liabilities                                       412,664            969,040
                                                                       ----------------    ---------------

       Total liabilities                                                    173,548,183        147,091,031
                                                                       ----------------    ---------------

Commitments and contingencies (Note 8)

Stockholders' Equity:
   Preferred stock, authorized 5,000,000 shares; none issued                          -                  -
   Common stock, no par value, authorized 20,000,000 shares;
    issued and outstanding 1,153,177 in 2002 and 1,139,213 in 2001            4,962,494          4,815,656
   Unearned ESOP shares                                                         (39,000)           (78,000)
   Retained earnings, substantially restricted                               12,455,432         11,851,811
   Accumulated other comprehensive income                                       131,665            209,846
                                                                       ----------------    ---------------

       Total stockholders' equity                                            17,510,591         16,799,313
                                                                       ----------------    ---------------

                                                                       $    191,058,774    $   163,890,344
                                                                       ================    ===============

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                   2002                2001
                                                             ----------------    ---------------
INTEREST AND DIVIDEND INCOME:
   Loans, including fees                                     $     11,236,509    $    11,739,229
   Investment securities:
     Taxable                                                          821,277            729,507
     Tax-exempt                                                        20,542                  -
   Dividends                                                           69,792             68,717
   Interest-earning deposits                                           56,045            110,799
                                                             ----------------    ---------------
     Total interest income                                         12,204,165         12,648,252
                                                             ----------------    ---------------

INTEREST EXPENSE:
   Deposits                                                         4,063,122          6,073,622
   Advances from Federal Home Loan Bank                             1,133,548            988,099
                                                             ----------------    ---------------
     Total interest expense                                         5,196,670          7,061,721
                                                             ----------------    ---------------

     Net interest income                                            7,007,495          5,586,531

Provision for loan losses                                           1,014,552            223,723
                                                             ----------------    ---------------

     Net interest income after provision for loan losses            5,992,943          5,362,808
                                                             ----------------    ---------------

NONINTEREST INCOME:
   Service charges on deposit accounts                                552,488            404,534
   Fees from presold mortgages                                        273,946            184,536
   Termination fee                                                          -            356,100
   Other income                                                        41,049            120,179
                                                             ----------------    ---------------
     Total noninterest income                                         867,483          1,065,349
                                                             ----------------    ---------------

NONINTEREST EXPENSES:
   Compensation and benefits                                        2,789,246          2,454,475
   Occupancy and equipment                                            581,493            634,674
   Data processing                                                    460,532            395,719
   Insurance                                                           66,670             82,098
   Other                                                              837,457            626,738
                                                             ----------------    ---------------
     Total noninterest expenses                                     4,735,398          4,193,704
                                                             ----------------    ---------------

     Income before income taxes                                     2,125,028          2,234,453

Income tax expense                                                    789,482            859,995
                                                             ----------------    ---------------

     Net income                                              $      1,335,546    $     1,374,458
                                                             ================    ===============

Basic earnings per share                                     $           1.18    $          1.23
                                                             ================    ===============
Diluted earnings per share                                   $           1.15    $          1.20
                                                             ================    ===============

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                                      Accumulated
                                           Shares of      Common                        Unearned         Other
                                             Common        Stock        Retained          ESOP       Comprehensive
                                             Stock        Amount        Earnings         Shares          Income           Total
                                          -----------   -----------   ------------    -----------    -------------    ------------
Balance, December 31, 2000                    905,598   $ 4,717,688   $ 11,206,182    $  (117,000)   $      35,704    $ 15,842,574
   Comprehensive income:
     Net income                                     -             -      1,374,458              -                -       1,374,458
     Other comprehensive income,
      net of taxes:
       Net increase in fair value of
        securities available for sale               -             -              -              -          174,142         174,142
                                                                                                                      ------------
     Total comprehensive income                                                                                          1,548,600
                                                                                                                      ------------

   Common stock issued pursuant to:
     Stock options exercised                    7,345        44,070              -              -                -          44,070

     25% stock split in the form
      of a dividend                           226,270             -              -              -                -               -

   Compensation (Note 11)                           -        53,898              -              -                -          53,898

   Release of unearned shares                       -             -              -         39,000                -          39,000

   Cash dividends declared
    ($.64 per share)                                -             -       (728,829)             -                -        (728,829)
                                          -----------   -----------   ------------    -----------    -------------    ------------

Balance, December 31, 2001                  1,139,213     4,815,656     11,851,811        (78,000)         209,846      16,799,313
   Comprehensive income:
     Net income                                     -             -      1,335,546              -                -       1,335,546
     Other comprehensive loss,
      net of taxes:
       Net decrease in fair value of
        securities available for sale               -             -              -              -          (78,181)        (78,181)
                                                                                                                      ------------
     Total comprehensive income                                                                                          1,257,365
                                                                                                                      ------------

   Common stock issued pursuant to:
    Stock options exercised                    13,964        83,788              -              -                -          83,788

    Compensation (Note 11)                          -        63,050              -              -                -          63,050

   Release of unearned shares                       -             -              -         39,000                -          39,000

   Cash dividends declared
    ($.64 per share)                                -             -       (731,925)             -                -        (731,925)
                                          -----------   -----------   ------------    -----------    -------------    ------------

Balance, December 31, 2002                  1,153,177   $ 4,962,494   $ 12,455,432    $   (39,000)   $     131,665    $ 17,510,591
                                          ===========   ===========   ============    ===========    =============    ============

See Notes to Consolidated Financial Statements.

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                   2002               2001
                                                              --------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                 $    1,335,546     $   1,374,458
   Adjustments to reconcile net income to net
    cash provided by operating activities:
     Depreciation                                                    300,232           332,854
     Amortization of net premiums                                     32,254             5,934
     Deferred income taxes                                          (306,933)          (84,942)
     Provision for losses on loans                                 1,014,552           223,723
     Other gains, net                                                      -           (39,471)
     Shares allocated to ESOP contribution                           102,050            92,898
     Changes in assets and liabilities:
      (Increase) decrease in:
         Presold mortgages in process of settlement               (1,153,600)         (265,000)
         Other assets                                               (144,909)         (630,203)
         Accrued interest receivable                                 (32,862)          150,751
      Increase (decrease) in:
         Accrued interest payable                                   (187,908)          379,727
         Accrued expenses and other liabilities                     (552,741)          474,781
                                                              --------------     -------------

     Net cash provided by operating activities                       405,681         2,015,510
                                                              --------------     -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from maturities, prepayments,
    and calls of available-for-sale securities                    11,662,508         4,017,285
   Proceeds from maturity and calls of
    held-to-maturity securities                                       26,989           802,304
   Purchase of available for sale securities                     (22,519,714)       (5,750,000)
   Purchase of Federal Home Loan Bank stock                         (732,500)          (65,000)
   Net change in loans receivable                                (15,429,624)       (3,118,300)
   Proceeds from sale of foreclosed real estate                            -           197,835
   Purchase of property and equipment                               (300,804)       (1,544,625)
                                                              --------------     -------------

     Net cash used by investing activities                       (27,293,145)       (5,460,501)
                                                              --------------     -------------

KS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                       2002              2001
                                                                  --------------    --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits                                       $    9,201,436    $    8,752,561
   Decrease in advance payments from
    borrowers for taxes and insurance                                     (3,635)          (16,348)
   Advances from Federal Home Loan Bank                               22,000,000         5,000,000
   Principal payments - Federal Home Loan Bank advances               (4,000,000)       (4,000,000)
   Cash dividends paid                                                  (731,925)         (728,829)
   Proceeds from exercise of stock options                                83,788            44,070
                                                                  --------------    --------------

     Net cash provided by financing activities                        26,549,664         9,051,454
                                                                  --------------    --------------

     Net increase (decrease) in cash and cash equivalents               (337,800)        5,606,463

Cash and cash equivalents:
   Beginning                                                           7,973,721         2,367,258
                                                                  --------------    --------------

   Ending                                                         $    7,635,921    $    7,973,721
                                                                  ==============    ==============

Supplemental Disclosure of Cash Flow Information:
     Cash payments for:
     Interest                                                     $    5,384,578    $    6,891,994
                                                                  ==============    ==============
     Income taxes                                                 $    1,125,609    $      540,000
                                                                  ==============    ==============

Supplemental Disclosure of Noncash Investing
 and Financing Activities:
       Transfer from loans to real estate
        acquired in settlement of loans                           $      402,365    $      175,742
                                                                  ==============    ==============
       Change in unrealized gains (losses) on
        available for sale securities, net                        $      (78,181)   $      174,142
                                                                  ==============    ==============
       Increase in loans receivable through sale
        of foreclosed real estate                                 $            -    $      197,835
                                                                  ==============    ==============

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

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of KS Bancorp and its wholly owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

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

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

LOANS
Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Interest is not accrued on loans 90 days or more past due unless the loans are adequately secured and in the process of collection. Interest is not accrued on other loans when management believes collection is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory examiners may require the Bank to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

PRESOLD MORTGAGES IN PROCESS OF SETTLEMENT
As a part of normal business operations, the Company originates residential mortgage loans that have been pre-approved by secondary investors. The terms of the loans are set by the secondary investors and are transferred to them at par within several weeks of the Company initially funding the loan. The Company receives origination fees from borrowers and servicing release premiums from the investors that are recognized on the income statement in the line item "fees from presold mortgages." Between the initial funding of the loans by the Company and the subsequent reimbursement by the investors, the Company carries the loans on its balance sheet at cost.

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

PROPERTY AND EQUIPMENT
Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. The estimated lives for buildings are 40 years and the estimated lives for equipment and fixtures range from 3 to 20 years. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred, and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

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

STOCK COMPENSATION PLANS
Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25; however, the Company has not issued any stock options or stock-based compensation since the enactment of SFAS No.
123. Therefore, the pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied are not applicable.

RETIREMENT PLANS
The Bank's employee stock ownership plan (the "ESOP") covers substantially all of its employees. Contributions to the plan are based upon amounts necessary to fund the amortization requirements of the ESOP's debt to the Company, subject to compensation limitations, and are charged to expense. During 2002, the Bank discontinued its defined contribution retirement plan. There are no accrued unfunded amounts with respect to this discontinued plan.

The Bank also has a 401(k) retirement plan which is available to substantially all employees. The Bank matches voluntary contributions by participating employees.

Additionally, the Bank has a Supplemental Executive Retirement Plan covering senior executives. The Bank finances the future anticipated benefits to be provided under this plan through contributions to whole life insurance policies.

EARNINGS PER SHARE
Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. None of the Company's outstanding stock options were anti-dilutive in 2002 or 2001.

On July 9, 2001, the Board of Directors of KS Bancorp, Inc. declared a 25% stock split payable on August 6, 2001 to stockholders of record on July 24, 2001. All per share amounts have been restated to include the effects of this stock split.

The basic and diluted weighted average shares outstanding are as follows:

                                                        2002           2001
                                                    ------------    ----------

Weighted average shares outstanding                    1,144,711     1,135,506
Less weighted average unallocated ESOP shares              9,460        15,960
                                                    ------------    ----------
     Weighted average outstanding shares used for
      basic EPS                                        1,135,251     1,119,546
Plus incremental shares from assumed exercise
 of stock options                                         25,798        26,726
                                                    ------------    ----------
     Weighted average outstanding shares used
      for diluted EPS                                  1,161,049     1,146,272
                                                    ============    ==========

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

There were no adjustments required to be made to net income in the computation of diluted earnings per share.

COMPREHENSIVE INCOME
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. Unrealized gains and losses on available for sale securities are the Company's only component of accumulated other comprehensive income.

The components of other comprehensive income (loss) and related tax effects are as follows:

                                                    2002               2001
                                                -------------     -------------
Unrealized holding gains (losses) on
 available for sale securities arising
 during the year                                $    (126,098)    $     280,874

Tax effect                                            (47,917)         (106,732)
                                                -------------     -------------

Net of tax amount                               $     (78,181)    $     174,142
                                                =============     =============

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

The fair value estimates presented in Note 14 are based on pertinent information available to management as of December 31, 2002 and 2001, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

CASH AND DUE FROM BANKS, PRESOLD MORTGAGES IN PROCESS OF SETTLEMENT, AND ACCRUED INTEREST RECEIVABLE
The carrying amounts reported in the statement of financial condition for these instruments approximate their fair values due to the short-term nature of these instruments.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

INVESTMENT SECURITIES
Investment securities include debt and mortgage-backed securities which are publicly traded. Market values for these securities are based on quoted market prices.

FEDERAL HOME LOAN BANK STOCK
The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

LOANS
The fair value for substantially all loans has been estimated by discounting the projected future cash flows at December 31, 2002 and 2001, using the rate on that date at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans. For certain loans which are indexed and adjust with prime, the carrying basis is considered to approximate fair value.

DEPOSITS
The fair value of deposits with no stated maturities, including transaction accounts and passbook savings accounts, is estimated to be equal to the amount payable on demand as of December 31, 2002 and 2001. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows. The discount rate is estimated using the rates offered on December 31, 2002 and 2001 for deposits of similar remaining maturities.

ADVANCES FROM THE FEDERAL HOME LOAN BANK
The fair value of these advances is based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

ACCRUED INTEREST PAYABLE
The carrying amounts of accrued interest payable approximate their fair value.

NEW ACCOUNTING STANDARDS
In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. The disclosure provisions of FIN 45 are effective for the Company on December 31, 2002. The provisions for initial recognition and measurement of guarantee agreements are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company is in the process of assessing the impact of FIN 45 on its consolidated financial statements.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -Transition and Disclosure (Statement 148). Statement 148 amends SFAS No. 123, Accounting for Stock-Based Compensation (Statement 123), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Statement 148 is effective for financial statements for fiscal years ending after December 15, 2002. Early application of the disclosure provisions is encouraged. The Company continues to account for its stock-based compensation in accordance with APB 25 and has adopted the disclosure provisions of Statement 148 effective for all periods presented herein where applicable.

RECLASSIFICATIONS
Certain amounts in the 2001 financial statements have been reclassified to conform to the 2002 presentation. The reclassifications had no effect on net income or stockholders' equity as previously reported.

NOTE 2. INVESTMENT SECURITIES

Investment securities consist of the following:

                                                                        2002
                                        -------------------------------------------------------------------
                                                              GROSS             GROSS          ESTIMATED
                                           AMORTIZED        UNREALIZED        UNREALIZED         MARKET
                                             COST             GAINS             LOSSES            VALUE
                                        --------------    -------------     -------------   ---------------
Held to maturity:
   Debt securities:
     Mortgage-backed securities         $       64,301    $           -     $      (1,306)  $        62,995
                                        ==============    =============     =============   ===============
Available for sale:
   Debt securities:
     Federal agency securities          $    9,700,000    $     129,264     $           -   $     9,829,264
     Municipal securities                    3,075,668           17,018           (25,433)        3,067,253
     Mortgage-backed securities             10,308,666           91,514                 -        10,400,180
                                        --------------    -------------     -------------   ---------------
                                        $   23,084,334    $     237,796     $     (25,433)  $    23,296,697
                                        ==============    =============     =============   ===============

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. INVESTMENT SECURITIES (Continued)

                                                                         2001
                                        -------------------------------------------------------------------
                                                              Gross             Gross          Estimated
                                          Amortized         Unrealized        Unrealized        Market
                                            Cost              Gains             Losses           Value
                                        --------------    -------------     -------------   ---------------
Held to maturity:
   Debt securities:
     Mortgage-backed securities         $       90,774    $       5,993     $           -   $        96,767
                                        ==============    =============     =============   ===============
Available for sale:
   Debt securities:
     Mortgage-backed securities         $    1,011,586    $      20,666     $           -   $     1,032,252
     Federal agency securities              11,248,313          320,203            (2,409)       11,566,107
                                        --------------    -------------     -------------   ---------------

                                        $   12,259,899    $     340,869     $      (2,409)  $    12,598,359
                                        ==============    =============     =============   ===============

The amortized cost and estimated market value of debt securities at December 31, 2002 by contractual maturity are as shown below.

                                      WEIGHTED                       ESTIMATED
                                      AVERAGE        AMORTIZED        MARKET
                                        YIELD           COST           VALUE
                                      --------     -------------   -------------
Available for sale:
  Due in less than one year               6.46%   $    1,000,000   $   1,016,412
  Due in one year through five years      4.51%       11,775,668      11,880,105
                                                  --------------   -------------

                                                  $   12,775,668   $  12,896,517
                                                  ==============   =============

The amortized cost and estimated market value of mortgage-backed securities by contractual maturities are not reported because the actual maturities may be, and often are, significantly different from contractual maturities.

For the years ended December 31, 2002 and 2001, there were no sales of securities available for sale.

Certain investment securities with a market value of $4,300,000 at December 31, 2002 were pledged to secure public deposits or were pledged in connection with the Bank's depository relationship with the Federal Reserve Bank.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS

Loans consist of the following:

                                                                             2002                2001
                                                                       ----------------    ---------------
   Conventional first mortgage loans                                   $     81,912,045    $    84,112,335
   Construction loans                                                        26,669,331         19,389,667
   Equity-line loans                                                         14,868,808         13,021,393
   Consumer loans                                                             4,655,198          4,465,528
   Commercial loans                                                          30,137,036         23,179,840
                                                                       ----------------    ---------------
                                                                            158,242,418        144,168,763
                                                                       ----------------    ---------------
Less:
   Undisbursed portion of loans in process                                    6,278,716          6,968,467
   Unamortized loan fees                                                        291,767            243,058
   Allowance for loan losses                                                  1,276,685            574,695
                                                                       ----------------    ---------------
                                                                              7,847,168          7,786,220
                                                                       ----------------    ---------------

                                                                       $    150,395,250    $   136,382,543
                                                                       ================    ===============

Weighted average yield                                                             6.89%              7.67%
                                                                       ================    ===============

The following summarizes transactions in the allowance for loan losses:

                                                                             Years Ended December 31,
                                                                       -----------------------------------
                                                                             2002                 2001
                                                                       ----------------    ---------------
Balance, beginning                                                     $        574,695    $       489,241
Provision for loan losses                                                     1,014,552            223,723
Charge-offs:
   Conventional first mortgage loans                                            (49,408)                 -
   Consumer loans                                                              (117,562)           (92,061)
   Commercial loans                                                            (156,592)           (52,374)
Recoveries                                                                       11,000              6,166
                                                                       ----------------    ---------------

       Total charge-offs                                                       (312,562)          (138,269)
                                                                       ----------------    ---------------

Balance, ending                                                        $      1,276,685    $       574,695
                                                                       ================    ===============

No loans have been restructured during 2002 or 2001. Loans totaling $1,404,753 and $2,394,308 were considered impaired as of December 31, 2002 and 2001, respectively, and consist entirely of nonaccrual loans. Impaired loans had related allowances for loan losses of $140,475 and $137,831 at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans during the years ended December 31, 2002 and 2001 was $1,165,963 and $886,360, respectively. For the years ended December 31, 2002 and 2001, the Company recognized no interest income from impaired loans during the time within the years that the loans were impaired.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

Loans outstanding to the Company's officers and directors (including their affiliates) are shown below. In the opinion of management, these loans were made at lending terms and rates available to the general public and do not involve more than the normal risks of collectibility.

                                               2002                 2001
                                         ----------------    ---------------
Balance, beginning                       $      1,139,000    $     1,207,000
Originations                                     (131,000)           102,000
Repayments                                          5,000           (170,000)
                                         ----------------    ---------------

Balance, ending                          $      1,013,000    $     1,139,000
                                         ================    ===============


NOTE 4.  PROPERTY AND EQUIPMENT

Following is a summary of property and equipment at December 31, 2002 and 2001:

                                                2002                 2001
                                          ----------------    ---------------
   Land                                   $      1,314,294    $     1,314,294
   Buildings                                     2,302,422          2,302,422
   Furniture and equipment                       2,096,053          2,003,713
   Construction in progress                        205,849             18,108
                                          ----------------    ---------------
                                                 5,918,618          5,638,537
   Accumulated depreciation                     (1,970,767)        (1,691,258)
                                          ----------------    ---------------

   Total                                  $      3,947,851    $     3,947,279
                                          ================    ===============

Depreciation and amortization amounting to $300,232 and $332,854 for the years ended December 31, 2002 and 2001, respectively, is included in occupancy and equipment expense.

The Company leases, under a noncancelable arrangement, a branch facility in Garner, North Carolina for $5,250 per month. Future rentals under this lease are as follows:

                2003                              $         63,000
                2004                                        63,000
                2005                                        63,000
                2006                                        63,000
                2007                                        15,750
                                                  ----------------
                                                  $        267,750
                                                  ================

This lease contains an option to extend for a five year period, the cost of which is not included above. Rental expense amounted to $65,550 and $64,750 during the years ended December 31, 2002 and 2001, respectively.

The Company has committed to construct a facility in Smithfield, North Carolina at a construction cost of approximately $1.48 million. Once complete, this facility will be the Company's permanent headquarters as well as a full service branch.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. DEPOSITS

Deposits consist of the following:

                                                    2002              2001
                                              ----------------  ---------------
Regular savings accounts, 1.0%                $      5,580,030  $     4,444,513
NOW accounts, 0.25% to 1.0%                          9,493,798        9,428,371
Money market deposit accounts, .50% to 1.75%         8,880,918        7,865,807
Noninterest-bearing accounts                         7,607,848        5,672,181
                                              ----------------  ---------------

                                                    31,562,594       27,410,872
                                              ----------------  ---------------

Certificates:
   0.00% - 2.99%                                    36,996,074       15,133,827
   3.00% - 4.50%                                    62,073,137       38,736,765
   4.51% - 6.50%                                     5,312,628       33,450,282
   6.51% and above                                   2,082,404       14,093,655
                                              ----------------  ---------------

                                                   106,464,243      101,414,529
                                              ----------------  ---------------

                                              $    138,026,837  $   128,825,401
                                              ================  ===============

Weighted average cost of funds                            2.66%            4.11%
                                              =====+==========  ===============

Certificate accounts are summarized by maturity at December 31, 2002 as follows:

                                   2003              2004             2005              2006              Total
                              --------------    -------------    --------------    --------------   ---------------
0.00% - 2.99%                 $   35,186,762    $   1,809,312    $            -    $            -   $    36,996,074
3.00% - 4.50%                     39,393,382       12,633,208         6,550,549         3,495,998        62,073,137
4.51% - 6.50%                      3,333,172        1,892,257            87,199                 -         5,312,628
6.51% and above                    2,006,789           75,615                 -                 -         2,082,404
                              --------------    -------------    --------------    --------------   ---------------
                              $   79,920,105    $  16,410,392    $    6,637,748    $    3,495,998   $   106,464,243
                              ==============    =============    ==============    ==============   ===============

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $33,817,625 and $32,014,960, respectively. These time deposits mature as follows:

                                                    Amount
                                                -------------
Maturity
Less than 3 months                              $   7,794,465
3 to 6 months                                       6,672,387
6 to 12 months                                      9,603,603
More than 12 months                                 9,747,170
                                                -------------

                                                $  33,817,625
                                                =============

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. DEPOSITS (Continued)

Interest expense on deposits is summarized below:

                                                    Years Ended December 31,
                                                -------------------------------
                                                     2002              2001
                                                -------------     -------------

Regular savings accounts                        $      78,716     $      73,687
NOW and money market accounts                         218,804           336,377
Certificates                                        3,776,954         5,677,142
                                                -------------     -------------
                                                    4,074,474         6,087,206
Forfeitures                                           (11,352)          (13,584)
                                                -------------     -------------

                                                $   4,063,122     $   6,073,622
                                                =============     =============

NOTE 6. ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consist of the following:

                                                      December 31,
                Maturing in     Interest   ----------------------------------
    Type        Year Ending       Rate           2002              2001
  ----------  ---------------  ---------   ---------------   ----------------
     Fixed         2003           6.41%    $     6,000,000   $      6,000,000
     Fixed         2010           5.57%          5,000,000          5,000,000
     Fixed         2011           4.83%          1,800,000          1,800,000
     Fixed         2011           4.98%          2,000,000          2,000,000
     Fixed         2011           4.67%          2,000,000          2,000,000
   Variable        2003           1.30%          8,000,000                  -
     Fixed         2003           2.13%          1,600,000                  -
     Fixed         2004           2.73%          1,600,000                  -
     Fixed         2005           3.43%          1,800,000                  -
     Fixed         2003           2.13%          1,600,000                  -
     Fixed         2004           2.49%          1,600,000                  -
     Fixed         2005           3.02%          1,800,000                  -
                                           ---------------   ----------------

                                           $    34,800,000   $     16,800,000
                                           ===============   ================

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are collateralized by all of the Company's FHLB stock and qualifying first mortgage loans pledged in the form of a blanket floating lien. The balance of qualifying first mortgage loans as of December 31, 2002 was approximately $58.3 million. This agreement with the FHLB provides for a line of credit up to 25% of the Bank's assets.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Legislation passed in 1996 eliminated the percentage of taxable income method as an option for computing bad debt deductions. The Bank is still permitted to take deductions for bad debts but is required to compute such deductions using an experience method. The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $748,000 over a six year period. The tax associated with the recaptured reserves is estimated to be approximately $284,000. The recapture began in 1998 since the Bank was eligible to defer recapture in 1997 and 1996. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings. The balance of deferred income taxes associated with the recaptured reserve is approximately $48,000 at December 31, 2002.

At December 31, 2002, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of $1,221,000 for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would be increased to the maximum percent under existing law. Unrecorded deferred income taxes on pre 1988 tax bad debt reserves amounted to approximately $465,000 at December 31, 2002.

Significant components of deferred taxes at December 31, 2002 and 2001 are as follows:

                                                              December 31,
                                                       ------------------------
                                                           2002         2001
                                                       -----------   ----------
Deferred tax assets:
   Allowance for loan losses                           $   492,162   $  218,384
   Deferred compensation and directors' death benefits      74,975       62,779
   Other                                                    24,650       18,878
                                                       -----------   ----------

       Total deferred tax assets                           591,787      300,041
                                                       -----------   ----------
Deferred tax liabilities:
   Accumulated depreciation                                177,180      146,914
   Federal Home Loan Bank stock                             84,540       83,334
   Tax bad debt reserves                                    48,030       94,689
   Unrealized net appreciation, investments                 80,698      128,615
                                                       -----------   ----------

       Total deferred tax liabilities                      390,448      453,552
                                                       -----------   ----------

       Net deferred tax assets (liabilities)           $   201,339   $ (153,511)
                                                       ===========   ==========

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. INCOME TAXES (Continued)

The significant components of the provision for income taxes for the years ended December 31, 2002 and 2001 are as follows:

                                                  Years Ended December 31,
                                               -----------------------------
                                                    2002              2001
                                               --------------   -------------
Current tax provision:
   Federal                                     $      965,924   $     854,276
   State                                              130,491          90,661
                                               --------------   -------------
                                                    1,096,415         944,937
                                               --------------   -------------
Deferred tax provision (benefit):
   Federal                                           (251,996)        (69,738)
   State                                              (54,937)        (15,204)
                                               --------------   -------------
                                                     (306,933)        (84,942)
                                               --------------   -------------

       Net provision for income taxes          $      789,482   $     859,995
                                               ==============   =============

The difference between the provision for income taxes and the amounts applied by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

                                                    2002             2001
                                               --------------   -------------

Expense computed at statutory rate of 34%      $      722,510   $     759,714
Effect of state income taxes                           96,689         101,668
Other, net                                            (29,717)         (1,387)
                                               --------------   -------------

                                               $      789,482   $     859,995
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

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. CONCENTRATION OF CREDIT RISK, OFF-BALANCE-SHEET RISK AND COMMITMENTS (Continued)

A summary of the contract amount of the Bank's exposure to off-balance-sheet risk is as follows:

                                                                                 December 31,
                                                                       --------------------------------
                                                                            2002               2001
                                                                       ---------------   --------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit                                         $     5,519,228   $    2,233,450
  Undisbursed lines of credit                                               18,990,738       18,463,697
  Standby letters of credit                                                    109,810           90,000

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

NOTE 9. RETIREMENT PLANS

The Bank has a 401(k) retirement plan which contains provisions for specified matching contributions by the Bank. The Bank funds contributions as they accrue and 401(k) expense totaled $67,208 and $13,568 for the years ended December 31, 2002 and 2001, respectively.

During 2002, the Bank discontinued its defined contribution retirement plan. Contributions to the plan amounted to $56,008 and $143,234 for the years ended December 31, 2002 and 2001, respectively.

During 2001, the Bank adopted a Supplemental Executive Retirement Plan (SERP) for its senior executives. The Company has purchased life insurance policies in order to provide future funding of benefit payments. Plan benefits will accrue and vest during the period of employment and will be paid in fixed monthly benefit payments over ten years commencing with the officer's retirement at any time after attainment of age sixty-five. Benefits will accrue based upon the performance of the underlying life insurance policies both during employment and after retirement. During 2002 and 2001, expense attributable to this plan amounted to $37,279 and $32,137, respectively.

The accounting and reporting aspects of the Bank's ESOP plan are described in
Note 11.

NOTE 10. DEFERRED COMPENSATION FOR DIRECTORS

The Bank has a deferred compensation plan for its directors to be paid in the form of death benefits. The death benefits vest to each director in amounts ranging from $2,000 to a maximum of $20,000 depending upon years of service. At December 31, 2002 and 2001, the Bank had accrued $88,551 and $96,551, respectively, which represents the present value of the death benefits based on directors' life expectancies. Expense associated with the plan amounted to $12,000 and $36,103 for the years ended December 31, 2002 and 2001, respectively.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. EMPLOYEE STOCK OWNERSHIP PLAN

The Bank has an employee stock ownership plan (the "ESOP") to benefit employees with 1,000 hours of annual service and who have attained age 21. The ESOP is funded by contributions made by the Bank.

The ESOP borrowed funds from the Company to partially finance its purchase of the common stock of the Company. The loan bears interest at 7.5% and matures December 29, 2003. The loan will be repaid by the ESOP with contributions made by the Bank and earnings on the ESOP's assets. At December 31, 2002 and 2001, the outstanding balance of the loan receivable from the ESOP was $39,000 and $78,000 respectively, which is presented as a reduction of stockholders' equity. Shares purchased by the ESOP are held in suspense for allocation among participants as the loan is repaid. Through December 31, 2002, the ESOP had purchased 80,497 shares of the Company's common stock. At December 31, 2002 and 2001, 6,500 and 13,000 shares, respectively, had not been allocated. Based upon the market value of the Company's stock at December 31, 2002 and 2001, the fair value of the unallocated shares amounted to approximately $105,000 and $198,000 at December 31, 2002 and 2001, respectively.

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

The Company has the obligation to redeem the holdings of plan participants in the event the participants request the Company to do so upon their retirement and if shares cannot be sold through the open market. The market value of the ESOP shares less the principal balance on the ESOP loan is approximately $1,261,000 at December 31, 2002.

The Bank has charged expense for $108,786 and $101,673 for the years ended December 31, 2002 and 2001, respectively, in connection with the ESOP. The expense for 2002 and 2001 includes, in addition to the cash contribution necessary to fund the ESOP's annual principal and interest installment on the loan to the Company, $63,050 and $53,898, respectively, which represents the difference between the fair market value of the shares which have been committed to be released to participants, and the cost of these shares to the ESOP.

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

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY MATTERS (Continued)

At December 31, 2002 and 2001, the Bank complied with all the capital requirements as shown below:

                                                                        2002
                                        -----------------------------------------------------------------
                                           LEVERAGE         TIER 1                              NC
                                           RATIO OF          RISK-             RISK-          SAVINGS
                                            TIER 1         ADJUSTED            BASED            BANK
                                            CAPITAL         CAPITAL           CAPITAL          CAPITAL
                                        --------------  ---------------   ---------------  --------------
Consolidated stockholders' equity
 at December 31, 2002                   $   17,510,591  $    17,510,591   $    17,510,591  $   17,510,591
   Unrealized gains on
    investment securities                     (131,665)        (131,665)         (131,665)       (131,665)
   Holding company's equity at
    December 31, 2002                         (235,669)        (235,669)         (235,669)       (235,669)
   Loan loss allowances                              -                -         1,276,685       1,276,685
                                        --------------  ---------------   ---------------  --------------
Regulatory capital                          17,143,257       17,143,257        18,419,942      18,419,942
Minimum capital requirement                  5,725,950        5,003,760        10,007,520       9,548,000
                                        --------------  ---------------   ---------------  --------------

Excess                                  $   11,417,307  $    12,139,497   $     8,412,422  $    8,871,942
                                        ==============  ===============   ===============  ==============

                                                                        2002
                                        -----------------------------------------------------------------
                                           LEVERAGE         TIER 1                               NC
                                           RATIO OF          RISK-             RISK-          SAVINGS
                                            TIER 1         ADJUSTED            BASED            BANK
                                            CAPITAL         CAPITAL           CAPITAL          CAPITAL
                                        --------------  ---------------   ---------------  --------------
Total tangible Bank only assets at
 December 31, 2002                      $            -  $             -   $             -  $  190,961,000
Average tangible Bank only assets
 December 31, 2002 quarter                 190,865,000                -                 -               -
Risk-weighted Bank only assets at
 December 31, 2002                                   -      125,094,000       125,094,000               -
Capital as a percentage of assets:
   Actual                                         8.98%           13.70%            14.72%           9.65%
   Required                                       3.00%            4.00%             8.00%           5.00%
                                        --------------  ---------------   ---------------  ----------------
   Excess                                         5.98%            9.70%             6.72%           4.65%
                                        ==============  ===============   ===============  ================

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY MATTERS (Continued)

                                                                        2001
                                        -----------------------------------------------------------------
                                           Leverage           Tier 1                              NC
                                           Ratio of            Risk-            Risk-           Savings
                                            Tier 1           Adjusted           Based            Bank
                                            Capital           Capital          Capital          Capital
                                        --------------  ---------------   ---------------  --------------
Consolidated stockholders' equity
 at December 31, 2001                   $   16,799,313  $    16,799,313   $    16,799,313  $   16,799,313
   Unrealized gains on
    investment securities                     (209,846)        (209,846)         (209,846)       (209,846)
   Holding company's equity at
    December 31, 2001                         (361,588)        (361,588)         (361,588)       (361,588)
   Loan loss allowances                              -                -           574,695         574,695
                                        --------------  ---------------   ---------------  --------------
Regulatory capital                          16,227,879       16,227,879        16,802,574      16,802,574
Minimum capital requirement                  4,889,220        4,185,480         8,370,960       8,173,500
                                        --------------  ---------------   ---------------  --------------

Excess                                  $   11,338,659  $    12,042,399   $     8,431,614  $    8,629,074
                                        ==============  ===============   ===============  ==============

                                                                         2001
                                        -----------------------------------------------------------------
                                           Leverage           Tier 1                              NC
                                           Ratio of            Risk-            Risk-           Savings
                                            Tier 1           Adjusted           Based            Bank
                                            Capital           Capital          Capital          Capital
                                        --------------   --------------     -------------  --------------
Total tangible Bank only assets at
 December 31, 2001                      $            -  $             -   $             -  $  163,470,000
Average tangible Bank only assets
 December 31, 2001 quarter                 162,974,000                -                 -               -
Risk-weighted Bank only assets at
 December 31, 2001                                   -      104,637,000       104,637,000               -
Capital as a percentage of assets:
   Actual                                         9.96%           15.51%            16.06%          10.28%
   Required                                       3.00%            4.00%             8.00%           5.00%
                                        --------------  ---------------   ---------------  --------------
   Excess                                         6.96%           11.51%            8.06%            5.28%
                                        ==============  ===============   ===============  ==============

Under the FDIC prompt corrective action regulations, a savings institution is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier I capital to risk-weighted assets is at least 6.0%, and its ratio of Tier I capital to total average assets is at least 5.0%.

The Bank meets all of the above requirements at December 31, 2002 and is considered to be well capitalized under the prompt corrective action regulations.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY MATTERS (Continued)

At the time of its conversion from a mutual to a stock charter, the Bank established a liquidation account in an amount equal to its net worth as of September 30, 1993 for the benefit of all holders of deposit accounts with an aggregate balance in excess of $50 on March 31, 1993. In the unlikely event of a complete liquidation of the Bank (and only in such event), each eligible account holder will be entitled to his or her interest in the liquidation account prior to any payments to holders of common stock. An eligible account holder's interest in the liquidation account will be computed on December 31 each year and is reduced, or will cease to exist, if the funds in the related deposit account are withdrawn. The interest of an eligible account holder in the liquidation account will never be increased, even if there is an increase in the related deposit account after March 31, 1993.

Subject to applicable law, the Board of Directors of the Company and the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. The Bank paid dividends of $500,000 and $600,000 to the Company during 2002 and 2001, respectively. The Company declared and paid dividends of $731,925 and $728,829 to stockholders during 2002 and 2001, respectively. Subject to regulations promulgated by the North Carolina Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement.

NOTE 13. STOCK OPTION AND BONUS COMPENSATION PLAN

The Company has an Employee Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to certain key employees and a Nonqualified Stock Option Plan which provides for the granting of options to purchase shares of the Company's common stock to non-employee directors. An aggregate of 134,827 and 67,414 shares, respectively, of common stock was reserved under the plans. The exercise price of the options is not less than 100% of the fair value of the common stock on the date the options were granted, and pursuant to the plan, options may not be exercised until specified time restrictions have lapsed and option periods may not exceed ten
(10) years.

A summary of activity in the plans for the years ended December 31, 2002 and 2001 is as follows:

                                                     2002                               2001
                                        -------------------------------     ------------------------------
                                                             WEIGHTED                          Weighted
                                                              AVERAGE                           Average
                                                             EXERCISE                          Exercise
                                            SHARES             PRICE           Shares            Price
                                        --------------   --------------     -------------   -------------
Outstanding at beginning of year                60,592   $         6.00            67,937   $        6.00
Granted                                              -                -                 -               -
Exercised                                      (13,964)            6.00            (7,345)           6.00
Forfeited                                            -                -                 -               -
                                        --------------   --------------     -------------   -------------
Outstanding at end of year                      46,628   $         6.00            60,592   $        6.00
                                        ==============   ==============     =============   =============

The options under the Nonqualified Stock Option Plan were all exercisable at December 31, 2002 and 2001 and expire in December 2003. At December 31, 2002 and 2001, 35,355 and 48,179 options were outstanding under this plan, respectively.

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. STOCK OPTION AND BONUS COMPENSATION PLAN (Continued)

The options under the Employee Stock Option Plan were all exercisable at December 31, 2002 and 2001 and expire in 2003. At December 31, 2002 and 2001, 11,273 and 12,413 options, respectively, were outstanding under the Plan.

Additionally, the Company has a bonus compensation plan which provides that incentive compensation will be payable annually to those directors and employees who hold unexercised options issued pursuant to the Employee Stock Option Plan and the Nonqualified Stock Option Plan for Directors. Incentive compensation is paid annually equal to the number of unexercised options granted under the plans times the amount of dividends declared per common share outstanding. Pursuant to Board approval, effective January 1, 1999, only outstanding options under the Nonqualified Stock Option Plan for Directors are eligible for the annual incentive compensation. Expense amounted to $16,861 and $18,614 in connection with the bonus compensation plan during 2002 and 2001, respectively.

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2002 and 2001.

                                                      2002                              2001
                                        -------------------------------    ------------------------------
                                          CARRYING             FAIR           Carrying           Fair
                                           AMOUNT              VALUE           Amount            Value
                                        --------------   --------------    --------------  --------------
Financial assets:
   Cash and cash equivalents            $    7,635,921   $    7,635,921    $    7,973,721  $    7,973,721
   Accrued interest receivable               1,034,178        1,034,178         1,001,316       1,001,316
   Investment securities:
     Held to maturity                           64,301           62,995            90,774          96,767
     Available for sale                     23,296,697       23,296,697        12,598,359      12,598,359
   Federal Home Loan Bank stock              1,740,000        1,740,000         1,007,500       1,007,500
   Presold mortgages in process
    of settlement                            1,418,600        1,418,600           265,000         265,000
   Loans , net                             150,395,250      152,965,000       136,382,543     138,402,000
Financial liabilities:
   Deposits                                138,026,837      137,688,000       128,825,401     127,973,000
   Advances from Federal Home
     Loan Bank                              34,800,000       35,311,000        16,800,000      17,117,000

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of KS Bancorp, Inc. as of and for the years ended December 31, 2002 and 2001:

                            Condensed Balance Sheets
                           December 31, 2002 and 2001

                                                       2002            2001
                                                   ------------    -----------
                                                      (dollars in thousands)
Assets
   Cash and due from banks                         $        248    $       411
   Investment in Subsidiary                              17,275         16,438
   Other assets                                             115            103
                                                   ------------    -----------

                                                   $     17,638    $    16,952
                                                   ============    ===========
Liabilities and Stockholders' Equity
   Liabilities:
     Accrued expenses and other liabilities        $        128    $       152

   Stockholders' equity:
     Common stock                                         4,962          4,816
     Unearned ESOP shares                                   (39)           (78)
     Accumulated other comprehensive income                 132            210
     Retained earnings, substantially restricted         12,455         11,852
                                                   ------------    -----------

                                                   $     17,638    $    16,952
                                                   ============    ===========

                         Condensed Statements of Income
                     Years Ended December 31, 2002 and 2001

                                                        2002           2001
                                                    -----------    -----------
                                                      (dollars in thousands)

Equity in earnings of subsidiary                    $    1,352     $     1,196
Interest income                                             11              16
Other income                                                 -             356
Other expense                                              (16)            (64)
Income taxes                                               (11)           (130)
                                                    ----------     -----------

Net income                                          $    1,336     $     1,374
                                                    ==========     ===========

KS BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL DATA (Continued)

                       Condensed Statements of Cash Flows
                     Years Ended December 31, 2002 and 2001

                                                         2002          2001
                                                      ----------     ----------
                                                        (dollars in thousands)
Cash Flows from Operating Activities:
   Net income                                         $    1,336     $    1,374
   Noncash items included in net income:
   Equity in earnings of KS Bank                          (1,352)        (1,196)
   Change in assets and liabilities:
     (Increase) decrease in other assets                     (12)            (1)
     Increase (decrease) in accrued expenses
      and other liabilities                                  (25)           149
                                                      ----------     ----------

       Net cash provided by in operating activities          (53)           326
                                                      ----------     ----------

Cash Flows from Investing Activities:
   Upstream dividend received from KS Bank                   500            600
                                                      ----------     ----------

       Net cash provided by investing activities             500            600
                                                      ----------     ----------

Cash Flows from Financing Activities:
   Cash dividends paid                                      (732)          (728)
   Repayment of ESOP debt                                     39             39
   Exercise of stock options                                  83             44
                                                      ----------     ----------

       Net cash used in financing activities                (610)          (645)
                                                      ----------     ----------

Net increase (decrease) in cash:                            (163)           281
   Beginning                                                 411            130
                                                      ----------     ----------

   Ending                                             $      248     $      411
                                                      ==========     ==========

                         KS BANCORP, INC. AND SUBSIDIARY
                            COMMON STOCK INFORMATION

The table below reflects the stock trading and dividend payment frequency of the Company for the two-year period ended December 31, 2002. For further information regarding the Company's dividend policy and restrictions on dividends paid by the Bank to the Company, please refer to Note 12 of the notes to the consolidated financial statements. Stock prices reflect bid prices between broker-dealers, prior to any mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

                              DIVIDENDS              STOCK PRICE
                              ---------      -------------------------
                               REGULAR         HIGH             LOW
                              ---------      ---------       ---------
2002:
First Quarter                 $    0.16      $   18.28       $   15.00
Second Quarter                     0.16          18.00           16.00
Third Quarter                      0.16          18.00           16.00
Fourth Quarter                     0.16          16.38           16.00

2001:
First Quarter                 $    0.16      $   14.60       $   12.10
Second Quarter                     0.16          14.40           12.00
Third Quarter                      0.16          18.00           12.00
Fourth Quarter                     0.16          18.00           14.85

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

       Harold T. Keen                          Gordon C. Woodruff                        James C. Parker
       President, CEO                            Attorney At Law                    Vice Chrmn. of the Board
    KS Bancorp, Inc. and                    Woodruff, Reece & Fortner              Certified Public Accountant
        KS Bank, Inc.                                                             Partner, Parker and Parker PA

      A. Carroll Coleman                        Sidney E. Sauls                          Robert E. Fields
    President and Manager                       Insurance Agent                       Retired Business Owner
     P.L. Woodard & Co.                    North Carolina Farm Bureau
                                            Mutual Insurance Company

          STOCK TRANSFER AGENT                 INDEPENDENT AUDITORS                     LEGAL COUNSEL
       First Citizens Bank & Trust                Dixon Odom PLLC                 Brooks, Pierce, McLendon,
       Corporate Trust Department                408 Summit Drive                  Humphrey & Leonard, LLP
           100 East Tryon Road                      P.O. Box 70                        P. O. Box 26000
            Raleigh, NC 27603                    Sanford, NC 27331                  Greensboro, NC 27420

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

ANNUAL MEETING

The annual meeting of shareholders of KS Bancorp, Inc. will be held at 7:00 p.m. on May 6, 2003 in the Corporate Office, 207 West Second Street, Kenly, North Carolina.

COMMON STOCK

The Company had 1,153,177 shares of Common Stock outstanding which were held by approximately 335 holders of record (excluding shares held in street name) as of December 31, 2002. The Common Stock is listed for quotation on the OTC Bulletin Board under the symbol "KSAV".